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                      SECURITIES AND EXCHANGE COMMISSION



                         SCHEDULE 14A/A-2 INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [X] Preliminary Proxy Statement

   [ ] Confidential, For Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

   [ ] Definitive Proxy Statement

   [ ] Definitive Additional Materials

   [ ] Soliciting Material Pursuant to Rule 14a-12


                        INSIGNIA FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
               (Name of registrant as specified in its charter)


--------------------------------------------------------------------------------
   (Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

     series A convertible preferred stock, par value $.01 per share, series B convertible preferred stock, par value $.01 per share, and common stock, par value $.01 per share, of Insignia Financial Group, Inc.

     --------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     250,000 shares of series A convertible preferred stock, 125,000 shares of series B convertible preferred stock, 23,385,764 shares of common stock (including 80,528 shares of common stock subject to restricted stock awards) and 3,147,232 shares of common stock issuable upon the exercise of outstanding options and warrants.

     --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     The filing fee was determined based upon the sum of: (a) the product of 250,000 shares of series A convertible preferred stock and the merger consideration therefor of $100.00 per share; (b) the product of 125,000 shares of series B convertible preferred stock and the merger consideration therefor of $100.00 per share; (c) the product of 23,385,764 shares of common stock (including 80,528 shares of common stock subject to the restricted stock awards) and the highest potential merger consideration therefor of $12.00 per share; and (d) the difference between the highest potential merger consideration per share of common stock of $12.00 and the exercise price per share of each of 3,147,232 shares of common stock issuable upon the exercise of outstanding options and warrants with an exercise price below $12.00 per share. In accordance with
     Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 of the rules and regulations promulgated by the Securities and Exchange Commission pursuant to that Act, the filing fee was determined by multiplying the aggregate amount calculated pursuant to the preceding sentence by 0.00809 percent.

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(4)  Proposed maximum aggregate value of transaction: $331,320,706

     --------------------------------------------------------------------------
(5)  Total fee paid: $26,803.85

     --------------------------------------------------------------------------
[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

     --------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------
(3)  Filing Party:

     --------------------------------------------------------------------------
(4)  Date Filed:

     --------------------------------------------------------------------------

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

                        INSIGNIA FINANCIAL GROUP, INC.
                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166

                                                                          , 2003

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of the stockholders
of Insignia Financial Group, Inc. to be held at                        on
           , 2003 at      , local time. You may vote your shares at the special
meeting only if you are present in person or represented by proxy.


     At the special meeting, you will be asked to consider and vote upon a proposal to adopt an amended and restated merger agreement providing for the merger of a wholly-owned subsidiary of CBRE Holding, Inc. into Insignia, with Insignia continuing as the surviving corporation and as a wholly-owned subsidiary of CBRE Holding. If the proposal is approved then, at the effective time of the merger, each outstanding share of our common stock (other than shares held by stockholders who perfect their appraisal rights under Delaware law and do not effectively withdraw or lose their right to appraisal) will be converted into the right to receive $11.00 in cash, subject to increase to $11.156 in cash per share if we complete the sale of our real estate investment assets prior to the merger to Island Fund I LLC, which is affiliated with the undersigned and other executive officers of Insignia. If the sale to Island Fund is not completed prior to the merger, we may attempt to sell any of our real estate investment assets to a different purchaser prior to or simultaneously with the merger. If we receive net cash proceeds from such other sale prior to or simultaneously with the merger in excess of a specified amount (generally $45 million, subject to adjustment), the $11.00 per share merger consideration may be increased by up to $1.00 per share. However, we believe that a sale of our real estate investment assets to a party other than Island Fund prior to or simultaneously with the merger and a resulting increase in the merger consideration to a price higher than $11.156 are not likely to occur. In addition, the completion of the sale of our real estate investment assets to Island Fund and a corresponding increase in the merger consideration to $11.156 are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger you will not know whether or not the merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share. A copy of the merger agreement is attached as Appendix A to this proxy statement and we urge you to read it in its entirety.


     BOTH OUR BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS. Accordingly, our board of directors has approved the merger agreement and the merger and our board of directors and the special committee recommend that you vote "FOR" adoption of the merger agreement and approval of the merger. The affirmative vote of a majority of our outstanding shares of common stock is required for adoption and approval.

     In considering the recommendation of the special committee and our board of directors, you should be aware that many of our directors and executive officers have interests in the merger that are in addition to, or different from, yours. See "The Merger--Interests of Executive Officers and Directors in the Merger."

     Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                     Sincerely,


                                     /s/ Andrew L. Farkas
                                     Andrew L. Farkas
                                     Chairman of the Board and Chief Executive
Officer

     This proxy statement is dated             , 2003 and is first being mailed
to stockholders on or about               , 2003.

     THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS




QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING ...................................   1
SUMMARY TERM SHEET .......................................................................   7
   The Companies .........................................................................   7
   The Special Meeting ...................................................................   8
   The Merger ............................................................................   8
   Recommendations of the Special Committee and our Board of Directors ...................  11
   Opinion of Bear, Stearns & Co. Inc ....................................................  11
   Interests of our Directors and Executive Officers in the Merger .......................  11
   Material U.S. Federal Income Tax Consequences .........................................  13
   The Merger Agreement ..................................................................  13
   Appraisal Rights ......................................................................  15
   Regulatory Approvals ..................................................................  15
   Financing of the Merger ...............................................................  16

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE ..........................................  17

INTRODUCTION .............................................................................  19
   Proposal to be Considered at the Special Meeting ......................................  19
   Record Date; Voting Rights; Vote Required for Approval ................................  20
   Voting and Revocation of Proxies ......................................................  21
   Solicitation of Proxies; Expenses of Solicitation .....................................  21
   Market Price Data .....................................................................  22
   Dividends .............................................................................  22
   Recent Developments ...................................................................  22

THE MERGER ...............................................................................  25
   Background of the Merger ..............................................................  25
   Recommendations of the Special Committee and Our Board of Directors ...................  34
   Our Reasons for the Merger and the Recommendations of the Special Committee and Our
    Board of Directors ...................................................................  34
   Reasons of CBRE Holding for Engaging in the Merger ....................................  36
   Opinion of Bear, Stearns & Co. Inc ....................................................  37
   Other Related Agreements ..............................................................  43
   Interests of Executive Officers and Directors in the Merger ...........................  44
   Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders .......  52
   Effective Time of Merger ..............................................................  54
   Payment of Merger Consideration and Surrender of Stock Certificates ...................  54
   Financing of the Merger; Fees and Expenses of the Merger ..............................  55
   Appraisal Rights ......................................................................  58
   Regulatory Approvals ..................................................................  60

THE MERGER AGREEMENT .....................................................................  62
   General ...............................................................................  62
   Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving
    Corporation ..........................................................................  62
   Consideration to be Received by Our Stockholders ......................................  62
   Potential Adjustments to the Common Stock Merger Consideration ........................  62
   Stock Options, Warrants, Restricted Stock Awards and Participation Interests ..........  65
   Our Representations and Warranties ....................................................  65
   Our Covenants .........................................................................  66

   Representations, Warranties and Covenants of CBRE Holding, CB Richard Ellis Services
    and Apple Acquisition ................................................................   68
   Stockholder Meeting ...................................................................   70
   No Solicitation .......................................................................   70
   Conditions to the Merger ..............................................................   71
   Conditions to Payment of Increased Merger Considerations as a Result of a Sale of Real
    Estate Investment Assets to Island Fund ..............................................   73
   Termination of the Merger Agreement ...................................................   74
   Termination Fee; Indemnification; Amendment of No Raid Agreement ......................   75
   Amendments to the Merger Agreement ....................................................   76

SALE OF OUR REAL ESTATE INVESTMENT ASSETS IN CONNECTION WITH THE
 MERGER ..................................................................................   77
   Adjustments to Cash Purchase Price ....................................................   77
   Closing Conditions ....................................................................   77
   Third Party Acquisition Proposals for the Real Estate Investment Assets ...............   77
   Termination; Termination Fee and Reimbursement of Expenses ............................   78
   Exclusive Pre-Closing Remedy for Insignia and the CBRE Companies ......................   78
   Certain Other Provisions of the Purchase Agreement ....................................   79
   Potential Increase in Common Stock Merger Consideration if Purchase Agreement Closes ..   79

CBRE HOLDING, INC. .......................................................................   81
   Overview ..............................................................................   81
   History ...............................................................................   81
   Business Segments .....................................................................   81
   Competitive Strengths .................................................................   84
   Risk Factors ..........................................................................   85
   Employees .............................................................................   91
   Properties ............................................................................   91
   Legal Proceedings .....................................................................   91
   CBRE Holding's Selected Historical Financial Data .....................................   92
   Management's Discussion and Analysis of Financial Condition and Results of Operations .   94
   Quantitative and Qualitative Disclosures about Market Risk ............................  111
   Change in Accountants .................................................................  112
   Financial Statements ..................................................................  112

OTHER MATTERS ............................................................................  113
   Security Ownership of Certain Beneficial Owners and Management ........................  113
   Legal Counsel .........................................................................  115
   Other Matters for Action at the Special Meeting .......................................  115
   Stockholder Proposals .................................................................  115
   Available Information .................................................................  115

APPENDIX A AMENDED AND RESTATED AGREEMENT AND PLAN OF
             MERGER ......................................................................  A-1

APPENDIX B OPINION OF BEAR, STEARNS & CO. INC. ...........................................  B-1

APPENDIX C PURCHASE AGREEMENT ............................................................  C-1

APPENDIX D SECTION 262 OF THE DELAWARE GENERAL
             CORPORATION LAW .............................................................  D-1

APPENDIX E CBRE HOLDING'S FINANCIAL STATEMENTS AND
             SUPPLEMENTARY DATA ..........................................................  E-1

            QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING


THE SPECIAL MEETING

Q:   What is the date, time, place and purpose of the special meeting?

A: The special meeting of stockholders of Insignia Financial Group, Inc. will be held on , 2003 at , local time, at , to consider and vote upon the proposal to adopt the merger agreement and approve the merger.


THE PROPOSED MERGER

Q:   What is the proposed merger?

A: CBRE Holding, Inc. will acquire Insignia by means of a merger. After the merger, Insignia will be the surviving corporation and a wholly-owned subsidiary of CBRE Holding.

Q:   What will holders of common stock be entitled to receive in the merger?

A:   If the merger is completed,

     o    common stockholders will receive $11.00 in cash per share;


     o if the sale of our real estate investment assets to Island Fund I LLC is completed, as described below, common stockholders will receive an additional $0.156 in cash per share;

     o if the sale to Island Fund is not completed prior to the merger and we sell our real estate investment assets to a different purchaser prior to or simultaneously with the merger, common stockholders may receive, instead of the additional $0.156 in cash per share described above, up to $1.00 per share if we receive net cash proceeds from such other transaction in excess of a specified amount (generally $45 million, subject to adjustment) and do not retain any liabilities relating to the sold assets. However, we believe that a sale of our real estate investment assets to a party other than Island Fund prior to the merger and a resulting increase in the merger consideration to a price higher than $11.15 per share are not likely to occur;

     o if the sale to Island Fund is not completed prior to or simultaneously with the merger or we terminate the purchase agreement, in either case because of specified circumstances, we and CBRE Holding are allowed to withhold $5 million in liquidated damages from amounts otherwise payable in connection with the merger to Andrew L. Farkas, our chief executive officer and the controlling person of Island Fund. If Island Fund and Mr. Farkas confirm in writing that the withholding has been or may be properly made by us and CBRE Holding, approximately 10% of the amount withheld will be paid to our stockholders and the merger consideration will increase to $11.019 per share; and

     o common stockholders who properly exercise their appraisal rights will receive, instead of any of the amounts described above, the fair value of their shares determined by a court under Delaware law.

     You will not have any interest in Insignia after the merger is completed.

Q: How was the amount of merger consideration to be paid to holders of Insignia common stock determined?

A: The merger consideration resulted from arm's length negotiations between the management of CBRE Holding and its advisors, on the one hand, and the management of Insignia, its board of directors, a special committee of the board of directors and their respective advisors, on the other hand. CBRE Holding has informed us that the material factors it considered in negotiating the amount of the merger consideration were:

     o CBRE Holding's view of the prospects for the combined CBRE/Insignia business based on the results of CBRE Holding's due diligence review and its knowledge of the real estate services business;

     o CBRE Holding's belief that it could obtain estimated annual cost savings of approximately $34 million from the elimination of overlapping business resources and functions;

     o CBRE Holding's belief at the time that the merger agreement was executed that it may not be able to sell our real estate investment assets for more than $45 million prior to the closing of the merger, which was less than the estimated book value of such assets as of December 31, 2002;

     o the amount and terms of the debt financing commitment CBRE Holding received and the equity financing commitments it received from affiliates of Blum Capital Partners, L.P.;

     o our historical financial results, our financial condition at the time the merger agreement was entered into and CBRE Holding's view of our prospects as a stand-alone company; and

     o CBRE Holding's belief that our special committee and board of directors would not agree to a lower purchase price.

     The material factors that we considered in negotiating the amount of the merger consideration were:

     o the merger consideration of $10.15 per share initially offered by CBRE Holding;

     o the view of our special committee and board of directors that CBRE Holding's first offer was not the highest price per share it would pay;

     o the range of low and high sale prices of $5.45 to $13.24 per share of our common stock since January 1, 2001, as reported on the New York Stock Exchange;

     o the adverse trend in the commercial real estate services business in the recent past;

     o the expectation that a strategic buyer like CBRE Holding would put a higher value on our business than a financial buyer;

     o the view of our special committee and board of directors that CBRE Holding's debt to equity ratio prior to the proposed merger would limit its ability to borrow additional funds to finance the merger;

     o our special committee's and board of director's view that we have obtained the highest price per share that CBRE Holding is willing to pay; and

     o the presentations made by Bear Stearns to our special committee and board of directors and Bear Stearns' oral opinion on February 17, 2003, subsequently confirmed in writing, to the effect that, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock.

Q: What is the purchase agreement with Island Fund I LLC regarding our real estate investment assets?

A: Insignia, CBRE Holding and its direct and indirect subsidiaries, CB Richard Ellis Services, Inc. and Apple Acquisition Corp., entered into a purchase agreement with Island Fund that provides for the purchase by Island Fund of our real estate investment assets immediately prior to the closing of the merger. Island Fund is a newly-formed limited liability company that is affiliated with each of Andrew L. Farkas, chairman of the board and chief executive officer of Insignia, James A. Aston, chief financial officer of Insignia and Ronald Uretta, chief operating officer of Insignia. Mr. Farkas also owns all of the equity interests of the managing member of Island Fund, and Messrs. Farkas, Aston and Uretta and Jeffrey P. Cohen, executive vice president of Insignia are officers of both Island Fund and its managing member. The purchase agreement provides that the cash purchase price for the real estate investment assets will be an aggregate of approximately $44 million, subject to adjustment if, prior to the effective time of the merger, we receive distributions from, or make capital contributions to, these assets. In addition to the cash purchase price, the purchase agreement provides that Island Fund will assume existing employment-related contractual obligations of Insignia to Messrs. Farkas, Aston and Uretta valued at approximately $7.8 million. If the transactions contemplated by the purchase agreement closes prior to the closing of the merger and certain conditions under the merger agreement are satisfied, our common stockholders will receive $11.156 in cash per share in connection with the merger. Under the merger agreement, the payment of this increased merger consideration is conditioned upon the performance by us of certain covenants and the accuracy of certain representations and warranties in the merger agreement that are related to the purchase agreement with Island Fund. In addition, under the Island Fund purchase agreement the completion of the sale of our real estate investment assets to Island Fund is conditioned on the receipt of certain third party consents and certain other customary conditions precedent.

Q: Why will the merger consideration be increased by $0.156 if the sale to Island Fund is completed prior to the closing of the merger?

A: The merger agreement provides that, if we sell any of our real estate investment assets without retaining any liabilities relating to such assets and receive net cash proceeds of more than approximately $45 million at or prior to the completion of the merger, common stockholders and holders of restricted stock, options and warrants will receive a portion of those excess proceeds as additional merger consideration. The maximum amount of additional merger consideration that may be received is $1.00 per share, regardless of the amount of the excess net cash proceeds we receive. Under these terms, our stockholders would not be entitled to any additional merger consideration as a result of the proposed sale of the real estate investment assets to Island Fund because, among other things, we would retain $11.7 million in contingent liabilities related to the real estate investment assets following the closing of the merger. However, we and the other parties to the original merger agreement have entered into an amended and restated merger agreement, which provides that our stockholders will receive an additional $0.156 in cash per share under the circumstances described in more detail in this proxy statement. See "Sale of Our Real Estate Investment Assets In Connection With the Merger."

Q. Is the closing of the sale of our real estate investment assets to Island Fund a condition to the closing of the merger?

A: No. However, if the conditions to the completion of the merger have been satisfied or waived and the purchase of our real estate investment assets by Island Fund has not closed, we will complete the merger and our stockholders will not receive the additional merger consideration that would be payable if we completed the sale to Island Fund. See, "The Merger Agreement--Conditions to Payment of Increased Merger Consideration as a Result of a Sale of Real Estate Investment Assets to Island Fund."

Q: Why does the merger agreement provide that potential increases in the merger consideration generally would be based on Insignia having received net cash proceeds in excess of $45 million for the real estate investment assets?

A: In the negotiation of the merger agreement, CBRE Holding had proposed a price of $12.00 per share of our common stock, which assumed the real estate investment assets could be sold for their book value which at that time was estimated by CBRE Holding to be approximately $67.2 million as of December 31, 2002, in a transaction that would close on or prior to the closing date of the merger. The only offer for the real estate investment assets at that time was for $45 million from Andrew L. Farkas. This offer was received prior to solicitation by us of any other offers. CBRE Holding rejected this offer, indicating it was seeking a proposal with a higher price and a greater degree of certainty of closing. CBRE Holding then reduced the proposed price per common share to $11.00, but agreed with us to pay to our common stockholders as additional merger consideration any net cash proceeds received by us at or prior to the merger from the sale of these assets in excess of approximately $45 million (subject to adjustment), up to a maximum of $1.00 per share of our common stock.

Q: Why is any potential increase in the merger consideration under the merger agreement limited to a maximum of $1.00 per common share?

A: In the negotiation of the merger agreement, CBRE Holding was not willing to pay more than $12.00 per share of common stock, regardless of the amount that might be received for the real estate investment assets. As a result, CBRE Holding would not agree to a potential increase of the merger consideration of more than $1.00 per share of our common stock.

Q:   When will I know if the merger consideration has been increased?


A: If the sale of the real estate investment assets to Island Fund is completed prior to the closing of the merger or in the unlikely event that we terminate our agreement with Island Fund and complete a sale of our real estate investment assets to a different purchaser prior to or simultaneously with the merger, we will promptly and publicly announce the completion of that transaction and the amount by which the merger consideration will be increased. However, the Island Fund transaction is subject to conditions that will not be satisfied until after the special meeting, or it may not be completed at all. As a result, at the time you vote on the merger you will not know whether or not the merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration to be greater than $11.00 per share. We will publicly announce the closing of the merger and the amount of additional merger consideration, if any, no later than 9:00 a.m., New York City time, on the day immediately following the closing date of the merger.


Q: Will the cash proceeds received from the sale of Insignia Residential Group and Insignia Douglas Elliman LLC have any effect on the merger consideration?


A: No. On March 14, 2003, we sold Insignia Residential Group, our formerly wholly-owned subsidiary and the owner of Insignia Douglas Elliman, to Montauk Battery Realty, LLC, for a purchase price of up to $71.75 million. Insignia Douglas Elliman and Insignia Residential Group are not included in the specified real estate investment assets we are permitted to sell under the merger agreement that may result in an increase in the merger consideration and the cash proceeds of this sale will not affect the consideration to be paid to you in the merger. We used $65 million of the net cash proceeds from this sale to repay some of our outstanding indebtedness under our senior revolving credit facility.


Q: Under what circumstances will the merger consideration otherwise be adjusted?


A: If, prior to the merger, proposed changes to U.S. tax laws are enacted that would reduce or eliminate the taxes that stockholders currently must pay on dividends received from Insignia, then Insignia and CB Richard Ellis Services may decide to have Insignia pay a dividend so that stockholders may take advantage of those tax savings. In that event, the per share cash payment that common stockholders would have otherwise received in the merger will be reduced by the amount per share of common stock of that dividend. However, we do not currently expect to pay a dividend to our stockholders prior to the time of the merger.


Q: What do our board of directors and the special committee of our board of directors recommend?

A: BOTH OUR BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. Our board of directors and the special committee of our board of directors unanimously determined that the merger is advisable and in the best interests of our stockholders. To review the background of, and reasons for, the merger, see "The Merger--Background of the Merger" and "--Our Reasons for the Merger and the Recommendations of the Special Committee and our Board of Directors."

In considering the recommendations of the special committee and of our board of directors, you should be aware that many of our directors and executive officers have interests in the merger that are different from, and in addition to, yours. See "The Merger--Interests of Executive Officers and Directors in the Merger."

Q: What function did the special committee serve with respect to the merger and who are its members?

A: The principal function of the special committee of independent directors with respect to the merger was to protect your interests from potential conflicts of interest of our executive officers and management directors in evaluating and negotiating the merger agreement. The special committee is composed of Robert J. Denison, Stephen M. Ross and H. Strauss Zelnick, none of whom is an employee of Insignia or an employee or director of CBRE Holding, CB Richard Ellis Services or Apple Acquisition. The special committee independently selected and retained legal and financial advisors to assist it. For more information regarding the special committee and its evaluation and negotiation of the merger, see "The Merger--Background of the Merger."

Q:   What are the reasons for, and benefits of, engaging in the proposed merger?

A:   o    The merger consideration represents a substantial premium to the closing price per share of our common stock on February 6, 2003, the last full trading day prior to the public announcement of our discussions with CBRE Holding concerning the proposed merger and exceeds the market prices of our common stock for approximately 10 months prior to that date;

     o stockholders will be able to obtain liquidity for their shares without the usual transaction costs associated with open market sales; and

     o the merger will eliminate the risks to stockholders of a possible future decline in our business or the market price of our common stock.

Q:   What are the detriments of engaging in the proposed merger?

A: o    Stockholders will cease to participate in any potential future growth in our business or increase in the value of our common stock;

     o stockholders may incur taxable gain as a result of the receipt of cash for their common stock in the merger; and

     o substantial payments will be made to members of our management under their existing employment agreements and employee benefits in connection with the merger.

Q:   When do you expect to complete the merger?

A: We are working to complete the merger as soon as possible and expect that it will be completed promptly after the special meeting.

Q:   Is the merger subject to the fulfillment of any conditions?


A: The merger is subject to CB Richard Ellis Services receiving at least $75 million under its amended and restated credit agreement, the satisfaction of the conditions to the release from escrow of $200 million from the sale of senior notes of CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, or alternatively, obtaining at least $560 million in debt financing on specified terms, the adoption of the merger agreement and the approval of the merger by the holders of our common stock, the receipt of governmental approvals and other customary conditions. We expect to complete the merger as soon as practicable after these conditions have been met or, when permitted under the merger agreement, waived. See "The Merger--Regulatory Approvals" and "The Merger Agreement--Conditions to the Merger."



VOTING AND RELATED MATTERS

Q:   How do I vote?


A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote by telephone by calling 1-866-580-7645 or through the Internet at https://www.proxyvotenow.com/ifs. Failure to return your proxy, to vote by telephone or through the Internet or to vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. See "Introduction--Voting and Revocation of Proxies."


Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Introduction--Voting and Revocation of Proxies."


Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card or completed it by telephone or through the Internet?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete and submit a new, later dated proxy card or complete a new, later dated proxy by telephone or through the Internet. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to us so that we receive it by
          , 2003. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "Introduction--Voting and Revocation of Proxies."


Q:   Should I send in my stock certificates now?

A: No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. You should follow the procedures described in "The Merger--Payment of Merger Consideration and Surrender of Stock Certificates."

Q:   Who can help answer my other questions?

A: If you have more questions about the merger, you should contact our proxy solicitation agent:


     D.F. King & Co., Inc.
     48 Wall Street
     New York, New York 10005

     Call Toll-Free: 888-887-1266

                              SUMMARY TERM SHEET

     This summary term sheet highlights material information from this proxy statement relating to the proposed merger and the meeting and does not contain all of the information that is important to you. To understand fully the merger and the other matters to be considered at the special meeting, you should read carefully this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

                                 THE COMPANIES


INSIGNIA FINANCIAL GROUP, INC.
200 Park Avenue
New York, New York 10166
(212) 984-8033


     Insignia Financial Group, Inc. is an international real estate services company with operations in the United States, the United Kingdom and France, as well as other operations in continental Europe, Asia and Latin America. Insignia's real estate service businesses specialize in commercial leasing, sales brokerage, corporate real estate consulting, property management, property development and re-development, apartment brokerage and leasing, condominium and cooperative apartment management, real estate oriented financial services, equity co-investment and other services. In addition to traditional real estate services, Insignia has previously invested its own capital, together with the capital of third party investors, in principal real estate oriented ventures, including co-investment in existing property assets, real estate development and managed private investment funds. Currently, Insignia does not intend to invest in new principal real estate oriented ventures even if the merger is not consummated. In addition to venture related investment returns, Insignia generates revenues from fee-based services provided to minority owned real estate investment entities.


CBRE HOLDING, INC.
CB RICHARD ELLIS SERVICES, INC.
355 South Grand Avenue
Suite 3100
Los Angeles, California 90071
(213) 613-3226


     CBRE Holding is a holding company that owns all of the outstanding capital stock of CB Richard Ellis Services, which is also a holding company that conducts its operations primarily through its direct and indirect subsidiaries. CBRE Holding is one of the world's largest global commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. Its operations are conducted through 206 offices located in 47 countries with approximately 9,500 employees. CBRE Holding has worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, assist tenants in finding available space and owners in finding qualified tenants, provide valuation and appraisals for real estate property, assist in the placement of financing for commercial real estate, provide commercial loan servicing, provide research and consulting services, help institutional investors manage commercial real estate portfolios, provide property and facilities management service and serve as the outsource service provider to corporations seeking to be relieved of the burden of managing their real estate operations. For additional information regarding CBRE Holding and CB Richard Ellis Services, see "CBRE Holding, Inc." and Appendix D to this proxy statement.


APPLE ACQUISITION CORP.
355 South Grand Avenue
Suite 3100
Los Angeles, California 90071
(213) 613-3226

     Apple Acquisition Corp., a Delaware corporation, is an indirect wholly owned subsidiary of CBRE Holding and a direct wholly owned subsidiary of CB Richard Ellis Services and has not engaged in any business except in furtherance of effecting the merger and the related transactions.


     We sometimes refer to CBRE Holding, CB Richard Ellis Services and Apple Acquisition collectively in this proxy statement as the "CBRE Companies."


                              THE SPECIAL MEETING


DATE, TIME, PLACE AND PROPOSALS TO BE CONSIDERED (SEE PP.     )

     The special meeting of stockholders of Insignia will be held on
            , 2003 at       , local time, at                   . At the special
meeting, stockholders will consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia, CB Richard Ellis Services, CBRE Holding and Apple Acquisition and to approve the merger of Apple Acquisition with and into Insignia. A copy of the merger agreement is attached as Appendix A to this proxy statement. For additional information regarding the proposal to be considered at the special meeting, see "Introduction--Record Date; Proposal to be Considered at the Special Meeting."



RECORD DATE FOR VOTING (SEE PP.     )


     Only holders of record of our common stock at the close of business on May 19, 2003 are entitled to notice of and to vote at the special meeting. On that date, there were 1,416 holders of record of our common stock and 24,070,493 shares of our common stock outstanding. For additional information regarding the record date for voting, see "Introduction--Voting Rights; Vote Required for Approval."



VOTE REQUIRED FOR APPROVAL (SEE PP.     )


     Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. A failure to return a properly executed proxy card or to vote at the special meeting, including abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement and approval of the merger. Some of our officers who collectively owned on the record date approximately 6.4% of our outstanding common stock entitled to vote at the special meeting have entered into voting agreements in which they have agreed to vote their shares in favor of adoption of the merger agreement and approval of the merger. Holders of shares of our series A convertible preferred stock and series B convertible preferred stock are not entitled to vote with respect to the merger.



                                  THE MERGER


MERGER CONSIDERATION (SEE PP.    )

     In the merger:


     o each outstanding share of our common stock will be converted into the right to receive the following, as applicable (in each case, subject to decrease if we pay a dividend under specified circumstances prior to the merger):

          o    $11.00 per share;

          o an additional $0.156 per share, if the sale of our real estate investment assets to Island Fund is completed prior to the merger and the conditions provided in the merger agreement for the payment of this increased merger consideration are satisfied; and

          o if the sale to Island Fund is not completed prior to the merger and we sell our real estate investment assets to a different purchaser prior to or simultaneously with the merger, common stockholders may receive, instead of the additional $0.156 in cash per share described above, up to $1.00 per share if we receive net cash proceeds from such other transaction in excess of a specified amount (generally $45 million, subject to adjustment) and do not retain any liabilities relating to the sold assets. However, we believe that a sale of our real estate investment assets to a party other than Island Fund prior to the merger and a resulting increase in the merger consideration to a price higher than $11.156 per share are not likely to occur; and

          o if the sale to Island Fund is not completed prior to the merger or we terminate the purchase agreement, in either case because of specified circumstances, we and CBRE Holding are allowed to withhold $5 million in liquidated damages from amounts otherwise payable in connection with the merger to Andrew L. Farkas, our chief executive officer and the controlling person of Island Fund. If Island Fund and Mr. Farkas confirm in writing that the withholding has been or may be properly made by us and CBRE Holding, approximately 10% of the amount withheld will be paid to our stockholders and the merger consideration will increase to $11.019 per share; and

     o each outstanding share of our series A convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share; and


     o each outstanding share of our series B convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share;


in each case, without interest and less any applicable withholding taxes and other than shares held by us as treasury stock or owned by CBRE Holding, CB Richard Ellis Services or Apple Acquisition or their respective subsidiaries, or held by stockholders who perfect their appraisal rights under Delaware law and do not effectively withdraw their right to appraisal. Although the consideration payable for outstanding shares of our common stock may be decreased or increased as generally described above, we do not expect to pay a dividend on the common stock prior to the time of the merger and, as a result, it is unlikely that the merger consideration will be less than $11.00 per share. In addition, the completion of the sale of our real estate investment assets to Island Fund and a corresponding increase in the merger consideration to $11.156 are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger you will not know whether or not the merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share.



TREATMENT OF OTHER SECURITIES (SEE PP.    )


     STOCK OPTIONS AND WARRANTS. In the merger, all outstanding warrants and all outstanding options other than those described below, whether vested or unvested, to purchase our common stock will be canceled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the merger consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of common stock subject to the option or warrant, less any applicable withholding taxes.

     Outstanding options to purchase our common stock granted pursuant to our 1998 Stock Incentive Plan, whether vested or unvested, will be cancelled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the higher of (a) the merger consideration, and (b) the highest final sale price per share of our common stock as reported on the New York Stock Exchange on any day during the 60-day period preceding the closing of the merger, over the exercise price of the options, multiplied by the number of shares of common stock subject to the options, less any applicable withholding taxes. For example, the highest final sale price per share of our common stock reported on the NYSE during the 60-day period preceding the date of this proxy statement was $11.28 per share on May 9, 2003, which is higher than the merger consideration.

     RESTRICTED STOCK AWARDS. In the merger, all outstanding restricted stock awards will be canceled and will represent the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of common stock subject to such awards, less any applicable withholding taxes.


SALE OF OUR REAL ESTATE INVESTMENT ASSETS IN CONNECTION WITH THE MERGER (SEE
   PP.   )

     Insignia, CBRE Holding, CB Richard Ellis Services, Apple Acquisition and Island Fund I, LLC have entered into a purchase agreement providing for the purchase by Island Fund of all of our real estate investment assets immediately prior to the closing of the merger. Island Fund is a newly formed limited liability company that is affiliated with each of Andrew L. Farkas, chairman of the board and chief executive officer of Insignia, James A. Aston, chief financial officer of Insignia and Ronald Uretta, chief operating officer of Insignia. Mr. Farkas also owns all of the equity interests of the managing member of Island Fund, and Messrs. Farkas, Aston and Uretta and Jeffrey P. Cohen, executive vice president of Insignia, are officers of both Island Fund and its managing member. The purchase agreement provides that the cash purchase price for these assets will be an aggregate of approximately $44 million, subject to adjustment if, prior to the effective time of the merger, we receive distributions from, or make capital contributions to, these assets. In addition to the cash purchase price, the purchase agreement provides that Island Fund will assume existing employment-related contractual obligations of Insignia to Messrs. Farkas, Aston and Uretta valued at approximately $7.8 million.

     The merger agreement provides that if we are able to realize more than $45 million in net proceeds from the sale of our real estate investment assets, the amount received over $45 million will be paid to our stockholders, up to an additional $1.00 per share of our common stock. The merger agreement also provides that liabilities related to the real estate assets to be sold that are retained by us after the merger would reduce the amount of net proceeds from the sale of the real estate investment assets. The purchase agreement with Island Fund provides that we would remain liable for $11.7 million in contingent liabilities related to the real estate investment assets, with the result that the net proceeds would be less than $45 million and, our stockholders would not receive any additional consideration under the merger agreement.

     However, we and the CBRE Companies have amended the original merger agreement to provide that if the sale to Island Fund is completed immediately prior to the merger and the conditions under the merger agreement described below are satisfied, the merger consideration will nonetheless increase from $11.00 per share to $11.156 per share. There can be no assurance that the transactions contemplated by the purchase agreement will be consummated prior to the completion of the merger. The consummation of the transactions contemplated by the purchase agreement with Island Fund and any payment of the increased merger consideration are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger, you will not know whether or not the common stock merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share.

     Under the merger agreement, the payment of any increased merger consideration as a result of the sale of real estate investment assets to Island Fund is conditioned upon the performance by us of certain covenants and the accuracy of certain representations and warranties in the merger agreement that are related to the purchase agreement with Island Fund. In addition, under the Island Fund purchase agreement the completion of the sale of our real estate investment assets to Island Fund is conditioned on the receipt of certain third party consents and certain other customary conditions precedent.



OUR REASONS FOR ENGAGING IN THE MERGER (SEE PP.     )

     The principal purpose of the merger is to enable holders of our common stock to receive cash for their shares at a significant premium over (a) the $8.37 closing price per share of our common stock on February 6, 2003, the last full trading day before the public announcement of our discussions with CBRE Holding concerning the proposed merger and (b) the average price per share of $9.21 during the 360-day period immediately preceding February 6, 2003. A special committee of our board of directors and our board of directors believe that the merger is advisable and in the best interests of our stockholders. See "The Merger--Our Reasons for the Merger and the Recommendation of the Special Committee and our Board of Directors."

CBRE HOLDING'S REASONS FOR ENGAGING IN THE MERGER (SEE PP.   )


     CBRE Holding has indicated to us that its reasons for engaging in the merger generally are to (1) broaden the strength of its business in key commercial centers around the world, including New York, London and Paris, (2) enhance the service offerings available to its clients around the world, (3) benefit from our additional client relationships, (4) combine the most talented commercial real estate services personnel from the two businesses in order to provide the best possible service to its clients, and (5) obtain estimated annual costs savings of approximately $34 million from the elimination of overlapping business resources and functions after the merger.



RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (SEE PP.
    )

     Each of the members of the special committee voted in favor of the adoption of the merger agreement and the approval of the merger. Our board of directors also has unanimously determined that the merger is advisable and in the best interests of our stockholders and approved the merger agreement and the merger. Accordingly, our board of directors and the special committee recommend that you vote "FOR" the proposal to adopt the merger agreement and approve the merger. For a discussion of the material factors considered by the special committee and our board of directors in reaching their recommendations, see "The Merger--Our Reasons for the Merger and the Recommendations of the Special Committee and our Board of Directors."


OPINION OF BEAR, STEARNS & CO. INC. (SEE PP.     )


     In connection with the merger, the special committee and our board of directors considered the opinion of Bear, Stearns & Co. Inc. as to the fairness of the merger consideration, from a financial point of view, to the holders of our common stock. Bear Stearns rendered its oral opinion on February 17, 2003, the date of the original merger agreement, and subsequently confirmed in writing as of that date, to the special committee and our board of directors to the effect that, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair from a financial point of view to the holders of our common stock. Bear Stearns's opinion was provided for the information of the special committee and our board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. See "The Merger--Opinion of Bear, Stearns & Co. Inc."


     The full text of Bear Stearns' written opinion is attached as Appendix B to this proxy statement. We encourage you to read Bear Stearns' opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.


INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PP.     )

     In considering the recommendation of the special committee and our board of directors with respect to the merger agreement and the merger, you should be aware that many of our executive officers and members of our board of directors have interests in the merger that are in addition to, or different from, the interests of our stockholders generally and include the following payments, each of which is included in the summary table below.

    o Alan C. Froggatt and Frank M. Garrison, executive officers of Insignia, have unvested options to purchase our common stock or restricted stock awards. The merger agreement provides that all outstanding options, warrants and restricted stock awards will become fully vested at the time of the merger, including options, warrants and restricted stock awards held by our executive officers and directors.

    o Andrew L. Farkas, Frank M. Garrison, James A. Aston, Adam B. Gilbert, Ronald Uretta and Jeffrey P. Cohen, executive officers of Insignia, are entitled to receive substantial payments and benefits in connection with the merger.

    o Messrs. Denison, Ross and Zelnick, the members of the special committee, have each received $35,000 for serving on that committee and will receive an additional $35,000 upon consummation of the merger.

     The following table summarizes the aggregate payments to be received by each of our executive officers and director, and by all of our executive officers and directors as a group, as a result of the payment for their options, warrants and restricted stock awards, payments under their existing employment agreements with us and the other payments and benefits to be received by them in connection with the merger, based upon the outstanding shares of common stock, options, warrants and restricted stock awards as of the record date and assuming that the merger were to occur on June 30, 2003:



                                                                                 AGGREGATE PAYMENTS
                                                                                   TO BE RECEIVED
                                                            AGGREGATE PAYMENTS      ASSUMING AN
                                                              TO BE RECEIVED      INCREASED MERGER
                                                              ASSUMING MERGER     CONSIDERATION OF
NAME OF EXECUTIVE OFFICER OR                                 CONSIDERATION OF      APPROXIMATELY
DIRECTOR                                                     $11.00 PER SHAR     $11.156 PER SHARE
---------------------------------------------------------- -------------------- -------------------
 James A. Aston(1)(4) ....................................      $ 3,099,997         $ 3,149,972
 Jeffrey P. Cohen(1) .....................................      $ 1,724,710         $ 1,724,710
 Robert J. Denison(2) ....................................      $   147,560         $   152,084
 Andrew L. Farkas(1)(2)(3) ...............................      $15,380,244         $15,573,794
 Robin L. Farkas(2) ......................................      $    77,560         $    82,084
 Alan C. Froggatt(2)(5) ..................................      $    67,346         $    69,186
 Frank M. Garrison(1)(4) .................................      $ 3,779,827         $ 3,845,402
 Adam B. Gilbert(1) ......................................      $ 2,125,146         $ 2,125,146
 Robert G. Koen(2) .......................................      $    77,560         $    82,084
 Stephen M. Ross(2) ......................................      $    72,560         $    72,872
 Stephen B. Siegel(1)(2)(5) ..............................      $        --         $        --
 Ronald Uretta(1)(4) .....................................      $ 3,461,103         $ 3,511,078
 H. Strauss Zelnick(2) ...................................      $   147,560         $   152,084
 All executive officers and directors as a group .........      $30,161,173         $30,540,496


----------

(1)   Executive officer of Insignia.

(2)   Director of Insignia.

(3) Includes a "material asset disposition" payment of $3,022,754 and a bonus of $1,820,000. If the sale of our real estate investment assets to Island Fund is completed as described below, the "material asset disposition" payment will be increased to $3,060,304 as a result of the higher per share merger consideration and the obligation to make the "material asset disposition" and bonus payment will be assumed by Island Fund.

(4) Includes a "material asset disposition" payment of $1,511,377. If the sale of our real estate investment assets to Island Fund is completed prior to the merger, this payment will be increased to $1,530,152 as a result of the higher per share merger consideration and the obligation to make this payment to each of Messrs. Aston and Uretta will be assumed by Island Fund.

(5) Stephen B. Siegel and Alan C. Froggatt will be employed by a subsidiary of CB Richard Ellis Services, Inc. following the merger. The payments to be received by them under their respective new employment agreements are described below.


     In addition to the payments summarized above, our executive officers and directors will receive the following benefits in connection with the merger:


    o Each of Messrs. Farkas, Garrison, Aston, Uretta, Gilbert and Cohen will be entitled to receive the balances of their respective accounts under our 401(k) restoration plan in accordance with the terms of such plan. Based on the balances as of May 19, 2003, Mr. Farkas will be entitled to receive $2,369,529, Mr. Garrison will be entitled to receive $1,028,064, Mr. Aston will be entitled to receive $557,539, Mr. Uretta will be entitled to receive $1,459,318, Mr. Gilbert will be entitled to receive $182,795 and Mr. Cohen will be entitled to receive $270,297. These payments represent amounts previously withheld from compensation due to these individuals under the terms of their respective employment agreements.

    o Stephen B. Siegel, one of our executive officers, who is also a director, has entered into a new employment agreement with CB Richard Ellis, Inc. that will become effective and supersede his existing employment agreement with us upon the completion of the merger. Under the terms of his agreement Mr. Siegel will be entitled to (a) a cash signing bonus of $1.6 million, (b) a cash retention bonus of $5.4 million, (c) an annual forgivable draw of $2.5 million for a period of five years following the closing of the merger, (d) a $200,000 annual bonus at the end of each of the next five calendar years, (e) brokerage commission equal to the highest percentage agreed by CB Richard Ellis with any of its real estate brokers of the commissions earned, received or retained by CB Richard Ellis upon transactions as to which Mr. Siegel provided services recognized by CB Richard Ellis, (f) forgiveness following the merger of a $1.5 million loan granted to him by Insignia/ESG, Inc., including all accrued and unpaid interest on this loan, and (g) reimbursement of certain expenses and other perquisites and benefits as more fully described in this proxy statement under the caption "--Stephen B. Siegel Employment Agreement."

    o Alan C. Froggatt, our director and officer, is expected to enter into an amended employment agreement with Insignia Richard Ellis that will become effective and supersede his existing employment agreement upon the completion of the merger. Under the terms of his agreement Mr. Froggatt is expected to be employed by Insignia Richard Ellis through at least December 31, 2005 and will be entitled to (a) a fixed salary at the rate of (pounds sterling)250,000 per year and the opportunity to earn an annual target bonus of (pounds sterling)250,000 under the Executive Bonus Plan of CB Richard Ellis, Inc., (b) an annual bonus under this Executive Bonus Plan of no less than (pounds sterling)150,000 for calendar year 2003, and (c) reimbursement of certain expenses, and (d) other benefits and perquisites as more fully described in this proxy statement under the caption "--Alan C. Froggatt Employment Agreement."

    o The profit participation interests of the executive officers named above in respect of our real estate investment assets will remain in place following the merger.


    o Subject to specified limitations, CBRE Holding and CB Richard Ellis Services will continue the indemnification arrangements and directors' and officers' liability insurance for our past and present directors and officers following the merger.


    o As described above, Island Fund, which is affiliated with Andrew L. Farkas, our chairman of the board and chief executive officer, James A. Aston, our chief financial officer, Ronald Uretta, our chief operating officer, and Jeffrey P. Cohen, our executive vice president, has entered into an agreement with us to purchase our real estate investment assets in connection with the merger. In connection with the purchase agreement with Island Fund, Island Fund has agreed to assume our contingent obligations to make "material asset disposition" payments to Mr. Farkas in the amount of approximately $3,060,304 and to each of Messrs. Aston and Uretta in the amount of approximately $1,530,152, which would otherwise have been payable to each of them under their respective employment agreements in connection with the merger. Island Fund also has agreed to assume our contingent obligation to pay Mr. Farkas a bonus of $1,820,000 in connection with the merger.


See "The Merger--Interests of Executive Officers and Directors in the Merger."


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PP.      )

     The receipt of cash in exchange for stock surrendered in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a stockholder generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration received for such shares and the stockholder's adjusted tax basis of such shares. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "The Merger--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."


THE MERGER AGREEMENT (SEE PP.     )

     The full text of the merger agreement between Insignia and the CBRE Companies is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety.


     CONDITIONS TO THE MERGER

     The obligations of Insignia, CBRE Holding, CB Richard Ellis Services and Apple Acquisition to effect the merger are subject to the satisfaction of the following conditions, among others:


    o the merger agreement must be adopted and the merger must be approved by holders of a majority of the outstanding shares of our common stock;

    o CBRE Holding or CB Richard Ellis Services must have received at least $560 million in debt financing on specified terms, which financing is itself subject to a number of important conditions (for additional information, see "The Merger--Financing of the Merger; Fees and Expenses of the Merger");

    o the applicable waiting period or required approval under U.S. antitrust laws and other similar non-U.S. laws must expire or be earlier terminated and other regulatory approvals must be obtained (early termination of the waiting period under U.S. antitrust laws was granted on April 2, 2003 and approval was granted under French antitrust laws as of April 17, 2003);


    o no law, injunction or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger may be in effect;

    o the parties' respective representations and warranties in the merger agreement must be materially true and correct; and


    o the parties must have materially complied with their respective covenants in the merger agreement.


     The closing of the sale of our real estate investment assets under the purchase agreement with Island Fund is not a condition to the consummation of the merger. However, the payment of the $0.156 per share increased merger consideration to holders of our common stock is conditioned upon the sale of our real estate investment assets to Island Fund prior to the consummation of the merger, as well as the performance by us of certain covenants and the accuracy of certain representations and warranties in the merger agreement that are related to the purchase agreement. For additional information regarding the conditions of each party's obligation to effect the merger, see "The Merger Agreement--Conditions to the Merger."



     NO SOLICITATION

     The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. These "no solicitation" provisions prohibit us from taking any action to solicit or knowingly encourage an acquisition proposal from a third party. The merger agreement does not, however, prohibit us, the special committee or our board of directors from considering and potentially approving and recommending an unsolicited superior proposal from a third party, if we, the special committee and our board of directors comply with the appropriate provisions of the merger agreement. For additional information regarding these "no solicitation" provisions, see "The Merger Agreement--No Solicitation."


     TERMINATION OF MERGER AGREEMENT

     The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

    o by mutual written agreement of CBRE Holding, CB Richard Ellis Services, Apple Acquisition and us;


    o by either Apple Acquisition or us, if the merger is not completed on or before July 31, 2003, so long as the failure of the merger to occur is not the result of the breach by the terminating party of a provision of the merger agreement;


    o by either Apple Acquisition or us, if any final government action makes illegal or prohibits completion of the merger;

    o by either Apple Acquisition or us, if our stockholders do not adopt the merger agreement and approve the merger at the special meeting or any adjournment of the special meeting;

    o by either Apple Acquisition or us, if the other party materially breaches or fails to perform any of its representations, warranties or covenants in the merger agreement and fails to cure the breach;

    o by us, concurrently with the execution of an acquisition agreement permitted under the merger agreement in connection with a superior proposal and the payment to Apple Acquisition of the termination fee described below;

    o by Apple Acquisition, if our board of directors or the special committee of our board of directors withdraws, changes or modifies their approval or recommendation of the merger or the merger agreement or approve or recommend an alternative transaction; or

    o by Apple Acquisition if any other person or entity acquires beneficial ownership of a majority of our outstanding common stock.

     For additional information regarding the ability of the parties to terminate the merger agreement, see "The Merger Agreement--Termination of the Merger Agreement."


     TERMINATION FEES; INDEMNIFICATION


     The merger agreement provides that, in specified circumstances in which the merger agreement is terminated, we must pay to Apple Acquisition a termination fee of $7 million. One effect of the termination fee provisions is to make an acquisition of us more expensive for any other potential acquiror of us, which might discourage a potential acquiror from making an offer to acquire us. The merger agreement also includes an agreement of the CBRE Companies to indemnify us for up to $50 million of specified damages in the event the merger agreement is terminated under limited circumstances. For additional information regarding the termination fee and the circumstances under which it is payable, as well as the indemnification obligation of the CBRE Companies, see "The Merger Agreement--Termination Fee; Indemnification; Amendment of No Raid Agreement."



APPRAISAL RIGHTS (SEE PP.     )

     Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined "fair value" of their shares, which could be more or less than the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the adoption of the merger agreement or the approval of the merger, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and the approval of the merger at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see "The Merger--Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and approval of the merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.


REGULATORY APPROVALS (SEE PP.      )

     CBRE Holding and we are required to make filings with or obtain approvals from United States regulatory authorities in connection with the merger, including a filing under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976. CBRE Holding and we each filed a notification form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice on March 14, 2003. In addition, CBRE Holding and some of its stockholders are required to make a filing under the Hart-Scott-Rodino Act in connection with the equity financing to be provided to CBRE Holding in connection with the merger, which filing was made with the Federal Trade Commission and the Department of Justice on March 20, 2003. On April 2, 2003, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to each filing. CBRE Holding has also made a filing with the French antitrust authority, which approved the merger as of April 17, 2003. CBRE Holding, CB Richard Ellis Services, some of CBRE Holding's stockholders and their affiliates and we are required to make filings with a regulatory authority in the United Kingdom in connection with the proposed merger. These filings were made on March 28, 2003, April 14, 2003 and April 22, 2003. For additional information regarding regulatory approvals, see "The Merger--Regulatory Approvals."



FINANCING OF THE MERGER (SEE PP.       )


     Based upon our total outstanding shares of common stock options, warrants and restricted stock awards as of the record date for the special meeting and the outstanding indebtedness of us and CB Richard Ellis Services as of March 31, 2003, the total amount of funds required to consummate the merger, repay some of our and CB Richard Ellis Services' indebtedness and to pay our and the CBRE Companies' fees and expenses in connection with the merger and related financings is estimated to be approximately $432 million if the sale of our real estate investment assets to Island Fund is not completed and the common stock merger consideration equals $11.00 per share, and approximately $436 million if the sale to Island Fund is completed and the merger consideration is increased to $11.156 per share and Island Fund assumes approximately $7.8 million of our contingent obligations to Messrs. Farkas, Aston and Uretta that we would otherwise pay in connection with the merger. The CBRE Companies plan to fund these amounts with the following sources of cash:

    o $145 million if the sale to Island Fund is not completed, or at least $101 million of equity financing if the sale to Island Fund is completed (such equity financing will be provided pursuant to a subscription agreement and a commitment letter delivered to CBRE Holding by Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG, which together currently own a majority of CBRE Holding's capital stock);

    o an estimated $40 million of cash proceeds from the sale of the real estate investment assets to Island Fund, if completed;

    o $200 million of gross proceeds from the sale and issuance of senior notes by a wholly-owned subsidiary of CB Richard Ellis Services;

    o up to $75 million of additional term loan borrowings under CBRE's amended and restated senior secured credit agreement; and

    o cash from the general working capital of CB Richard Ellis Services and Insignia.



For additional information regarding the financing of the merger, see "The Merger--Financing of the Merger; Fees and Expenses of the Merger."

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE


     Some statements contained in this proxy statement are forward-looking statements. The words and phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimates," "projects," "believes," "plans" or similar expressions, are intended to identify "forward-looking statements" and include, without limitation, our expectations regarding revenues, earnings or other future financial performance and liquidity, and general statements about future operations and operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

    o our real estate investments carry inherent risk, including the potential loss of our entire investment in any single asset;

    o covenants in our revolving credit facility restrict our ability to incur indebtedness and to raise additional capital in many respects, which may restrict our ability to acquire additional investments and thereby adversely affect our realization of investment gains in future periods;

    o since we are a minority owner in some of our investments, we have limited control over the timing of the disposition of these investments and the realization of any gain or the limitation of any loss;

    o our operations are concentrated in the world's largest financial centers, including New York, London and Paris; in addition to risks related to the local real estate markets and economies of these cities, there is the risk that unusual and unforeseen events, including events such as those of September 11, 2001 in one or more of these cities could have a material adverse effect on our business and financial performance;


    o the increased international scope of our operations may lead to more volatile financial results and difficulties in managing our businesses for a number of reasons, including: unexpected changes in regulatory requirements; the burden of complying with multiple and potentially conflicting laws in different jurisdictions; the impact of regional or country-specific business cycles and economic instability; currency restrictions and exchange rate fluctuations; limited familiarity with local business customers and operating environments; difficulties and costs of staffing and managing international operations; potentially adverse tax and tariff consequences; the geographic, time zone, language and cultural differences between personnel in different areas; and war, civil disturbances and terrorist acts;

    o each of the businesses in which we compete is highly competitive on an international, national, regional and local level and we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms;

    o the failure to comply with governmental regulations, including licensing procedures, prescribed fiduciary responsibilities, anti-fraud prohibitions, advertising, trade, environmental, housing and real estate settlement laws and regulations could adversely affect us;

    o many of our property management agreements are cancelable by the client on as little as 30 to 60 days' notice;

    o the failure to secure renewals of our existing property management contracts or the necessity of entering into new contracts on less favorable terms;

    o we may not be able to obtain, at a reasonable price or at all, certain types of insurance, such as insurance for acts of terrorism, or the insurance that we do maintain may contain restrictions, deductibles or limitations, in either case, with the result that our insurance coverage would be insufficient to pay the full value of some types of damages suffered by us;

    o we may be unable to attract and retain qualified personnel;

    o the termination by any of our commercial real estate services brokers or independent contractors as of February 7, 2003, the day we announced our discussions regarding the merger, of their relationship with us and the termination or substantial diminution by any of our clients as of that date of their commercial real estate services with us, in each case during the period from February 7, 2003, until the termination of the merger agreement;


    o the loans under our senior revolving credit facility bear interest at LIBOR plus a margin that varies according to the ratio of debt to consolidated net income before interest expense, taxes, depreciation, amortization and specified other costs, and, therefore, we are vulnerable to increases in interest rates as a result of either increases in the base rate or the variable LIBOR margin;

    o our senior revolving credit agreement contains covenants that could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interest, and our ability to comply with these covenants may be affected by events beyond our control;

    o our revenue from property management services is generally based upon percentages of the revenue generated by the properties that we manage and, therefore, our revenue would be adversely affected by decreases in the performance of the properties we manage; many of the factors affecting property performance are partially or completely outside of our control;

    o we plan our capital and operating expenditures based on our expectations of future revenues; if revenues are below expectations in any given quarter, we may be unable to adjust expenditures to compensate for any unexpected revenue shortfall; and

    o we may become subject to environmental liabilities with respect to properties owned or controlled by us, including properties formerly owned or controlled by us, even if the original actions giving rise to such liabilities were legal and we did not know of, or were not responsible for, the presence of hazardous or toxic substances relating to such properties.


     We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere whether as a result of new information, future events or otherwise.

                                 INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of our stockholders to
be held on             , 2003 at        , local time, at
                             , or at any adjournment or postponement of the
special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.


PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING


     At the special meeting, you will consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia, CBRE Holding, CB Richard Ellis Services and Apple Acquisition and to approve the merger of Apple Acquisition with and into Insignia.


     At the effective time of the merger, the separate corporate existence of Apple Acquisition will cease, and Insignia will be the surviving corporation and a direct wholly-owned subsidiary of CB Richard Ellis Services and an indirect subsidiary of CBRE Holding. In the merger:


    o each outstanding share of our common stock will be converted into the right to receive the following, as applicable (in each case, subject to decrease if we pay a dividend under specified circumstances prior to the merger):

      o $11.00 in cash per share;

      o an additional $0.156 in cash per share, if the sale of our real estate investment assets to Island Fund is completed immediately prior to the merger and the conditions provided in the merger agreement for the payment of this increased merger consideration are satisfied;

      o if the sale to Island Fund is not completed prior to the merger and we sell our real estate investment assets to a different purchaser prior to or simultaneously with the merger, common stockholders may receive, instead of the additional $0.156 in cash per share described above, up to $1.00 per share if we receive net cash proceeds from such other transaction in excess of a specified amount (generally $45 million, subject to adjustment) and do not retain any liabilities relating to the sold assets. However, we believe that a sale of our real estate investment assets to a party other than Island Fund prior to or simultaneously with the merger and a resulting increase in the merger consideration to a price higher than $11.156 per share are not likely to occur; and

      o if the sale to Island Fund is not completed prior to or simultaneously with the merger or we terminate the purchase agreement, in either case because of specified circumstances, we and CBRE Holding are allowed to withhold $5 million in liquidated damages from amounts otherwise payable in connection with the merger to Andrew L. Farkas, our chief executive officer and the controlling person of Island Fund. If Island Fund and Mr. Farkas confirm in writing that the withholding has been or may be properly made by us and CBRE Holding, approximately 10% of the amount withheld will be paid to our stockholders and the merger consideration will increase to $11.019 per share;

    o each outstanding share of our series A convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share; and


    o each outstanding share of our series B convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share;

in each case, without interest and less any applicable withholding taxes and other than shares held in our treasury, held by CBRE Holding, CB Richard Ellis Services or Apple Acquisition or their respective subsidiaries or held by stockholders who perfect their appraisal rights under Delaware law and to not effectively withdraw or lose their right to appraisal. Although the consideration payable for outstanding shares of our common stock may be decreased or increased as generally described above, we do not expect to pay a dividend on our common stock. In addition, although we have entered into an agreement with Island Fund for the sale of our real estate investment assets immediately prior to the closing of the merger, the completion of that sale and a corresponding increase in the merger consideration to $11.156 per share are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger, you will not know whether or not the merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share of common stock.


     Also under the merger agreement:


    o all outstanding warrants and all outstanding options other than those described below, whether vested or unvested, will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the excess, if any, of (a) the common stock merger consideration described above over (b) the per share exercise price of the option or warrant, multiplied by the number of shares of common stock subject to the option or warrant;

    o outstanding options to purchase our common stock granted pursuant to our 1998 Stock Incentive Plan, whether vested or unvested, will be cancelled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the higher of (a) the merger consideration, and (b) the highest final sale price per share of our common stock as reported on the New York Stock Exchange on any date during the 60-day period preceding the closing of the merger, over the exercise price of the options, multiplied by the number of shares of common stock subject to the options, less any applicable withholding taxes;


    o all outstanding restricted stock awards will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the common stock merger consideration described above multiplied by the number of shares of common stock subject to such awards; and

    o each outstanding share of common stock of Apple Acquisition will be converted into one share of common stock of the surviving corporation.

     Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation, instead of the common stock merger consideration described above, a cash payment in the amount of the "fair value" of their shares, determined in accordance with Delaware law. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. See "The Merger--Appraisal Rights."


RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL


     Only holders of record of our common stock at the close of business on May 19, 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On that date there were 1,416 holders of record of our common stock and 24,070,493 shares of our common stock outstanding, of which 1,864,512 shares, or approximately 7.75% of our outstanding common stock on that date, were held by our directors and executive officers and their affiliates.

     Any stockholder entitled to vote may vote either in person or by properly executed proxy delivered by mail, telephone or the Internet. The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting. In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the meeting to solicit additional proxies. Holders of record on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the merger.


     The merger agreement must be adopted and the merger must be approved by the holders of at least a majority of the outstanding shares of our common stock. Failure to return a properly executed proxy card or to vote at the special meeting, including abstention and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement and approval of the merger.

     If the special meeting is adjourned for any reason, the adoption of the merger agreement may be considered and voted upon by our stockholders at a subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.


     Executive officers of Insignia who collectively owned on the record date approximately 6.4% of our outstanding common stock entitled to vote at the special meeting have entered into voting agreements in which they have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger. In addition, each of our directors and executive officers who has not entered into a voting agreement has indicated that he intends to vote his shares in favor of the adoption of the merger agreement and approval of the merger. See "The Merger--Interests of Executive Officers and Directors in the Merger."


     If the special committee or our board of directors withdraws or changes its recommendation with respect to the merger agreement and the merger, and the merger agreement has not been terminated by us or Apple Acquisition, the merger agreement provides that we will still hold the special meeting for stockholders to vote on the adoption of the merger agreement and the approval of the merger.


VOTING AND REVOCATION OF PROXIES


     All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, a stockholder must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope as soon as possible. Alternatively, stockholders may deliver proxies by telephone at 1-866-580-7645 or through the Internet at http://www.proxyvotenow.com/ifs. If no instructions are indicated, the proxies will be voted "FOR" the proposal to adopt the merger agreement and approve the merger.

     A stockholder giving the proxy may revoke it by:

    o delivering to our corporate secretary at our corporate offices at 200 Park Avenue, New York, New York 10166, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;


    o delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;


    o delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

    o attending the special meeting and voting in person; or

    o if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

     Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

     Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record.

Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other permitted means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

     We have retained D.F. King & Co., Inc. for a fee of $5,000, plus expenses, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries. D.F. King may solicit proxies by mail, telephone, facsimile or other permitted means.

     We are mailing this proxy statement to stockholders on or about
          , 2003.


MARKET PRICE DATA


     Our common stock trades on the New York Stock Exchange under the symbol "IFS." The following table sets forth the high and low daily closing sales prices per share of our common stock, as reported by the New York Stock Exchange, for the quarters indicated:



YEAR ENDING DECEMBER 31, 2003:                        HIGH          LOW
                                                      ----          ----
First quarter ..................................     $ 10.99      $  7.31
Second quarter (through May 27, 2003) ..........     $ 11.28      $ 10.91
YEAR ENDED DECEMBER 31, 2002:
Fourth quarter .................................     $  8.00      $  5.45
Third quarter ..................................     $  9.54      $  7.45
Second quarter .................................     $ 11.31      $  9.35
First quarter ..................................     $ 11.65      $ 10.08
YEAR ENDED DECEMBER 31, 2001:
Fourth quarter .................................     $ 10.95      $  9.15
Third quarter ..................................     $ 12.80      $  9.50
Second quarter .................................     $ 12.82      $ 10.45
First quarter ..................................     $ 13.24      $ 11.30


     On February 6, 2003, the last full trading day before the public announcement of our discussions with CBRE Holding concerning the proposed merger, the closing sale price per share of our common stock was $8.37. On February 14, 2003, the last full trading day before the public announcement of the execution of the merger agreement, the closing sales price per share was
$10.63. On         , 2003, the most recent practicable trading day prior to the
date of this proxy statement, the closing sales price per share was $       .
You should obtain current market price quotations for the common stock in connection with voting your shares.


DIVIDENDS

     We have never declared a dividend on our common stock. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement except with the consent of CB Richard Ellis Services.



RECENT DEVELOPMENTS

     SALE OF INSIGNIA RESIDENTIAL GROUP AND INSIGNIA DOUGLAS ELLIMAN

     On February 6, 2003, we entered into a non-binding letter of intent with Montauk Battery Realty, LLC regarding the sale of our then wholly-owned subsidiary, Insignia Residential Group, which is the owner of Insignia Douglas Elliman LLC, for a purchase price of up to $73.5 million. On March 14, 2003, we sold Insignia Residential Group to Montauk Battery Realty for a purchase price of up to $71.75 million paid or payable as follows:


    o $66.75 million was paid in cash at the closing of the transaction;

    o $500,000 in cash held in escrow on the closing date of the transaction and up to another $500,000 held in escrow upon receipt of specified pending commissions; and

    o the assumption by the buyer of up to $4 million in existing earn-out payment obligations of Insignia Douglas Elliman.


     The escrowed amounts are available to secure our indemnity obligations under our agreement with Montauk Battery Realty. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to us.

     Insignia Douglas Elliman, founded in 1911 and acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market. Insignia Douglas Elliman also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Douglas Elliman has approximately 830 brokers, supported by approximately 120 corporate employees in 12 offices in the New York City area. In 2002, Insignia Douglas Elliman generated service revenues of approximately $133.7 million, or 19% of our total service revenues for the year. Insignia Residential Group provides property management services. It operates the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area, providing full service third-party fee management for more than 250 properties, comprising approximately 60,000 residential units. Among the notable properties currently managed by Insignia Residential Group in the New York metropolitan area are the Worldwide Plaza, London Terrace and Peter Cooper Village/Stuyvesant Town, an 11,000-unit residential community owned by Metropolitan Life. Insignia Residential Group generated total service revenues of $26.5 million in 2002.


     Insignia Douglas Elliman and Insignia Residential Group are not included in the specified real estate investment assets we are permitted to sell under the merger agreement that may result in an increase in the common stock merger consideration and the cash proceeds received by us from this sale will not affect the consideration to be paid to you in the merger. We used $65 million of the net cash proceeds from this sale to repay some of our outstanding indebtedness under our senior revolving credit facility.

     The employment agreements of Messrs. Farkas, Garrison, Aston and Uretta provide for the payment of certain incentives to each of them in connection with a "material asset disposition," as defined in their respective employment agreements, subject to the terms and conditions of these employment agreements. "Material asset disposition" payments payable to these individuals as a result of the sale of Insignia Douglas Elliman and Insignia Residential Group are expected to aggregate approximately $1,669,000 and will only be paid if the merger is not consummated. If the merger is consummated, these individuals have agreed to waive their "material asset disposition" payments resulting from such sale and will instead be entitled to the material asset disposition payments with respect to the merger. See "The Merger--Interests of Executive Officers and Directors in the Merger."


     AGREEMENT TO SELL REAL ESTATE INVESTMENT ASSETS

     On May 28, 2003, we entered into a purchase agreement with the CBRE Companies and Island Fund I LLC, pursuant to which agreement we agreed to sell our real estate investment assets to Island Fund upon the terms and subject to the conditions set forth in the purchase agreement. For additional information regarding the sale of our real estate investment assets and the purchase agreement, see "Sale of Our Real Estate Investment Assets in Connection with the Merger." A copy of the purchase agreement with Island Fund is attached as Appendix C to this proxy statement.


     EFFECTS OF THE ANNOUNCEMENT OF THE MERGER ON OUR BUSINESS

     Since the merger was announced on February 7, 2003, there have been adverse consequence to our operations, including the resignation of professionals and the termination of client relationships. The resignations and terminations following the announcement of the merger have mainly been confined to markets where there is a substantial overlap between CB Richard Ellis Services' operations and our operations, and includes the termination of one of our major property services relationships. Specific examples of the adverse consequences include the following:

    o the resignation of a substantial majority of the our personnel in Phoenix, AZ;

    o the de-stabilization of our operations in Asia;

    o the loss of approximately 29.4 million square feet of property services assignments, of which approximately 23.6 million square feet is concentrated in one large portfolio.

    o the loss of 120 employees, including 38 brokers in the U.S. (in markets other than Phoenix); and

    o the termination of our affiliation with a local services provider in Indianapolis, IN. Other affiliates have also expressed their intention to terminate their agreements prior to the closing of the merger.



     We anticipated some level of employee and client attrition prior to the merger's consummation, and the occurrence to date has been in line with our expectations. There remains the possibility of further losses of affiliates, employees, brokers, independent contractors and clients before the closing of the merger.


     STOCKHOLDER LITIGATION

     On May 22, 2003, Sheldon Kurland filed a purported class action complaint in the Court of Chancery of the State of Delaware, New Castle County, on behalf of himself and all other stockholders of Insignia except those named as defendants, against Andrew L. Farkas, Stephen B. Siegel, Alan C. Froggatt, Robert G. Koen, Robin L. Farkas, Robert J. Denison, H. Strauss Zelnick and Stephen M. Ross, who are all of our directors, and Insignia and CBRE Holding.

     The complaint alleges, among other things, that: (1) Insignia's directors violated their duty of loyalty to the public stockholders of Insignia by renewing Mr. Andrew L. Farkas' employment agreement in December 2002, resulting in the public shareholders effectively paying for the severance payments payable to Mr. Andrew L. Farkas in connection with the closing of the merger;
(2) the merger vote is structured unfairly and violates the class's right to vote for the merger without their votes unjustly enriching Mr. Andrew L. Farkas; and (3) CBRE Holding has knowingly aided and abetted the breaches of fiduciary duty committed by the director defendants.

     The complaint seeks, among other things, to: (1) enjoin the defendants from proceeding with, consummating and closing the proposed merger or, alternatively to rescind the proposed merger in the event it has been consummated and award rescissory damages to the class, and (2) to declare Mr. Andrew L. Farkas' renewed employment agreement null and void and to distribute to the class members their proportionate share of any severance benefits Mr. Andrew L. Farkas would otherwise receive as a result of the merger.

     We, our directors and CBRE Holding believe that this litigation is without merit and intend to vigorously defend it.

                                  THE MERGER

BACKGROUND OF THE MERGER

     Our senior management and board of directors regularly discuss and evaluate our long-term strategy. Our senior management is generally of the view that the real estate services business in the United States, while remaining significantly fragmented, has been in recent years characterized by consolidation, which has been driven in large measure by the economies of scale available to larger entities in the industry, as well as the geographic expansion of entities. In order to take advantage of these trends to benefit our stockholders, our senior management and our board have consistently remained receptive to opportunities to acquire other businesses or to be acquired by another entity.

     In late 1998 and early 1999, we negotiated the terms of a stock-for-stock merger with CB Richard Ellis Services and a definitive merger agreement was presented to the board of directors of each company for their consideration. This merger agreement was approved by our board of directors. The board of directors of CB Richard Ellis Services failed to approve the merger agreement that had been negotiated, and discussions between the parties were terminated. During the summer of 1999, Raymond Wirta, then the chief operating officer of CB Richard Ellis Services, and Andrew L. Farkas, the chairman and chief executive officer of Insignia, had discussions to explore whether there was any continuing interest in a combination of the two entities, but no proposals resulted from the discussions. In early 2000, Mr. Wirta, who at that time was chief executive officer of CB Richard Ellis Services, and Mr. Farkas again explored whether there was any continuing interest in a combination of the two entities, but again no proposals resulted from the discussions. In July 2001, CBRE Holding acquired CB Richard Ellis Services.

     During the summer of 2002, Raymond Wirta, the chief executive officer of CBRE Holding, and Andrew L. Farkas again began to discuss a possible combination of the two companies. Messrs. Wirta and Farkas discussed developments in the real estate services industry, including declining profit margins, the increased importance of reducing fixed costs, and the benefits of increasing the size of the business to take advantage of economies of scale. They concluded that the business environment made a resumption of discussions regarding a combination of the two entities desireable. In September 2002, Mr. Wirta and Frank M. Garrison, office of the chairman of Insignia, began negotiating the terms of a proposed confidentiality agreement, and on October 14, 2002, we entered into a confidentiality agreement with CBRE Holding. After the signing of this agreement, we immediately established a data room and CBRE Holding began a limited due diligence process. The confidentiality agreement that was agreed upon did not contain a provision restricting or prohibiting either party's ability to hire the other party's employees, although such a provision was discussed in connection with the negotiation of that agreement.

     Also on October 14, 2002, our board of directors formed a special committee to evaluate the merits of any proposed transaction with CBRE Holding, including the fairness to our stockholders, and to consider any alternative transactions that may be available. The special committee retained Dechert LLP as its legal counsel.

     On October 17, 2002, representatives of CBRE Holding and Insignia, including Messrs. Wirta and Farkas, met in New York City to discuss the feasibility of a transaction between the two companies. Also on that day in New York City, the chairman of the special committee and the special committee's legal counsel interviewed representatives of Bear, Stearns & Co. Inc. regarding the possibility of Bear Stearns acting as the financial advisor to the special committee. On October 18, 2002, the chairman of the special committee and the special committee's legal counsel held similar meetings in New York City with representatives of two other prominent investment banks.

     In a meeting held by telephone conference call on October 20, 2002, after considering each of the three investment banks that were interviewed, the special committee authorized its legal counsel to negotiate an engagement letter with Bear Stearns. On October 25, 2002, the special committee retained Bear Stearns as financial advisor to the special committee and, in the event of a transaction, to render an opinion to the special committee and our board of directors as to the fairness of the transaction, from a financial point of view, to the holders of our common stock. On October 28, 2002, a meeting of the special committee was held by telephone conference call in which the special committee considered initiating a stock repurchase program, but determined not to do so until after receiving and considering an initial proposal from CBRE Holding. During the last two weeks of October, CBRE Holding and its advisors conducted a due diligence review of the materials in the data room.


     On November 1, 2002, CBRE Holding sent a letter to us and the special committee proposing an acquisition of us by merger at $10.15 in cash per share of our common stock. CBRE Holding's proposal assumed that Insignia Nautica, one of our development properties that is in St. Thomas, U.S. Virgin Islands, would be sold prior to the completion of the acquisition for net cash proceeds of $20 million, and provided that the $10.15 per share price would be adjusted upward or downward to reflect the actual net cash proceeds from such a sale. The letter specifically stated that the disposition of our other real estate assets was not a condition to CBRE Holding's offer, although CBRE Holding anticipated that these assets would be sold simultaneously with the completion of the proposed acquisition.


     On November 5 and November 6, 2002, legal counsel for CBRE Holding, our outside legal counsel, legal counsel for the special committee and our general counsel discussed the details of the proposal, alternative structures for the transaction and sources of financing. A significant portion of the issues covered in these discussions related to the conditions to the closing of any such proposed transaction after the parties had entered into a definitive agreement. Also on November 6, 2002, by telephone conference call Bear Stearns made a presentation to the special committee of their preliminary analysis of CBRE Holding's offer. Based upon that presentation, the special committee authorized our board of directors and management and Bear Stearns to continue discussions with CBRE Holding in an attempt to improve their offer. On November 12, 2002, the special committee and its legal and financial advisors held a meeting by telephone conference call in which Bear Stearns reported to the special committee that it had communicated with Credit Suisse First Boston, CBRE Holding's financial advisor, to review the proposed financing for CBRE's offer.

     In November 2002, we were approached by another industry participant regarding a possible transaction in which we would be acquired, and discussed entering into a confidentiality agreement.

     On December 2, 2002, Carl C. Icahn, High River Limited Partnership and Barberry Corp. filed a Schedule 13D with the SEC reporting that they beneficially owned an aggregate of 1,603,700 shares of our common stock, having acquired 611,200 shares between November 13, 2002 and November 29, 2002.

     On December 5, 2002, the special committee held a meeting in New York City with its legal and financial advisors to discuss the status of the discussions with CBRE Holding and the other industry participant. The special committee and its advisors first met with Mr. Farkas, our chairman of the board and chief executive officer, to understand his perspective on a proposed transaction with CBRE Holding. Based on this meeting, the special committee then instructed Mr. Farkas and Bear Stearns to continue to pursue a transaction with CBRE Holding. The special committee also met with other members of our management, our general counsel and our outside legal counsel to discuss these matters and inform them of the special committee's instructions.

     During the week of December 16, 2002, Mr. Farkas and Mr. Wirta participated in general discussions regarding our real estate assets, the development of these assets and the potential value of these assets to CBRE Holding or a third party.

     On December 17, 2002, our board of directors met to discuss, among other things, the status of the discussions with both CBRE Holding and another industry participant. The board was advised that no formal offer had been made by the other industry participant, and the board discussed some of the possible advantages and disadvantages of a potential transaction with the other industry participant. The board determined that, before being given access to any information about Insignia, the other industry participant should sign a confidentiality agreement similar to the one signed by CBRE Holding.

     On December 24, 2002, Mr. Wirta sent a letter to Mr. Farkas, with copies to the chairman of the special committee and to its financial advisor, outlining the status of open items in the discussions between CBRE Holding and Insignia. Among other things, Mr. Wirta proposed the payment of merger consideration of $11.00 in cash per share of common stock. With respect to the real estate assets, Mr. Wirta proposed two alternatives. The first was that CBRE Holding would acquire these assets as a result of the acquisition of Insignia and attempt to sell them to a third party simultaneously with the completion of the acquisition. The second alternative, which he indicated CBRE Holding preferred, subject to the approval of our special committee, was to sell certain of the assets to a third party and the remaining assets to a joint venture composed of CBRE Holding (25%), Mr. Farkas (25%) and two or three third party investors. He proposed that Mr. Farkas find the third party investors and manage the joint venture. He also indicated that if the latter alternative were chosen, CBRE Holding would increase the merger consideration per share of common stock to $11.25 in cash.

     On December 27, 2002, the other industry participant entered into a confidentiality agreement with Insignia, but declined to enter into an agreement restricting or prohibiting each party's ability to hire the other party's employees.

     On January 9, 2003, there was a meeting in New York City, which was attended by Mr. Farkas, Adam Gilbert, our executive vice president and general counsel, Mr. Wirta, Richard Blum and Claus Moller of Blum Capital Partners, L.P., whose affiliates are the majority stockholders of CBRE Holding, and representatives of the financial advisor and the legal advisor to the special committee, our legal advisor and CBRE Holding's financial and legal advisors. In that meeting, we and CBRE Holding negotiated the terms of CBRE Holding's most recent proposal and CBRE Holding increased the proposed price to $11.50 in cash per share of common stock. Mr. Farkas then met separately with CBRE Holding and after further negotiation CBRE Holding agreed to increase the proposed merger consideration to $12.00 per share and reaffirmed that the closing of the merger would not be contingent upon the disposition of the real estate assets.

     On January 10, 2003, Mr. Wirta sent a letter to Mr. Farkas regarding the disposition of the real estate assets. He proposed that certain of the assets be sold to a potential third party buyer identified by CBRE Holding and that the remaining assets be sold to a joint venture to be owned by CBRE Holding, Mr. Farkas and other investors that he wanted Mr. Farkas to find. Mr. Wirta indicated in this letter that although CBRE Holding had previously indicated that it would be interested in owning a 25% interest in such a joint venture, they now wanted to reduce their investment to a smaller amount in order to simplify their financing process for the proposed merger. Mr. Wirta explained that he was pursuing a possible joint venture with Mr. Farkas because Mr. Farkas and some of his employees were "quite knowledgeable on each of the assets and [were] likely best positioned to maximize their future value." Mr. Wirta wrote that while CBRE Holding's merger proposal was not conditioned on the disposition of our real estate assets, CBRE Holding's objective was to enter into an agreement providing for such disposition with no uncertainty of closing. Mr. Wirta sought Mr. Farkas' views on how to structure and finance the joint venture and requested that Mr. Farkas make a proposal to CBRE Holding regarding the joint venture.

     On January 13, 2003, Mr. Wirta and other members of CBRE Holding's senior management, CBRE Holding's legal counsel, and its financial advisor and Claus Moller of Blum Capital Partners met with members of our management, including Messrs. Farkas, Aston, Uretta and Gilbert, and our outside legal counsel and the legal and financial advisors to the special committee to discuss and coordinate the due diligence process. On January 14, 2003, legal counsel for CBRE Holding began reviewing the materials in the data room.

     On January 17, 2003, legal counsel for CBRE Holding distributed a first draft of the merger agreement.

     On January 18-19, 2003, the financial advisor to the other industry participant reviewed the material in the data room and requested additional information during the following week.

     On January 19, 2003, CBRE Holding and we executed a no-raid agreement, in which each agreed, with specified exceptions, not to solicit or hire the employees or independent contractors of the other party. We thereafter expanded the scope of the information made available to CBRE Holding. From January 20 to January 31, 2003, CBRE Holding and its accountants met in New York City with our financial and accounting managers and our independent auditors as part of their due diligence review of our company. During this period, representatives of CBRE Holding, its accountants and legal counsel also reviewed materials we made available in the data room.

     On January 27, 2003, our legal counsel distributed to CBRE Holding a revised draft of the merger agreement that reflected the initial comments of our counsel as well as counsel to the special committee. On January 31, 2003, legal counsel to CBRE Holding, our counsel, legal counsel to the special committee and our general counsel participated in a telephone conference call to discuss the revised draft of the merger agreement which had been distributed on January 27, 2003.

     On February 1, 2003, legal counsel to CBRE Holding distributed a draft financing commitment letter it had received from Credit Suisse First Boston. On February 2, 2003, legal counsel to CBRE Holding distributed a further revised draft of the merger agreement.

     From February 3 through February 14, 2003, legal counsel for the other industry participant was given access to the materials in the data room to which CBRE Holding had access before it had signed the no-raid agreement. During a portion of this period, legal counsel for CBRE Holding separately continued its review of the material in the data room. The other industry participant never made a definitive offer relating to any transaction to acquire us or any part of our business.


     On February 3, 2003, Mr. Farkas formulated a written proposal regarding our real estate assets and delivered that proposal to the special committee for its review, requesting that the special committee authorize the delivery of the proposal to CBRE Holding. The next day the special committee authorized Mr. Farkas' sending the proposal to CBRE Holding. The proposal contemplated the creation of two joint ventures that would purchase all of the real estate assets from CBRE Holding upon the closing of the merger. With respect to the first joint venture, Mr. Farkas proposed that he would contribute approximately $12.15 million in value to the joint venture and undertake to raise an additional $24.3 million from third party investors between signing a definitive agreement and the closing of the transaction and that CBRE Holding generally would retain a 25% interest in the joint venture, subject to the payment of certain promotes by the joint venture entity. With respect to the second joint venture, Mr. Farkas proposed that he would contribute approximately $4 million in value to the joint venture and undertake to raise an additional $11.25 million from third party investors between signing a definitive agreement and the closing of the transaction and that CBRE Holding generally would retain a 50% interest in the joint venture. Mr. Farkas' proposal stated that it was his understanding that while CBRE Holding's $12.00 per share offer to us was not contingent upon a closing of the sale of our real estate assets at a value acceptable to CBRE Holding, CBRE Holding's offer was predicated on CBRE Holding reaching a satisfactory level of comfort prior to execution of a merger agreement that such a sale would occur. Mr. Farkas retained legal counsel to represent him in connection with this proposal regarding our real estate assets and began to speak to prospective investors regarding the investment and the due diligence review that would be required by the investors.


     On February 5, 2003, our legal counsel distributed a further revised draft of the merger agreement.

     On February 6, 2003, a conference call was held among CBRE Holding, Blum Capital Partners, legal counsel to CBRE Holding, members of our management, including Messrs. Farkas, Aston and Gilbert, our legal counsel and the legal and financial advisors to the special committee to discuss outstanding issues in CBRE Holding's due diligence review. Also on February 6, Mr. Farkas delivered his proposal regarding our real estate assets to a representative of Blum Capital Partners, as was previously authorized by the special committee.

     On February 7, 2003, a meeting was held in New York City among members of our management, including Messrs. Farkas, Garrison, Aston and Gilbert, CBRE Holding, our respective advisors and the advisors to the special committee to negotiate the latest draft of the merger agreement and the draft financing commitment letter from Credit Suisse First Boston. At this meeting, we and our advisors, as well as counsel to the special committee, discussed a number of significant open issues with CBRE Holding and its representatives, many of which dealt with the conditions to the receipt of debt financing under the commitment letter and the conditions to the closing of the merger agreement.

     Late in the day on February 7, 2003, in response to a call from the New York Stock Exchange regarding rumors of a potential transaction between us and CBRE Holding and a large trading volume and price increase in our common stock, we issued a press release stating that we were in discussions with CBRE Holding with respect to a proposed combination of the two organizations. Because of the uncertainty that this announcement created for our employees and business, we and CBRE Holding agreed that we would seek to conclude or terminate our negotiations regarding a potential transaction by February 12, 2003.

     On February 8, 2003, the special committee met by telephone conference call with its legal and financial advisors and authorized us to enter into a confidentiality agreement with High River Limited Partnership, an entity affiliated with Carl C. Icahn, in order to discuss Insignia and its assets. On February 9, 2003 we entered into that agreement, and on February 10, 2003, Mr. Icahn and his affiliates amended their Schedule 13D to disclose the execution of the confidentiality agreement. On February 11, 2003, representatives of CBRE Holding and Blum Capital Partners met with representatives of Mr. Icahn to discuss a potential future referral services arrangement between a telecommunication services company controlled by affiliates of Mr. Icahn and the combined company of Insignia and CBRE Holding after the proposed merger. At this meeting the parties also discussed the possibility of High River Limited Partnership or other affiliates of Mr. Icahn participating in the anticipated debt financing for CBRE Holding's proposed merger with us. No agreement was reached between the representatives of Mr. Icahn and CBRE Holding regarding a commercial arrangement, but both parties indicated that they may explore these opportunities in the future. The parties did not reach any agreement regarding the participation of affiliates of Mr. Icahn in the debt financing for the proposed merger. Neither High River Limited Partnership nor Mr. Icahn ever made a definitive offer relating to any transaction to acquire us or any part of our business.


     During the same period in which we engaged in discussions with Mr. Icahn, we were contacted by another party who expressed interest in considering a transaction to acquire all or a portion of our business. We began negotiating a confidentiality agreement with that party but during the negotiation that party informed us that it did not intend to pursue any transaction to acquire our business and discussions with that party were terminated.

     On February 8, 2003, the special committee agreed that we would reimburse Mr. Farkas for up to $375,000 of his expenses incurred in connection with his developing and negotiating a proposal to acquire our real estate assets if his proposal was rejected or failed to close for any reason. The special committee agreed to reimburse Mr. Farkas' expenses because CBRE Holding had requested that Mr. Farkas make a proposal to acquire all or a portion of our real estate assets and because the special committee believed that such a proposal from Mr. Farkas could facilitate reaching a final agreement with CBRE Holding on the best available terms for us and our stockholders.

     On February 9, 2003, Mr. Wirta and Mr. Farkas discussed Mr. Farkas' proposal relating to our real estate assets. Mr. Wirta informed Mr. Farkas that CBRE Holding did not wish to invest in the joint venutures proposed by Mr. Farkas and that CBRE Holding would require a higher level of comfort that the real estate closing would take place in order to satisfy CBRE Holdings' financing objectives. Mr. Wirta stated that, in light of CBRE Holding's financing requirements, CBRE Holding's strong preference would be to sell all of Insignia's interest in the real estate assets and not retain any joint venture interest. Mr. Wirta also stated that CBRE Holding would not enter into the proposed merger agreement unless CBRE Holding had in place a fully financed and unconditional commitment to purchase Insignia's real estate assets simultaneously with the completion of the merger so that there would be certainty that the cash proceeds from the sale of those assets could be used to help finance the transaction. Mr. Wirta requested Mr. Farkas to endeavor to make a fully-financed and unconditional offer to acquire all of Insignia's real estate assets on an "as is, where is" basis. Later that day Mr. Farkas informed our counsel and counsel to the special committee of the substance of his conversation with Mr. Wirta.


     Also on February 9, 2003, the meetings among members of our management, including Messrs. Garrison, Gilbert, Jeffrey P. Cohen and Marc W. Levy, a senior managing director of Insignia Financial Services, Inc., CBRE Holding, our respective advisors and the advisors to the special committee continued. Between February 9, 2003 and the execution of the merger agreement before the opening of business on February 18, 2003, meetings were held every day among members of our management, CBRE Holding, our respective advisors and the advisors to the special committee in which the merger agreement, the related documents and the proposed financing for the merger were discussed. Our management participants in these meetings included at various times Messrs. Farkas, Aston, Garrison, Gilbert, Uretta, Cohen and Levy. During these meetings, we and our advisors, as well as the advisors to the special committee, continued to negotiate with CBRE Holding and its advisors regarding a number of open issues, including limiting the extent of the conditions to the merger and the related financing in order to increase the certainty that the proposed merger would be completed. Among the provisions that we and our advisors negotiated in an attempt to mitigate the risk that the proposed merger would not be completed after it was announced was a provision for indemnification for damages that we may incur as a result of a termination of the merger agreement under certain circumstances, as well as an amendment to the existing no hire agreement under certain circumstances that would prevent CBRE Holding from hiring any of our employees for a significant period of time while we would be permitted during that period to attempt to hire any of its employees.

     On February 10, 2003, the special committee met by telephone conference call with its legal and financial advisors and received an update on the open issues that remained on the merger agreement, CBRE Holding's debt financing and the proposed financing of the real estate assets by a group to be formed by Mr. Farkas.


     On the evening of February 12, 2003, meetings of our board of directors and the special committee were held in New York City and by telephone conference call with their respective advisors to discuss the status of negotiations with CBRE Holding, as well as Mr. Farkas' proposed response to CBRE Holding's request for a fully-financed and unconditional offer to acquire all of our real estate assets that did not involve an investment by CBRE Holding. Mr. Farkas' personal legal counsel for the proposal attended the board of directors meeting. Mr. Farkas explained that given the approximately 72 hours that CBRE Holding had allotted for him to develop a proposal and deliver irrevocable financing commitments before the parties' mutually agreed February 12 target date for either concluding or terminating negotiations, and the inability of prospective investors to do any due diligence on the proposed investment within that time period, the maximum that he could deliver on an underwritten, firmly committed basis was $45 million for the real estate assets, which at that time CBRE Holding estimated had a net book value as of December 31, 2002 of approximately $67.2 million. He explained that, in addition to the $45 million cash purchase price, the proposal contemplated that Insignia or its successor would retain certain management contracts for the real estate assets which provided a stream of revenues to Insignia that Mr. Farkas believed to have a value of $10 million, which belief Mr. Farkas stated was based, in part, on the EBITDA multiple at which CBRE Holding had proposed to acquire us and which he indicated effectively gave the proposal a $55 million value. Mr. Farkas informed the board that three institutional investors, each of which, in his view, was intimately familiar with Insignia, its real estate assets and its management, declined to participate in the proposal due to the short time period required by CBRE Holding, which precluded their ability to conduct a due diligence investigation and to issue underwritten commitments as required by CBRE Holding. The special committee then informed Mr. Farkas that they approved of his conveying his proposal to CBRE Holding, but requested that Mr. Farkas reiterate to CBRE Holding that any asset sale would have to be independent of the merger transaction and that the proposed terms of the merger transaction should remain unchanged.


     Later that evening, Mr. Farkas and his legal counsel met with representatives of CBRE Holding and presented the new proposal. Mr. Farkas did not discuss the merger with CBRE Holding, other than to inform them that he was not there to negotiate the terms of the merger and to emphasize that his proposal was independent of the merger, and could not be a condition to the merger.


     On February 13, 2003, CBRE Holding advised Bear Stearns that it had rejected Mr. Farkas' newest proposal and had determined to retain all of the real estate assets, again stating that the closing of the merger would not be contingent upon the disposition of the real estate assets. CBRE Holding also advised Bear Stearns that, in light of CBRE Holding's inability to enter into an agreement providing for the unconditional sale of the real estate assets for at least their net book value, which at that time was estimated by CBRE Holding to be approximately $67.2 million as of December 31, 2002, CBRE Holding was revising its merger proposal to reduce the proposed merger consideration to $11.00 in cash per share of common stock. Bear Stearns reported CBRE Holding's revised proposal to counsel to the special committee. After discussions among us and our advisors, CBRE Holding and its advisors, the chairman of the special committee, counsel to the special committee and representatives of Blum Capital Partners, the parties negotiated an arrangement pursuant to which we would be permitted to market and sell the real estate assets prior to or simultaneously with the completion of the merger and, if the net cash proceeds received by us for the real estate assets exceeded a specified amount (generally $45 million, net of expenses, plus any amounts contributed or transferred to the entities holding these assets prior to completion of the merger), the excess net cash proceeds would be paid to holders of our common stock, options and warrants as additional merger consideration up to a maximum of an additional $1.00 per share of common stock. Thereafter, the special committee informed Mr. Farkas of the arrangement with CBRE Holding to market and sell the real estate assets prior to the closing of the merger, and also advised him that the special committee would request Mr. Farkas to agree that he and his affiliates would not engage in certain sale or other transactions involving our real estate assets for a period of five years following the closing of the merger. Mr. Farkas agreed to do so.


     Also on February 13, 2003, the boards of directors of CBRE Holding and CB Richard Ellis Services met and approved a merger with us in which we would not be required to dispose of our real estate assets prior to the merger and our common stockholders would receive $11.00 per share in cash. Also at this meeting, the boards of directors of CBRE Holding and CB Richard Ellis Services generally approved the terms of the proposed merger agreement, including a provision pursuant to which CBRE Holding and CB Richard Ellis Services would agree to indemnify us with respect to up to $50 million in specified damages incurred by us if the merger agreement was terminated under certain circumstances prior to closing.


     On February 14, 2003, meetings of our board of directors and the special committee were held in New York City and by telephone conference call with their respective advisors. Our board of directors was advised of the rejection by CBRE Holding of Mr. Farkas' proposal to buy the real estate assets and the reduction of the proposed merger consideration to $11.00 per share of our common stock, subject to possible increase. Also at these meetings, the special committee, after consulting with its advisors, informed our board of directors that if we were to proceed with any transaction below $12.00 per share of our common stock, the special committee would require agreements from Mr. Farkas and CBRE Holding and their affiliates that they would not engage in certain sale or other transactions involving our real estate assets for a period of five years following the closing of the merger. The legal advisors to us and the special committee then described certain provisions of the merger agreement for the board of directors. Messrs. Farkas, Siegel and Froggatt discussed for our board of directors the status of their discussions with CBRE Holding regarding their financial interest in the proposed merger, and in the case of Messrs. Siegel and Froggatt, their proposed continuing employment following the merger. Bear Stearns made an initial presentation to our board with respect to the financial aspects of the proposed transaction. Bear Stearns also discussed with our board the terms of the financing commitment letter and suggested changes that could be made. Our board and the special committee indicated that they wanted our management to continue to negotiate with CBRE Holding in an effort to resolve open issues so that a final proposal could be presented to them on Monday, February 17, 2003.


     From February 14, 2003 through February 17, 2003, representatives of CBRE Holding, Blum Capital Partners, Credit Suisse First Boston, us, the special committee and our respective advisors continued to negotiate the terms of the merger agreement and the Credit Suisse First Boston financing commitment letter. In connection with these negotiations and in order to facilitate the financing of the proposed transaction structure in which we would not be required to sell our real estate assets at or prior to the closing of the merger, affiliates of Blum Capital Partners agreed to increase their previously proposed $100 million capital contribution to CBRE Holding or its subsidiaries by the amount, if any, by which the net cash proceeds received by us from sales of real estate assets before or simultaneously with completion of the merger were less than $45 million.


     On February 17, 2003, meetings of our board of directors and special committee were held in New York City and by telephone conference call with their respective advisors. The terms of the draft merger agreement, status of the negotiations and remaining open issues were described for our board. Representatives of Bear Stearns made a presentation with respect to the terms of the proposed transaction and delivered Bear Stearns' oral opinion, which was subsequently confirmed in writing as of February 17, 2003, as to the fairness, from a financial point of view, of the merger consideration to be offered to holders of our common stock in the proposed merger. Following a discussion, the special committee and our board of directors each unanimously determined that the merger is advisable and in the best interest of our stockholders and approved the merger, subject to resolving the remaining open points and completion of satisfactory documentation. Our board adjourned until later in the day, when it continued its discussion of the proposed transaction. During the interim period, we, CBRE Holding, our respective advisors and counsel to the special committee continued to negotiate the remaining open points in the transaction documents. When our board reconvened, our senior management reported that the remaining open points had been favorably resolved and the view was expressed that satisfactory documentation could be executed that evening. The special committee and our board, with Mr. Froggatt not in attendance, reaffirmed their earlier approvals of the transaction. Also as of February 17, 2003, the boards of directors of each of CBRE Holding and CB Richard Ellis Services unanimously consented to the merger and the terms of the merger agreement and the related transaction documents.

     The original merger agreement and related documentation, including voting agreements by Mr. Farkas and four other members of our management, were executed before the opening of business on February 18, 2003, and shortly thereafter, we and CBRE Holding issued a joint press release on February 18, 2003 announcing the merger agreement.

     On February 27, 2003, counsel to the special committee informed Mr. Farkas that, in furtherance of the special committee's objective to maximize the amount that our stockholders would receive as additional consideration as contemplated by the merger agreement, he should focus his efforts on developing a third proposal to acquire the real estate assets, especially given that Mr. Farkas may be in the best position to pay more for the assets than any other bidder. In addition to soliciting a proposal from Mr. Farkas, we also began to solicit proposals from other parties to purchase the real estate assets.

     During February, March, April and May 2003, Frank Garrison and Adam Gilbert, as well as other employees and representatives of Insignia, held discussions with representatives of a number of prospective purchasers of all or portions of our real estate investment assets. Many of them entered into a confidentiality and standstill agreement with us and, in some cases, conducted a due diligence review of material in the data room regarding some or all of the real estate investment assets and other information supplied to them. During this period, two prospective purchasers (other than Island Fund) began to negotiate draft agreements with us to acquire a portion of our real estate investment assets.

     On March 26, 2003, Island Fund submitted a proposal to us in the form of a draft agreement to purchase all of the real estate investment assets, which contemplated that CBRE Holding and CB Richard Ellis Services would also be parties. The draft agreement provided for aggregate consideration of $50 million, including a cash purchase price of approximately $35.75 million and the assumption by Island Fund of approximately $14.25 million of our employment-related contractual obligations to Messrs. Farkas, Aston and Uretta and certain of our other employees. The cash purchase price was subject to adjustment if, prior to the merger, we received distributions from, or made capital contributions to, the real estate investment assets and required us to retain all contingent liabilities associated with outstanding letters of credit and guarantees that we have provided for the benefit of these assets. Island Fund would also assume certain ongoing payment obligations under the employment agreements of Messrs. Farkas, Aston and Uretta and we would be required to reimburse Island Fund for those payments as they were made.

     On April 2, 2003, a meeting was held in New York City among Messrs. Garrison and Gilbert, our outside legal counsel, legal counsel to the special committee, legal counsel to Island Fund and Messrs. Farkas and Cohen (as representatives of Island Fund) to discuss the Island Fund proposal. Mr. Farkas indicated that he wanted the transaction to result in an additional $5 million of merger consideration to our stockholders.

     On April 3, 2003, the special committee met and received from its counsel and Mr. Garrison an update on the status of our efforts to sell the real estate investment assets prior to the closing of the merger, including the proposal we received from Island Fund. After that meeting, the special committee requested that Mr. Farkas submit a draft of the agreement to the CBRE Holding so that the special committee could learn whether, in the view of the CBRE Holding, that proposal would produce any incremental consideration for our stockholders under the terms of the original merger agreement.

     On April 14, 2003, the special committee met and again received from its counsel and Mr. Garrison an update on the status of our efforts to sell the real estate investment assets prior to the closing of the merger, including the proposal we received from Island Fund. Among other things, at this meeting the special committee advised its counsel to instruct Island Fund that the special committee felt that Island Fund needed to increase the proposed purchase price for the real estate investment assets.

     On April 18, 2003, legal counsel to Island Fund distributed a further revised draft of the agreement to all parties and counsel. Also on that day, Messrs. Wirta and Farkas met in Mr. Farkas' office in New

York City to further discuss potential transaction structures, the status of various real estate investment assets, and the Island Fund proposal. Commencing April 21, 2003, legal counsel to Island Fund conducted due diligence in the data room.

     On April 22, 2003, legal counsel to CBRE Holding distributed a revised draft of the Island Fund agreement that reflected their comments to the draft distributed on April 18, 2003. On April 23, 2003, a telephone conference call was held among our legal counsel, legal counsel to the special committee, legal counsel to Island Fund and Mr. Cohen, to negotiate open issues in the draft agreement.

     On April 24, 2003, in a discussion between Mr. Farkas and the chairman of the special committee, Island Fund increased the aggregate consideration under its proposal to $50.6 million (including the assumption of employment-related contractual obligations) subject to the adjustments described above, with the provision that our stockholders receive $5 million of additional merger consideration in connection with the sale. In a conversation with Mr. Farkas later that day, Mr. Wirta indicated that such terms would be acceptable to CBRE Holding as long as the other open issues relating to the proposed transaction with Island Fund could be satisfactorily resolved, including the treatment of our contingent liabilities relating to the real estate investment assets.

     Between April 30 and May 2, 2003, Mr. Farkas and Mr. Wirta discussed the terms of the draft agreement. As a result of those discussions, Mr. Farkas agreed to increase the aggregate consideration to $52.8 million by increasing the cash purchase price to approximately $40.8 million (subject to adjustment) and reducing the amount of employment-related contractual obligations being assumed to approximately $12 million, provided our stockholders would receive $5 million of additional merger consideration in connection with the sale. Under Island Fund's revised proposal, we would remain liable for approximately $11.7 million of outstanding letters of credit and fixed dollar guarantees supporting the repayment of certain debt of the real estate investment assets, but Island Fund would reimburse CBRE Holding for 50% of any such amount paid and provide $3 million of collateral to support such reimbursement obligations. At the request of CBRE Holding, the proposal also provided that if the parties were unable to obtain the release of other outstanding guarantees relating to four other real estate investment assets, the applicable real estate investment asset would not be transferred to Island Fund and the cash purchase price would be reduced by an agreed amount. No such reduction in the purchase price would affect the additional merger consideration to be received by our stockholders in connection with the sale.

     CBRE Holding indicated that after evaluating the proposal it had concluded that the net proceeds from the transaction (including assumed employment-related contractual obligations) would be significantly less than $49 million and CBRE Holding was not prepared to proceed unless the amount of additional merger consideration payable as a result of the transaction was reduced from $5 million to $4 million. Island Fund objected to the reduction from $5 million to $4 million and indicated that it was not prepared to make a proposal to the special committee that included a reduced payment for our stockholders.

     Due to CBRE Holding's continued insistence that it would not increase the merger consideration by more than $4 million and Island Fund's inability to negotiate CBRE Holding from its position, on or about May 5, 2003, Island Fund indicated that it was prepared to continue discussions under the terms proposed by CBRE Holding. On May 7 and May 8, 2003, meetings were held in New York City among Messrs. Farkas and Cohen (as representatives of Island Fund), Messrs. Garrison and Gilbert, our outside legal counsel, legal counsel to Island Fund and, at the May 8, 2003 meeting, legal counsel to the special committee and legal counsel to CBRE Holding (each of whom participated by telephone) to negotiate open issues on the draft agreement.

     On May 8, 2003, our board of directors, including the members of the special committee, met with their respective advisors and received an update on the status of the negotiations with potential purchasers (including Island
Fund), CBRE Holding's financing of the merger and the SEC review of our preliminary proxy materials.

     On May 11, 2003, legal counsel to Island Fund distributed a further revised draft of the agreement to all parties and counsel providing for a reduced aggregate consideration of $51.8 million as a result of negotiated changes in the structure of the transaction, although these changes did not result in a change to the proposed $4 million increase to the merger consideration. Between May 11, 2003 and May 14, 2003, representatives of Island Fund and CBRE Holding continued to negotiate the draft agreement and, late on the evening of May 14, 2003, they reached an agreement in principle which also contemplated amendments to the original merger agreement to, among other things, implement the agreement to provide our stockholders, option holders and warrant holders with $4 million of additional merger consideration in connection with the sale. The parties continued to refine the draft agreement through the date it was executed.

     On May 19, 2003, our board of directors and the special committee met with their advisors to consider the Island Fund purchase agreement and the proposed amended and restated merger agreement. Our outside legal counsel summarized the terms of the Island Fund purchase agreement and the proposed amendments to the original merger agreement. Mr. Garrison summarized the process in which we had engaged to find potential purchasers for the real estate investment assets and the status of the discussions with them. Representatives of Bear Stearns indicated that while the aggregate consideration provided for in the Island Fund agreement was near the low end of the range of values attributed to our real estate investment assets in their analysis, the analysis assumed an orderly liquidation of the assets and not a sale in the short period between the signing and closing of the merger agreement. Our board of directors and the special committee considered the additional due diligence that would be required by another potential purchaser or purchasers in order to reach a definitive agreement or agreements, the expected difficulty of obtaining required consents in a transaction with another purchaser or purchasers and the execution risk of an alternate transaction or transactions. After a discussion (at which Mr. Farkas was not present) and an independent meeting of the special committee, the special committee unanimously approved the Island Fund purchase agreement and the amended and restated merger agreement and recommended that our board of directors approve these transactions. Our board of directors (with Mr. Farkas abstaining) has also unanimously approved the Island Fund purchase agreement and the amended and restated merger agreement.

     On the evening of May 28, 2003, the amended and restated merger agreement and the Island Fund purchase agreement were executed, and before the open of business on May 29, 2003, we and CBRE Holding issued a joint press release announcing the agreements.



RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS.

     After careful consideration, including discussions with and questioning of our senior management and their legal and financial advisors, our board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and subject to the conditions described in the merger agreement. Each of the members of the special committee has voted in favor of the adoption of the merger agreement and the approval of the merger. Each of the special committee and the board of directors recommend that our stockholders vote "FOR" the adoption of the merger agreement and the approval of the merger.


OUR REASONS FOR THE MERGER AND THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

     In reaching their recommendations, the special committee and our board of directors considered the following factors, each of which the special committee and our board of directors believed supported their recommendations of the merger, which are not listed in any order of importance:


    o The common stock merger consideration, not taking into account any additional consideration that may result from any potential sale of the real estate investment assets, represents a 31% premium over the $8.37 closing price per share of our common stock on February 6, 2003, the last full trading day before the public announcement of our discussions with CBRE Holding concerning the proposed merger, and exceeds the market prices of our common stock for approximately 10 months prior to that date. According to the analysis performed by Bear Stearns, the common stock merger consideration of $11.00 per share also represents a 38% premium to the average price per share of $7.95 during the 30-day period preceding February 6,

      2003, a 54% premium to the average price per share of $7.13 during the 90-day period preceding February 6, 2003, a 38% premium to the average price per share of $7.95 during the 180-day period preceding February 6, 2003 and a 19.4% premium to the average price per share of $9.21 during the 360-day period preceding February 6, 2003.

    o The presentations made by Bear Stearns to the special committee and our board of directors on February 14, 2002 and February 17, 2003 and Bear Stearns's oral opinion on February 17, 2003, subsequently confirmed in writing, to the effect that, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock. The full text of Bear Stearns's written opinion is attached as Appendix B to this proxy statement. We encourage you to read Bear Stearns's opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

    o The fact that our board of directors delegated broad powers to the special committee in conducting its evaluation of CBRE Holding's acquisition proposal and considering and pursuing other strategic alternatives to a transaction with CBRE Holding and that, to advise it in connection with these matters, the special committee engaged Bear Stearns as its independent financial advisor and Dechert LLP as its independent legal advisor. The special committee and its advisors took an active role, together with our board of directors and management, in negotiating the terms and conditions of the merger agreement.

    o The merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length negotiations with CBRE Holding and its advisors, on the one hand, and our board of directors, the special committee and the special committee's advisors, on the other hand.

    o The special committee's and our board of directors' belief that, after extensive negotiations with CBRE Holding and its representatives, we have obtained the highest price per share that CBRE Holding is willing to pay.


    o The likelihood that a third party would not be willing to offer a higher price than CBRE Holding in light of:


       (1) the fact that, between February 7, 2003, when we publicly announced that we were having discussions with CBRE Holding concerning the proposed merger, and February 17, when we executed the merger agreement, only three parties, in addition to CBRE Holding, approached us regarding a strategic alliance or a possible sale of all or part of our business, of which we had substantive discussions with only one company and that company did not make a definitive offer relating to any such transaction; and


       (2) the fact that, between the February 18, 2003 public announcement of the execution of the merger agreement and the date of this proxy statement, we did not receive any unsolicited bona fide offers from any third party regarding a potential acquisition transaction.

    o The terms of the merger agreement and related agreements, including

      o our ability to provide information to, and negotiate with, third parties regarding alternative transactions under specified circumstances and our ability to terminate this agreement if we accept a superior proposal upon the terms described in the merger agreement,


      o the potential for the holders of our common stock to receive additional merger consideration if we are able to sell certain of our real estate investment assets under the conditions described in this proxy statement.

      o the obligation of CB Richard Ellis Services to seek alternative financing under specified circumstances, and

        o the agreement of the CBRE Companies to indemnify us against specified losses and to not solicit or hire any of our employees for 18 months, in either case if the merger agreement is terminated under specified circumstances related to the failure to obtain regulatory consents or financing in connection with the merger, and

    o The special committee's and our board of directors' knowledge of our business, assets, financial condition and results of operations and prospects and of the real estate services industry in which we operate. In particular, the special committee and our board of directors concluded in voting for the merger that the certainty of the cash consideration to be received by our stockholders in the merger was preferable to continuing to own shares of our common stock. They made this determination after taking into account the significant adverse effect that the general slowdown in economic activity since early 2001 has had on the performance of our business because of reduced commercial real estate leasing and sales, the stock market's reaction to the general economic slowdown and our performance, the uncertainty as to the length of the current slowdown, the potential for similar future slowdowns, and the resultant overall near-term and long-term prospects for our business and the industry in which we operate.


     In the course of the deliberations of the special committee and our board of directors, they also considered a number of negative factors related to the merger, including the following, which are not listed in any order of importance:

    o The special committee was aware of the interests that many of our executive officers and directors have in the merger in addition to their interests as holders of our common stock, which interests are generally described in "--Interests of Executive Officers and Directors in the Merger." The special committee considered these interests in its evaluation of the merger and took into account the possibility that the merger consideration might have been lower as a result of them.

    o The fact that the merger is subject to a financing condition and the belief of the special committee and our board of directors that the financing contingency decreases the likelihood that the merger will be consummated.

    o The likelihood that although some stockholders may prefer to receive cash for their shares, others may prefer to continue as stockholders of Insignia. If the merger is consummated, our stockholders will receive cash for their shares, and thus it will no longer be possible for our stockholders to maintain an equity ownership interest in Insignia.

    o The fact that the receipt of cash in the merger will be a taxable transaction to our stockholders.


    o The fact that the merger agreement restricts our ability to seek an alternative transaction and would under certain circumstances require us to pay CB Richard Ellis Services a fee of $7 million if we were to terminate the merger agreement in order to accept an alternative transaction, although the special committee and our board believe that the merger agreement provides us with sufficient ability to negotiate such a transaction and that the fee is not so great as to discourage third parties from proposing alternative transactions that may be more beneficial to our stockholders.


     The preceding information regarding the information and positive and negative factors considered by the special committee and our board of directors is not, and is not intended to be, exhaustive. Moreover, in view of the wide variety of factors considered in connection with the evaluation of the merger, the special committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

REASONS OF CBRE HOLDING FOR ENGAGING IN THE MERGER

     CBRE Holding has indicated to us that its reasons for engaging in the merger are the following:

    o CBRE Holding will benefit from our strength in a number of key commercial centers where we currently have a stronger presence than CBRE Holding, including New York, London and Paris.

    o The combined business will be able to provide a broader range of services to its clients in regions around the world.

    o CBRE Holding expects to expand its base of clients to include many of the major investors and corporations with which we historically have had relationships.

    o The combined business will be able to combine the most talented commercial real estate services personnel from CBRE Holding and Insignia, which will allow the combined business to better serve its clients.


    o CBRE Holding expects to obtain significant costs savings in connection with the combination of the two businesses. During 2002, we and CBRE Holding incurred approximately $34 million of costs related to (1) the compensation of our senior management personnel that CBRE Holding has indicated to us will not be joining CBRE Holding after the merger, (2) administrative and support costs associated with those management personnel and (3) human resources, legal, accounting and other administrative functions that CBRE Holding has indicated to us overlap with similar functions at CBRE Holding. CBRE Holding has indicated to us that it expects to eliminate these annual costs after the merger as part of the integration plan it is developing in connection with the combination of the two businesses.


OPINION OF BEAR, STEARNS & CO. INC.

     Under a letter agreement dated as of October 22, 2002, the special committee of our board of directors engaged Bear Stearns to act as its financial advisor in connection with a possible transaction with the CBRE Companies. The special committee engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise in similar transactions. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with transactions and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the February 14, 2003 meeting of our board of directors and the special committee of our board of directors, Bear Stearns made an initial presentation for our board with respect to the financial aspects of the proposed transaction. At the February 17, 2003 meeting of our board of directors and the special committee, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, that, as of February 17, 2003, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, $11.00 in cash per share of our common stock is fair, from a financial point of view, to our stockholders.

     We have attached as Appendix B to this proxy statement the full text of Bear Stearns' written opinion and urge you to read the opinion in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated into this proxy statement by reference. The summary of Bear Stearns' opinion set forth below is qualified in its entirety by reference to the full text of the opinion. In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns' opinion:

    o was provided to our board of directors and the special committee of our board of directors for their benefit and use;

    o did not constitute a recommendation to our board of directors or the special committee in connection with the merger;

    o does not constitute a recommendation to any of our stockholders as to how to vote in connection with the merger;

    o did not address our underlying business decision to pursue the merger;
      and

    o did not express any opinion as to the price or range of prices at which the shares of our common stock would trade subsequent to the announcement of the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of $11.00 in cash per share of our common stock to our stockholders, the common stock merger consideration itself was determined by us and the CBRE Companies through arms-length negotiations. Bear Stearns provided advice to us during the course of such negotiations. We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     Bear Stearns Opinion

     In connection with rendering its opinion, Bear Stearns, among other things:


    o reviewed the original merger agreement dated as of February 17, 2003;


    o reviewed our annual reports to shareholders and annual reports on Form 10-K for the years ended December 31, 2000 through 2001, our quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002, and our reports on Form 8-K for the two years ended February 17, 2003;

    o reviewed certain operating and financial information relating to our business and prospects, including estimates for the year ending December 31, 2002 and the budget for the year ending December 31, 2003, provided to Bear Stearns by our management;

    o reviewed asset sales projections prepared by our management for certain of our real estate development and co-investment projects;

    o reviewed projections prepared by our management for a minority-owned but consolidated apartment complex, as it is currently operated, assuming a variety of scenarios under which existing rent regulation would cease to apply;

    o reviewed assets held by our two private equity funds that invest primarily in real estate debt securities, and reviewed estimated market values for these funds as provided by our management dated as of December 31, 2002 and December 5, 2002, and by a third party investment bank as of January 31, 2003;

    o reviewed an appraisal received in connection with our acquisition of St. Thomas, United States Virgin Islands dock front and submerged property, which we refer to in this section of the proxy statement as "Nautica," in July 2002, which appraisal we refer to as the "Nautica Appraisal";

    o met with certain members of our senior management to discuss our business, operations, historical and projected financial results, future prospects and the development plans for certain real estate assets;

    o reviewed the historical prices, trading multiples and trading volume of our common stock;

    o reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to us;

    o reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to us and the merger;

    o discussed with our management the letter of intent dated February 6, 2003 between us and Prudential Long Island Realty regarding the purchase of our wholly-owned subsidiary, Insignia Residential Group, which is also the sole owner of Insignia Douglas Elliman LLC;

    o performed discounted cash flow analyses based on the real estate investment projections furnished to Bear Stearns by us; and

    o conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In arriving at its fairness opinion, Bear Stearns did not perform or obtain any independent appraisal of our assets or liabilities, nor was Bear Stearns furnished with any such appraisals, other than the Nautica Appraisal. Bear Stearns was informed that we do not have current appraisals for any of our investments or interests in real estate or real estate owning entities, other than the Nautica Appraisal. Bear Stearns does not appraise real estate and, accordingly, the fairness opinion is necessarily limited in that respect.

Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on us.



     Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to it by us. With respect to our projected financial results, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. With respect to the estimates of market value for our two private equity funds that invest primarily in real estate debt securities, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best then available estimates and judgments of the investment banker from which inquiry was made or our senior management, as the case may be, as to the then current market value of these funds. With respect to the projections for our real estate investment assets, which we expect to sell to Island Fund prior to the closing of the merger, Bear Stearns relied on our management's representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to the expected future proceeds from, and timing of, such sales. With respect to projections related to a minority-owned but consolidated apartment complex, at our management's direction and because of the speculative nature of the plan for terminating existing rent regulations and achieving the forecasted projections, Bear Stearns reviewed a variety of scenarios for such termination and did not assign any particular weighting to the likelihood of any particular set of projections. With respect to the Nautica Appraisal, Bear Stearns assumed that the appraisal was reasonably prepared on bases reflecting the best then available estimates and judgments of the appraiser as to the value of Nautica. Bear Stearns has not assumed any responsibility for the independent verification of any of this information or of the projections provided to it, and Bear Stearns further relied upon the assurances of our senior management that they are unaware of any facts that would make the information, projections or appraisal provided to it incomplete or misleading.



     Summary of Analyses

     The following is a brief summary of the material analyses performed by Bear Stearns and presented to our board of directors and the special committee of our board of directors in connection with rendering its fairness opinion. Some of the summaries of financial analyses include summary data including ranges of implied equity value per share of our common stock. In order to fully understand the financial analyses used by Bear Stearns, the summary data must be read together with the full text of the analyses. The summary data do not represent a complete description of the financial analyses.

     In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, us and the CBRE Companies. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Bear Stearns' analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which these businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above in "--Reasons for the Merger and the Recommendations of the Special Committee and Our Board of Directors," Bear Stearns' opinion was among many factors taken into consideration by our board of directors and the special committee in making their determination to approve the merger and the merger agreement.

   Comparison of Unadjusted Common Stock Merger Consideration to Unaffected and Historical Stock Price

     Bear Stearns compared the unadjusted common stock merger consideration of $11.00 per share of our common stock to the closing market price of our common stock as of February 6, 2003, which was the day before we and the CBRE Companies disclosed we were in merger discussions, and average closing market prices for the 30 days, 90 days, 180 days and 360 days preceding February 6, 2003. The unadjusted merger consideration represents approximately a 31% premium to the February 6, 2003 closing price of $8.37, a 38% premium to the 30-day average of $7.95, and a 54% premium to the 90-day average of $7.13. The table below summarizes the analysis.

                              AVERAGE     PREMIUM TO AVERAGE       HIGH          LOW
                             ---------   --------------------   ----------   ----------
Price at 2/6/03 ..........    $  8.37             31.4%          $  8.37      $  8.37
30 Days ..................       7.95             38.4%             8.46         7.25
90 Days ..................       7.13             54.3%             8.46         5.45
180 Days .................       7.95             38.4%            10.25         5.45
360 Days .................       9.21             19.4%            11.65         5.45

     Commercial Real Estate Services, or "CRES," Valuation



     Calculation of Insignia CRES Enterprise Value at Common Stock Merger Consideration. Bear Stearns calculated the enterprise value for Insignia at the common stock merger consideration of $11.00 in cash per share, which we refer to in this section as the "Enterprise Value," by adding the net equity value of our common stock of approximately $266.4 million, and our total debt of approximately $193.7 million, the liquidation value of our preferred stock of $37.5 million and certain of our other liabilities of approximately $87 million estimated to be outstanding as of December 31, 2002 and subtracting our cash of approximately $141.5 million estimated to be outstanding as of December 31, 2002. The cash balance includes restricted cash that secures loan notes related to our acquisitions of Richard Ellis Group Limited and St. Quintin Limited and restricted cash held on certain of our real estate assets and was adjusted to include cash proceeds from a January 2003 sale of one of our real estate assets. Bear Stearns calculated the Enterprise Value attributable to our Commercial Real Estate Services for selected analysis by (1) subtracting the proposed $73.5 million value of our residential real estate services business based on the terms of the February 6, 2003 letter of intent between us and Prudential Long Island Realty regarding the purchase of our wholly-owned subsidiary, Insignia Residential Group, which is also the sole owner of Insignia Douglas Elliman LLC, and (2) subtracting the gross book value of our real estate principal investment activities, which we refer to in this section of the proxy statement as the "Insignia Real Estate," estimated by our management as of December 31, 2002. The gross book value of the Insignia Real Estate was adjusted to exclude the book value attributable to a real estate asset sold in January 2003.


     Calculation of Commercial Real Estate Services Earnings Before Interest, Taxes, Depreciation, and Amortization, or "EBITDA." Bear Stearns calculated our CRES EBITDA by excluding earnings from our residential real estate services business, which we sold in March 2003, and our financial services business, which is directly related to Insignia Real Estate, from our total service EBITDA.

     Bear Stearns calculated multiples of our Enterprise Value attributable to our CRES to our actual CRES EBITDA for the year ending December 31, 2000 and 2001 and our estimated CRES EBITDA for the fiscal years ending December 31, 2002 and 2003. Bear Stearns then compared these multiples to multiples observed in the Comparable Company Analysis and Comparable Transaction Analysis described below.

     Comparable Company Analysis. Bear Stearns analyzed selected historical and budgeted operating information provided by our management, stock price performance data and valuation multiples for our CRES and compared this data to that of certain publicly traded companies deemed by Bear Stearns to be generally comparable to us. Bear Stearns utilized the earnings forecasts for these companies from publicly available data, First Call and select Wall Street equity research reports.

     Bear Stearns reviewed, among other things, the comparable companies' (1) enterprise value/2001 actual EBITDA, and (2) enterprise value/2002 estimated EBITDA. The multiples were based on closing stock prices for the comparable companies on February 6, 2003. Based on the range of values for the Insignia Real Estate, the implied range of 2001 actual EBITDA multiples and 2002 estimated EBITDA multiples for CRES at the common stock merger consideration of $11.00 in cash per share were consistent with the range of multiples observed for the comparable companies.

                         COMPARABLE TRADING MULTIPLES


                                               ENTERPRISE         ENTERPRISE VALUE/2002E
                                           VALUE/2001A EBITDA             EBITDA
                                          --------------------   -----------------------
Trammell Crow Co. .....................            4.9x                     6.9x
Jone Lang LaSalle Inc. ................            4.1                      5.1
                                                   ---                      ---
Average ...............................            4.5x                     5.8x
Insignia @ Purchase Price(1) ..........            4.9x                     5.5x

----------
(1) Enterprise Value and EBITDA are for CRES only. See "Calculation of Insignia CRES Enterprise Value at Common Stock Merger Consideration" and "Calculation of Commercial Real Estate Services Earnings Before Interest, Taxes, Depreciation and Amortization, or "EBITDA."

     Bear Stearns noted that private companies predominate in the real estate services industry, and comparable public companies are limited: the two comparable companies reviewed, Trammell Crow Co. and Jones Lang LaSalle Inc., do have commercial leasing and property sales segments, but also provide other real estate services not offered by us and operate in other business segments in which we do not operate.


     Comparable M&A Transaction Analysis. Bear Stearns analyzed a number of merger and acquisition transactions involving publicly traded, real estate services companies. Bear Stearns reviewed, among other things, the comparable companies' Enterprise Value at Purchase Price/Last Twelve Months (pre-acquisition) EBITDA, or "LTM EBITDA." In the past three years, the number of transactions has been limited. The most recent transaction was completed in mid-2001 at 4.3x EV/LTM EBITDA. The second most recent transaction, which was the leveraged buyout of CB Richard Ellis Services, was completed in July 2001 at 5.1x EV/LTM EBITDA at the announcement date and at 5.8x EV/LTM EBITDA at the closing date. Based on the range of values for the Insignia Real Estate, the implied range of 2001 actual EBITDA multiples and 2002 estimated EBITDA multiples for CRES at the common stock merger consideration of $11.00 in cash per share were consistent with the range of multiples observed for the comparable M&A transactions.


                          COMPARABLE M&A TRANSACTION

                                                                                        PURCHASE
      DATE ANNOUNCED                           TARGET/ACQUIROR                      PRICE/LTM EBITDA
-------------------------- ------------------------------------------------------- -----------------
         08/28/01          Groupe Bourdais / Insignia Financial Group, Inc.                4.3x
         11/13/00          CB Richard Ellis Services, Inc. / BLUM CB Corp.                 5.8(1)
                                                                                           5.1(2)
         05/28/99          Douglas Elliman / Insignia Financial Group, Inc.                5.0(3)
         10/22/98          Jones Lang Wootton / LaSalle Partners, Inc.                     7.8(4)
         03/05/99          St. Quintin Holdings / Insignia Financial Group, Inc.            6.0
         08/31/98          The Compass Group / LaSalle Partners, Inc.                    NA
         10/20/97          Richard Ellis / Insignia Financial Group, Inc.                 10.0(5)
         06/17/96          Edward S. Gordon / Insignia Financial Group, Inc.                5.3

----------                                                                               -------
 Average: 1999 - Present                                                                   5.8x
 Average: 2001 - Present                                                                    4.9
-------------------------- -------------------------------------------------------       -------
                           Insignia CRES @ Purchase Price                                  5.5x

--------------------------------------------------------------------------------
(1)   Based on twelve months ended 6/30/01 EBITDA.

(2)   Based on fiscal year 2000 EBITDA.


(3) Acquisition multiple was 5.8x after taking into account $10 million earn-out, which was expected to be paid.


(4)   Based on EBITDA for the 9 months 9/30/98 annualized.

(5) Acquisition multiple was 8.0x after considering expected increased EBITDA from incremental business in New York from Richard Ellis clients.

Review of Insignia Real Estate


                        REVIEW OF INSIGNIA REAL ESTATE


                                                ET BOOK VALUE
                                                (IN MILLIONS)
                                               ---------------
                                                      @
                                                   12/31/02       LOW VALUATION     HIGH VALUATION
                                                    (1)(2)            ESTIMATES         ESTIMATES
                                               ---------------   ---------------   ---------------
Consolidated Properties ....................       $  21.7           $  2.4           $  54.9
Co-Investment Projects .....................          21.0             21.0              25.7
Development Projects .......................          11.7             11.4              13.3
Private Equity Funds .......................          16.1             15.3              17.3
Less: Consolidated Other Assets(1) .........          (3.3)
                                                   -------           ------           -------
INSIGNIA REAL ESTATE .......................       $  67.2           $ 50.0           $ 111.2


----------

(1) Includes other net assets of consolidated properties of $3.3 million, which are included in consolidated Insignia assets.

(2) Excludes an investment in an unaffiliated real estate-related e-commerce investment fund.



     Bear Stearns reviewed the Insignia Real Estate based on a variety of methodologies including discounting our management's estimated timing and projected sales prices for the anticipated asset sales at a range of discount rates, third party appraisals, if available, and estimated current market values for liquid securities. Insignia Real Estate is comprised of Consolidated Properties, Co-investment Projects, Development Projects, and Securities Funds, as detailed below.

     The Consolidated Properties include Nautica, a minority-owned but consolidated apartment complex, and a retail property in Norman, Oklahoma. The reference range for Nautica considered scenarios including assumption of ownership by the mortgage holder, as well as continued ownership of the unimproved property by an equity holder. For the referenced apartment complex, Bear Stearns reviewed a number of scenarios including no change in current rents and assuming conversion of existing regulated rents to market rents. For the retail property reference range, Bear Stearns discounted at a range of discount rates the projected sales price for the retail property.

     The Co-investment Projects consist primarily of our minority equity investments in 28 properties. For the reference range, Bear Stearns discounted at a range of discount rates the cash flows to us resulting from the projected sales, capital calls and operating cash flows of the properties.

     The Development Projects comprise four minority equity positions in projects either completed or under construction and one wholly-owned land parcel. For the reference range, Bear Stearns discounted at a range of discount rates the cash flows to Insignia resulting from the projected sales, capital calls and operating cash flows of the properties, as well as book value for the wholly owned land parcel.

     The Securities Funds represent equity interests owned by Insignia in two private equity funds that own real estate debt securities. The reference range was constructed after reviewing the net equity value to us based on a mark-to-market estimate from a third party investment bank and the net equity value to us based on a mark-to-market estimate from us, calculated after accounting for incentive equity allocations.

     Bear Stearns' valuation of the Insignia Real Estate assumed an orderly negotiated sale process and did not attempt to assign values that could be achieved in a limited time sale process such as the one we are permitted to conduct prior to the closing of the merger under the terms of the merger agreement. As a result, values actually obtained for Insignia Real Estate may be lower than Bear Stearns' valuation.

     Summary Reference Range for Insignia


     Bear Stearns reviewed a theoretical value range for Insignia by applying to applicable EBITDA a range of trading and transaction multiples from 5.0x to 6.5x Enterprise Value attributable for CRES/ CRES EBITDA, adding a value of our residential real estate services business based on discussions with our management regarding a letter of intent dated February 6, 2003 between the Company and Prudential Long Island Realty regarding the purchase of our wholly owned subsidiary, Insignia Residential Group, which is also the sole owner of Insignia Douglas Elliman LLC, and adjusting the resulting sums for a reference range for the Insignia Real Estate from $50 million to $111.2 million. Bear

Stearns then adjusted these sums for our cash, certain liabilities, debt and preferred stock to arrive at a reference range for our common equity. The reference range for the Insignia Real Estate represents net equity values after property level non-recourse debt. The December 31, 2002 net book equity value was adjusted to exclude the net book value attributable to one of our real estate assets sold in January 2003. The budgeted CRES financial results for us for the period from December 31, 2002 to December 31, 2003 were provided to Bear Stearns by our management and represent revenue growth and operating margins believed to be achievable by our management at the time the Bear Stearns fairness opinion was rendered, assuming the merger agreement was not entered into and no other comparable transaction was entered into by us.

     Based upon the calculations described above, our theoretical value range was $9.49 to $14.20 per share of our common stock.

     Other Analyses and Considerations. Bear Stearns conducted other analyses as it deemed appropriate, including reviewing our historical and estimated financial and operating performance, reviewing the pro forma balance sheet data for the combined company, analyzing selected Wall Street equity research reports on, and earnings and other estimates for real estate services companies, reviewing and comparing certain financial data and valuation parameters for us and reviewing available information regarding the institutional holdings of our common stock. In addition, Bear Stearns examined publicly available information relating to trends in the real estate services industry.

     While Bear Stearns has performed discounted cash flow analysis on certain real estate investment projections and projected sales proceeds associated with them, Bear Stearns did not perform a discounted cash flow analysis on our entire company as the inherent unpredictability of the industry's earnings causes our management to not forecast real estate services earnings beyond 2003.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all of its analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. These analyses were prepared solely as part of Bear Stearns' analyses of the fairness, from a financial point of view, of $11.00 in cash per share of our common stock to our stockholders.

     Pursuant to the terms of our engagement letter with Bear Stearns, we have agreed to pay Bear Stearns a total fee of 0.625% of the aggregate value of the consideration paid in the merger to holders of our common stock, preferred stock and options and warrants to purchase our common stock and the amount of our debt or preferred stock assumed or acquired in the merger, $100,000 of which became payable on signing the engagement letter, $500,000 of which became payable upon the delivery of the Bear Stearns opinion and the balance of which will become payable upon consummation of the merger. In addition, we have agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the merger, including reasonable fees and disbursements of its legal counsel. We have also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     The compensation proposed by Bear Stearns was negotiated at arms-length between the special committee and its counsel and Bear Stearns after the special committee received proposals from two other prominent investment banks. Bear Stearns agreed that a portion of the compensation would be contingent upon completion of the merger, which is customary in transactions of this nature. In evaluating Bear Stearns' analysis and conclusions with respect to the fairness of the merger consideration, the special committee considered the contingent nature of Bear Stearns' compensation, but concluded that it was standard practice in acquisition transactions of this nature and did not impair Bear Stearns' independence or objectivity.

     Bear Stearns may actively trade our equity and debt securities for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

OTHER RELATED AGREEMENTS

     VOTING AGREEMENTS. Each of Andrew L. Farkas, who is our chief executive officer and one of our directors, and Frank M. Garrison, Adam B. Gilbert, James
A. Aston and Ronald Uretta, each of whom is one of our executive officers, entered into a voting agreement, dated February 17, 2003, as amended on May 28, 2003, with CB Richard Ellis Services and Insignia. The voting agreements bind these individuals in their capacity as stockholders of Insignia and do not prohibit them from acting in accordance with their fiduciary duties as our officers or directors. Under the voting agreements, each of these individuals has agreed to vote, or take all actions necessary to cause to be voted, at the special meeting or any other meeting called with respect to the merger, all the shares of Insignia held by him of record or beneficially (a) in favor of approval of the merger, the merger agreement, the other transactions contemplated thereby and any other matter which would reasonably be expected to facilitate the merger and (b) against any other acquisition proposal. Each of these individuals, in his capacity as a stockholder, has also agreed not to solicit or cause the solicitation of other stockholders of Insignia against the merger and the merger agreement or in favor of any other acquisition proposal. Each voting agreement further provides that these individuals may not transfer their shares until the expiration of each such voting agreement, except for a specified amount that may be transferred as a bona fide gift. Each voting agreement will expire as of the earliest to occur of the valid termination of the merger agreement, the withdrawal by our board of directors or the special committee of its recommendation of the merger or the consummation of the merger. The aggregate amount of outstanding shares of our common stock subject to the voting agreements represented on the record date approximately 6.4% of the outstanding shares of our common stock entitled to vote at the special meeting.

     NO-RAID AGREEMENT. In connection with the negotiation of the original merger agreement, we entered into a "no raid agreement" dated January 19, 2003, with CBRE Holding, which was amended on February 10, 2003. The no raid agreement, as amended, prohibits the parties from hiring or engaging as employees or independent contractors or from soliciting for employment or engagement as an independent contractor, any employee or independent contractor of the other party for a period of six months, or from soliciting for employment or engagement as an independent contractor of the other party for a period of 12 months, in each case, commencing on the date one party first notifies the other party that it is terminating the merger agreement in accordance with its terms. CBRE Holding, however, may hire an employee or engage as an independent contractor employees or independent contractors who provide consulting services for Insignia in the New Jersey market. If the merger agreement is terminated under limited circumstances, many of the terms of the no raid agreement automatically will be amended. See "The Merger Agreement--Termination Fee; Indemnification; Amendment of No Raid Agreement."

     AGREEMENT WITH PREFERRED STOCKHOLDER. In connection with the merger agreement, we entered into a consent agreement, dated February 14, 2003, as amended on May 28, 2003, with Madeleine L.L.C., the record holder of our series A convertible preferred stock and series B convertible preferred stock, in which Madeleine agreed to the conversion of each share of series A convertible preferred stock and each share of series B convertible preferred stock held by it of record or beneficially, upon the consummation of the merger, into the right to receive the stated value of $100.00 per share plus a sum equal to all compound dividends accrued and unpaid with respect to the preferred stock until the date of the merger, if any. Madeleine also agreed not to convert the preferred stock into shares of our common stock unless prior to such conversion the price per share of our common stock on the New York Stock Exchange after February 14, 2003 and prior to such conversion equals or exceeds the applicable conversion price of the series A convertible preferred stock, which was $14.00 per share as of the record date, or the series B convertible preferred stock, which was $15.40 per share as of the record date. Madeleine further agreed not to transfer the preferred stock until the expiration of the consent agreement. The consent agreement will expire upon termination of the merger agreement or, at the election of the holders of our preferred stock, on or after August 1, 2003, if the merger has not been consummated by that date. According to a
Schedule 13D/A filed with the Securities and Exchange Commission by Stephen Feinberg on June 28, 2002, Madeleine holds the preferred stock on behalf of Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Cerberus International, Ltd., private investment funds which are managed by Mr. Feinberg. Mr. Feinberg has sole voting and investment authority over such shares.


INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER


     In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above under "Sale of Our Real Estate Investment Assets in Connection with the Merger," some of our executive officers and the members of our board of directors have interests in the merger that are in addition to, or different from, the interests of our stockholders generally and that create potential conflicts of interest. These interests are described below.

     STOCK OPTIONS, WARRANTS AND RESTRICTED STOCK AWARDS. The merger agreement provides that, immediately prior to the effective time of the merger, (a) all outstanding warrants and all outstanding options other than those described in clause (b) below, whether vested or unvested, will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the excess, if any, of the common stock merger consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of common stock subject to the option or warrant, (b) outstanding options to purchase our common stock granted pursuant to our 1998 Stock Incentive Plan, whether vested or unvested, will be cancelled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the higher of (x) the merger consideration, and (y) the highest final sale price per share of our common stock as reported on the New York Stock Exchange on any day during the 60-day period preceding the closing of the merger, over the exercise price of the options, multiplied by the number of shares of common stock subject to the options, less any applicable withholding taxes, and (c) all outstanding restricted stock awards will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the common stock merger consideration multiplied by the number of shares of common stock subject to such awards.

     The following table summarizes the number of shares of our common stock subject to vested and unvested options, warrants and restricted stock awards with an exercise price lower than the merger consideration per share that are currently held by each executive officer and director, as well as the aggregate amount of cash to which each executive officer and director would be entitled as of the date of this proxy statement, assuming that the merger consideration payable per share of our common stock is $11.00 and $11.156:




                                            $11.00 PER SHARE                          $11.156 PER SHARE (1)
                               ------------------------------------------   ----------------------------------------
                                 SHARES OF COMMON                             SHARES OF COMMON
                                 STOCK SUBJECT TO                             STOCK SUBJECT TO
                                  "IN-THE-MONEY"                               "IN-THE-MONEY"
                                OPTIONS, WARRANTS          AGGREGATE         OPTIONS, WARRANTS         AGGREGATE
  NAME OF EXECUTIVE OFFICER       AND RESTRICTED         CONSIDERATION         AND RESTRICTED        CONSIDERATION
         OR DIRECTOR               STOCK AWARDS        TO BE RECEIVED(2)        STOCK AWARDS       TO BE RECEIVED(2)
----------------------------   -------------------   --------------------   -------------------   ------------------
James A. Aston .............         200,000              $  600,000              200,000             $  631,200
Jeffrey P. Cohen ...........              --                      --                   --                     --
Robert J. Denison ..........          27,000              $   77,560               29,000             $   82,084
Andrew L. Farkas ...........       1,000,000              $3,000,000            1,000,000             $3,156,000
Robin L. Farkas ............          27,000              $   77,560               29,000             $   82,084
Alan C. Froggatt ...........          11,794(3)           $   67,346               11,794(3)          $   69,186
Frank M. Garrison ..........         300,000(4)           $  631,000              300,000(4)          $  677,800
Adam B. Gilbert ............              --                      --                   --                     --
Robert G. Koen .............          27,000              $   77,560               29,000             $   82,084
Stephen M. Ross ............           2,000              $    2,560                2,000             $    2,872
Stephen B. Siegel ..........              --                      --                   --                     --
Ronald Uretta ..............         200,000              $  600,000              200,000             $  631,200
H. Strauss Zelnick .........          27,000              $   77,560               29,000             $   82,084



------------
(1) The increased merger consideration of $11.156 per share will be paid if the sale of our real estate investment assets to Island Fund is completed prior to the merger.

(2) The merger agreement provides that outstanding options to purchase our common stock granted pursuant to our 1998 Stock Incentive Plan will be cancelled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the higher of (a) the merger consideration, and (b) the highest final sale price per share of out common stock as reported on the New York Stock Exchange during the 60 day period preceding the closing of the merger, over the exercise of the options, multiplied by the number of shares of common stock subject to the options, less any applicable withholding taxes. We expect that this formula will result in a price per share of common stock subject to such options higher than either $11.00 or $11.156 per share. For example, the highest final sale price per share of our common stock reported on the NYSE during the 60-day period preceding the date of this proxy statement was $11.28 per share on May 9, 2003. Accordingly, the amounts presented in the table above may increase.

(3)   Includes 2,000 unvested restricted stock awards.

(4)   Includes 100,000 unvested options.

     INCENTIVE PARTICIPATION, OR "PROMOTIONAL," INTERESTS. The merger agreement provides that the profit participation, or "promotional," interests granted to our employees and executive officers, some of whom are directors, in respect of some of our real estate investment assets under our investment program described below will continue to exist following the merger. In the merger agreement the CBRE Companies acknowledge the validity and existence of these interests and agree to use all commercially reasonable efforts to provide for the holders of these interests to receive compensation, if any is due, only when the underlying real estate assets are sold, rather than if we sell an interest in the entity that owns the assets.


     As an integral part of our employee incentive compensation and retention arrangements, we have in the past awarded certain of our key employees, including our executive officers, profit participation interests tied to the success of certain of our equity investments in real estate and real estate related assets. An award is made in the form of either (1) a letter agreement pursuant to which we agree to pay to the recipient a specified percentage of a portion of the proceeds as and when received by us in respect of the applicable investment asset, subject to vesting and other eligibility criteria, or (2) a direct or indirect assignment by us of a portion of our equity interest in the applicable investment asset, subject to forfeiture by the recipient of all or a portion of that interest back to us under certain circumstances. These incentive awards were granted subject to performance and vesting provisions established on an investment-by-investment basis. Generally, however, they entitle the holders to receive approximately 50%, in the aggregate, of the cash proceeds otherwise receivable by us in respect of our equity investments in the related investment assets, but only after we have received a return of our invested capital plus a 10% annual return on our invested capital, which is determined on an investment-by-investment basis. In certain cases, future grants ranging from 5% to 10% of these proceeds may be made to our employees based on a number of factors, including the degree of success of a particular investment. In the case of the awards relating to our equity investments in the two private investment funds sponsored and managed by us, Insignia Opportunity Partners and Insignia Opportunity Partners II, L.P., the holders are entitled to receive, respectively, 60% and 55%, in the aggregate, of the cash proceeds we are entitled to receive under the fund partnership agreements in respect of our "promotional" or "over-ride" equity interests in those funds, which are the incentive equity interests we receive for serving as the general partner of those funds. However, the recipients of the awards relating to these two funds are not entitled to receive any portion of our capital invested in those funds or any profits on those capital investments. The incentive awards granted to our executive officers with respect to each investment asset generally approximate 25% in the aggregate, except that the incentive awards granted to our executive officers in respect of our "promotional" equity interests in Insignia Opportunity Partners is 55% in the aggregate, and in Insignia Opportunity Partners II is 46.75%, in the aggregate. For additional information regarding the compensation of our directors and executive officers, please refer to our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2003.

     ARRANGEMENTS FOR CERTAIN OF OUR EXECUTIVE OFFICERS UNDER EMPLOYMENT AND OTHER AGREEMENTS. The employment agreements of each of Andrew L. Farkas, Frank
M. Garrison, James A. Aston, Jeffrey P. Cohen, Adam B. Gilbert and Ronald Uretta provide that each of them may, upon a change in control of us, continue to provide consulting services to the surviving entity following the change in control. At the request of CB Richard Ellis Services, these individuals, except Messrs. Cohen and Gilbert, will not be required to provide any consulting services or work for us if the merger is completed.


     The existing employment agreements with each of Messrs. Farkas, Garrison, Aston, Cohen, Gilbert and Uretta also provide that they will be entitled to certain payments and other benefits as a result of their employment being terminated and/or substituted by consulting relationships in connection with the merger. All of the incentive participation, or "promotional," interests granted to these persons, which are described in greater detail above, will effectively become fully vested under the terms of their employment agreements or the grant of such interests as a result of their employment being terminated and/or substituted by consulting relationships in connection with the merger. In connection with the negotiation of the merger agreement, CB Richard Ellis Services entered into agreements, as amended May 28, 2003, with each of these individuals that confirm the payments and other benefits due to each of them under these employment agreements, as well as the benefits described below in the section titled "Material Asset Disposition Payments" and the following benefits in connection with the merger:


    o Each of these persons may (1) keep certain of his current office equipment and (2) elect to receive a fixed cash payment from Insignia for the duration of his employment agreement in lieu of the office space and support staff that Insignia would otherwise be obligated to provide him under his employment agreement.

    o If Mr. Garrison, Aston or Uretta becomes subject to federal excise tax imposed on payments or benefits received from them pursuant to their employment agreements which are required to be included in the calculation of "parachute payments" for purposes of Section 280G of the Internal Revenue Code, they will be entitled to receive an additional lump sum cash payment in an amount that results in no reduction to any of these persons in the amount or value of the payments payable to any of them under the agreement as a result of the application of applicable provisions of the Internal Revenue Code. We and CBRE Holding do not believe that any of these persons will be subject to federal excise tax as a result of the calculation of "parachute payments" and, therefore, we and CBRE Holding do not believe that they will be entitled to receive any such additional lump sum cash payment.

     The following is a summary of the severance and other benefits that each of these executive officers will receive under the terms of the employment and other agreements described above as a result of their employment being terminated and/or substituted by consulting relationships in connection with the merger. No monetary value has been ascribed to the promotional interests in our real estate investment assets, because the promotional interests only have value if and when a real estate investment is disposed of at a price which results in a return to us of our invested capital plus a 10% annual return on our invested capital.

     Andrew L. Farkas. Mr. Farkas will be entitled to receive the following payments and benefits:

    o A cash payment of $83,333 per month from the closing date of the merger through December 31, 2005, which represents the amount of Mr. Farkas' current monthly salary;


    o A cash payment of $1,000,000 for each of 2003, 2004 and 2005 payable in four quarterly installments during each year, pro rated for any partial year in which the closing of the merger occurs, regardless of any performance contingencies provided for in his current employment arrangements;


    o A $1,500,000 loan from us to Mr. Farkas will be forgiven pro rata over the three-year period immediately following the closing date of the merger;

    o A payment of $30,833 per month through December 31, 2005, pro rated for the month in which the closing of the merger occurs, which represents amounts for support staff, office rent and car and driver expenses;


    o A distribution to Mr. Farkas under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $2,369,529 as of the record date; and


    o Specified other health insurance benefits, disability protection and other perquisites set forth in Mr. Farkas' employment agreement through December 31, 2005.

     Frank M. Garrison. Mr. Garrison will be entitled to receive the following severance payments and benefits:

    o A cash payment of $41,667 per month from the closing date of the merger through December 31, 2005, which represents the amount of Mr. Garrison's current monthly salary;


    o A lump sum "material asset disposition" payment payable upon the closing date of the merger that is currently estimated to be approximately $1,511,377 (if the sale of our real estate investment assets to Island Fund is completed prior to the merger, this payment will be increased to $1,530,152 as a result of the higher per share merger consideration);

    o A distribution to Mr. Garrison under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $1,028,064 as of the record date;


    o A payment of $9,500 per month or provision of office space and a secretary through December 31, 2005; and

    o A payment of $3,415 per month in lieu of reimbursement of expenses and receipt of other perquisites set forth in Mr. Garrison's employment agreement through December 31, 2005.


     James A. Aston. Mr. Aston will be entitled to receive the following payments and benefits:


    o A cash payment of $45,833 per month from the closing date of the merger through December 31, 2004, which represents the amount of Mr. Aston's current monthly salary;

    o A distribution to Mr. Aston under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $557,539 as of the record date;


    o A payment of $8,400 per month or provision of office space and a secretary through December 31, 2004; and


    o A payment of $690 per month in lieu of reimbursement of expenses and receipt of other perquisites set forth in Mr. Aston's employment agreement through December 31, 2004.



     Adam B. Gilbert. Mr. Gilbert will be entitled to receive the following payments and benefits:

    o A cash payment of $36,667 per month from the closing date of the merger through December 31, 2005, which represents the amount of Mr. Gilbert's current monthly salary;

    o A lump sum change in control payment of approximately $484,000 payable upon the closing date of the merger;


    o A cash payment of the pro rated portion of Mr. Gilbert's 2002 bonus compensation of $327,372 through the closing of the merger;

    o A distribution to Mr. Gilbert under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $182,795 as of the record date;


    o A payment of $11,500 per month or provision of office space and a secretary through December 31, 2005; and

    o A payment of $1,082 per month in lieu of reimbursement of expenses and receipt of other perquisites set forth in Mr. Gilbert's employment agreement through December 31, 2005.


     Ronald Uretta. Mr. Uretta will be entitled to receive the following payments and benefits:


    o A cash payment of $50,000 per month from the closing date of the merger through December 31, 2004, which represents the amount of Mr. Uretta's current monthly salary;


    o A payment of $12,500 per month or provision of office space and a secretary through December 31, 2004;

    o A one-time club initiation fee of $50,000;


    o A distribution to Mr. Uretta under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $1,459,318 as of the record date;


    o A payment of $7,700 per month for car and driver expenses through December 31, 2004; and


    o A payment of $2,007 per month in lieu of reimbursement of expenses and receipt of other perquisites set forth in Mr. Uretta's employment agreement through December 31, 2004.

   Jeffrey P. Cohen. Mr. Cohen will be entitled to receive the following payments and benefits:

    o A cash payment of $25,000 per month from the closing date of the merger through December 31, 2005, which represents the amount of Mr. Cohen's current monthly salary;

    o A lump sum change in control payment of approximately $450,000 payable upon the closing date of the merger;


    o A cash payment of the pro rated portion of Mr. Cohen's 2002 bonus compensation of $245,000 through the closing of the merger;

    o A distribution to Mr. Cohen under our 401(k) Restoration Plan of the amount owing to him under that plan in accordance with the terms of the plan, which was $270,297 as of the record date;


    o A payment of $11,500 per month or provision of office space and a secretary through December 31, 2005; and


    o A payment of $1,907 per month in lieu of reimbursement of expenses and receipt of other perquisites set forth in Mr. Cohen's employment agreement through December 31, 2005.

     MATERIAL ASSET DISPOSITION PAYMENTS. The employment agreements of Messrs. Farkas, Garrison, Aston and Uretta provide for us to pay certain incentives to each of them upon the occurrence of a "material asset disposition," as defined in their respective employment agreements, subject to the terms and conditions of these employment agreements. The contingent obligation to pay a "material asset disposition" payment to Mr. Garrison in connection with the merger, as indicated above, would be paid by CB Richard Ellis Services.

     The purchase agreement with Island Fund provides that upon closing of that agreement Island Fund will assume (a) the contingent obligation to pay Mr. Farkas a "material asset disposition" payment of approximately $3,060,304 and a bonus of $1,820,000 in connection with the merger, and (b) the contingent obligation to pay Messrs. Aston and Uretta a "material asset disposition" payment of approximately $1,530,152 each in connection with the merger.

     If the sale of our real estate investment assets to Island Fund is not completed, these contingent obligations will be paid by CB Richard Ellis Services. In those circumstances, the amount of Mr. Farkas' bonus will remain the same, but the "material asset disposition" payments of Messrs. Farkas, Aston and Uretta will be approximately $3,022,754, $1,511,377 and $1,511,377, respectively, as a result of the lower common stock merger consideration of $11.00 per share.

     The "material asset dispositon" payments due to Messrs. Farkas, Garrison, Aston and Uretta as a result of the sale of Insignia Douglas Elliman and Insignia Residential Group are expected to aggregate approximately $1,669,000 and will only be paid if the merger is not consummated. If the merger is consummated, these individuals will instead be entitled to the material asset disposition payments with respect to the merger.


     STEPHEN B. SIEGEL EMPLOYMENT AGREEMENT. Mr. Siegel is currently a director and president of Insignia and the chairman and chief executive officer of our subsidiary, Insignia/ESG. Mr. Siegel and CB Richard Ellis, Inc. have entered into an employment agreement, which will become effective upon the date of the closing of the merger and will supersede Mr. Siegel's existing employment agreement with us and Insignia/ESG. As a result of this agreement, following the merger, Mr. Siegel will be employed by CB Richard Ellis, Inc. as Chairman, Global Brokerage of CB Richard Ellis, Inc. Mr. Siegel's employment with CB Richard Ellis will be at-will and the employment agreement may be terminated by either party at any time, with or without cause, for any reason or no reason, upon at least 30 days' prior written notice.

     This employment agreement provides that Mr. Siegel will receive upon the closing date of the merger (a) a cash signing bonus of $1.6 million, and (b) a cash retention bonus of $5.4 million. Mr. Siegel will also be entitled to receive a $200,000 annual bonus at the end of each of the next five calendar years. In addition, the employment agreement provides that Mr. Siegel will be entitled to receive a brokerage commission equal to the highest percentage agreed to by CB Richard Ellis with any of its real estate brokers of the commissions earned, received or retained by CB Richard Ellis, upon transactions as to which Mr. Siegel has provided services recognized by CB Richard Ellis. Mr. Siegel's employment agreement further provides that Mr. Siegel will be entitled to an annual forgivable draw of $2.5 million for a period of five years following the closing date of the merger. Commissions received by Mr. Siegel during any 12-month period ending on an anniversary of the closing of the merger will reduce only the draw payable for that 12-month period. CB Richard Ellis has also agreed to cause Insignia/ESG to forgive a $1.5 million loan granted to Mr. Siegel, including all accrued and unpaid interest thereon, following the merger. Under the employment agreement with CB Richard Ellis, Mr. Siegel will also be entitled to reimbursement of certain expenses and to certain benefits and perquisites, including participation in CB Richard Ellis' employee benefit plans, premium payments on Mr. Siegel's existing life insurance policy, office space and support staff. The employment agreement provides that if Mr. Siegel's employment agreement is terminated for cause or resigns without good reason during the five-year period immediately following the closing date of the merger, he is obligated to pay back to CB Richard Ellis a pro rata share of the $5.4 million retention bonus based on the number of months remaining in the five-year period at the time of his termination. If Mr. Siegel's employment is terminated without cause or he resigns for good reason, he will be entitled to continue to receive his annual $2.5 million draw and his annual $200,000 bonus through the fifth anniversary of the closing date of the merger. These payments will cease, however, if Mr. Siegel violates the terms of the non-competition and non-solicitation provisions of the employment agreement after the termination of his employment with CB Richard Ellis.

     Mr. Siegel's employment agreement provides that (a) he will not compete with CB Richard Ellis for a period of five years from the closing date of the merger, (b) he will not employ any person who was an employee of CB Richard Ellis or its affiliates within a period of two years after such person leaves the employ of CB Richard Ellis or its affiliate and (c) he will not solicit for a period of six months following his termination or following the fifth anniversary of the closing date of the merger, whichever is later, anyone for the purpose of providing management, leasing, brokerage or related real estate services with respect to properties managed and clients served by CB Richard Ellis at the time of Mr. Siegel's termination. If Mr. Siegel's employment is terminated without cause or he resigns for good reason and Mr. Siegel repays a portion of his retention bonus, the non-competition and non-solicitation periods will be changed to 12 months from the date of the termination.

     Under his employment agreement, Mr. Siegel will be entitled to receive an option to purchase 25,000 shares of common stock of CB Richard Ellis exercisable within 90 days from the date of the grant at an exercise price of $16.00 per share. For each share Mr. Siegel elects to purchase through the exercise of the option, CB Richard Ellis will issue to Mr. Siegel an additional option to purchase three shares of common stock of CB Richard Ellis at an exercise price of $16.00 per share.


     ALAN C. FROGGATT EMPLOYMENT AGREEMENT. Mr. Froggatt is currently a director and chief executive officer of the European operations of Insignia and the chief executive officer of our subsidiary, Insignia Richard Ellis. Insignia Richard Ellis and Mr. Froggatt expect to enter into an amended and restated executive service agreement, which will become effective upon the date of the closing of the merger and will supersede Mr. Froggatt's existing employment agreement with Insignia Richard Ellis. As a result of this agreement, following the merger, Mr. Froggatt will remain as chief executive officer of the European operations of CB Richard Ellis, Inc. and its affiliates. Mr. Froggatt's employment may be terminated by Insignia Richard Ellis at any time under the agreement.

     This agreement provides that upon the closing date of the merger, Insignia Richard Ellis will forgive Mr. Froggatt's existing obligation to repay Insignia Richard Ellis approximately (pounds sterling)15,781. The agreement further provides Mr. Froggatt with a fixed salary at the rate of (pounds sterling)250,000 per year and the opportunity to earn an annual target bonus of (pounds sterling)250,000 under the Executive Bonus Plan of CB Richard Ellis, Inc. For calendar year 2003, CB Richard Ellis, Inc. has agreed that Mr. Froggatt's annual bonus under this Executive Bonus Plan will be no less than (pounds sterling)150,000. Also under the agreement, Mr. Froggatt will be entitled to reimbursement of certain expenses and to certain benefits and perquisites, including health insurance and life assurance benefits maintained by Insignia Richard Ellis from time to time.

     The agreement provides that if Mr. Froggatt's employment is terminated by Insignia Richard Ellis prior to December 31, 2004, he will be entitled to continue to receive his fixed salary, bonus and contractual benefits through December 31, 2005. If Mr. Froggatt's employment is terminated by Insignia

Richard Ellis on or subsequent to December 31, 2004, he will be entitled to continue to receive his fixed salary, bonus and contractual benefits for (a) 12 months following the date of termination of employment if Insignia Richard Ellis previously has not provided Mr. Froggatt with a 12 month notice of its intention to terminate the employment agreement, or (b) if Insignia Richard Ellis has provided Mr. Froggatt with a 12 month notice of its intention to terminate the employment agreement, for the remaining term of the 12 month notice period.

     Mr. Froggatt's agreement generally provides that (a) he will not engage, assist or be interested in any undertaking which provides services similar to those provided by CB Richard Ellis or its affiliates in the United Kingdom for a period of one year following his termination of employment, (b) he will not employ, solicit or engage any person who was a senior executive or consultant of CB Richard Ellis or its affiliates for a period of one year following his termination of employment, and (c) he will not solicit or interfere with or endeavor to entice away from CB Richard Ellis or its affiliates any person, firm, company or entity in the United Kingdom who was a client of CB Richard Ellis or its affiliates for a period of one year following his termination of employment.

     POST-CLOSING RESTRICTIONS. In connection with the signing of the original merger agreement, each of the CBRE Companies and Andrew L. Farkas executed letters in which they agreed to abide by certain restrictions regarding our real estate assets after the closing of the merger. In connection with the signing of the purchase agreement with Island Fund, we agreed to amend these letters to permit the completion of the transactions contemplated by the purchase agreement. The CBRE Companies agreed that for a period of five years following the closing of the merger, they would not sell, transfer or assign to Mr. Farkas, or allow him to participate in, any of our real estate investment assets. This restriction does not prohibit Mr. Farkas from continued involvement in our "Nautica" development project in St. Thomas, U.S. Virgin Islands, so long as Mr. Farkas does not receive more than 50% of the total economics made available to management for that project. Mr. Farkas also executed a letter in which he agreed to the foregoing restrictions. However, the letter signed by Mr. Farkas specifies that he is not prohibited from:

    o owning the participation, or "promotional" rights in our real estate investment assets that he holds as of the closing of the merger;

    o entering into any other agreement with us to acquire any of the real estate investment assets at any time prior to the closing of the merger;


    o entering into discussions with the CBRE Companies regarding obtaining any approvals required by the merger agreement at any time prior to the closing of the merger;


    o closing any other transaction regarding the real estate investment assets that he may agree to with us prior to the closing of the merger; or

    o to the extent that Mr. Farkas enters into any other agreement with us prior to the closing of the merger to acquire any of our real estate investment assets, entering into any agreement relating to those assets after he has acquired them.

     INTERESTS IN ISLAND FUND AND THE REAL ESTATE INVESTMENT ASSETS. Island
Fund is a newly-formed limited liability company affiliated with Messrs.
Farkas, Aston, Uretta and Cohen. Each of these individuals is an officer of both Island Fund and its managing member. Mr. Farkas also owns all of the equity interests of the managing member of Island Fund. The purchase agreement with Island Fund provides that, in addition to the cash purchase price of approximately $44 million, Island Fund will assume our existing employment-related contractual obligations to Messrs. Farkas, Aston and Uretta valued at approximately $7.8 million, including, (a) our obligation to pay Mr. Farkas a "material asset disposition" payment of approximately $3,060,304 and a bonus of $1,820,000 in connection with the merger, and (b) our obligation to pay a "material asset disposition" payment of approximately $1,530,152 in connection with the merger to each of Messrs. Aston and Uretta. Messrs. Farkas, Aston, Uretta and Cohen will continue to have economic interests in our real estate investment assets if the merger and the transactions contemplated by the purchase agreement with Island Fund are both consummated. In addition, pursuant to the Island Fund purchase agreement, we, and after the closing of the merger, CBRE Holding, generally have agreed to indemnify Island Fund and its affiliates for any claims arising out of, caused by or resulting from the fact that affiliates of Island Fund are or were directors, officers and employees of us and that we entered into the purchase agreement with Island Fund and/or consummated the transactions contemplated by the purchase agreement.


     SPECIAL COMMITTEE COMPENSATION. Robert J. Denison, Stephen M. Ross and H. Strauss Zelnick, the three members of the special committee, each will receive compensation of $70,000 in connection with serving on the special committee. Of this amount, $35,000 has been paid and the balance will be paid on the earlier to occur of the consummation of the merger or the adoption by our board of directors of a resolution disbanding the special committee.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of our current or former directors, officers, employees and agents to indemnification for acts or omissions occurring at or prior to the effective time of the merger, as provided in Insignia's and its subsidiaries' respective certificates of incorporation or bylaws or in other specified agreements, will survive the merger and remain in effect for a period of six years and one month from the effective time of the merger. In addition, for six years and one month from the effective time of the merger, the CBRE Companies have agreed to indemnify our current or former directors, officers, employees and agents against all losses arising from acts or omissions in their capacity as directors or officers of Insignia and its subsidiaries occurring at or prior to the effective time of the merger. CBRE Holding and CB Richard Ellis Services have also agreed, for a period of six years and one month from the effective time of the merger, to cause the surviving corporation to provide to our and our subsidiaries' present and former directors and officers liability and fiduciary liability insurance protection with the same coverage and in the same amount, and on terms no less favorable to the directors and officers than that currently provided by our directors' and officers' liability insurance policies; provided, however, that the surviving corporation will not be obligated to make premium payments for this insurance to the extent that the annual premiums exceed 300% of the annual premiums currently paid by us for this insurance except that the surviving corporation will be obligated to obtain this insurance with the maximum coverage as can be obtained at an annual premium equal to 300% of the annual premiums currently paid by us.

     During the six-year and one-month period after the effective time of the merger, if any claims are made against any present or former director or officer of Insignia based on or arising out of the services of such person at or prior to the effective time of the merger in his capacity as a director or officer of Insignia, the obligations to indemnify the current or former directors or officers under the certificate of incorporation and bylaws of Insignia and its subsidiaries will remain in effect until the final disposition of all of these claims.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS


     The following is a description of certain material U.S. federal income tax consequences of the merger to holders of shares of our common stock who dispose of their shares in the merger, who are United States Persons, as defined below, and who, on the date of disposition, hold their shares as capital assets, as defined in the Internal Revenue Code of 1986, each referred to as a "United States Holder." This discussion is based on the Internal Revenue Code, temporary and final income tax regulations issued under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the merger, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.


     We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local and other tax consequences of the disposition of shares in the merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including the following:

    o financial institutions;

    o real estate investment trusts;


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


    o regulated investment companies;

    o brokers and dealers or traders in securities or currencies;

    o persons whose functional currency is not the U.S. dollar;

    o insurance companies;

    o tax-exempt organizations;

    o S corporations;

    o persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction;

    o persons who acquired common stock as a result of an exercise of employee stock options or rights or otherwise as compensation;

    o persons who hold employee stock options or rights to acquire common stock; and

    o taxpayers subject to alternative minimum tax.

     A "United States Person" is a beneficial owner of common stock who, for U.S. federal income tax purposes, is:

    o a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

    o a partnership or corporation created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;


    o an estate if its income is subject to U.S. federal income taxation regardless of its source; or

    o a trust if the trust validly has elected to be treated as a United
      States person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over its administration and (B) one or more United States persons have the authority to control all of its substantial decisions.

     If a partnership holds our common stock, the tax treatment of a partner of the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

     A United States Holder generally will realize gain or loss upon the surrender of the holder's shares in the merger in an amount equal to the difference, if any, between the amount of cash received and the holder's aggregate adjusted tax basis in the shares surrendered.


     In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year at the time of the consummation of the merger. Otherwise, the capital gain or loss will be short-term. An individual shareholder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 15%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.


     For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to offset net capital gains generated in those years.


     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent in the merger will be required to withhold, and will withhold, 28% of all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee should


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

complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.


     The U.S. federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of foreign, federal, state, local and other tax laws.



EFFECTIVE TIME OF MERGER

     If the merger agreement is adopted and the merger is approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Insignia and Apple Acquisition and provided in the certificate of merger.


PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES


     Apple Acquisition has designated            to act as exchange agent for
purposes of making the cash payments provided by the merger agreement to holders of our common stock and our preferred stock. At the effective time of the merger, CBRE Holding will deposit, or cause to be deposited, with the exchange agent immediately available funds in an aggregate amount necessary to pay the merger consideration to all holders of our common stock and the consideration payable to the holders of our preferred stock. The exchange agent will use these funds for the sole purpose of paying the merger consideration to holders of our common stock and our preferred stock. The exchange agent will, in accordance with irrevocable instructions, deliver to holders of our common stock and our preferred stock their merger consideration according to the procedure summarized below.


     As soon as reasonably practicable after the effective time of the merger, Insignia, as the surviving corporation in the merger, will instruct the exchange agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your stock certificates in exchange for payment of the per share merger consideration. Upon the surrender for cancellation to the exchange agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will pay to you your per share merger consideration and your stock certificates will be canceled. Payments of merger consideration will be reduced by any applicable withholding taxes. No interest will be paid or accrued on the merger consideration.

     If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the exchange agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to the surviving corporation.

     If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of the surviving corporation, that the taxes have been paid or are not required to be paid.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.


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


     At the effective time of the merger, our stock ledger with respect to shares of our common stock that were outstanding prior to the time of the merger will be closed and no further registration of transfers of these shares will be made.

     Six months following the effective time of the merger, the exchange agent will, on demand, deliver to the surviving corporation of the merger all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the exchange agent's duties will terminate. Thereafter, you may surrender your stock certificates to Insignia and receive the per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against Insignia than may be accorded to general creditors of Insignia under applicable law. Neither CBRE Holding, CB Richard Ellis Services, Insignia nor the exchange agent will be liable to stockholders for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.



FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

     Based upon our total outstanding shares of common stock, options, warrants and restricted stock awards as of the record date for the special meeting and the outstanding indebtedness of us and CB Richard Ellis Services as of March 31, 2003, the total amount of funds required to consummate the merger, repay some of our and CB Richard Ellis Services' indebtedness and to pay our and the CBRE Companies' fees and expenses in connection with the merger and related financings is estimated to be approximately $432 million if the sale of our real estate investment assets to Island Fund is not completed and the common stock merger consideration equals $11.00 per share, and approximately $436 million if the sale to Island Fund is completed and the common stock merger consideration is increased to $11.156 per share and Island Fund assumes approximately $7.8 million of our employment-related contractual obligations that we would otherwise pay in connection with the merger. The CBRE Companies plan to fund the purchase price with the following sources of cash:

    o $145 million, if the sale to Island Fund is not completed, or at least $101 million of equity financing if the sale to Island Fund is completed (such equity financing will be provided pursuant to a subscription agreement and a commitment letter delivered to CBRE Holding by Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG, which together currently own a majority of CBRE Holding's capital stock);

    o an estimated $40 million of cash proceeds from the sale of the real estate investment assets to Island Fund, if completed;

    o $200 million of gross proceeds from the sale and issuance of senior notes by CB Richard Ellis Services' wholly-owned subsidiary, CBRE Escrow, Inc.;

    o up to $75 million of additional term loan borrowings under CBRE's amended and restated senior secured credit agreement; and

    o cash from the general working capital of CB Richard Ellis Services and Insignia.

     The CBRE Companies currently anticipate using approximately $56 million of cash on hand from the working capital of CB Richard Ellis Services and Insignia in connection with the funding of the merger and the related transactions. As of March 31, 2003, CBRE Holding had approximately $19.4 million of cash and cash equivalents and Insignia had approximately $71.7 million of cash and cash equivalents.

     CBRE AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

     On May 22, 2003, CBRE Holding and CB Richard Ellis Services entered into an amendment agreement with the lenders under its existing senior secured credit agreement and Credit Suisse First Boston, which serves as the administrative and collateral agent. Pursuant to this amendment agreement, CBRE's lenders agreed to waive compliance by CBRE Holding and CB Richard Ellis Services of certain provisions of the existing credit agreement in order to permit the issuance by CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, of senior unsecured notes, as described below under the heading "9 3/4% Senior Notes due May 15, 2010 of CBRE Escrow," and the escrow of the proceeds from this issuance as further described below.



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


     If the merger is consummated on or prior to July 31, 2003 and the conditions described below have been satisfied, the existing credit agreement will be amended and restated as of the date on which the merger is consummated. These amendments, among other things, will permit CB Richard Ellis Services to borrow an additional $75 million under one of the two term loan facilities under the amended and restated credit agreement for the purpose of funding a portion of the merger and the related transactions. If the merger is not consummated on or prior to July 31, 2003, the amended and restated credit agreement will be of no force or effect and the exiting credit agreement will continue to govern the senior secured credit facilities.

     The effectiveness of the amended and restated credit agreement is contingent upon the satisfaction of the following conditions:

     o the simultaneous completion of the merger between us and Apple Acquisition Corp.,

     o the release from the escrow account of the net proceeds of the senior unsecured notes described below and the merger of CBRE Escrow with and into CB Richard Ellis Services,

     o the completion of the funding described below under the caption "Equity Financing,"

     o the repayment of Insignia's senior credit agreement and senior unsecured credit agreement and the release of all guarantees and security that supports these agreements,

     o no more than $10 million of borrowings being outstanding under the revolving credit facility of the amended and restated credit agreement after giving effect to the completion of the transactions described above, and

     o the delivery of ancillary agreements, financial information, other documents and legal opinions, and the completion of security filings and other actions, that are customary for the closing of senior secured bank loans.

     Assuming the merger is consummated and all conditions to the effectiveness of the amended and restated credit agreement have been satisfied, the senior secured credit facilities will consist of two term loan facilities and a revolving line of credit which will include revolving credit loans, letters of credit and a swingline loan subfacility. CBRE Holding and certain of its subsidiaries, including Insignia and certain of its subsidiaries, will jointly and severally guarantee these facilities. In addition, these facilities will be secured by a pledge of all the equity interests of CBRE Holding and its significant domestic subsidiaries, including CB Richard Ellis Services, CBRE Investors, L.L.C., Insignia and L.J. Melody & Company. The lenders will also generally have a lien on substantially all of CB Richard Ellis Services' and its guarantor subsidiaries' accounts receivable, cash, general intangibles, investment property and future acquired property.

     9 3/4% SENIOR NOTES DUE MAY 15, 2010 OF CBRE ESCROW

     On May 8, 2003, CBRE Holding, CBRE Escrow, Inc., CB Richard Ellis Services and certain subsidiaries of CB Richard Ellis Services entered into a purchase agreement with a group of initial purchasers. Pursuant to the terms and subject to the conditions contained in the purchase agreement, CBRE Escrow agreed to sell $200 million aggregate principal amount of its 9 3/4% senior notes due May 15, 2010 to the initial purchasers. The closing of this sale occurred on May 22, 2003, at which time the net proceeds from the sale of the senior notes were deposited pursuant to an escrow agreement into an escrow account pending the consummation of the merger and will be subject to special mandatory redemption provisions if the merger is not consummated.

     If the merger is consummated on or prior to July 31, 2003, CB Richard Ellis Services generally will be entitled to instruct the escrow agent to release the funds from the escrow account. Immediately prior to this release from the escrow account, CBRE Escrow will merge with and into CB Richard Ellis Services and CB Richard Ellis Services will use all or a portion of the funds received from the escrow account for the purpose of funding a portion of the merger and the related transactions. If the merger is not consummated on or before July 31, 2003 or the merger agreement is earlier terminated, the notes will be redeemed by CBRE Escrow at 100% of their accreted value at such date, plus accrued and unpaid interest.

     The notes, which will mature on May 15, 2010, will be senior unsecured obligations of CB Richard Ellis Services after its merger with CBRE Escrow and will bear interest at a rate of 9 3/4% per annum, payable on May 15 and November 15 of each year. The indenture governing the notes will impose affirmative and negative covenants on CB Richard Ellis Services, some of which will also apply to CBRE Holding and certain of CB Richard Ellis Services' subsidiaries after the merger.



     EQUITY FINANCING


     CBRE Holding has entered into a subscription agreement, as amended on May 28, 2003, pursuant to which some of its current stockholders agreed to make equity contributions to CBRE Holding in the following amounts: Blum Strategic Partners, L.P. agreed to contribute $20 million, Blum Strategic Partners II, L.P. agreed to contribute approximately $78.4 million and Blum Strategic Partners II GmbH & Co. KG agreed to contribute approximately $1.6 million. These three stockholders currently own a majority of the outstanding capital stock of CBRE Holding. These equity investments will be contributed by CBRE Holding to CB Richard Ellis Services, which equity contribution will be contributed to Apple Acquisition.


     In addition, CBRE Holding has entered into a letter agreement, as amended on May 28, 2003, with some of its current stockholders pursuant to which Blum Strategic Partners II, L.P. will acquire up to approximately $44.1 million of debt or equity securities of CBRE Holding or one of its subsidiaries and Blum Strategic Partners II GmbH & Co. KG will acquire up to approximately $0.9 million of the same securities. The amount of the debt and/or equity securities purchased by the letter agreement will (1) generally be increased by the aggregate amount of merger consideration paid in excess of $11.00 per share and
(2) generally be decreased by the aggregate amount of net proceeds received by us from the sale of real estate investment assets prior to the closing, including the potential sale to Island Fund, and the amount of cash distributions received by us from the real estate investment assets prior to the closing, in each case subject to the release prior to the closing of any letter of credit and guarantee support that we and certain of our subsidiaries have provided to such asset being sold or making such distribution. However, in no event will the aggregate amount of cash financing provided under this letter agreement exceed $45 million or be less than $1 million in the aggregate. The cash received by CBRE Holding or its subsidiaries under this letter agreement, if any, will be contributed or transferred to us or Apple Acquisition immediately prior to the time of the merger.


     The only condition to the completion of the transactions contemplated by the subscription agreement and the letter agreement is the prior or contemporaneous closing of the merger.


     Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG are private equity investment funds that are affiliates of Blum Capital Partners, L.P. Each of these investment funds will satisfy its obligations under the subscription agreement and commitment letter, as applicable, with cash capital contributions from its partners, which may be called at the discretion of the general partners of these funds for purposes of making the contemplated investments. The aggregate capital commitments of the partners of Blum Strategic Partners, L.P., are approximately $639 million of which approximately $61 million has not been called as of the date of this proxy statement. The aggregate capital commitments of the partners of Blum Strategic Partners II, L.P. are approximately $931 million, of which approximately $553 million has not been called as of the date of this proxy statement. The aggregate capital commitments of the partners of Blum Strategic Partners II GmbH & Co. KG are approximately $19 million, of which approximately $12 million has not been called as of the date of this proxy statement. The general partners of each of these investment funds are affiliates of Blum Capital Partners, L.P. and the limited partners of these investment funds consist of large institutional investors, as well as a number of individuals that have substantial wealth. Affiliates of Blum Capital Partners, L.P., including those which are stockholders of CBRE Holding, currently manage over $2.3 billion of capital in the United States.



     FEES AND EXPENSES OF THE MERGER

     The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger agreement and the merger, except as otherwise provided under "The Merger Agreement--Termination Fee; Indemnification; Amendment of No Raid Agreement." None of these costs and expenses will reduce the per share merger consideration to be received by our stockholders.


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

APPRAISAL RIGHTS

     Under Delaware law, if (1) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.


     Section 262 is reprinted in its entirety as Appendix D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix D. You should review this discussion and Appendix D carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.


     If you:

    o make the demand described below with respect to your shares;

    o are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

    o otherwise comply with the statutory requirements of Section 262;

    o neither vote in favor of the adoption of the merger agreement and the approval of the merger nor consent to the adoption of the merger agreement and the approval of the merger in writing; and

    o file a proper petition with the Delaware Court of Chancery, as described below;

you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.


     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix D.


     If you desire to exercise your appraisal rights, you must not vote in favor of the adoption of the merger agreement and the approval of the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "Introduction--Voting and Revocation of Proxies." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

     Only a holder of record is entitled to assert appraisal rights for the shares of our stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

     A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

     If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166, Attention: Corporate Secretary.

     The written demand for appraisal should specify your name and mailing address, the number and class of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, Insignia must provide notice of the effective time of the merger to you if you have complied with Section 262.

     Within 120 days after the effective time of the merger, either Insignia or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Insignia does not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on Insignia. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from Insignia a statement setting forth the aggregate number of shares of each class not voting in favor of the adoption of the merger agreement and the approval of the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after Insignia has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

     If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon Insignia, Insignia will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you.

     Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. THE DELAWARE COURT OF CHANCERY'S APPRAISAL MAY BE MORE THAN, LESS THAN OR EQUAL TO THE PER SHARE MERGER CONSIDERATION FOR OUR COMMON STOCK. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

     The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

     If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

     If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to Insignia a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Insignia and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN
SECTION 262, YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES AS PROVIDED IN THE MERGER AGREEMENT. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain mergers and acquisitions may not be consummated unless notice has been given, and specified information has been furnished, to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The merger is subject to the requirements of the Hart-Scott-Rodino Act and of other non-U.S. laws relating to trade regulation. Insignia, on the one hand, and CBRE Holding, on the other hand, each filed a notification form under the Hart-Scott-Rodino Act on March 14, 2003 with the Federal Trade Commission and the Department of Justice. CBRE Holding and some of its stockholders also are required to make a filing under the Hart-Scott-Rodino Act in connection with the equity financing to be provided to CBRE Holding in connection with the merger, which filing was made with the Federal Trade Commission and the Department of Justice on March 20, 2003. On April 2, 2003, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to each filing.

     In addition, CBRE Holding is required to file a notification of concentration with the Office of Competition, Consumer Affairs and the Repression of Fraud, Ministry of the Economy, Finance and Industry, which is the antitrust regulatory agency of France. CBRE Holding made this filing on March 18, 2003 and was granted approval as of April 17, 2003.

     We and CBRE Holding each conduct operations in foreign countries where regulatory filings may be required as a result of the merger. In particular, as a result of our operations in the United Kingdom, we,


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CB Richard Ellis Services, CBRE Holding and some of the stockholders of CBRE
Holding and their affiliates are required to make a filing under the U.K. Financial Services and Markets Act 2000 as a result of the merger. These filings were made on March 28, 2003, April 14, 2003 and April 22, 2003 and we are waiting to receive the appropriate consent from the U.K. Financial Services Authority. Both we and CBRE Holding intend to make any other foreign filings that we and CBRE Holding determine are necessary or appropriate in connection with the merger.






















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                             THE MERGER AGREEMENT

     The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, and is incorporated herein by reference. We encourage you to read the merger agreement in its entirety. Insignia, after the effective time of the merger, is sometimes referred to as the "surviving corporation."


GENERAL

     The merger agreement provides for Apple Acquisition to merge with and into us. We will be the surviving corporation in the merger and become a wholly-owned direct subsidiary of CB Richard Ellis Services and a wholly-owned indirect subsidiary of CBRE Holding.


CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     At the effective time of the merger our certificate of incorporation will be the certificate of incorporation of the surviving corporation and the bylaws of Apple Acquisition will become the bylaws of the surviving corporation. Also, as of the effective time of the merger, the directors of Apple Acquisition will become the directors of the surviving corporation and our officers will remain the officers of the surviving corporation.


CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

     At the effective time of the merger:

     o each outstanding share of our common stock will be converted into the right to receive the following, as applicable (in each case, subject to decrease if we pay a dividend under specified circumstances prior to the merger):

       o $11.00 per share;

       o an additional $0.156 per share, if the sale of our real estate investment assets to Island Fund is completed prior to the merger and the conditions provided in the merger agreement for the payment of this increased merger consideration are satisfied; and

       o if the sale to Island Fund is not completed prior to the merger and we sell our real estate investment assets to a different purchaser prior to or simultaneously with the merger, common stockholders may receive, instead of the additional $0.156 in cash per share described above, up to $1.00 per share if we receive net cash proceeds from such other transaction in excess of a specified amount (generally $45 million, subject to adjustment) and do not retain any liabilities relating to the sold assets. However, we believe that a sale of our real estate investment assets to a party other than Island Fund prior to the merger and a resulting increase in the merger consideration to a price higher than $11.156 per share are not likely to occur; and

       o if the sale to Island Fund is not completed prior to the merger or we terminate the purchase agreement, in either case because of specified circumstances, we and CBRE Holding are allowed to withhold $5 million in liquidated damages from amounts otherwise payable in connection with the merger to Andrew L. Farkas, our chief executive officer and the controlling person of Island Fund. If Island Fund and Mr. Farkas confirm in writing that the withholding has been or may be properly made by us and CBRE Holding, approximately 10% of the amount withheld will be paid to our stockholders and the merger consideration will increase to $11.019 per share; and

     o each outstanding share of our series A convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share; and

     o each outstanding share of our series B convertible preferred stock will be converted into the right to receive $100.00 in cash, plus an amount equal to any compound dividends accrued and unpaid on the share;



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


in each case, less any applicable withholding taxes, other than shares held in our treasury, held by CBRE Holding, CB Richard Ellis Services or Apple Acquisition or any of their respective subsidiaries, or held by stockholders who perfect their appraisal rights under Delaware law and do not effectively withdraw their right to appraisal. No interest will be paid on any of the foregoing amounts.


     Each share of common stock of Apple Acquisition issued and outstanding immediately prior to the effective time will, by virtue of the merger, become one fully paid and non-assessable share of common stock of the surviving corporation, all of which will be held by CB Richard Ellis Services.


POTENTIAL ADJUSTMENTS TO THE COMMON STOCK MERGER CONSIDERATION


     Potential Increase in Common Stock Merger Consideration. The merger agreement also provides that we will have the right, but not the obligation, to market for sale to third parties at or prior to the effective time of the merger certain of our real estate investment assets which are specified in the merger agreement. These real estate investment assets constitute substantially all of the real estate assets owned in whole or in part by us. Our board of directors has directed the president of Insignia Financial Services, Inc., a subsidiary of ours, to inform CB Richard Ellis Services of such marketing and sale activities and to provide CB Richard Ellis Services with any agreement relating to the sale of any of these assets prior to our execution of the agreement, but CB Richard Ellis Services does not have the right to reject any such sale. If and to the extent we receive at or prior to the closing of the merger aggregate cash net proceeds (as defined below) in excess of a threshold amount, the amount of such excess will be payable to holders of our common stock and holders of outstanding warrants, options and restricted stock awards at the effective time of the merger up to an additional $1.00 per share of our common stock. The threshold amount generally is $45 million plus the aggregate amount of all cash, property or other assets we contribute, loan or otherwise transfer to these assets between February 17, 2003 and the closing of the merger.

     "Net Proceeds" is defined in the merger agreement as the aggregate cash proceeds "deemed received" by us in the period commencing on or after the date of the merger agreement and ending prior to or simultaneously with the closing of the merger from or as a result of (a) the sale of the real estate assets specified in the merger agreement, (b) cash proceeds payable to us with respect to our debt or equity interests in our subsidiaries and other entities that own or have an interest in the real estate assets. The amount of cash proceeds "deemed received" by us is the amount of cash proceeds that would ultimately be distributed to us by our direct subsidiaries net of (1) any taxes, other than income taxes payable by us or any of our subsidiaries as a result of the transaction or event giving rise to the receipt of cash proceeds, (2) any liabilities or obligations retained by us or our subsidiaries related to the real estate assets being sold, (3) fees, costs and expenses payable to third parties and incurred in connection with the transaction or event that give rise to the receipt of cash proceeds, (4) any payment required to be made by us or our subsidiaries in respect of any participation interest related to the transaction or event giving rise to the receipt of cash proceeds, (5) any cash generated by any sale of real estate assets or related investments on or prior to December 31, 2002, provided that this cash was in the possession of the entity that controls the sold asset or investment, or would have been in its possession but for an escrow, hold-back or similar arrangement, and (6) the amount of any "termination fee," as defined in the asset purchase agreement with Island Fund, paid to Island Fund under applicable provisions of that asset purchase agreement, unless paid in connection with a termination of the asset purchase agreement resulting solely from a breach of that agreement by CBRE Holding, CB Richard Ellis Services or Apple Acquisition Corp. The amount of net proceeds will be determined in good faith by a mutual written agreement between CBRE Holding and us at or prior to the closing of the merger.


     The real estate assets that are subject to the asset purchase agreement with Island Fund and that we may continue to attempt to sell are generally those that relate to our principal investment activities, which include:


    o our minority investments in operating office, retail, industrial, apartment and hotel properties,

    o our minority investments in office development projects and a related parcel of undeveloped land,


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    o our wholly owned or consolidated investments in real property in Norman,
      Oklahoma, New York City and in the U.S. Virgin Islands and


    o our investments in two private equity funds that invest primarily in real estate debt securities.


     Insignia Douglas Elliman and Insignia Residential Group, which we recently sold, are not included in the specified real estate investment assets we are permitted to sell in an attempt to increase the common stock merger consideration and the cash proceeds to be received by us from this sale will not affect the consideration to be paid to you in the merger. See
"Introduction--Recent Developments."

     Insignia, CBRE Holding, CB Richard Ellis Services, Apple Acquisition and Island Fund have entered into a purchase agreement providing for the purchase by Island Fund of all of our real estate investment assets immediately prior to the closing of the merger. Island Fund is a newly formed limited liability company that is affiliated with Andrew L. Farkas, chairman of the board and chief executive officer of Insignia, James A. Aston, chief financial officer of Insignia and Ronald Uretta, chief operating officer of Insignia. Mr. Farkas also owns all the equity interests of the managing member of Island Fund, and Messrs. Farkas, Aston and Uretta and Jeffrey P. Cohen, executive vice president of Insignia, are officers of both Island Fund and its managing member. The purchase agreement provides that the cash purchase price for these assets will be an aggregate of approximately $44 million, subject to adjustment if, prior to the effective time of the merger, we receive distributions from, or make capital contributions to, these assets. In addition to the cash purchase price, the purchase agreement provides that Island Fund will assume existing employment-related contractual obligations of Insignia to Messrs. Farkas, Aston and Uretta valued at approximately $7.8 million. See "Sale of Our Real Estate Investment Assets in Connection with the Merger."

     As described in greater detail above, the merger agreement generally provides that if we are able to realize more than $45 million in net proceeds from the sale of our real estate investment assets, the amount received over $45 million will be paid to our stockholders, up to an additional $1.00 per share of our common stock. The merger agreement also generally provides that liabilities related to the real estate assets to be sold that are retained by us after the merger would reduce the amount of net proceeds from the sale of the real estate investment assets for purposes of the calculation of net proceeds. The purchase agreement with Island Fund provides that we would remain liable for $11.7 million in liabilities related to the real estate investment assets, with the result that the net proceeds would be less than $45 million and our stockholders would not receive any additional consideration under the merger agreement.

     However, we and the CBRE Companies amended the original merger agreement to provide that if the sale to Island Fund is completed immediately prior to the merger and the conditions under the merger agreement described below are satisfied, the merger consideration will nonetheless increase from $11.00 to $11.156 per share. There can be no assurance that the transactions contemplated by the purchase agreement will be consummated prior to the completion of the merger or that the other conditions to an increase in the merger consideration will be satisfied. The consummation of the transactions contemplated by the purchase agreement with Island Fund and any payment of the increased merger consideration are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger, you will not know whether or not the common stock merger consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share.

     Under the merger agreement, the payment of any increased merger consideration as a result of the sale of real estate investment assets to Island Fund is conditioned upon the performance by us of certain covenants and the accuracy of certain representations and warranties that are contained in the merger agreement and are related to the asset purchase agreement with Island Fund. In addition, under the Island Fund purchase agreement the completion of the sale of our real estate investment assets to Island Fund is conditioned upon the receipt of certain third party consents and other customary conditions precedent.

     If the transaction with Island Fund does not close prior to the closing of the merger or we terminate the agreement with Island Fund in either case because of specified circumstances we and CBRE Holding are allowed to withhold $5 million in liquidated damages from amounts otherwise payable in connection with the merger to Andrew L. Farkas, our chief executive officer and the controlling person of Island


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Fund. If Island Fund and Mr. Farkas confirm in writing prior to the closing of the merger that the withholding has been or may be properly made by us and CBRE Holding, approximately 10% of the amount withheld will be paid to our shareholders and the merger consideration will increase to a maximum of $11.019 per share.


     Adjustment Due to Payment of Dividends. The merger agreement provides that if legislation is enacted prior to the effective time of the merger that we and CB Richard Ellis Services agree reduces or eliminates the federal income tax on dividend income that would be payable by U.S. individual stockholders as a result of a cash dividend on our common stock, then we will have the right to declare a cash dividend on our common stock prior to the effective time of the merger if the distribution of that dividend would result in tax savings to holders of our common stock. If such a dividend is declared, the per share common stock merger consideration will be reduced by the amount of that dividend. The total amount of dividends and the common stock merger consideration will be $11.00 per share of our common stock, subject to increase as discussed above. However, we may not declare such a dividend if, in the good faith judgment of CB Richard Ellis Services, the payment of the dividend and the related reduction of the merger consideration per share of our common stock increases the aggregate cost of the transactions contemplated by the merger agreement to CB Richard Ellis Services or otherwise adversely affects CB Richard Ellis Services or its direct or indirect stockholders.

     Notwithstanding this provision in the merger agreement, we do not expect any legislation of this type to be enacted prior to the time of the merger, and you should not expect either receipt of a cash dividend on our common stock or an adjustment in the merger consideration payable for our common stock as a result of this provision in the merger agreement.


STOCK OPTIONS, WARRANTS, RESTRICTED STOCK AWARDS AND PARTICIPATION INTERESTS


     General. The merger agreement provides that immediately prior to the effective time (a) all outstanding warrants and all outstanding options other than as described below, whether vested or unvested, will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the excess, if any, of the common stock merger consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of common stock subject to the option or warrant, (b) outstanding options to purchase our common stock granted pursuant to our 1998 Stock Incentive Plan, whether vested or unvested, will be cancelled and will represent the right to receive a cash payment, without interest, equal to the excess, if any, of the higher of (x) the merger consideration, and (y) the highest final sale price per share of our common stock as reported on the New York Stock Exchange at any time during the 60-day period preceding the closing of the merger, over the exercise price of the options, multiplied by the number of shares of common stock subject to the options, less any applicable withholding taxes, and (c) all outstanding restricted stock awards will be canceled and will represent the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the common stock merger consideration multiplied by the number of shares of common stock subject to such awards.


     Employees of Insignia Douglas Elliman and Insignia Residential Group. Under our 1998 Stock Incentive Plan, the sale of our subsidiaries, Insignia Douglas Elliman and Insignia Residential Group (see "Introduction--Recent Developments") is considered a termination of the employees of these subsidiaries. Outstanding vested options to purchase shares of our common stock held by employees of these companies at the time of this sale remain exercisable in accordance with the terms of the applicable stock option agreement of each employee. In the merger, shares of our common stock purchased by exercising such outstanding options will be converted into the right to receive the common stock merger consideration. If the vested options are not exercised during the post-termination exercise period set forth in each of these employee's stock option agreement, these outstanding options will expire and be cancelled. Also as a result of the sale of Insignia Douglas Elliman and Insignia Residential Group, each unvested option to purchase shares of our common stock held by employees of these companies at the time of the sale was forfeited and canceled.

     In connection with the merger, CB Richard Ellis Services has agreed to pay to each of the holders of expired and cancelled vested or unvested options described in the preceding paragraph who, in each


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

case, (1) remains employed by Insignia Douglas Elliman or Insignia Residential Group (or their respective successors) through the effective time of the merger or (2) is terminated without cause by Insignia Douglas Elliman or Insignia Residential Group after March 13, 2003 and on or before the effective time of the merger, a lump sum cash amount, without interest, less any applicable withholding taxes, equal to the number of shares of common stock underlying such options multiplied by the excess, if any, of (x) the common stock merger consideration over (y) the exercise price per share subject to such expired or forfeited option. This payment will be paid by CB Richard Ellis Services promptly after the effective time of the merger.


OUR REPRESENTATIONS AND WARRANTIES

     In the merger agreement, we have made representations and warranties to Apple Acquisition relating to:

    o our and our subsidiaries' organization, capital structure and other similar corporate matters;

    o our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against us;

    o required filings with and approvals of governmental authorities;

    o the absence of conflict with our and our subsidiaries' governing documents, agreements and obligations and applicable laws, judgments and orders;

    o the making and accuracy of our SEC filings, the fair presentation of our financial statements and the absence of undisclosed material liabilities;



    o the real estate investment assets that are subject to the purchase agreement with Island Fund;


    o our conduct of business and absence of material adverse changes since September 30, 2002;

    o the absence of material litigation;

    o tax, environmental, employee benefit and labor matters;

    o our compliance with permits and applicable laws;

    o title to our assets;

    o our intellectual property rights;

    o the opinion of Bear Stearns and our costs incurred or to be incurred in connection with the merger;

    o the identification of, and absence of material violations under, material contracts;

    o our owned and leased real property and related real estate matters;

    o our insurance;

    o our transactions with affiliates;

    o environmental matters regarding us;

    o the approval and recommendation of the merger and the merger agreement by our board of directors and the special committee and the vote of stockholders required to approve the merger;

    o the non-contravention of the Delaware takeover statute; and

    o the accuracy of this proxy statement.


OUR COVENANTS

     Until the closing of the merger or the earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or to the extent that Apple Acquisition otherwise consents in writing, we have agreed to:


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

    o conduct our business in all material respects in the ordinary course consistent with past practice;

    o use commercially reasonable efforts to preserve intact our present business organization, maintain our material permits, licenses and approvals, keep available the services of our current key officers and employees and independent contractors and preserve our relationships with material customers, lenders, suppliers and others having material business relationships with us;

    o exercise rights which we have to purchase for cash warrants to acquire stock of one of our French affiliates, provided that we may pay the purchase price for the warrants with shares of our common stock if payment in cash would violate our bank credit agreement;

    o terminate the employment or independent contractor relations, immediately prior to the effective time of the merger, of those employees or independent contractors specified by CBRE Holding; and

    o deliver to Apple Acquisition the resignations of all of our directors at the effective time of the merger.

     We also have agreed to the following specific restrictions during this period, which are subject to the exceptions described in the merger agreement. Except as expressly contemplated or permitted by the merger agreement and the disclosure schedules to the merger agreement, or to the extent that Apple Acquisition otherwise consents in writing, we have agreed not to, and we have agreed that our subsidiaries will not:

CAPITALIZATION

    o split, combine or reclassify any capital stock or amend the terms of any rights, warrants or options to purchase our securities;

    o declare, set aside or pay any dividends or other distributions on any of our capital stock or equity interests, except for ordinary course dividends by our subsidiaries and except that we may declare, set aside and pay dividends on our series A convertible preferred stock and series B convertible preferred stock;

    o repurchase or otherwise acquire our or our subsidiaries' capital stock, except for cash repurchases of shares of series A convertible preferred stock or series B convertible preferred at a price equal to or less than the proposed merger consideration for such shares; or

    o issue, authorize or propose to issue any equity securities or warrants, options or other securities convertible into or exercisable for our equity securities, other than shares issuable upon the exercise of outstanding warrants or options issued prior to the signing of the merger agreement, the vesting of restricted stock or under our employee stock purchase plan or upon the conversion of, or the payment of dividends on, the series A preferred stock or series B preferred stock;


EXTRAORDINARY TRANSACTIONS

    o make or authorize capital expenditures in excess of specified amounts, except as contemplated in our budget for 2003 or as specifically permitted by the merger agreement; or

    o acquire, through merger, stock or asset purchase, joint venture or otherwise, any entity, business or real property or any interest in any entity, business or real property;


COMPENSATION AND BENEFITS

     except as required by law or existing agreements or employee plans:

    o increase the compensation or benefits of, or pay a bonus to, any of our present or former directors, officers or employees, except as contemplated in our budget for 2003;

    o grant or alter the terms of any severance or termination pay or benefits;


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

    o loan or grant any advances of money or other property to any present or former director, officer or employee other than advances to brokers and other commission-based employees in the ordinary course of business consistent with past practice;

    o enter into any new, or amend any existing, employment, consulting, independent contractor, severance or similar agreement;

    o establish, adopt, enter into, amend or terminate any employee benefit plan or collective bargaining agreement;

    o grant any equity or equity-based awards, other than in the ordinary course of business consistent with past practice;

    o hire any new employee or enter into any new independent contractor relationship, except (1) to replace departing employees or independent contractors, provided that the compensation and benefits offered to the replacement do not materially exceed that of the replaced employee or independent contractor, (2) for new employees earning less than a specified amount, (3) with respect to outstanding employment offers and
      (4) ordinary course hiring of brokers; or

    o terminate any employee or independent contractor other than in writing;


INDEBTEDNESS

    o assume, incur or guarantee any indebtedness for borrowed money, except we may generally continue to borrow under our existing credit facilities to fund our working capital in the ordinary course of business consistent with past practice;

    o make any loans, advances or capital contributions to, or investments in, any other person, other than to Insignia or any of our subsidiaries or to brokers in the ordinary course of business consistent with past practice;



    o issue or sell any debt securities or warrants or rights to acquire any debt securities;

    o assume, guarantee or endorse any debt obligations of any other person or entity, except obligations of our wholly-owned subsidiaries; or

    o enter into any new recourse commitments with respect to the financing of any real estate investment assets;


MATERIAL CONTRACTS

    o enter into or assume any material contract or agreement or amend or terminate any material contract, other than revenue-producing contracts with some exceptions, or waive, release or assign any material rights or claims under any material contract; or

    o fail to maintain our existing insurance or a commercially reasonable substitute;

OTHER COVENANTS

    o amend or propose to amend our or our subsidiaries' certificates of incorporation, by laws or other governing documents;

    o enter into any contract, commitment or agreement with any of our affiliates or any of their immediate family members, except for expense reimbursements and advances, transactions with any non-employee members of our board of directors and their affiliates and revenue producing contracts with specified affiliated entities, in each case, in the ordinary course of business consistent with past practice;

    o adopt a plan of liquidation, dissolution, restructuring or other reorganization, other than the merger;


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

    o sell, lease, license, encumber or otherwise dispose of any of our properties or assets, other than sales in the ordinary course of business and consistent with past practice, sales of obsolete assets and sales of assets not exceeding specified amounts;

    o effect any change in any accounting methods in effect as of December 31, 2001, except as may be required by changes in generally accepted accounting principles or as otherwise specifically disclosed in documents filed with the SEC, as concurred in by our independent auditors;

    o effect any material changes in our tax elections or other changes affecting our taxes, other than in the ordinary course of business consistent with past practice;

    o settle, pay, compromise or discharge any claims or liabilities (a) in excess of $250,000 or otherwise material to us or (b) arising out of the merger agreement and related agreements;

    o open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

    o willfully take any action that would result in a material breach of the merger agreement or our ability to satisfy the conditions to the merger; or

    o enter into any agreement not in existence as of February 17, 2003 that would provide for the making of any payment or result in any adverse change in rights or obligations of us or our subsidiaries as a result of the merger and the related debt and equity financings.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CBRE HOLDING, CB RICHARD ELLIS SERVICES AND APPLE ACQUISITION

     In addition to other customary representations and warranties, CBRE Holding, CB Richard Ellis Services and Apple Acquisition have made the following representations and warranties in the merger agreement to us:


    o CBRE Holding and CB Richard Ellis Services have entered into an amendment to their existing credit agreement that, upon the terms and conditions described in the amendment, would permit CB Richard Ellis Services to incur at least $75 million of additional borrowings, and CBRE Holding, CB Richard Ellis Services and CBRE Escrow, Inc., a wholly-owned subsidiary of CB Richard Ellis Services, have entered into a purchase agreement regarding the sale of $200 million in aggregate principal amount of senior notes of CBRE Escrow and the proceeds from this sale have been placed in an escrow account pursuant to the terms of an escrow agreement;

    o CBRE Holding has entered into an amended subscription agreement and a letter agreement with certain existing stockholders of CBRE Holding under which they have committed to provide to CBRE Holding not less than $100 million and up to $145 million of equity and/or debt financing; and

    o it is the good faith belief of CBRE Holding, CB Richard Ellis Services, and Apple Acquisition that the financing contemplated by the amendment to the existing credit agreement, the senior notes purchase agreement, the subscription agreement and the letter agreement will be obtained.


     Furthermore, CBRE Holding, CB Richard Ellis Services and Apple Acquisition have agreed that:


    o they will use their commercially reasonable efforts to obtain the financing on the terms set forth in the amendment to the existing credit agreement, the senior notes purchase agreement and the escrow agreement and the equity financing on the terms set forth in the subscription agreement, letter agreement and related documents and if they are unable to obtain the debt financing or the equity financing, they have agreed to use commercially reasonable efforts to obtain alternative financing on overall pricing, cost, timing and maturity terms that are no less favorable and other terms that are no less favorable in any material respect to CBRE Holding and CB Richard Ellis Services than those contained in the amendment to the existing credit agreement, the senior notes purchase agreement and the escrow agreement, in the case of the debt financing, and the subscription agreement and the letter agreement, in the case of the other financing;



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

    o following the effective time of the merger, CBRE Holding and CB Richard Ellis Services will cause Insignia, as the surviving corporation, to provide employee benefits to our employees that, in the aggregate, are substantially equivalent to employee benefits provided by CB Richard Ellis Services and its subsidiaries to their own similarly situated employees;

    o for purposes of determining eligibility to participate in and vesting of benefits under CBRE Holding's or CB Richard Ellis Services's benefit plans, CBRE Holding and CB Richard Ellis Services have agreed that continuing employees of Insignia after the merger will receive credit for their service to Insignia prior to the time of the merger;

    o they will honor all of Insignia's obligations under specified existing employment and indemnification agreements;

    o they will cause Insignia, as the surviving corporation, to pay to each participant of Insignia's 401(k) restoration plan whose employment with Insignia terminates, the amount owing to him under that plan as of the date of termination;

    o they acknowledge that some of our present and former employees and consultants hold participation interests in the profits generated by some of our real estate investment assets, they agree to use all commercially reasonable efforts to provide for the holders of these interests to receive compensation or a distribution in respect of their interests, if any is due, only when the underlying real estate assets are sold, rather than if we sell an interest in the entity that owns the assets and they consent to changes in the governing documents of those entities, so that these entities may not sell or otherwise transfer material assets without the approval of at least one-third in interest of the present or former employees and consultants holding the profit participation interests;

    o for six years and one month from the effective time of the merger, CBRE Holding will, and will cause CB Richard Ellis Services and the surviving corporation to, indemnify our and our subsidiaries' present and former directors and officers against liabilities arising in their capacities as such prior to the effective time of the merger; and

    o for six years and one month from the effective time of the merger, CBRE Holding and CB Richard Ellis Services have agreed to cause the surviving corporation to provide to our and our subsidiaries' present and former directors and officers liability and fiduciary liability insurance protection with the same coverage and in the same amount, and on terms no less favorable to the directors and officers than that currently provided by our directors' and officers' liability insurance policies; provided, however, that the surviving corporation will not be obligated to make premium payments for such insurance to the extent that the annual premiums exceed 300% of the annual premiums currently paid by us for such insurance except that the surviving corporation will be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 300% of the annual premiums currently paid by us.


STOCKHOLDER MEETING

     We have agreed to cause a stockholders meeting to be called in order to consider adoption of the merger agreement and approval of the merger. In addition, if the special committee or our board of directors withdraws or changes its recommendation with respect to the merger agreement and the merger as permitted below, and the merger agreement has not been terminated by us or Apple Acquisition as permitted below, the merger agreement provides that we will still hold the special meeting for stockholders to vote on the adoption of the merger agreement and the approval of the merger.

NO SOLICITATION

     We have agreed not to, and not to permit or authorize any of our subsidiaries or authorize or knowingly permit any of our or our subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives to, solicit, initiate or otherwise knowingly encourage the submission of any Acquisition Proposal (as defined below), or participate in any


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discussions or negotiations regarding, or furnish any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal, grant any waiver or release under any standstill or similar agreement in order to permit the other party to such agreement to acquire our securities or enter into any agreement with respect to an Acquisition Proposal.

     However, we may prior to the special meeting, (a) provide, under a confidentiality agreement, information to and (b) participate in discussions or negotiations with, anyone who has made an unsolicited Acquisition Proposal, in each case only if our board of directors or the special committee determines in good faith by majority vote, (1) after consultation with outside legal counsel and financial advisors, that it is necessary to do so in order to comply with its fiduciary duties to our stockholders under applicable law and (2) that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below).

     In addition, except as described below, we have agreed that neither our board of directors nor the special committee will:

    o amend, withdraw, modify, change, condition or qualify in any manner adverse to Apple Acquisition its approval or recommendation of the merger agreement; or

    o recommend any Acquisition Proposal.

     However, our board of directors may withdraw or modify its approval of or recommendation of the merger agreement and it may recommend an Acquisition Proposal, enter into an agreement regarding such Acquisition Proposal and terminate the merger agreement prior to its approval by our stockholders if we receive an Acquisition Proposal that is a Superior Proposal, and

    o our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that termination is required in order to comply with the board of directors' fiduciary duties to our stockholders under applicable law;

    o at least two business days prior to terminating the merger agreement in connection with the acceptance of a Superior Proposal, our board of directors gives prior written notice to CB Richard Ellis Services of the receipt of an Acquisition Proposal and, if applicable, its intention to withdraw or modify its approval of a recommendation of the merger and its intention to accept a Superior Proposal, setting forth the terms and conditions of, and the identity of the person making, the Superior Proposal;


    o prior to or concurrently with the termination, we pay Apple Acquisition the $7 million termination fee; and


    o concurrently with the termination, we enter into a definitive acquisition agreement regarding the Superior Proposal.

     Our obligation to hold a special meeting of our stockholders to approve the merger and the merger agreement will not be affected by the commencement, proposal, public disclosure or communication to us of any Acquisition Proposal or Superior Proposal or by the taking of any action by our board, except that Insignia will not be obligated to hold the special meeting after the termination of the merger agreement by us as provided above or by Apple Acquisition as described below (See "--Termination of the Merger Agreement").

     We have agreed to notify Apple Acquisition promptly of any request for information or other inquiry we receive that we reasonably believe could lead to an Acquisition Proposal, and to keep Apple Acquisition informed of all developments relating to any request, inquiry or Acquisition Proposal. We have also agreed to cease all existing activities and discussions with third parties regarding the foregoing and to request that all persons who have received confidential information about Insignia under a confidentiality agreement either destroy or return the confidential information.

     "Acquisition Proposal" means any offer or proposal from any third party, other than the merger, for:


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    o a transaction in which a third party would acquire beneficial ownership of more than 15% of the outstanding shares of any class of our equity securities, whether from us or pursuant to a tender offer, exchange offer or otherwise;

    o a merger, consolidation, business combination, reorganization, sale of all or substantially all of our assets, recapitalization, liquidation, dissolution or similar transaction involving us; or


    o except for certain asset sales contemplated by the merger agreement, including any sale of our real estate investment assets, any transaction which would result in a third party acquiring more than 15% of the fair market value on a consolidated basis of our assets, including the capital stock of our subsidiaries, immediately prior to such transaction whether by purchase of assets, acquisition of stock of a subsidiary or otherwise.



     "Superior Proposal" means any proposal made by a third party to acquire at least 50% of the outstanding shares of any class of our equity securities, or at least 50% of our consolidated assets or a proposal regarding a merger, consolidation, recapitalization or similar transaction involving us, which a majority of the disinterested members of our board of directors or the special committee in good faith determines (1) would, if consummated, result in a transaction that is more favorable to our stockholders than the merger and (2) is reasonably capable of being consummated. In making this determination, our board of directors or the special committee must take into account, among other things, relevant legal, financial and regulatory considerations and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal, including the availability of committed financing. Our board also must receive the advice of its outside legal counsel and financial advisors.


CONDITIONS TO THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction of the following conditions:

    o the adoption of the merger agreement and approval of the merger by the holders of a majority of the outstanding shares of our common stock as of the record date;

    o the expiration or earlier termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any required approval under other similar applicable laws; and

    o the absence of any restraining order, injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger.


     Our obligation to consummate the merger is subject to the satisfaction of the following conditions, unless we waive satisfaction of a condition in writing:

    o each of CBRE Holding, CB Richard Ellis Services and Apple Acquisition must have performed in all material respects, its obligations under the merger agreement to be performed by it at or prior to the effective time of the merger; and

    o the representations and warranties of CBRE Holding, CB Richard Ellis Services and Apple Acquisition must be materially true and correct; this condition will be satisfied as long as all failures of their representations and warranties to be true and correct, would not prevent or materially impair the ability of CBRE Holding, CB Richard Ellis Services and Apple Acquisition to consummate the merger and the other transactions contemplated by the merger agreement.


     The obligation of CBRE Holding, CB Richard Ellis Services and Apple Acquisition to consummate the merger is subject to the satisfaction of the following conditions, unless CB Richard Ellis Services waives satisfaction of a condition in writing:

    o we must have performed, in all material respects, our obligations under the merger agreement to be performed by us at or prior to the effective time of the merger;


    o our representations and warranties must be materially true and correct; this condition will be satisfied as long as the failure of our representations and warranties to be true and correct, would



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


      not reasonably be expected to have a Company Material Adverse Effect (as defined below) and would not result in damages to CBRE Holding, CB Richard Ellis Services or the surviving corporation of more than $20 million;


    o all consents, approvals, authorizations and filings specified in the merger agreement (consisting of trade regulatory filings and approvals in the United States, France and United Kingdom) must have been obtained or made (on April 2, 2003, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to each required filing in the United States and the French antitrust authority granted its approval as of April 17, 2003); and


    o CBRE Holding or CB Richard Ellis Services either (a) must have received the proceeds of the debt financing contemplated by the credit agreement amendment and the conditions to the release of the senior notes proceeds from the escrow account must have been satisfied or (b) must have received an aggregate of at least $560 million of debt financing on terms consistent with the covenant they provided in the merger agreement regarding their obligation to obtain alternative financing.

     The closing of the sale of our real estate investment assets under the purchase agreement with Island Fund is not a condition to the consummation of the merger. However, the payment of the $0.156 per share increased merger consideration to holders of our common stock is conditioned upon the purchase agreement being consummated at or prior to the consummation of the merger, as well as the performance by us of certain covenants and the accuracy of certain representations and warranties in the merger agreement that are related to the purchase agreement. See "--Conditions to Payment of Increased Merger Consideration as a Result of a Sale of Real Estate Investment Assets to Island Fund."

     "Company Material Adverse Effect" means any material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries, taken as a whole, or (b) our ability to perform our obligations under the merger agreement or related agreements, except that Company Material Adverse Effect does not include any material adverse effect arising out of, or resulting from:

    o any generally applicable change in law, regulations or U.S. generally accepted accounting principles or the interpretation of any of these;

    o the termination of any of our employees or independent contractors, other than as a result of our breach of the merger agreement or as a result of our termination, other than for cause or as requested by the CBRE Companies, of such employee or independent contractor in writing;

    o any Acquisition Proposal, or the announcement of the merger agreement, the discussions in connection with the merger agreement, or the agreements relating to the transactions contemplated by the merger agreement, including any suit, action or proceeding arising out of or in connection with the merger agreement, other than causes of action brought by CBRE Holding, CB Richard Ellis Services or Apple Acquisition for breach of the merger agreement;

    o any disposition of our assets that does not violate the merger agreement or the write-down or write-off of the value of any of these assets for accounting purposes;

    o actions or inactions specifically permitted by a prior written waiver by CBRE Holding, CB Richard Ellis Services and Apple Acquisition of our performance of any of our obligations under the merger agreement;

    o our failure to obtain any third party consents to the execution and delivery of the merger agreement or other related agreements;

    o any diminution in value of, or adverse developments relating to, certain of our subsidiaries that own real estate, as specified in the merger agreement;

    o the cancellation or notice of cancellation of third-party management, tenant representation and/or brokerage contracts to which we are or may become a party;


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    o conditions generally affecting the business or industry in which we operate;

    o United States, United Kingdom, French or global general economic or political conditions or financial markets; and

    o any outbreak or escalation of hostilities, including any declaration of war by the U.S. Congress, or acts of terrorism.


CONDITIONS TO PAYMENT OF INCREASED MERGER CONSIDERATION AS A RESULT OF A SALE OF REAL ESTATE INVESTMENT ASSETS TO ISLAND FUND


     Under the merger agreement, the payment of any increased merger consideration as a result of the sale of our real estate investment assets to Island Fund is conditioned upon our performance of, or compliance with, the following covenants contained in the merger agreement:

    o subject to certain exceptions, we are restricted from entering into new recourse commitments with respect to the financing of any real estate investment assets;

    o we must cause certain entities controlled by us to continue to pay us fees payable under asset management, development, construction, investment management, financial advisory, profit participation or similar agreements or contracts we have with these entities until the closing of the merger; and

    o we must perform in all material respects our obligations under the purchase agreement with Island Fund.


     In addition, the payment of any increased merger consideration as a result of the sale of our real estate investment assets to Island Fund is conditioned upon the accuracy of our representations and warranties related to the real estate investment assets at the time of the closing of the merger.


TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

    o by mutual written agreement of CBRE Holding, CB Richard Ellis Services, Apple Acquisition and us;


    o by either Apple Acquisition or us, if the effective time of the merger does not occur on or before July 31, 2003, so long as the failure of the merger to occur is not the result of the breach by the terminating party of a provision of the merger agreement;


    o by either Apple Acquisition or us, if any law makes consummation of the merger illegal or otherwise prohibited or any governmental authority issues a final order, decree or ruling, or takes any other action, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes non-appealable;

    o by either Apple Acquisition or us, if the merger agreement is not adopted and the merger is not approved by the requisite vote of our stockholders at the special meeting or any adjournment of the special meeting;

    o by Apple Acquisition, if our board of directors or the special committee
      (a) withdraws, changes or modifies our approval or recommendation of the merger or the merger agreement, (b) approves or recommends to our stockholders another Acquisition Proposal; (c) approves or recommends that our stockholders tender, or otherwise fails to recommend our stockholders not to tender, their shares in any tender or exchange offer that is an Acquisition Proposal, other than by CBRE Holding, CB Richard Ellis Services, Apple Acquisition or their affiliates; or (d) delivers any notice that we have received a Superior Proposal and intend to terminate the merger agreement, provided that Apple Acquisition may only terminate the merger agreement after the third business day following such notice;


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    o by Apple Acquisition, if any person or group, other than CBRE Holding,
      CB Richard Ellis Services, Apple Acquisition or their affiliates, acquires beneficial ownership of a majority of the outstanding shares of our common stock;

    o by us, if there is a breach or failure to perform in any material respect of any of CBRE Holding's, CB Richard Ellis Services's or Apple Acquisition's representations, warranties, covenants or agreements contained in the merger agreement, the effect of which breach or failure to perform is (1) a failure to receive antitrust approvals or (2) a material adverse effect on CBRE Holding's, CB Richard Ellis Services's or Apple Acquisition's ability to consummate the merger;


    o by us, concurrently with the execution of an Acquisition Agreement permitted under the merger agreement in connection with a Superior Proposal and the payment of the $7 million termination fee to Apple Acquisition; or

    o by Apple Acquisition, if there is a breach or failure to perform in any material respect of any of our representations, warranties, covenants or agreements, the effect of which breach or failure to perform is (1) a failure to receive antitrust approval or (2) a material adverse effect on Insignia or our ability to consummate the merger and the damages reasonably likely to be suffered by CBRE Holding, CB Richard Ellis Services or the surviving corporation as a result of such breach or breaches exceeds $20 million.


     Upon termination, the merger agreement will become void and none of the parties or their representatives will have any liability or obligation under the merger agreement, except (1) under specified sections of the merger agreement, including those pertaining to confidentiality obligations and obligations relating to each party's not to solicit employment of the other party's employees of CBRE Holding, CB Richard Ellis Services and Apple Acquisition and (2) as set forth below under "--Termination Fees; Indemnification; Amendment of No Raid Agreement." However, no termination will relieve any party from liability or damages resulting from a willful breach of the merger agreement.

TERMINATION FEE; INDEMNIFICATION; AMENDMENT OF NO RAID AGREEMENT


     Termination Fee. The merger agreement provides for the payment by us to Apple Acquisition of a fee of $7,000,000 if the merger agreement is terminated under the following circumstances:

    o Apple Acquisition terminates the merger agreement, because (a) our board of directors or the special committee amended, withdrew, modified, changed, conditioned or qualified their approval or recommendation of the merger or the merger agreement in a manner adverse to CBRE Holding, CB Richard Ellis Services or Apple Acquisition as a result of the receipt or public announcement or disclosure of an Acquisition Proposal; (b) our board of directors or the special committee approved or recommended to our stockholders another Acquisition Proposal; (c) our board of directors or the special committee approved or recommended that our stockholders tender, or otherwise failed to recommend our stockholders not to tender, their shares in any tender or exchange offer that is an Acquisition Proposal, other than by CBRE Holding, CB Richard Ellis Services, Apple Acquisition or their affiliates; or (d) we delivered any notice to CB Richard Ellis Services that we have received a Superior Proposal and we intend to terminate the merger agreement;

    o any person or group, other than CBRE Holding, CB Richard Ellis Services, Apple Acquisition or their affiliates acquires beneficial ownership of a majority of the outstanding shares of our common stock;

    o we terminate the merger agreement concurrently with the execution of an acquisition agreement permitted under the merger agreement in connection with a Superior Proposal;


    o either we or Apple Acquisition terminates the merger agreement because the merger has not occurred prior to July 31, 2003, our stockholders have voted against the merger at the special meeting or any adjournment of the special meeting or Apple Acquisition terminates the merger agreement as a result of our material breach and:



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      (1)   prior to the termination, a third party has made an Acquisition
            Proposal, except that all percentages in that definition are 30%, instead of 15%, for this purpose; and

      (2) within 12 months after the date of termination, we complete, or enter into an agreement relating to an Acquisition Proposal, except that all percentages in that definition are 30%, instead of 15%, for this purpose.


     Indemnification. If the merger agreement is terminated: (a) as a result of the CBRE Companies' breach or failure to perform in any material respect their representations, warranties or covenants or (b) by mutual agreement of the CBRE Companies and us or by Apple Acquisition or us if the merger has not been consummated by July 31, 2003, in either case as a result of the failure to obtain regulatory approval of the merger or the failure of CBRE Holding or CB Richard Ellis Services to receive at least $560 million in debt financing on the terms contemplated in the merger agreement, then the CBRE Companies, as our sole remedy, will indemnify us for our damages resulting from the following:

    o the termination, during the period from February 7, 2003 to the date of termination of the merger agreement, which we refer to as the covered period, by any of our commercial real estate services brokers or independent contractors as of February 7, 2003 of their relationship with us; or

    o the termination or substantial diminution during the covered period by any of our clients as of February 7, 2003 of their commercial real estate services relationship with us;


in each case, if such termination or diminution is a result of the proposed merger and does not result from our breach of the merger agreement. The CBRE Companies' indemnification obligation is limited to $50 million and does not include any damages arising out of conditions generally affecting (a) the business or industry in which we operate, (b) United States, United Kingdom, French or global general economic or political conditions or financial markets,
(c) any outbreak or escalation of hostilities, including any declaration of war by the U.S. Congress, or acts of terrorism or (d) any reduction in the value of our common stock or other securities.



     Amendment of No Raid Agreement. In addition, if the merger agreement is terminated under circumstances obligating the CBRE Companies to indemnify us (as described in the immediately prior paragraph above), our no raid agreement will be automatically amended to prohibit only CBRE Holding from hiring or engaging as an employee or independent contractor, or soliciting for employment or for engagement as an independent contractor, any of our employees or independent contractors, for a period of 18 months commencing upon such termination by us, with no corresponding restrictions on us to hire or engage, or solicit for employment or engagement, any employee or independent contractor of CBRE Holding.



AMENDMENTS TO THE MERGER AGREEMENT



     Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by Insignia, a member of the special committee on behalf of the special committee, CB Richard Ellis Services and Apple Acquisition or, in the case of a waiver, by the party against whom the waiver is to be effective. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment or modification of the merger agreement may be made that by law requires further approval of our stockholders without obtaining this further approval.



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                   SALE OF OUR REAL ESTATE INVESTMENT ASSETS
                         IN CONNECTION WITH THE MERGER

     Insignia, CBRE Holding, CB Richard Ellis Services, Apple Acquisition and Island Fund have entered into a purchase agreement providing for the purchase by Island Fund of all of our real estate investment assets. The purchase agreement provides that the cash purchase price for the real estate investment assets will be approximately $44 million, subject to adjustment as described in the following paragraph. In addition to the cash purchase price, the purchase agreement provides that Island Fund will assume existing employment-related contractual obligations of Insignia to Messrs. Farkas, Aston and Uretta in connection with the merger, which obligations are valued at approximately $7.8 million. See "The Merger--Interests of Executive Officers and Directors in the Merger." The purchase agreement with Island Fund is attached as Appendix C to this proxy statement and is incorporated into this section of the proxy statement by reference. We encourage you to read the purchase agreement in its entirety and the summary below is subject to the full text of the purchase agreement.


ADJUSTMENT TO CASH PURCHASE PRICE

     The cash purchase price of the real estate investment assets to be sold to Island Fund will be adjusted as follows: (a) if and to the extent that we make a net aggregate cash equity investment in respect of the real estate investment assets between January 1, 2003 and the closing of the merger, the cash purchase price will be increased by such amount; or (b) subject to certain exceptions, if we receive net aggregate cash distributions in respect of the real estate investment assets between January 1, 2003 and the closing of the merger, the cash purchase price will be decreased (x) dollar-for-dollar for the first $1 million of such net distributions, (y) 50% for the next $3 million of such net distributions and (z) dollar-for-dollar thereafter. For example, if the decrease in the cash purchase price would otherwise be $4 million, the cash purchase price will only be reduced by $2.5 million. As of the date of this proxy statement these adjustments in the aggregate would result in the cash purchase price under the purchase agreement being adjusted downward by $ million.

     In addition, we or certain of our subsidiaries that would not be transferred to Island Fund under the purchase agreement currently are parties to guarantees of certain of the obligations of four of the real estate investment assets that Island Fund may acquire under the purchase agreement. In the event we are unable to obtain a release of the applicable guarantee with respect to each of these four assets prior to the closing of the purchase agreement, the applicable asset will not be purchased by Island Fund and the cash purchase price will be reduced by a specified amount, which would be approximately $5.2 million in the aggregate if all four assets were excluded).

     None of the purchase price adjustments will affect the additional merger consideration to be received by our stockholders if the sale to Island Fund is completed.


CLOSING CONDITIONS

     The obligation of the parties to close the transactions contemplated by the purchase agreement is subject to the prior satisfaction or waiver of each of the conditions under the merger agreement. In addition, the obligation of Island Fund to close the transactions contemplated by the purchase agreement also is subject to the parties obtaining the consent of specified third parties to the purchase of the real estate investment assets by Island Fund and no material adverse change in the financial condition or operations of the real estate investment assets having occurred, subject to a number of exceptions. In addition, both our obligation and Island Fund's obligation to close the transactions contemplated by the purchase agreement are subject to a number of other customary closing conditions, including the continued truth of the other party's representations and warranties under the purchase agreement and the other party's compliance with its covenants and obligations under the purchase agreement. We are not permitted to waive any of the conditions to our obligation to close the transactions contemplated by the purchase agreement without the prior written consent of the CBRE Companies.


THIRD PARTY ACQUISITION PROPOSALS FOR THE REAL ESTATE INVESTMENT ASSETS

     We may terminate the purchase agreement in order to accept a proposal from a third party to acquire all or a portion of the real estate investment assets if we satisfy certain requirements, including providing at least two business days advance notice to Island Fund of our intention to terminate the purchase



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agreement and paying Island Fund the $2,250,000 termination fee described below. In the event we terminate the purchase agreement in order to enter into an agreement with a third party regarding a sale of our real estate investment assets, the amount of net proceeds from the other transaction that would otherwise result in an increase in the common stock merger consideration will be reduced by the amount of the termination fee that we are required to pay to Island Fund. However, Island Fund has the right to submit a proposal that is more favorable to our stockholders than the third party acquisition proposal, after taking into account, and giving a dollar for dollar credit for, the $2,250,000 termination fee, in which case we must enter into a definitive agreement with Island Fund as proposed and abandon the third-party acquisition proposal. See "Merger Agreement--Potential Adjustments in the Common Stock Merger Consideration--Potential Increase in Common Stock Merger Consideration."



TERMINATION; TERMINATION FEE AND REIMBURSEMENT OF EXPENSES

     The purchase agreement may be terminated by the following parties to the purchase agreement under the following circumstances:

    o the mutual agreement of Island Fund, the CBRE Companies and us;

    o by Island Fund, if we transfer, or enter into a definitive agreement to transfer, any of the real estate investment assets to a third party, subject to certain exceptions;

    o by us, in connection with a third party acquisition proposal, as described above;

    o by either us or Island Fund, if the other party breaches or fails to perform in any material respect its representations, warranties, covenants and agreements resulting in one of the terminating party's conditions to closing being incapable of being satisfied;

    o by Island Fund, if the the transactions contemplated by the purchase agreement do not close by December 31, 2003, unless the failure to close before such time was the result of a failure of Island Fund failing to perform one of its obligations;

    o by the CBRE Companies, if the merger is completed and the closing of the the transactions contemplated by the purchase agreement has not occurred, unless such failure to close was due to a breach by the CBRE Companies; or

    o automatically without any action by any party, if the merger agreement is terminated.

     If the purchase agreement is terminated under the circumstances described in the second or third bullet points above or by Island Fund under the circumstances described in the fourth bullet point due to a willful breach of the purchase agreement by us, we must pay Island Fund a termination fee of $2,250,000 on the next business day. If the purchase agreement is terminated under the circumstances described in the fifth, sixth or seventh bullet points above or by Island Fund under the circumstances described in the fourth bullet point other than due to a willful breach by us, we must reimburse Island Fund for up to $1,000,000 of its actual third party expenses incurred in connection with negotiating and documenting the purchase agreement and performing its obligations under the purchase agreement.


EXCLUSIVE PRE-CLOSING REMEDY FOR INSIGNIA AND THE CBRE COMPANIES

     If the merger closes and

    o the closing of the transactions contemplated by the purchase agreement has not occurred and we or the CBRE Companies reasonably determine that the failure to close solely was a result of a breach by Island Fund of its obligation under the purchase agreement, or

    o the purchase agreement is terminated by us due to Island Fund's breach or failure to perform in any material respect its representations, warranties, covenants and agreements resulting in one of our conditions to closing being incapable of being satisfied, then we and the CBRE Companies will be entitled to withhold $5,000,000 of the amount that Andrew L. Farkas would otherwise be entitled to receive in connection with the closing of the merger. See "--Interests of Executive Officers and Directors in the Merger." In the event that Mr. Farkas agrees in



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writing with the CBRE Companies that they are entitled to withhold the
$5,000,000 otherwise owed to him. A portion of this amount will be used by us to increase the common stock merger consideration to $11.019 per share. See "Merger Agreement--Potential Adjustments to the Common Stock Merger Consideration."


CERTAIN OTHER PROVISIONS OF THE PURCHASE AGREEMENT

     The purchase agreement also contains the following agreements and other provisions:

    o We, and after the closing of the merger, the CB Companies, generally have agreed to indemnify Island Fund and its affiliates for any claims arising out of, caused by or resulting from the fact that affiliates of Island Fund are or were directors, officers and employees of us and that we entered into the purchase agreement with Island Fund and/or consummated transactions contemplated by the purchase agreement.

    o We and, after the closing of the merger, the CBRE Companies, on the one hand, and Island Fund, on the other hand, have agreed to indemnify the other for breaches of representations, warranties and covenants under the purchase agreement.

    o We and, after the closing of the merger, the CBRE Companies generally have agreed to indemnify Island Fund with respect to our ownership, use or operation of the real estate investment assets, and any actions or inactions by us when we were required to act, at or prior to the closing of the transactions contemplated by the purchase agreement, subject to a number of exceptions and limitations.

    o Island Fund has agreed to indemnify us and the CBRE Companies with respect to its ownership, use or operation of the real estate investment assets, and any actions or inactions by it when it is required to act, after the closing of the purchase agreement, subject to a number of exceptions and limitations.

    o The CBRE Companies have agreed to maintain for up to three years after the closing approximately $10.4 million of letters of credit that we have issued to support obligations of the real estate investment assets, and Island Fund has agreed to reimburse the CBRE Companies for 50% of the amounts that they may be required to fund under these letters of credit or under an approximately $1.3 million repayment guarantee we have provided with respect to a real estate investment asset. Island Fund will secure its reimbursement obligations with an aggregate of approximately $3 million of cash collateral and letters of credit, at Island's option. Island Fund has agreed that it will not sell to a third party, or facilitate the sale to a third party of, any of the real estate investment assets that are supported by Insignia letters of credit or the repayment guarantee unless the letter of credit and repayment guarantee support are irrevocably and unconditionally terminated in connection with the sale or are replaced by a third party.

    o Island Fund will be permitted to offer employment to, and if the purchase agreement is completed hire, certain of our current employees. In connection with each of these employees that are hired by Island, we have agreed to pay these individuals the severance amounts they would have received under their employment agreements or our severance policy as if these individuals had been terminated by us without cause in connection with the closing of the merger.


POTENTIAL INCREASE IN COMMON STOCK MERGER CONSIDERATION IF PURCHASE AGREEMENT CLOSES

     If the sale to Island Fund is completed immediately prior to the merger and certain conditions under the merger agreement have been satisfied, the common stock merger consideration will be increased from $11.00 per share to $11.156 per share. However, there can be no assurance that the transactions contemplated by the purchase agreement will be consummated prior to the completion of the merger or that the conditions to an increase in the merger consideration will be satisfied. The consummation of the transactions contemplated by the purchase agreement with Island Fund and any payment of the increased merger consideration are subject to conditions that are not expected to be fulfilled until after the special meeting. As a result, at the time you vote on the merger you will not know whether or not the merger



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consideration will be greater than $11.00 per share and you should not assume or expect that the merger consideration will be greater than $11.00 per share.


     Under the merger agreement, the payment of any increased merger consideration as a result of the sale of real estate investment assets to Island Fund is conditioned upon the performance by us of certain covenants and the accuracy of certain representations and warranties that are contained in the merger agreement and are related to the asset purchase agreement with Island Fund. In addition, as described above, under the Island Fund purchase agreement the completion of the sale of our real estate investment assets to Island Fund is conditioned upon the receipt of certain third party consents and other customary closing conditions. See "Merger Agreement--Conditions to Payment of Increased Merger Consideration as a Result of a Sale of Real Estate Investment Assets to Island Fund."



































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                              CBRE HOLDING, INC.


OVERVIEW


     CBRE Holding is the parent company of CB Richard Ellis Services, one of the world's largest commercial real estate services companies in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. In the United States, CBRE Holding operates through CB Richard Ellis, Inc. and L.J. Melody, in the United Kingdom through CB Hillier Parker and in Canada through CB Richard Ellis Limited. CB Richard Ellis Investors, LLC, which is referred to herein as CBRE Investors, and its foreign affiliates conduct business in the United States, Europe and Asia. As of December 31, 2002, CBRE Holding operated in 47 countries through various subsidiaries and pursuant to cooperation agreements. As of March 31, 2003, approximately 72% of CBRE Holding's revenue was generated from the United States and 28% was generated from the rest of the world. See the notes to CBRE Holding's financial statements included elsewhere in this proxy statement.


     Where reference is made in this proxy statement to CBRE Holding's operations and businesses, the operations and businesses referred to are those of CBRE Holding's subsidiaries.


HISTORY

     CBRE Holding, a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. CBRE Holding and its former wholly owned subsidiary, Blum CB Corporation, which is referred to herein as Blum CB, were created to acquire all of the then-outstanding shares of CB Richard Ellis Services. Prior to July 20, 2001, CBRE Holding was a wholly owned subsidiary of Blum Strategic Partners, L.P., which was then known as RCBA Strategic Partners, L.P., and is an affiliate of Richard C. Blum, who is a director of both CBRE Holding and CB Richard Ellis Services.

     On July 20, 2001, CBRE Holding acquired CB Richard Ellis Services pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among CBRE Holding, CB Richard Ellis Services and Blum CB. Blum CB was merged with and into CB Richard Ellis Services, and CB Richard Ellis Services was the surviving corporation. This merger is referred to herein as the 2001 merger. CB Richard Ellis Services' operations after the 2001 merger were substantially the same as its services prior to the 2001 merger. CBRE Holding has no substantive operations other than its investment in CB Richard Ellis Services. Information regarding the 2001 merger is included in CBRE Holding's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and within the notes to CBRE Holding's financial statements included elsewhere in this proxy statement.


BUSINESS SEGMENTS

     In the third quarter of 2001, subsequent to the 2001 merger, CBRE Holding reorganized its business segments as part of its efforts to reduce costs and streamline its operations. CBRE Holding reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations in the United States, Canada, Mexico, and Central and South America. EMEA mainly consists of operations in Europe, and Asia Pacific consists of operations in Asia, Australia and New Zealand. Previously, CBRE Holding operated and reported its segments based on the applicable type of revenue transaction.

     Information regarding revenue and operating income or loss attributable to each of CBRE Holding's business segments is included in CBRE Holding's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and within the notes to CBRE Holding's financial statements included elsewhere in the proxy statement.


  AMERICAS

     The Americas is CBRE Holding's largest business segment in terms of revenue, earnings and cash flow. It includes the following major lines of businesses:


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    o The Brokerage Services line of business provides sales, leasing and consulting services relating to commercial real estate. This line of business is built upon relationships that CBRE Holding establishes with clients. This business does not require significant capital expenditures on a recurring basis. However, due to the low barriers to entry and strong competition, CBRE Holding strives to retain top producers through an attractive compensation program that motivates its sales force to achieve higher revenue production. Therefore, the most significant cost is commission expense. In addition, CBRE Holding believes that the CB Richard Ellis brand provides it with a competitive operating advantage. As of December 31, 2002, this line of business employed approximately 2,120 individuals in offices located in most of the largest metropolitan areas in the United States and approximately 410 individuals in Canada and Latin America.

    o The Investment Properties line of business provides similar brokerage services primarily for commercial, multi-housing and hotel real estate property marketed for sale to institutional and private investors. As of December 31, 2002, this line of business employed approximately 480 individuals in offices mainly located in North America.

    o The Corporate Services line of business focuses on building relationships with large corporate clients. The objective is to establish long-term relationships with clients that could benefit from utilizing Corporate Services' broad array of services and/or global presence. These clients are offered the opportunity to be relieved of the responsibility of managing their commercial real estate activities at a lower cost than they could achieve by managing these activities themselves. Corporate Services includes research and consulting, structured finance, project management, lease administration and transaction management. These services can be delivered on a bundled or unbundled basis involving other lines of business in single or multiple markets. As of December 31, 2002, this business line employed approximately 420 individuals, primarily within North America.

    o The Commercial Mortgage line of business provides commercial loan origination and loan servicing through CBRE Holding's wholly owned subsidiary, L.J. Melody. The Commercial Mortgage business line focuses on the origination of commercial mortgages without incurring principal risk. As part of its activities, L.J. Melody has established correspondent relationships and conduit arrangements with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. Additionally, L.J. Melody participates in a partnership whereby costs are shared in the servicing of its loan portfolios, which allows for significant cost savings. As of December 31, 2002, this business line employed approximately 325 individuals in the US.

    o The Valuation line of business provides valuation, appraisal and market research services. These services include market value appraisals, litigation support, discounted cash flow analyses, and feasibility and fairness opinions. CBRE Holding believes that the valuation business line is one of the largest in its industry domestically. As of December 31, 2002, this business line had over 200 employees on staff in the Americas. It has developed proprietary technology for preparing and delivering valuation reports to its clients, which provides a competitive advantage over its rivals.


    o The Investment Management line of business provides investment management services through CBRE Holding's wholly owned subsidiary, CBRE Investors. CBRE Investors' clients include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate. CBRE Investors sponsors funds and investment programs that span the risk/return spectrum. In higher yield strategies, CBRE Investors "co-invests" with its clients/partners. These co-investments typically range from 2% to 5% of the equity in a particular fund. CBRE Investors is organized into three general client focused groups according to investment strategy, which include: Managed Accounts (low risk), Strategic Partners (value added funds) and Special Situations (higher yield and highly focused strategies). Operationally, a dedicated investment team with the requisite skill sets and location


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      executes each investment strategy. Each team's compensation is driven largely by the investment performance of its particular strategy/fund. This organizational structure is designed to align the interests of team members with those of the firm and its investor clients/partners and to enhance accountability and performance. Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research within the CB Richard Ellis platform, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals who focus on investment strategy and underwriting. As of December 31, 2002, CBRE Investors had approximately 110 employees located in its Los Angeles headquarters and in a regional office in Boston.

    o The Asset Services line of business provides value-added asset and related services for income-producing properties owned by local, regional and institutional investors. As of December 31, 2002, it managed approximately 216.8 million square feet of commercial space in the Americas. Asset Services includes property management, construction management, marketing, leasing, and accounting and financial services for investor-owned properties, including office, industrial and retail properties. Asset Services markets its services primarily to long-term institutional owners of large commercial real estate assets. Asset Services' contractual relationships put CBRE Holding in a position to provide other services for the owner, including refinancing, appraisal, and lease and sales brokerage services. As of December 31, 2002, Asset Services employed more than 1,010 individuals in the US, Canada and Latin America, part of whose compensation is reimbursed by clients. Most asset services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All personnel are trained and encouraged to continue their education through both internally-sponsored and outside training. Asset Services personnel utilize state-of-the-art technology to deliver marketing, operations and accounting services.

    o The Facilities Management line of business specializes in the administration, management, maintenance and project management of properties that are occupied by large corporations and institutions. At December 31, 2002, Facilities Management had approximately 113.1 million square feet under management in the Americas, comprised of corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities. As of December 31, 2002, the Facilities Management business line employed over 820 individuals in the Americas, most of whose compensation is reimbursed by clients. In addition to providing a full range of corporate services through contractual relationships, the Facilities Management group responds to client requests generated by CBRE Holding's other business lines for significant, single-assignment acquisition, disposition and strategic real estate consulting assignments that may lead to long-term relationships.


  EMEA


     As of December 31, 2002, CBRE Holding's EMEA division had 44 offices located in 27 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the various countries typically provide, at a minimum, the following services:
Brokerage, Investment Properties, Corporate Services, Valuation/Appraisal Services, Asset Services and Facilities Management, with approximately 83.7 million square feet under management as of December 31, 2002. Certain countries also provide Financial and Investment Management services. These services are provided to a wide range of clients and cover office, retail, leisure, industrial, logistics, biotechnology, telecommunications and residential property assets.


     CBRE Holding, operating as CB Hillier Parker in the United Kingdom, is one of the leading real estate services companies in that country. It provides a range of commercial property real estate services to investment, commercial and corporate clients located in London. CBRE Holding also has four regional offices in Birmingham, Manchester, Edinburgh and Glasgow. In France, CBRE Holding is a key market leader in Paris and provides a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, CBRE Holding provides extensive coverage operating through its offices in Madrid, Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca.


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CBRE Holding's Netherlands business is based in Amsterdam, while its German operations are located in Frankfurt, Munich, Berlin and Hamburg. CBRE Holding's operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services. As of December 31, 2002, there were over 1,300 professional and support staff employed, of which approximately 700 were in the UK.

  ASIA PACIFIC


     As of December 31, 2002, CBRE Holding's Asia Pacific division had 26 offices located in 11 countries. CBRE Holding believes it is one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including: Brokerage, Investment Management (in Japan only), Corporate Services, Valuation/Appraisal Services, Asset Services and Facilities Management, with approximately 140.0 million square feet under management as of December 31, 2002. The CB Richard Ellis brand name is recognized throughout this region as one of the leading worldwide commercial real estate services firms. As of December 31, 2002, this division employed over 2,000 individuals. In Asia, CBRE Holding's principal operations are located in China (including Hong Kong), Singapore, South Korea and Japan. The Pacific region includes Australia and New Zealand with principal offices located in Auckland, Brisbane, Melbourne, Perth and Sydney.


COMPETITIVE STRENGTHS

     The market for CBRE Holding's commercial real estate business is both highly fragmented and competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices throughout the world. Most of CBRE Holding's competitors in the Brokerage and Asset Services lines of business are local or regional firms that are substantially smaller than CBRE Holding on an overall basis, but in some cases may be larger locally. In addition, there are several national, and in some cases international, real estate brokerage firms with whom CBRE Holding competes. CBRE Holding believes it has a variety of competitive advantages that have helped to establish its strong, global leadership position within the commercial real estate services industry. These advantages include the following:


     Global Brand Name and Presence. CBRE Holding is one of the largest commercial real estate services providers in the world in terms of revenue and, together with its predecessors, has been in existence for 97 years. As of December 31, 2002, CBRE Holding operated over 200 offices in 47 countries around the world. CBRE Holding believes that it is among the leading commercial real estate services firms in several major U.S. markets including New York, Los Angeles, Chicago, Houston, Dallas / Fort Worth and Phoenix as well as in many other important real estate markets around the world including Hong Kong, London and Paris. CBRE Holding's extensive global reach combined with its localized knowledge enables it to provide world-class service to its numerous multi-regional and multi-national clients. Furthermore, as a result of its global brand recognition and geographic reach, CBRE Holding believes that large corporations, institutional owners and users of real estate recognize it as a pre-eminent provider of high quality, professional, multi-functional real estate services.


     Market Leader and Full Service Provider. CBRE Holding provides a full range of real estate services to meet the needs of its clients. These services include commercial real estate Brokerage Services, Investment Properties, Corporate Services, Mortgage Banking, Investment Management, Valuation and Appraisal Services, Real Estate Market Research, Asset Services and Facilities Management. CBRE Holding believes that its combination of significant local market presence, strong client relationships and its scalable, diversified line of business platforms differentiates it from its competitors and provides it with a competitive advantage.

     Strong Relationships with Established Customers. CBRE Holding has long-standing relationships with a number of major real estate investors, and its broad national and international presence has enabled it to develop extensive relationships with many leading corporations.

     Recurring Revenue Stream. CBRE Holding believes it is well positioned to generate recurring revenue through the turnover of leases and properties for which it has previously acted as transaction manager. CBRE Holding's years of strong local market presence have allowed it to develop significant repeat client relationships, which are responsible for a large part of its business.


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     Attractive Business Model. CBRE Holding's business model features a diversified revenue base, a variable cost structure and low capital requirements.

     - Diversified Revenue Base. CBRE Holding's global operations, multiple service lines and extensive customer relationships provide it with a diversified revenue base. Approximately 27% of CBRE Holding's 2002 revenue was generated outside the United States while 25% of its 2002 revenue was generated from its non-brokerage business.

     - Variable Cost Structure. CBRE Holding's sales and leasing producers are generally paid on a commission and bonus basis, which correlates with CBRE Holding's revenue performance. This flexible cost structure allows CBRE Holding to maintain its operating margins in a variety of economic conditions.

     - Low Capital Requirements. CBRE Holding's business model is structured to provide high value added services with low capital intensity. In 2002, CBRE Holding's capital expenditures remained low at approximately 1.4% of 2002 revenue.

     Empowered Resources. CBRE Holding's proprietary data network gives its professionals instant access to local and global market knowledge to meet its clients' needs. It also enables CBRE Holding's professionals to build cross-functional teams to work collaboratively on projects. With real-time access to state-of-the-art information systems, its professionals are empowered to support clients in achieving their business goals.


     Strong Senior Management with a Significant Equity Stake. CBRE Holding's senior management team consists of a number of highly respected executives, most of whom have over 20 years of broad experience in the real estate industry. As of December 31, 2002, CBRE Holding's senior management team beneficially owned approximately 5% of CBRE Holding's outstanding common stock.



     L.J. Melody competes in the United States with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal and valuation services are provided by other international, national, regional and local appraisal firms and some international, national and regional accounting firms. CBRE Investors has numerous competitors including other real estate investment managers and investment banks.

     CBRE Holding's Asset Services and Facilities Management lines of business compete for the right to manage properties controlled by third parties. The competitor may be the owner of the property who is trying to decide upon the efficiency of outsourcing or another management services company. Increasing competition in recent years has resulted in increased pressure to provide additional services at lower rates. CBRE Holding has mitigated that pressure by reducing the cost of delivery through automation and by providing services that generate premium fees. One way CBRE Holding seeks to grow the Asset Services and Facilities Management lines of business is through assignments that provide synergies with CBRE Holding's other lines of business.

RISK FACTORS

   THE SUCCESS OF CBRE HOLDING'S BUSINESS IS SIGNIFICANTLY RELATED TO GENERAL ECONOMIC CONDITIONS AND, ACCORDINGLY, ITS BUSINESS COULD BE HARMED IN THE EVENT OF AN ECONOMIC SLOWDOWN OR RECESSION.

     During 2002, CBRE Holding continued to be adversely affected by the slowdown in the global economy, which negatively impacted the commercial real estate market. This caused a decline in leasing activities within the United States, which was partially offset by improved overall revenues in Europe and Asia.

     Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent outbreak of hostilities as well as the conflict with Iraq and the risk of conflict with North Korea, the economic climate in the United States and abroad remains uncertain, which may have a further adverse effect on commercial real estate market conditions and, in turn, CBRE Holding's operating results.

     Periods of economic slowdown or recession in the United States and in other countries, rising interest rates, a declining demand for real estate, or the public perception that any of these events may occur, can


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harm many segments of CBRE Holding's business. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by the commercial mortgage banking business. If the brokerage and mortgage banking businesses are negatively impacted, it is likely that the other lines of business would also suffer due to the relationship among the various business lines. Further, as a result of CBRE Holding's debt level and the terms of the debt instruments entered into in connection with the 2001 merger and related transactions, CBRE Holding's exposure to adverse general economic conditions is heightened.

     IF THE PROPERTIES THAT CBRE HOLDING MANAGES FAIL TO PERFORM, ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED.

     The revenue CBRE Holding generates from its Asset Services and Facilities Management lines of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, CBRE Holding's success partially depends upon the performance of the properties it manages. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of CBRE Holding's control:

     o CBRE Holding's ability to attract and retain creditworthy tenants;

     o the magnitude of defaults by tenants under their respective leases;

     o CBRE Holding's ability to control operating expenses;

     o governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

     o various uninsurable risks;

     o financial conditions prevailing generally and in the areas in which these properties are located;

     o the nature and extent of competitive properties; and

     o the real estate market generally.

     CBRE HOLDING'S GROWTH HAS DEPENDED SIGNIFICANTLY UPON ACQUISITIONS, WHICH MAY NOT BE AVAILABLE IN THE FUTURE AND MAY NOT PERFORM AS CBRE HOLDING EXPECTED.

     A significant component of CBRE Holding's growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve the risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

     CBRE Holding has had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These difficulties include the diversion of management's attention from other business concerns and the potential loss of its key employees or those of the acquired operations. CBRE Holding believes that most acquisitions will initially have an adverse impact on operating and net income. In addition, CBRE Holding generally believes that there will be significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. Accordingly, CBRE Holding may not be able to effectively manage acquired businesses and some acquisitions may not have an overall benefit.

     CBRE Holding has several different accounting systems as a result of acquisitions it has made. If CBRE Holding is unable to fully integrate the accounting and other systems of the businesses it owns, it may not be able to effectively manage its acquired businesses. Moreover, the integration process itself


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may be disruptive to business, as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

     CBRE HOLDING'S SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD HARM ITS ABILITY TO OPERATE THE BUSINESS, REMAIN IN COMPLIANCE WITH DEBT COVENANTS AND MAKE PAYMENTS ON THE OUTSTANDING DEBT.

     CBRE Holding is highly leveraged and has significant debt service obligations. For the year ended December 31, 2002, CBRE Holding's interest expense was $60.5 million. CBRE Holding's substantial level of indebtedness increases the possibility that it may be unable to generate sufficient cash to pay the principal of, interest on or other amounts due with respect to its indebtedness. In addition, CBRE Holding may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing its indebtedness. If CBRE Holding incurs additional debt, the risks associated with its substantial leverage, including its ability to service its debt, would increase.

     CBRE Holding's substantial debt could have other important consequences, which include but are not limited to the following:

    o CBRE Holding could be required to use a substantial portion, if not all, of its free cash flow from operations to pay principal and interest on its debt; additionally, its level of debt may restrict it from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements.


    o The interest expense of CBRE Holding could increase if interest rates increase because all of its debt under its existing senior credit facility, including $221.0 million in term loans and a revolving credit facility of up to $90.0 million, bear interest at floating rates, generally between three-month LIBOR plus 3.25% and three-month LIBOR plus 3.75% or between the Alternate Base Rate (ABR) plus 2.25% and ABR plus 2.75%. The ABR is the higher of (1) Credit Suisse First Boston's prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.


    o CBRE Holding's substantial leverage could increase its vulnerability to general economic downturns and adverse competitive and industry conditions placing it at a disadvantage compared to those of its competitors that are less leveraged.

    o CBRE Holding's debt service obligations could limit its flexibility in planning for, or reacting to, changes in its business and in the real estate services industry.

    o CBRE Holding's failure to comply with the financial and other restrictive covenants in the documents governing its indebtedness, which, among others, require it to maintain specified financial ratios and limit its ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm its business or prospects and could result in its filing for bankruptcy.

     CBRE Holding cannot be certain that its earnings will be sufficient to allow it to pay principal and interest on its debt and meet its other obligations. If CBRE Holding does not have sufficient earnings, it may be required to refinance all or part of its existing debt, sell assets, borrow more money or sell more securities, none of which CBRE Holding can guarantee it will be able to do.

     CBRE HOLDING HAS NUMEROUS SIGNIFICANT COMPETITORS, SOME OF WHICH MAY HAVE GREATER FINANCIAL RESOURCES THAN IT DOES.

     CBRE Holding competes across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. In general, with respect to each of its business disciplines, CBRE Holding cannot assure that it will be able to continue to compete effectively, maintain its current fee arrangements or margin levels, or not encounter increased competition. Each of the business disciplines in which it competes is highly competitive on an international, national, regional and local level. Although CBRE Holding is one of the largest real estate services firms in the world in terms of revenue, its relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, CBRE Holding faces competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of its competitors are local or regional firms, which are substantially smaller than CBRE Holding; however, they may be substantially larger on a local or regional basis. CBRE Holding is also subject to competition from other large national and multi-national firms.

   CBRE HOLDING'S INTERNATIONAL OPERATIONS SUBJECT IT TO SOCIAL, POLITICAL AND ECONOMIC RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

     CBRE Holding conducts a portion of its business and employs a substantial number of employees outside the United States. In 2002, CBRE Holding generated approximately 27% of its revenue from operations outside the United States. Circumstances and developments related to international operations that could negatively affect its business, financial condition or results of operations include, but are not limited to, the following factors:

    o difficulties and costs of staffing and managing international operations;

    o currency restrictions, which may prevent the transfer of capital and profits to the United States;

    o unexpected changes in regulatory requirements;

    o potentially adverse tax consequences;

    o the responsibility of complying with multiple and potentially conflicting laws;

    o the impact of regional or country-specific business cycles and economic instability;

    o the geographic, time zone, language and cultural differences among personnel in different areas of the world;

    o greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

    o political instability; and

    o foreign ownership restrictions with respect to operations in countries such as China.

     CBRE Holding has committed additional resources to expand its worldwide sales and marketing activities, to globalize its service offerings and products in selected markets and to develop local sales and support channels. If CBRE Holding is unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with its global business or to adequately manage operational fluctuations, its business, financial condition or results of operations could be harmed.

     In addition, CBRE Holding's international operations and, specifically, the ability of its non-U.S. subsidiaries to dividend or otherwise transfer cash among its subsidiaries (including transfers of cash to pay interest and principal on its senior notes) may be affected by currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

     CBRE HOLDING'S REVENUE AND EARNINGS MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

     CBRE Holding's revenue from non-U.S. operations has been primarily denominated in the local currency where the associated revenue was earned. During its fiscal year ended December 31, 2002, approximately 27% of its business was transacted in currencies of foreign countries, the majority of which included the Euro, the British Pound Sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. Thus, CBRE Holding may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates.

     CBRE Holding has made significant acquisitions of non-U.S. companies and may acquire additional foreign companies in the future. As CBRE Holding increases its foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which CBRE Holding may generate earnings could adversely affect its business, operating results and financial condition. Due to the constantly changing currency exposures to which CBRE Holding is subject and the volatility of currency exchange rates, it cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of CBRE Holding's reported results of operations.

     From time to time, CBRE Holding's management uses currency hedging instruments, including foreign currency forward and option contracts and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt and unexpected changes in the underlying net asset position. These hedging activities may also not be effective.

     A SIGNIFICANT PORTION OF CBRE HOLDING'S OPERATIONS ARE CONCENTRATED IN CALIFORNIA AND ITS BUSINESS COULD BE HARMED IF THE ECONOMIC DOWNTURN CONTINUES IN THE CALIFORNIA REAL ESTATE MARKET.

     For the year ended December 31, 2002, approximately $215.3 million, or 29%, of the $745.8 million in CBRE Holding's total sales and lease revenue, including revenue from investment property sales, was generated from transactions originating in the State of California. As a result of the geographic concentration in California, a continuation of the economic downturn in the California commercial real estate markets and in the local economies in San Diego, Los Angeles or Orange County could further harm the results of operations.

     CBRE HOLDING'S CO-INVESTMENT ACTIVITIES SUBJECT IT TO REAL ESTATE INVESTMENT RISKS WHICH COULD CAUSE FLUCTUATIONS IN EARNINGS AND CASH FLOW.

     An important part of the strategy for the investment management business involves investing CBRE Holding's capital in certain real estate investments with its clients. As of December 31, 2002, CBRE Holding had committed an additional $22.6 million to fund future co-investments. Participation in real estate transactions through co-investment activity could increase fluctuations in earnings and cash flow. Other risks associated with these activities include, but are not limited to, the following:

    o losses from investments;

    o difficulties associated with international co-investments described in "--CBRE Holding's international operations subject it to social, political and economic risks of doing business in foreign countries" and "--CBRE Holding's revenue and earnings may be adversely affected by foreign currency fluctuations"; and

    o potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

     CBRE HOLDING MAY INCUR LIABILITIES RELATED TO ITS SUBSIDIARIES BEING GENERAL PARTNERS OF NUMEROUS GENERAL AND LIMITED PARTNERSHIPS.

     CBRE Holding has subsidiaries that are general partners in numerous general and limited partnerships that invest in or manage real estate assets in connection with its co-investments, including several partnerships involved in the acquisition, rehabilitation, subdivision and sale of multi-tenant industrial business parks. Any subsidiary that is a general partner is potentially liable to its partners and for the obligations of the partnership, including those obligations related to environmental contamination of properties owned or managed by the partnership. If CBRE Holding's exposure as a general partner is not limited, or if the exposure as a general partner expands in the future, any resulting losses may harm CBRE Holding's business, financial condition or results of operations.

     CBRE HOLDING'S JOINT VENTURE ACTIVITIES INVOLVE UNIQUE RISKS THAT ARE OFTEN OUTSIDE OF ITS CONTROL, WHICH IF REALIZED, COULD HARM ITS BUSINESS.

     CBRE Holding has utilized joint ventures for large commercial investments, initiatives in Internet-related technology and local brokerage partnerships. In the future, CBRE Holding may acquire interests in additional general and limited partnerships and other joint ventures formed to own or develop real property or interests in real property. CBRE Holding has acquired and may continue to acquire minority interests in joint ventures. Additionally, it may also acquire interests as a passive investor without rights to actively participate in management of the joint ventures. Investments in joint ventures involve additional risks, including, but not limited to, the following:

    o the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with CBRE Holding's; and

    o CBRE Holding may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to CBRE Holding's instructions or requests and against CBRE Holding's policies and objectives.

     If a joint venture participant acts contrary to CBRE Holding's interest, it could harm CBRE Holding's business, results of operations and financial condition.

     CBRE HOLDING'S SUCCESS DEPENDS UPON THE RETENTION OF ITS SENIOR MANAGEMENT, AS WELL AS ITS ABILITY TO ATTRACT AND RETAIN QUALIFIED AND EXPERIENCED EMPLOYEES.

     CBRE Holding's continued success is highly dependent upon the efforts of its executive officers and key employees. The only members of senior management that are parties to employment agreements are Raymond Wirta, the Chief Executive Officer; Brett White, the President; and Kenneth Kay, the Chief Financial Officer. If any of the key employees leave and CBRE Holding is unable to quickly hire and integrate a qualified replacement, business and results of operations may suffer. In addition, the growth of the business is largely dependent upon CBRE Holding's ability to attract and retain qualified personnel in all areas of the business, including brokerage and property management personnel. If CBRE Holding is unable to attract and retain these qualified personnel, growth may be limited, and business and operating results could suffer.

     IF CBRE HOLDING FAILS TO COMPLY WITH LAWS AND REGULATIONS APPLICABLE TO REAL ESTATE BROKERAGE AND MORTGAGE TRANSACTIONS AND OTHER SEGMENTS OF ITS BUSINESS, IT MAY INCUR SIGNIFICANT FINANCIAL PENALTIES.

     Due to the broad geographic scope of CBRE Holding's operations and the numerous forms of real estate services performed, CBRE Holding is subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires CBRE Holding to maintain brokerage licenses in each state in which CBRE Holding operates. If CBRE Holding fails to maintain its licenses or conducts brokerage activities without a license, it may be required to pay fines, return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to CBRE Holding's business, both in the United States and in foreign countries, may change in ways that materially increase the costs of compliance.

     CBRE HOLDING MAY HAVE LIABILITIES IN CONNECTION WITH REAL ESTATE BROKERAGE AND PROPERTY MANAGEMENT ACTIVITIES.

     As a licensed real estate broker, CBRE Holding and its licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject CBRE Holding or its employees to litigation from parties who purchased, sold or leased properties they brokered or managed. CBRE Holding could become subject to claims by participants in real estate sales claiming that it did not fulfill its statutory obligations as a broker.

     In addition, in CBRE Holding's property management business, it hires and supervises third party contractors to provide construction and engineering services for its managed properties. While CBRE Holding's role is limited to that of a supervisor, it may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact CBRE Holding's business, financial condition or results of operations.

     CBRE HOLDING'S RESULTS OF OPERATIONS VARY SIGNIFICANTLY AMONG QUARTERS, WHICH MAKES COMPARISON OF ITS QUARTERLY RESULTS DIFFICULT.

     A significant portion of CBRE Holding's revenue is seasonal. Historically, this seasonality has caused CBRE Holding's revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end while incurring constant, non-variable expenses throughout the year.

EMPLOYEES


     At December 31, 2002, CBRE Holding had approximately 9,500 employees. CBRE Holding believes that relations with its employees are good.


PROPERTIES



     CBRE Holding leased the following offices as of December 31, 2002:


LOCATION                                     SALES OFFICES     CORPORATE OFFICES     TOTAL
-----------------------------------------   ---------------   -------------------   ------
Americas ................................         134                 2              136
Europe, Middle East and Africa ..........          43                 1               44
Asia Pacific ............................          25                 1               26
                                                  ---         -------------------    ---
Total ...................................         202                 4              206

     CBRE Holding does not own any offices, which is consistent with its strategy to lease instead of own. In general, these offices are fully utilized. There is adequate alternative office space available at acceptable rental rates to meet CBRE Holding's needs, although rental rates in some markets may negatively affect CBRE Holding's profits in those markets.


LEGAL PROCEEDINGS


     CBRE Holding is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. CBRE Holding's management believes that any liability that may result from disposition of these lawsuits will not have a material effect on CBRE Holding's consolidated financial position or results of operations.

CBRE HOLDING'S SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth CBRE Holding's and its predecessor company, CB Richard Ellis Services, Inc.'s (the Predecessor) selected historical consolidated financial information for the three-months ended March 31, 2003 and 2002, for the year ended December 31, 2002, the periods, ended December 31, 2001 and July 20, 2001 and the years ended December 31, 2000, 1999 and 1998. The statement of operations data for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 and the balance sheet data as of December 31, 2001 and 2002 were derived from CBRE Holding's and Predecessor's audited consolidated financial statements included elsewhere in this proxy statement. The statement of operations data for the twelve month periods ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 were derived from audited consolidated financial statements of Predecessor that are not included in this proxy statement. The statement of operations data for the three-month periods ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 were derived from CBRE Holding's unaudited consolidated financial statements included elsewhere in this proxy statement.


     The selected financial data presented below are not necessarily indicative of results of future operations and should be read in conjunction with CBRE Holding's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CBRE Holding's financial statements included elsewhere in this proxy statement.


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                      COMPANY        COMPANY        COMPANY        COMPANY
                                  -------------- -------------- -------------- --------------
                                       CBRE           CBRE           CBRE           CBRE
                                     HOLDING,       HOLDING,       HOLDING,       HOLDING,
                                       INC.           INC.           INC.           INC.
                                  -------------- -------------- -------------- --------------
                                       THREE          THREE                     FEBRUARY 20,
                                      MONTHS         MONTHS         TWELVE          2001
                                       ENDED          ENDED         MONTHS       (INCEPTION)
                                     MARCH 31,      MARCH 31,        ENDED         THROUGH
                                       2003           2002       DECEMBER 31,   DECEMBER 31,
                                    (UNAUDITED)    (UNAUDITED)       2002          2001(1)
                                  -------------- -------------- -------------- --------------
STATEMENT OF OPERATIONS
 DATA(2):
Revenue ......................... $  263,724     $  223,990     $1,170,277     $ 562,828
Operating income (loss) ......... $   10,842     $    2,914     $  106,062     $  62,732
Interest expense, net ........... $   13,249     $   15,153     $   57,229     $  27,290
Net (loss) income ............... $   (1,347)    $   (6,095)    $   18,727     $  17,426
Basic EPS(3) .................... $    (0.09)    $    (0.40)    $     1.25     $    2.22
Weighted average shares
 outstanding for basic
 EPS(3)(4) ...................... 15,029,219     15,050,633     15,025,308     7,845,004
Diluted EPS(3) .................. $    (0.09)    $    (0.40)    $     1.23     $    2.20
Weighted average shares
 outstanding for diluted
 EPS(3)(4) ...................... 15,029,219     15,050,633     15,222,111     7,909,797
OTHER DATA:
EBITDA (5) ...................... $   17,013     $   10,506     $  130,676     $  74,930
Net cash (used in)
 provided by operating
 activities ..................... $  (70,761)    $  (56,546)    $   64,882     $  91,334
Net cash used in investing
 activities ..................... $   (2,494)    $  (11,330)    $  (24,130)    $(261,393)
Net cash provided by
 (used in) financing
 activities ..................... $   11,756     $   31,087     $  (17,838)    $ 213,831

                                     PREDECESSOR       PREDECESSOR       PREDECESSOR       PREDECESSOR
                                  ----------------- ----------------- ----------------- ----------------
                                      CB RICHARD        CB RICHARD        CB RICHARD       CB RICHARD
                                   ELLIS SERVICES,   ELLIS SERVICES,   ELLIS SERVICES,   ELLIS SERVICES,
                                         INC.              INC.              INC.             INC.
                                  ----------------- ----------------- ----------------- ----------------
                                        PERIOD
                                         FROM             TWELVE            TWELVE           TWELVE
                                      JANUARY 1,          MONTHS            MONTHS           MONTHS
                                         2001             ENDED             ENDED             ENDED
                                       THROUGH         DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                    JULY 20, 2001          2000              1999             1998
                                  ----------------- ----------------- ----------------- ----------------
STATEMENT OF OPERATIONS
 DATA(2):
Revenue ......................... $  607,934        $1,323,604        $1,213,039        $1,034,503
Operating income (loss) ......... $  (14,174)       $  107,285        $   76,899        $   78,476
Interest expense, net ........... $   18,736        $   39,146        $   37,438        $   27,993
Net (loss) income ............... $  (34,020)       $   33,388        $   23,282        $   24,557
Basic EPS(3) .................... $    (1.60)       $     1.60        $     1.11        $    (0.38)
Weighted average shares
 outstanding for basic
 EPS(3)(4) ...................... 21,306,584        20,931,111        20,998,097        20,136,117
Diluted EPS(3) .................. $    (1.60)       $     1.58        $     1.10        $    (0.38)
Weighted average shares
 outstanding for diluted
 EPS(3)(4) ...................... 21,306,584        21,097,240        21,072,436        20,136,117
OTHER DATA:
EBITDA (5) ...................... $   11,482        $  150,484        $  117,369        $  110,661
Net cash (used in)
 provided by operating
 activities ..................... $ (120,230)       $   80,859        $   70,340        $   76,005
Net cash used in investing
 activities ..................... $  (12,139)       $  (32,469)       $  (23,096)       $ (222,911)
Net cash provided by
 (used in) financing
 activities ..................... $  126,230        $  (53,523)       $  (37,721)       $  119,438

                                 COMPANY        COMPANY        COMPANY       PREDECESSOR       PREDECESSOR     PREDECESSOR
                              ------------- -------------- -------------- ----------------- ---------------- ---------------
                                   CBRE          CBRE           CBRE          CB RICHARD       CB RICHARD       CB RICHARD
                                 HOLDINGS      HOLDINGS       HOLDINGS     ELLIS SERVICES,   ELLIS SERVICES   ELLIS SERVICES
                                   INC.          INC.           INC.             INC.             INC.             INC.
                              ------------- -------------- -------------- ----------------- ---------------- ---------------
                                MARCH 31,
                                   2003      DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                               (UNAUDITED)       2002           2001             2000             1999             1998
                              ------------- -------------- -------------- ----------------- ---------------- ---------------
BALANCE SHEET DATA:
Cash and cash equivalents ...  $    19,370   $    79,701    $    57,450      $    20,854       $    27,844     $    19,551
Total assets ................  $ 1,196,296   $ 1,324,876    $ 1,354,512      $   963,105       $   929,483     $   856,892
Long-term debt ..............  $   509,266   $   511,133    $   522,063      $   303,571       $   357,872     $   373,691
Total liabilities ...........  $   939,540   $ 1,067,920    $ 1,097,693      $   724,018       $   715,874     $   660,175
Total stockholders' equity ..  $   251,029   $   251,341    $   252,523      $   235,339       $   209,737     $   190,842
Number of shares
 outstanding(4) .............   14,349,762    14,307,893     14,380,414       20,605,023        20,435,692      20,636,134


----------
Note: CBRE Holding has not declared any cash dividends on its common stock for the periods shown.

(1)   The results include the activities of CB Richard Ellis Services, Inc.
      (CBRE), from July 20, 2001, the date of the 2001 merger.

(2) The results include the activities of REI from April 17, 1998 and Hillier Parker from July 7, 1998. For the year ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of CBRE's preferred stock.

(3) EPS represents earnings (loss) per share. See Earnings Per Share Information in Note 16 of Notes to CBRE Holding's Consolidated Financial Statements included elsewhere in this proxy statement.

(4) For the period from February 20, 2001 (inception) through December 31, 2001 the 7,845,004 and the 7,909,797 represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to the 2001 merger. The 14,380,414 represents the outstanding number of shares at December 31, 2001.


(5) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. CBRE Holding's management believes that the presentation of EBITDA will enhance a reader's understanding of CBRE Holding's operating performance. Furthermore, EBITDA is a measure used by CBRE Holding's senior management to evaluate the performance of its various lines of business and for other required or discretionary purposes, such as its use of EBITDA as a significant component when measuring performance under its employee incentive programs. Additionally, many of CBRE Holding's debt covenants are based upon EBITDA. EBITDA should not be considered as an alternative to (A) operating income determined in accordance with accounting principles generally accepted in the United States of America or (B) operating cash flow determined in accordance with accounting principles generally accepted in the United States of America. CBRE Holding's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

     EBITDA is calculated as follows:




                                      COMPANY     COMPANY       COMPANY        COMPANY
                                    ----------- ----------- -------------- --------------
                                        CBRE        CBRE         CBRE           CBRE
                                      HOLDING,    HOLDING,     HOLDING,       HOLDING,
                                        INC.        INC.         INC.           INC.
                                    ----------- ----------- -------------- --------------
                                                                            FEBRUARY 20,
                                       THREE       THREE        TWELVE          2001
                                       MONTHS      MONTHS       MONTHS       (INCEPTION)
                                       ENDED       ENDED         ENDED         THROUGH
                                     MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                        2003        2002         2002          2002(1)
                                    ----------- ----------- -------------- --------------
                                                   (DOLLARS IN THOUSANDS)
  Operating income (loss) ......... $10,842     $2,914      $106,062           $62,732
  Add: Depreciation and
    amortization ..................   6,171      7,592        24,614            12,198
                                    -------     ------      --------           -------
  EBITDA ..........................  17,013     10,506       130,676            74,930
                                    =======     ======      ========           =======

                                       PREDECESSOR       PREDECESSOR       PREDECESSOR       PREDECESSOR
                                    ----------------- ----------------- ----------------- ----------------
                                        CB RICHARD        CB RICHARD        CB RICHARD       CB RICHARD
                                     ELLIS SERVICES,   ELLIS SERVICES,   ELLIS SERVICES,   ELLIS SERVICES,
                                           INC.              INC.              INC.             INC.
                                    ----------------- ----------------- ----------------- ----------------
                                          PERIOD
                                           FROM
                                        JANUARY 1,          TWELVE            TWELVE           TWELVE
                                           2001             MONTHS            MONTHS           MONTHS
                                         THROUGH            ENDED             ENDED             ENDED
                                         JULY 20,        DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                           2001              2000              1999             1998
                                    ----------------- ----------------- ----------------- ----------------
                                                            (DOLLARS IN THOUSANDS)
  Operating income (loss) .........     $ (14,174)         $107,285          $ 76,899         $ 78,476
  Add: Depreciation and
    amortization ..................        25,656            43,199            40,470           32,185
                                        ---------          --------          --------         --------
  EBITDA ..........................        11,482           150,484           117,369          110,661
                                        =========          ========          ========         ========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This proxy statement contains forward-looking statements that involve risks and uncertainties. CBRE Holding's actual results could differ materially from those anticipated in forward-looking statements for many reasons, including those anticipated in "Risk Factors" and elsewhere in this proxy statement. You should read the following discussion in conjunction with "CBRE's Holding's Selected Historical Consolidated Financial Data" and CBRE Holding's financial statements included elsewhere in this proxy statement.

     OVERVIEW


     CBRE Holding is one of the world's largest global commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. As of December 31, 2002, operations are conducted in 47 countries through 206 offices with approximately 9,500 employees. CBRE Holding has worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, to assist tenants in finding available space and owners in finding qualified tenants, to provide valuation and appraisals for real estate property, to assist in the placement of financing for commercial real estate, to provide commercial loan servicing, to provide research and consulting services, to help institutional investors manage commercial real estate portfolios, to provide property and facilities management services and to serve as the outsource service provider to corporations seeking to be relieved of the responsibility for managing their real estate operations.


     A significant portion of CBRE Holding's revenue is seasonal. Historically, this seasonality has caused CBRE Holding's revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end while incurring constant, non-variable expenses throughout the year. In addition, CBRE Holding's operations are directly affected by actual and perceived trends in various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. The international operations are subject to political instability, currency fluctuations and changing regulatory environments. To date, CBRE Holding does not believe that general inflation has had a material impact upon its operations. Revenue, commissions and other variable costs related to revenue are primarily affected by real estate market supply and demand rather than general inflation.

     BASIS OF PRESENTATION

     On July 20, 2001, CBRE Holding acquired CB Richard Ellis Services, Inc.
(CBRE) pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001 (the 2001 Merger Agreement), among CBRE Holding, CBRE and Blum CB Corp. (Blum CB), a wholly owned subsidiary of CBRE Holding. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. At the effective time of the 2001 Merger, CBRE became a wholly owned subsidiary of CBRE Holding.


     The results of operations, including the segment operations and cash flows, for the year ended December 31, 2001 have been derived by combining the results of operations and cash flows of CBRE Holding for the period from February 20, 2001 (inception) to December 31, 2001 with the results of operations and cash flows of CBRE, prior to the 2001 Merger, from January 1, 2001 through July 20, 2001, the date of the 2001 Merger. The results of operations and cash flows of CBRE prior to the 2001 Merger incorporated in the following discussion are the historical results and cash flows of CBRE, the predecessor to CBRE Holding. These CBRE results do not reflect any purchase accounting adjustments, which are included in the results of CBRE Holding subsequent to the 2001 Merger. Due to the effects of purchase accounting applied as a result of the 2001 Merger and the additional interest expense associated with the debt incurred to finance the 2001 Merger, the results of operations of CBRE Holding may not be comparable in all respects to the results of operations for CBRE prior to the 2001 Merger. However, CBRE Holding's management believes a discussion of the 2001 operations is more meaningful by combining the results of CBRE Holding with the results of CBRE.


     On February 17, 2003, CBRE Holding entered into a merger agreement with Insignia Financial Group, Inc. Additional information regarding this transaction is included in the "Liquidity and Capital Resources" section of "CBRE Holding's Management's Discussion and Analysis of Financial Condition and Results of Operations."


     RESULTS OF OPERATIONS


     The following table sets forth items derived from the consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000, presented in dollars and as a percentage of revenue:



                                                                      YEAR ENDED DECEMBER 31
                                           ----------------------------------------------------------------------------
                                                     2002                      2001                      2000
                                           ------------------------ -------------------------- ------------------------
                                                                      (DOLLARS IN THOUSANDS)
Revenue .................................. 1,170,277        100.0%     1,170,762      100.0%   1,323,604        100.0%
Costs and expenses:
 Commissions, fees and other
   incentives ............................  554,942          47.4        547,577       46.8     628,097          47.4
 Operating, administrative and
   other .................................  493,949          42.2        512,632       43.8     551,528          41.7
 Depreciation and amortization ...........   24,614           2.1         37,854        3.2      43,199           3.3
 Equity income from
   unconsolidated subsidiaries . .........   (9,326)         (0.8)        (4,428)      (0.4)     (6,505)         (0.5)
 Merger-related and other
   nonrecurring charges ..................       36            --         28,569        2.5          --            --
                                           ---------        -----      ---------      -----    ---------        -----
Operating income .........................  106,062           9.1         48,558        4.1     107,285           8.1
Interest income ..........................    3,272           0.3          3,994        0.4       2,554           0.2
Interest expense .........................   60,501           5.2         50,020        4.3      41,700           3.2
                                           ---------        -----      ---------      -----    ---------        -----
Income before provision for income
 taxes ...................................   48,833           4.2          2,532        0.2      68,139           5.1
Provision for income taxes ...............   30,106           2.6         19,126        1.6      34,751           2.6
                                           ---------        -----      ---------      -----    ---------        -----
Net income (loss) ........................ $ 18,727           1.6%    $  (16,594)      (1.4)%  $ 33,388           2.5%
                                           =========        =====     ==========      =====    =========        =====
EBITDA ................................... $130,676          11.2%    $   86,412        9.8%   $150,484          11.4%
                                           =========        =====     ==========      =====    =========        =====

     EBITDA is calculated as follows:



                                                       YEAR ENDED DECEMBER 31
                                               --------------------------------------
                                                   2002         2001          2000
                                               -----------   ----------   -----------
                                                       (DOLLARS IN THOUSANDS)
Operating income ...........................    $106,062      $48,558      $107,285
Add: Depreciation and amortization .........      24,614       37,854        43,199
                                                --------      -------      --------
EBITDA .....................................     130,676       86,412      $150,484
                                                ========      =======      ========


     EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. CBRE Holding's management believes that the presentation of EBITDA will enhance a reader's understanding of CBRE Holding's operating performance. Furthermore, EBITDA is a measure used by CBRE Holding's senior management to evaluate the performance of its various lines of business and for other required or discretionary purposes, such as its use of EBITDA as a significant component when measuring performance under its employee incentive programs. Additionally, many of CBRE Holding's debt covenants are based upon EBITDA. Net cash that will be available to CBRE Holding for discretionary purposes represents remaining cash after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with accounting principles generally accepted in the United States of America or (ii) operating cash flow determined in accordance with accounting principles generally accepted in the United States of America. CBRE Holding's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

     Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

     CBRE Holding reported a consolidated net loss of $1.3 million for the three months ended March 31, 2003 on revenue of $263.7 million as compared to a consolidated net loss of $6.1 million on revenue of $224.0 million for the three months ended March 31, 2002.

     Revenue on a consolidated basis increased $39.7 million or 17.7% during the three months ended March 31, 2003 as compared to the three months ended March 31, 2002. The increase was driven by significantly higher worldwide sales transaction revenue as well as slightly increased lease transaction revenue and appraisal fees.

     Cost of services on a consolidated basis totaled $123.6 million, an increase of $24.5 million or 24.8% from the first quarter of 2002. Higher sales transaction commissions in the United States (U.S.) commensurate with increased sales transaction revenues and increased payroll related costs in the U.S. and Europe primarily drove this increase. As a result of the latter, cost of services as a percentage of revenue increased from 44.2% for the first quarter of 2002 to 46.9% for the first quarter of the current year.

     Operating, administrative and other expenses on a consolidated basis were $126.2 million, an increase of $10.3 million or 8.9% for the three months ended March 31, 2003 as compared to the first quarter of the prior year. The increase was primarily driven by higher payroll related costs as well as increased consulting fees and marketing expenses in the U.S. and Europe. These increases were partially offset by foreign currency transaction gains resulting from the weaker U.S. dollar.

     Depreciation and amortization expense on a consolidated basis decreased by $1.4 million or 18.7% mainly due to lower capital expenditures in the prior year.

     Equity income from unconsolidated subsidiaries increased $1.1 million or 52.8% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002, primarily due to a gain on sale of owned units in an investment fund.

     Merger-related and other nonrecurring charges on a consolidated basis were $0.6 million for the three months ended March 31, 2002 and primarily consisted of costs for professional services related to the 2001 Merger.

     Consolidated interest expense was $14.3 million for the three months ended March 31, 2003 as compared to $16.0 million for the first quarter of the prior year.

     Income tax benefit on a consolidated basis was $1.1 million for the three months ended March 31, 2003 as compared to $6.1 million for the three months ended March 31, 2002. The effective tax rate decreased from 50% for the first quarter of 2002 to 44% for the first quarter of 2003. This decrease was primarily due to higher projected annual pre-tax earnings for 2003 as compared to 2002 while certain expenses that are non-deductible for tax purposes are expected to be consistent between years.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001


     CBRE Holding reported consolidated net income of $18.7 million for the year ended December 31, 2002 on revenue of $1,170.3 million as compared to a consolidated net loss of $16.6 million on revenue of $1,170.8 million for the year ended December 31, 2001.

     Revenue on a consolidated basis for the year ended December 31, 2002 was comparable to the year ended December 31, 2001. Declines in lease transaction revenue, principally in the Americas and Asia Pacific, combined with a nonrecurring prior year sale of mortgage fund contracts of $5.6 million, was mostly offset by higher worldwide sales transaction revenue, consulting fees, investment management fees and loan fees.

     Commissions, fees and other incentives on a consolidated basis totaled $554.9 million for the year ended December 31, 2002, an increase of $7.4 million or 1.3% from the year ended December 31, 2001. Commissions, fees and other incentives as a percentage of revenue increased slightly to 47.4% in the current year as compared to 46.8% in the prior year. This increase was primarily due to higher producer compensation within CBRE Holding's international operations associated with expanded international activities. These increases were partially offset by lower variable commissions, principally in the Americas, driven by lower lease transaction revenue.

     Operating, administrative and other expenses on a consolidated basis were $493.9 million for the year ended December 31, 2002, a decrease of $18.7 million or 3.6% as compared to the year ended December 31, 2001. This decrease was primarily driven by cost cutting measures and operational efficiencies from programs initiated in May 2001 as well as foreign currency transaction and settlement gains resulting from the weaker United States (US) dollar. These reductions were partially offset by an increase in bonuses and other incentives, primarily within CBRE Holding's international operations, due to higher results.


     Depreciation and amortization expense on a consolidated basis decreased by $13.2 million or 35.0% mainly due to the discontinuation of goodwill amortization after the 2001 Merger in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142) and lower depreciation expense, principally due to lower capital expenditures in the current year. The year ended December 31, 2002 also included a reduction of amortization expense of $2.0 million arising from the adjustment of certain intangible assets to their estimated fair values as of the acquisition date as determined by independent third party appraisers in 2002.


     Equity income from unconsolidated subsidiaries increased by $4.9 million or 110.6% for the year ended December 31, 2002 as compared to the prior year, primarily due to improved performance from several domestic joint ventures.

     The year ended December 31, 2001 included merger-related and other nonrecurring charges on a consolidated basis of $28.6 million. These costs primarily consisted of merger-related costs of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million as well as severance costs of $3.1 million related to CBRE Holding's cost reduction program instituted in May 2001.

     Consolidated interest expense was $60.5 million, an increase of $10.5 million or 21.0% over the year ended December 31, 2001. This was primarily attributable to CBRE Holding's change in debt structure as a result of the 2001 Merger.

     Income tax expense on a consolidated basis was $30.1 million for the year ended December 31, 2002 as compared to $19.1 million for the year ended December 31, 2001. The income tax provision and effective tax rate were not comparable between periods due to effects of the 2001 Merger and the adoption of SFAS No. 142, which resulted in the elimination of the amortization of goodwill. In addition, the decline in the market value of assets associated with the deferred compensation plan for which no tax benefit was realized contributed to an increased effective tax rate.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     CBRE Holding reported a consolidated net loss of $16.6 million for the year ended December 31, 2001 on revenue of $1,170.8 million compared to consolidated net income of $33.4 million on revenue of $1,323.6 million for the year ended December 31, 2000. The 2001 results include a nonrecurring sale of mortgage fund management contracts of $5.6 million. The 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million.


     Revenue on a consolidated basis decreased by $152.8 million or 11.5% during the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by a $98.2 million decrease in lease transaction revenue and a $62.8 million decline in sales transaction revenue during 2001. The lower revenue was primarily attributable to CBRE Holding's North American operation. However, the European and Asian operations also experienced lower sales and lease transaction revenue as compared to 2000.
These decreases were slightly offset by a $6.4 million or 11.0% increase in loan origination and servicing fees as well as a $6.0 million or 8.1% increase in appraisal fees driven by increased refinancing activities due to a decline in interest rates in the US and increased fees in the European operation.


     Commissions, fees and other incentives on a consolidated basis totaled $547.6 million, a decrease of $80.5 million or 12.8% for the year ended December 31, 2001 as compared to the prior year. This decrease was primarily due to the lower sales and lease transaction revenue within North America. This decline in revenue also resulted in lower variable commissions expense within this region as compared to 2000. This was slightly offset by producer compensation within the international operations, which is typically fixed in nature and does not decrease as a result of lower revenue. Accordingly, commissions, fees and other incentives as a percentage of revenue decreased slightly to 46.8% for 2001 as compared to 47.4% for 2000.

     Operating, administrative and other expenses on a consolidated basis were $512.6 million, a decrease of $38.9 million or 7.1% for the year ended December 31, 2001 as compared to the prior year. This decrease was due to cost cutting measures and operational efficiencies from programs initiated in May 2001. An organizational restructure was also implemented after the 2001 Merger transaction that included the reduction of administrative staff in corporate and divisional headquarters and the scaling back of unprofitable operations. In addition, bonus incentives and profit share declined due to CBRE Holding's lower results.

     Depreciation and amortization expense on a consolidated basis decreased by $5.3 million or 12.4% primarily due to the discontinuation of goodwill amortization after the 2001 Merger in accordance with SFAS No. 142.

     Equity income from unconsolidated subsidiaries decreased by $2.1 million or 31.9% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to decreased results from several domestic joint ventures.

     Merger-related and other nonrecurring charges on a consolidated basis were $28.6 million for the year ended December 31, 2001. This included merger-related costs of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million and severance costs of $3.1 million attributable to CBRE Holding's cost reduction program instituted in May 2001.


     Consolidated interest expense was $50 million, an increase of $8.3 million or 20.0% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was attributable to CBRE Holding's increased debt as a result of the 2001 Merger.


     Provision for income taxes on a consolidated basis was $19.1 million for the year ended December 31, 2001 as compared to a provision for income taxes of $34.8 million for the year ended December 31, 2000. The income tax provision and effective tax rate were not comparable between periods due to the 2001 Merger. In addition, CBRE Holding adopted SFAS No. 142, which resulted in the elimination of the amortization of goodwill.

     SEGMENT OPERATIONS


     In the third quarter of 2001, subsequent to the 2001 Merger transaction, CBRE Holding reorganized its business segments as part of its efforts to reduce costs and streamline its operations. CBRE Holding reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations located in the US, Canada, Mexico, and Central and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The Americas 2001 results include a nonrecurring sale of mortgage fund contracts of $5.6 million as well as merger-related and other nonrecurring charges of $26.9 million. The Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. Asia Pacific's 2001 results include merger-related and other nonrecurring charges of $1.2 million. The following table summarizes the revenue, costs and expenses and operating income (loss) by operating segment for the three-months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000:



                                         THREE MONTHS ENDED MARCH 31              YEAR ENDED DECEMBER 31
                              -------------------------------------------------- ------------------------
                                       2003                      2002                      2002
                              ----------------------- -------------------------- ------------------------
                                                        (DOLLARS IN THOUSANDS)
AMERICAS
Revenue .....................  $199,950      100.0%      $178,613       100.0%     $896,064       100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........    94,993       47.5        77,611         43.5       438,842        48.9
 Operating,
  administrative and
  other .....................    89,197       44.6        88,327         49.5       367,312        41.0
 Depreciation and
  amortization ..............     4,522        2.3         5,491          3.1        16,958         1.9
 Equity income from
  unconsolidated
  subsidiaries ..............    (3,226)      (1.6)       (1,530)        (0.9)       (8,425)       (0.9)
 Merger-related and
  other nonrecurring
  charges ...................        --         --           582           --            36          --
                               --------      -----       --------       -----      --------       -----
Operating income ............  $ 14,464        7.2%      $ 8,132          4.5%     $ 81,341         9.1%
                               ========      =====       ========       =====      ========       =====
EBITDA ......................  $ 18,986        9.5%      $13,623          7.6%     $ 98,299        11.0%
                               ========      =====       ========       =====      ========       =====
EMEA
Revenue .....................  $ 45,478      100.0%      $30,073        100.0%     $182,222       100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........    19,563       43.0        13,760         45.8        75,475        41.4
 Operating,
  administrative and
  other .....................    25,660       56.2        18,212         60.6        84,963        46.6
 Depreciation and
  amortization ..............       913        2.0         1,113          3.7         4,579         2.5
 Equity income from
  unconsolidated
  subsidiaries ..............       126        0.3              (9)        --           (82)         --
 Merger-related and
  other nonrecurring
  charges ...................        --         --            --           --            --          --
                               --------      -----       ---------      -----      --------       -----
Operating (loss) income .....  $   (784)      (1.7)%     $(3,003)       (10.0)%    $ 17,287         9.5%
                               ========      =====       =========      =====      ========       =====
EBITDA ......................  $    129        0.3%      $(1,890)        (6.3)%    $ 21,866        12.0%
                               ========      =====       =========      =====      ========       =====
ASIA PACIFIC
Revenue .....................  $ 18,296      100.0%      $15,304        100.0%     $ 91,991       100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........     9,043       49.4         7,683         50.2        40,625        44.2
 Operating,
  administrative and
  other .....................    11,318       61.9         9,314         60.9        41,674        45.3
 Depreciation and
  amortization ..............       736        4.0           988          6.5         3,077         3.3
 Equity income from
  unconsolidated
  subsidiaries ..............        37        0.2          (466)        (3.0)         (819)       (0.9)
 Merger-related and
  other nonrecurring
  charges ...................        --         --            --           --            --          --
                               --------      -----       ---------      -----      --------       -----
Operating (loss) income .....  $ (2,838)     (15.5)%     $(2,215)       (14.5)%    $  7,434         8.1%
                               ========      =====       =========      =====      ========       =====
EBITDA ......................  $ (2,102)     (11.5)%     $(1,227)        (8.0)%    $ 10,511        11.4%
                               ========      =====       =========      =====      ========       =====



                                              YEAR ENDED DECEMBER 31
                              -------------------------------------------------------
                                         2001                        2000
                              -------------------------- ----------------------------
                                              (DOLLARS IN THOUSANDS)
AMERICAS
Revenue .....................    $928,799       100.0%      $1,074,080       100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........    448,813         48.4         530,284         49.3
 Operating,
  administrative and
  other .....................    388,645         41.8         422,698         39.4
 Depreciation and
  amortization ..............     27,452          3.0          28,600          2.7
 Equity income from
  unconsolidated
  subsidiaries ..............     (3,808)        (0.4)         (5,553)        (0.5)
 Merger-related and
  other nonrecurring
  charges ...................     26,923          2.8              --           --
                                 --------       -----       ----------       -----
Operating income ............    $40,774          4.4%      $  98,051          9.1%
                                 ========       =====       ==========       =====
EBITDA ......................    $68,226         10.2%      $ 126,651         11.8%
                                 ========       =====       ==========       =====
EMEA
Revenue .....................    $161,306       100.0%      $ 164,539        100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........     63,343         39.3          61,194         37.1
 Operating,
  administrative and
  other .....................     81,728         50.6          84,172         51.2
 Depreciation and
  amortization ..............      6,492          4.0           9,837          6.0
 Equity income from
  unconsolidated
  subsidiaries ..............           (2)        --                (3)        --
 Merger-related and
  other nonrecurring
  charges ...................        451          0.3              --           --
                                 ---------      -----       -----------      -----
Operating (loss) income .....    $ 9,294          5.8%      $   9,339          5.7%
                                 =========      =====       ===========      =====
EBITDA ......................    $15,786         10.1%      $  19,176         11.7%
                                 =========      =====       ===========      =====
ASIA PACIFIC
Revenue .....................    $80,657        100.0%      $  84,985        100.0%
Costs and expenses:
 Commissions, fees and
  other incentives ..........     35,421         43.9          36,619         43.1
 Operating,
  administrative and
  other .....................     42,259         52.4          44,658         52.5
 Depreciation and
  amortization ..............      3,910          4.9           4,762          5.6
 Equity income from
  unconsolidated
  subsidiaries ..............       (618)        (0.8)           (949)        (1.1)
 Merger-related and
  other nonrecurring
  charges ...................      1,195          1.5              --           --
                                 ---------      -----       -----------      -----
Operating (loss) income .....    $(1,510)        (1.9)%     $    (105)        (0.1)%
                                 =========      =====       ===========      =====
EBITDA ......................    $ 2,400          4.5%      $   4,657          5.5%
                                 =========      =====       ===========      =====

     EBITDA is calculated as follows:





                                             THREE MONTHS ENDED MARCH
                                                        31                   YEAR ENDED DECEMBER 31
                                             ------------------------- -----------------------------------
                                                 2003         2002        2002         2001        2000
                                             ------------ ------------ ---------- ------------- ----------
                                                                (DOLLARS IN THOUSANDS)
AMERICAS
Operating income ...........................   $ 14,464     $  8,132    $81,341     $  40,774    $ 98,051
Add: Depreciation and amortization .........      4,522        5,491     16,958        27,452      28,600
                                               --------     --------    -------     ---------    --------
EBITDA .....................................   $ 18,986     $ 13,623     98,299        68,226     126,651
                                               ========     ========    =======     =========    ========
EMEA
Operating (loss) income ....................   $   (784)    $ (3,003)   $17,287     $   9,294    $  9,339
Add: Depreciation and amortization .........        913        1,113      4,579         6,492       9,837
                                               --------     --------    -------     ---------    --------
EBITDA .....................................   $    129     $ (1,890)    21,866        15,786      19,176
                                               ========     ========    =======     =========    ========
ASIA PACIFIC
Operating (loss) income ....................   $ (2,838)    $ (2,215)   $ 7,434     $  (1,510)   $   (105)
Add: Depreciation and amortization .........        736          988      3,077         3,910       4,762
                                               --------     --------    -------     ---------    --------
EBITDA .....................................   $ (2,102)    $ (1,227)    10,511         2,400       4,657
                                               ========     ========    =======     =========    ========



     Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

       Americas

     Revenue increased by $21.3 million or 11.9% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002 primarily driven by higher sales transaction revenue. Sales transaction revenue increased due to an increased number of transactions and a higher average value per transaction. Cost of services increased by $17.4 million or 22.4% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002 consistent with the higher sales transaction revenue as well as increased payroll related costs. Cost of services as a percentage of revenue increased from 43.5% for the first quarter of the prior year to 47.5% for the first quarter of the current year primarily due to the latter. Operating, administrative and other expenses remained comparable to the first quarter of the prior year as increased payroll related, marketing and consulting expense was offset by foreign currency transaction gains resulting from the weakened U.S. dollar. Equity income from unconsolidated subsidiaries increased $1.7 million or 110.8% due to a gain on sale of owned units in an investment fund. Merger-related and other nonrecurring charges were $0.6 million for the three months ended March 31, 2002 and primarily consisted of costs for professional services related to the 2001 Merger.

       EMEA

     Revenue increased by $15.4 million or 51.2% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002. This was mainly driven by higher sales transaction revenue throughout Europe as well as increased lease transaction revenue in Germany and France. Cost of services increased $5.8 million or 42.2% due to higher compensation expense driven by increased headcount and higher results as well as increased payroll related expense. Operating, administrative and other expenses increased by $7.4 million or 40.9% due to higher compensation, marketing and consulting expense.

       Asia Pacific

     Revenue increased by $3 million or 19.6% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002. The increase was primarily driven by an overall increase in revenue in Australia, New Zealand and China partially offset by lower investment management fees in Japan. Cost of services increased by $1.4 million or 17.7% primarily from higher producer compensation expense due to increased headcount in Australia and New Zealand. Operating, administrative, and other expenses increased by $2 million or 21.5% primarily due to an increased accrual for bonuses related to improved results in Australia and New Zealand.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

       Americas


     Revenue decreased by $32.7 million or 3.5% for the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily driven by lower lease transaction revenue, partially offset by an increase in sales transaction revenue and loan fees. The lease transaction revenue decrease was primarily due to a lower average value per transaction partially offset by a higher number of transactions. The sales transaction revenue increase was driven by a higher number of transactions as well as a higher average value per transaction. Loan fees also increased compared to the prior year principally due to an increase in the number of transactions. Commissions, fees and other incentives decreased by $10 million or 2.2% for the year ended December 31, 2002 as compared to the year ended December 31, 2001, caused primarily by lower variable commissions due to lower lease transaction revenue. Commissions, fees and other incentives as a percentage of revenue were relatively flat when compared to the prior year at approximately 48.9%. Operating, administrative and other expenses decreased by $21.3 million or 5.5% as a result of cost reduction and efficiency measures, the organizational restructure implemented after the 2001 Merger, and foreign currency transaction and settlement gains resulting from the weaker US dollar.


        EMEA

     Revenue increased by $20.9 million or 13.0% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This was mainly driven by higher sales transaction revenue across Europe as well as higher lease transaction revenue and investment management fees in France. Commissions, fees and other incentives increased by $12.1 million or 19.2% due to higher producer compensation as a result of increased revenue arising from expanded activities in the United Kingdom (UK), France, Germany, Italy and Spain. Operating, administrative and other expenses increased by $3.2 million or 4.0% mainly attributable to higher incentives due to increased results, higher occupancy costs and consulting fees.

        Asia Pacific

     Revenue increased by $11.3 million or 14.1% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was primarily driven by higher investment management fees in Japan and an increase in overall revenue in Australia and New Zealand, partially offset by lower revenues as a result of conversions of small, wholly owned offices to affiliate offices elsewhere in Asia. Commissions, fees and other incentives increased by $5.2 million or 14.7% primarily driven by higher producer compensation expense due to increased personnel requirements in Australia, China and New Zealand, slightly offset by lower commissions due to conversions to affiliate offices elsewhere in Asia. Operating, administrative and other expenses decreased by $0.6 million or 1.4% primarily as a result of conversions to affiliate offices. This decrease was mostly offset by an increased accrual for bonuses due to higher results in Australia and New Zealand.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Americas

     Revenue decreased by $145.3 million or 13.5% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily driven by the softening global economy as well as the tragic events of September 11, 2001. Lease transaction revenue decreased by $85.3 million and sales transaction revenue declined by $55.5 million due to a lower number of transactions completed as well as a lower average value per transaction during 2001 as compared to 2000. Consulting and referral fees also decreased by $12.1 million or 20.0% as compared to 2000. These declines were slightly offset by an increase in loan origination and servicing fees of $6.4 million as well as higher appraisal fees of $4.4 million driven by increased refinancing activities due to the low interest rate environment in North America. Commissions, fees and other incentives decreased by $81.5 million or 15.4% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, caused primarily by the lower lease transaction and sales transaction revenue. The decline in revenue also resulted in lower variable commissions expense. As a result, commissions, fees and other incentives as a percentage of revenue decreased from 49.3% in 2000 to 48.4% in 2001. Operating, administrative and other expenses decreased by $34.1 million or 8.1% as a result of cost reduction and efficiency measures initiated in May 2001 as well as the organizational restructure implemented after the 2001 Merger. Key executive bonuses and profit share also declined due to the lower results.

        EMEA

     Revenue decreased by $3.2 million or 2.0% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by lower sales transaction and lease transaction revenue due to the overall weakness in the European economy, particularly in France and Germany. This was slightly offset by higher consulting and referral fees in the UK as well as an overall increase in appraisal fees throughout Europe. Commissions, fees and other incentives increased by $2.1 million or 3.5% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to a higher number of producers, mainly in the UK. Producer compensation in EMEA is typically fixed in nature and does not decrease with a decline in revenue. Operating, administrative and other expenses decreased by $2.4 million or 2.9% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, mainly attributable to decreased bonuses and other incentives due to lower 2001 results.

        Asia Pacific

     Revenue decreased by $4.3 million or 5.1% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was primarily driven by lower lease transaction revenue due to the weak economy in China and Singapore. Operating, administrative and other expenses decreased by $2.4 million or 5.4% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The decrease was primarily due to lower personnel requirements and other cost containment measures put in place during May 2001 as well as the organizational restructure implemented after the 2001 Merger.

     LIQUIDITY AND CAPITAL RESOURCES

     Pursuant to the terms of the 2001 Merger Agreement, each issued and outstanding share of common stock of CBRE was converted into the right to receive $16.00 in cash, except for: (i) shares of common stock of CBRE owned by CBRE Holding and Blum CB immediately prior to the 2001 Merger, totaling 7,967,774 shares, which were cancelled, (ii) treasury shares and shares of common stock of CBRE owned by any of its subsidiaries which were cancelled and
(iii) shares of common stock of CBRE held by stockholders who perfected appraisal rights for such shares in accordance with Delaware law. All shares of common stock of CBRE outstanding prior to the 2001 Merger were acquired by CBRE Holding and subsequently cancelled. Immediately prior to the 2001 Merger, the following, collectively referred to as the buying group, contributed to CBRE Holding all the shares of CBRE's common stock that he or it directly owned in exchange for an equal number of shares of Class B common stock of CBRE Holding:
Blum Strategic Partners, L.P. (formerly known as RCBA Strategic Partners, L.P.), FS Equity Partners III, L.P. (FSEP), a Delaware limited partnership, FS Equity Partners International, L.P. (FSEP International), a Delaware limited partnership, The Koll Holding Company, a California corporation, Frederic V. Malek, a director of CBRE Holding and CBRE, Raymond E. Wirta, the Chief Executive Officer and a director of CBRE Holding and CBRE, and Brett White, the President and a director of CBRE Holding and CBRE. Such shares of common stock of CBRE, which totaled 7,967,774 shares of common stock, were then cancelled. In addition, CBRE Holding offered to purchase for cash, options outstanding to acquire common stock of CBRE at a purchase price per option equal to the greater of the amount by which $16.00 exceeded the exercise price of the option, if at all, or $1.00. In connection with the 2001 Merger, CBRE purchased its outstanding options on behalf of CBRE Holding, which were recorded as merger-related and other nonrecurring charges by CBRE in the period from January 1, 2001 through July 20, 2001.


     The funding to complete the 2001 Merger, as well as the refinancing of substantially all of the outstanding indebtedness of CBRE, was obtained through: (i) the cash contribution of $74.8 million from the sale of Class B common stock of CBRE Holding for $16.00 per share, (ii) the sale of shares of Class A common stock of CBRE Holding for $16.00 per share to employees and independent contractors of CBRE, (iii) the sale of 625,000 shares of Class A common stock of CBRE Holding to the California Public Employees' Retirement System for $16.00 per share, (iv) the issuance and sale by CBRE Holding of 65,000 units for $65.0 million to DLJ Investment Funding, Inc. and other purchasers, which units consist of $65 million in aggregate principal amount of 16% Senior Notes due July 20, 2011 and 339,820 shares of Class A common stock of CBRE Holding, (v) the issuance and sale by Blum CB of $229 million in aggregate principal amount of 111/4% Senior Subordinated Notes due June 15, 2011 for $225.6 million (which were assumed by CBRE in connection with the 2001 Merger) and (vi) borrowings by CBRE under a new $325 million senior credit agreement with Credit Suisse First Boston (CSFB) and other lenders.

     Following the 2001 Merger, the common stock of CBRE was delisted from the New York Stock Exchange. CBRE also successfully completed a tender offer and consent solicitation for all of the outstanding principal amount of its 87/8% Senior Subordinated Notes due 2006 (the Subordinated Notes). The Subordinated Notes were purchased at $1,079.14 for each $1,000 principal amount of Subordinated Notes, which included a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes. CBRE Holding also repaid the outstanding balance of CBRE's existing revolving credit facility. CBRE Holding entered into the 2001 Merger in order to enhance the flexibility to operate CBRE's existing businesses and to develop new ones.

     CBRE Holding is currently pursuing efforts to obtain financing to consummate the acquisition of Insignia. The terms and status of these efforts are described in the section of this proxy statement titled "The
Merger--Financing of the Merger; Fees and Expenses of the Merger."


     CBRE Holding believes it can satisfy its obligations, working capital requirements and funding of investments, other than those related to the proposed merger with Insignia, with internally generated cash flow, borrowings under the revolving line of credit with CSFB and other lenders or any replacement credit facilities. In the near term, further material acquisitions, if any, that necessitate cash will require new sources of capital such as an expansion of the revolving credit facility and/or issuing additional debt or equity. CBRE Holding anticipates that its existing sources of liquidity, including cash flow from operations, will be sufficient to meet its anticipated non-acquisition cash requirements for the foreseeable future, but at a minimum for the next twelve months.


     Net cash used in operating activities totaled $70.8 million for the three months ended March 31, 2003, an increase of $14.2 million compared to the three months ended March 31, 2002. This increase was primarily due to the timing of payments to vendors partially offset by improved 2003 operating results. Net cash provided by operating activities totaled $64.9 million for 2002, an increase of $93.8 million compared to the prior year. This increase was primarily due to improved 2002 earnings, as well as lower payments made in the current year for 2001 bonus and profit sharing as compared to the 2000 bonus and profit sharing payments made in the prior year.

     CBRE Holding utilized $2.5 million in investing activities during the three months ended March 31, 2003, a decrease of $8.8 million compared to the prior year. This decrease was primarily due to payment of expenses related to the 2001 Merger in the prior year quarter. CBRE Holding utilized $24.1 million in investing activities during 2002, a decrease of $249.4 million compared to the prior year. This decrease was primarily due to the prior year payment of the purchase price and related expenses associated with the acquisition of CBRE by CBRE Holding. Capital expenditures of $14.3 million, net of concessions received, were lower than 2001 by $7.0 million driven primarily by efforts to reduce spending and improve cash flow. Capital expenditures for 2002 and 2001 consisted primarily of purchases of computer hardware and software and furniture and fixtures. CBRE Holding expects to have capital expenditures, net of concessions received, of approximately $28.8 million in 2003 due to leasehold improvements anticipated in New York and London.

     Net cash provided by financing activities totaled $11.8 million for the three months ended March 31, 2003, compared to net cash provided by financing activities of $31.1 million for the three months ended March 31, 2002. This decrease was primarily attributable to a decline in the revolving credit facility balance at March 31, 2003 as compared to the prior year. Net cash used in financing activities totaled $17.8 million for the year ended December 31, 2002, compared to cash provided by financing activities of $340.1 million for the year ended December 31, 2001. This decrease was mainly attributable to the debt and equity financing required by the 2001 Merger in the prior year.

     CBRE Holding issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the Notes), which were issued and sold by Blum CB Corp. for approximately

$225.6 million, net of discount, on June 7, 2001 and assumed by CBRE in connection with the 2001 Merger. The Notes are jointly and severally guaranteed on a senior subordinated basis by CBRE Holding and its domestic subsidiaries. The Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, CBRE Holding may redeem up to 35.0% of the originally issued amount of the Notes at 1111/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, CBRE Holding is obligated to make an offer to purchase the Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amounts included in the accompanying consolidated balance sheets, net of unamortized discount, were $225.9 million and $225.7 million at December 31, 2002 and 2001, respectively.


     CBRE Holding also entered into a $325.0 million Senior Credit Facility (the Credit Facility) with CSFB and other lenders. The Credit Facility is jointly and severally guaranteed by CBRE Holding and its domestic subsidiaries and is secured by substantially all of their assets. The Credit Facility includes the Tranche A term facility of $50.0 million, maturing on July 20, 2007; the Tranche B term facility of $185.0 million, maturing on July 18, 2008; and the revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A and revolving facility bear interest at varying rates based on CBRE Holding's option at either three-month LIBOR plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25% as determined by reference to CBRE Holding's ratio of total debt less available cash to EBITDA, which is defined in the debt agreement. Borrowings under the Tranche B facility bear interest at varying rates based on CBRE Holding's option at either three-month LIBOR plus 3.75% or the alternate base rate plus 2.75%. The alternate base rate is the higher of (1) CSFB's prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

     The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility requires quarterly principal payments of approximately $0.5 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by CBRE Holding. CBRE Holding repaid its revolving credit facility as of November 5, 2002 and December 1, 2001, and at December 31, 2002 and 2001, CBRE Holding had no revolving line of credit principal outstanding. The total amount outstanding under the Credit Facility included in senior secured term loans and current maturities of long-term debt in the accompanying consolidated balance sheets was $221.0 million and $230.3 million at December 31, 2002 and 2001, respectively.

     CBRE Holding issued an aggregate principal amount of $65.0 million of 16.0% Senior Notes due on July 20, 2011 (the Senior Notes). The Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of CBRE
Holding. Interest accrues at a rate of 16.0% per year and is payable quarterly in cash in arrears. Interest may be paid in kind to the extent CBRE's ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at CBRE Holding's option, be paid in kind through July 2006. CBRE Holding elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002 and October 20, 2002. The Senior Notes are redeemable at CBRE Holding's option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of December 31, 2002, the redemption price was 112.8% of par. In the event of a change in control, CBRE Holding is obligated to make an offer to purchase all of the outstanding Senior Notes at 101.0% of par. The total amount included in the accompanying consolidated balance sheets was $61.9 million and $59.7 million, net of unamortized discount, at December 31, 2002 and 2001, respectively.


     The Senior Notes are solely CBRE Holding's obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the Senior Notes and is not obligated to provide cashflow to CBRE Holding for repayment of these Senior Notes. However, CBRE Holding has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the Senior Notes. CBRE Holding will depend on CBRE's cash flows to fund principal and interest payments as they come due.

     The Notes, the Credit Facility and the Senior Notes all contain numerous restrictive covenants that, among other things, limit CBRE Holding's ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility requires CBRE Holding to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility requires CBRE Holding to pay a facility fee based on the total amount of the unused commitment.


     On March 12, 2002, Moody's Investor Service downgraded CBRE Holding's senior secured term loans and Notes to B1 from Ba3 and to B3 from B2, respectively. On February 23, 2003, Moody's Investor Service confirmed the ratings of CBRE Holding's senior secured term loans and Notes at B1 and B3, respectively. On May 21, 2002 Standard and Poor's Ratings Service affirmed the ratings of CBRE Holding's senior secured term loans and Notes at BB- and B, respectively, but revised the outlook from stable to negative. On February 19, 2003, Standard and Poor's Ratings Service placed its ratings on CBRE Holding on CreditWatch with negative implications in response to the proposed merger with Insignia. On April 3, 2003, Standard and Poor's Ratings Service downgraded CBRE Holdings' senior secured term loans and Notes from BB- to B+ and B to B-, respectively. Neither the Moody's nor the Standard and Poor's ratings impact CBRE Holding's ability to borrow or affect CBRE Holding's interest rates for the senior secured term loans.

     A subsidiary of CBRE Holding has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. The credit agreement in 2001 initially provided for a revolving line of credit of $150.0 million, bore interest at the greater of one-month LIBOR or 3.0% (RFC Base Rate), plus 1.0%, and expired on August 31, 2001. Through various executed amendments and extension letters in 2001, the revolving line of credit was increased to $350.0 million and the maturity date was extended to January 22, 2002.

     Effective January 23, 2002, CBRE Holding entered into a Second Amended and Restated Warehousing Credit and Security Agreement. This agreement provided for a revolving line of credit in the amount of $350.0 million until February 28, 2002 and $150.0 million for the period from March 1, 2002 through August 31, 2002. Additionally, on February 1, 2002, CBRE Holding executed a Letter Agreement with RFC that redefined the RFC Base Rate to the greater of one-month LIBOR or 2.25% per annum. On April 20, 2002, CBRE Holding obtained a temporary revolving line of credit increase of $210.0 million that resulted in a total line of credit equaling $360.0 million, which expired on July 31, 2002. Upon expiration of the temporary increase and through various executed amendments and extension letter agreements, CBRE Holding established a revolving line of credit of $200.0 million, redefined the RFC Base Rate to the greater of one-month LIBOR or 2.0% and extended the maturity date of the agreement to December 20, 2002. On December 16, 2002, CBRE Holding entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the RFC Base Rate plus 1.0% and expires on August 31, 2003. On March 28, 2003, the Company was notified that effective May 1, 2003, the RFC base rate would be lowered to the greater of one-month LIBOR or 1.5%.

     During the quarter ended March 31, 2003, CBRE Holding had a maximum of $93.9 million revolving line of credit principal outstanding with RFC. During the years ended December 31, 2002 and 2001, respectively, CBRE Holding had a maximum of $309.0 million and $164.0 million revolving line of credit principal outstanding with RFC. At March 31, 2003, the Company had an $11.6 million warehouse line of credit outstanding, which is included in short-term borrowings in the accompanying consolidated balance sheets as of March 31, 2003. At December 31, 2002 and 2001, respectively, CBRE Holding had a $63.1 million and a $106.8 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. As of March 31, 2003, the company had an $11.6 million warehouse receivable, which is also included in the accompanying consolidated balance sheets as of March 31, 2003. Additionally, CBRE Holding had a $63.1 million and a $106.8 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively. The warehouse line of credit at March 31, 2003 will be repaid with proceeds from the warehouse receivable and, subsequent to December 31, 2002 and 2001, the warehouse lines of credit that were outstanding on those dates were repaid with the proceeds from the warehouse receivables.

     A subsidiary of CBRE Holding has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% of the bank's cost of funds and expires on May 28, 2003. As of March 31, 2003 and December 31, 2002 and 2001, CBRE Holding had no revolving line of credit principal outstanding.

     During 2001, CBRE Holding incurred $37.2 million of non-recourse debt through a joint venture. In September 2002, the maturity date on this non-recourse debt was extended to June 18, 2003. At December 31, 2002 and 2001, respectively, CBRE Holding had $40.0 million and $37.2 million of non-recourse debt outstanding, which is included in short-term borrowings in the accompanying consolidated balance sheets.

     The following is a summary of CBRE Holding's various contractual obligations (dollars in thousands) as of December 31, 2002:


     CONTRACTUAL OBLIGATIONS

                                                                 PAYMENTS DUE BY PERIOD
                                              ------------------------------------------------------------
                                                             LESS THAN                           MORE THAN
                                                  TOTAL        1 YEAR    1-3 YEARS   4-5 YEARS    5 YEARS
                                              ------------- ----------- ----------- ----------- ----------
Total debt(1) ...............................  $  632,909    $121,776    $ 21,263     $16,863    $473,007
Operating leases(2) .........................     487,311      66,632     109,286      78,014     233,379
Deferred compensation plan liability(3)(4) ..     106,252          --          --          --     106,252
Pension liability(3)(4) .....................      10,766          --          --          --      10,766
                                               ----------    --------    --------     -------    --------
Total Contractual Obligations ...............  $1,237,238    $188,408    $130,549     $94,877    $823,404
                                               ==========    ========    ========     =======    ========

     OTHER COMMITMENTS

                                                         AMOUNT OF COMMITMENTS EXPIRATION
                                         ----------------------------------------------------------------
                                                      LESS THAN                                 MORE THAN
                                           TOTAL        1 YEAR      1-3 YEARS     4-5 YEARS      5 YEARS
                                         ---------   -----------   -----------   -----------   ----------
Letters of credit(2) .................    $ 7,841      $ 6,795       $ 1,046       $    --      $    --
Guarantees(2) ........................      1,046           --         1,046            --           --
Co-investment commitments(2) .........     22,625       13,409         9,216            --           --
                                          -------      -------       -------       -------      -------
Total Commitments ....................    $31,512      $20,204       $11,308       $    --      $    --
                                          =======      =======       =======       =======      =======

----------
(1) Includes capital lease obligations. See Note 12 of the Notes to Consolidated Financial Statements.

(2)   See Note 13 of the Notes to Consolidated Financial Statements.

(3)   See Note 11 of the Notes to Consolidated Financial Statements.

(4) An undeterminable portion of this amount will be paid in years one through five.

     ACQUISITIONS

     During 2001, CBRE Holding acquired a professional real estate services firm in Mexico for an aggregate purchase price of approximately $1.7 million in cash. CBRE Holding also purchased the remaining ownership interests that it did not already own in CB Richard Ellis/Hampshire, LLC for a purchase price of approximately $1.8 million in cash.

     LITIGATION

     CBRE Holding is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. CBRE Holding's management believes that any liability that may result from disposition of these lawsuits will not have a material effect on CBRE Holding's consolidated financial position or results of operations.


     NET OPERATING LOSSES

     CBRE Holding had federal income tax net operating losses (NOLs) of approximately $7.9 million at December 31, 2001 and had no federal income tax NOLs at December 31, 2002.


     RELATED PARTY TRANSACTIONS

     CBRE Holding's investment management business involves investing CBRE Holding's own capital in certain real estate investments with clients, including its equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, LLC and other co-investments. CBRE Holding has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $22.4 million, $15.4 million and $7.3 million during the years ended December 31, 2002, 2001 and 2000, respectively.

     Included in other current assets in the accompanying consolidated balance sheets is a note receivable from CBRE Holding's equity investment in Investor 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bears interest at 20.0% per annum and is due for repayment on July 15, 2003.

     Included in other current and long-term assets in the accompanying consolidated balance sheets are employee loans of $5.9 million and $1.6 million as of December 31, 2002 and 2001, respectively. The majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, CBRE Holding. As of December 31, 2002, the outstanding employee loan balances included a $0.3 million loan to Raymond Wirta, CBRE Holding's Chief Executive Officer, and a $0.2 million loan to Brett White, CBRE Holding's President. These non-interest bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

     The accompanying consolidated balance sheets also include $4.8 million and $5.9 million of notes receivable from sale of stock as of December 31, 2002 and 2001, respectively. These notes are primarily composed of full-recourse loans to employees, officers and certain shareholders of CBRE Holding, which are secured by CBRE Holding's common stock that is owned by the borrowers. These full-recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

     Pursuant to CBRE Holding's 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full recourse promissory note bearing interest at 7.40%. As part of the 2001 Merger, the 30,000 shares of CBRE common stock were exchanged for 30,000 shares of Class B common stock of CBRE Holding. These shares of Class B common stock were substituted for CBRE shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta's performance produces a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta's promissory note for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

     Pursuant to CBRE Holding's 1996 EIP, Mr. White purchased 25,000 shares of CBRE common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full recourse promissory notes bearing interest at 7.40%. As part of the 2001 Merger, Mr. White's shares of CBRE common stock were exchanged for a like amount of shares of Class B common stock of CBRE Holding. These shares of Class B common stock were substituted for the CBRE shares as security for the notes. A First

Amendment to Mr. White's 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of CBRE Holding or its subsidiaries on November 16, 2002 and the fair market value of a share of CBRE Holding's common stock was less than $38.50 on November 16, 2002. Mr. White's 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White's performance produces a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White's promissory notes for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, respectively, Mr. White had outstanding loan balances of $257,300 and $657,300, which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

     As of December 31, 2002 and 2001, Mr. White had an outstanding loan of $164,832, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets. This outstanding loan relates to the acquisition of 12,500 shares of CBRE's common stock prior to the 2001 Merger. Subsequent to the 2001 Merger, these shares were converted into shares of CBRE Holding's common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is payable at the earlier of: (i) October 14, 2003, (ii) the date of the sale of shares held by CBRE Holding pursuant to the related security agreement or (iii) the date of the termination of Mr. White's employment.

     At the time of the 2001 Merger, Mr. Wirta delivered to CBRE Holding an $80,000 promissory note, which bore interest at 10% per year, as payment for the purchase of 5,000 shares of CBRE Holding's Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of the shares purchased in connection with the 2001 Merger. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. As of December 31, 2002, Mr. Wirta has an outstanding loan of $472,500, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheet.


     In the event that CBRE Holding's common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, CBRE Holding has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by CBRE Holding at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by CBRE Holding without cause or by him for good reason, (2) seven months following the date CBRE Holding's common stock becomes freely tradable as described above or (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of CBRE Holding's common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.


     APPLICATION OF CRITICAL ACCOUNTING POLICIES

     CBRE Holding's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and on other factors that management believes to be reasonable. Actual results may differ from those estimates under different assumptions or conditions. CBRE Holding believes that the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of its consolidated financial statements:

     Revenue Recognition

     CBRE Holding records real estate commissions on sales upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once CBRE Holding satisfies all obligations under the commission agreement. A typical commission agreement provides that CBRE Holding earns a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if CBRE Holding does not earn all or a portion of the lease commission until the tenant pays their first month's rent and the lease agreement provides the tenant with a free rent period, CBRE Holding delays revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and CBRE Holding has no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

     In establishing the appropriate provisions for trade receivables, CBRE Holding makes assumptions with respect to their future collectibility. CBRE Holding's assumptions are based on an individual assessment of a customer's credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are greater than 180 days are fully provided for.

     Principles of Consolidation

     CBRE Holding's consolidated financial statements included elsewhere in this proxy statement include the accounts of CBRE Holding and its majority-owned and controlled subsidiaries. Additionally, the consolidated financial statements include the accounts of CBRE prior to the 2001 Merger as CBRE is considered the predecessor to CBRE Holding for purposes of Regulation S-X. The equity attributable to minority shareholders' interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CBRE Holding's investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for under the equity method. Accordingly, CBRE Holding's share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

     Goodwill and Other Intangible Assets

     Goodwill represents the excess of the purchase price paid by CBRE Holding over the fair value of the tangible and intangible assets and liabilities of CBRE at July 20, 2001, the date of the 2001 Merger. Other intangible assets include a trademark, which was separately identified as a result of the 2001 Merger, is not being amortized and has an indefinite estimated life. The remaining other intangible assets represent management contracts and loan servicing rights and are amortized on a straight-line basis over estimated useful lives ranging up to ten years.

     CBRE Holding fully adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. This statement requires CBRE Holding to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. In June 2002, CBRE Holding completed the first step of the transitional goodwill impairment test and determined that no impairment existed as of January 1, 2002. CBRE Holding also completed its required annual impairment test as of October 1, 2002 and determined that no impairment existed as of that date. An independent third-party valuation firm was engaged to perform all of the impairment tests.


     NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of its fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to have any material impact on CBRE Holding's financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds the following pronouncements:

    o SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt"

    o SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers"

    o SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements"

     SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions.

     The provisions of this statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this statement has not had and is not expected to have any material effect on CBRE Holding's financial position or results of operations.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and supersedes Emerging Issues Task Force Issue No. 94.3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. CBRE Holding will account for such costs, if any, under SFAS No. 146 on a prospective basis.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, "Accounting for Contingencies," SFAS No. 57, "Related Party Disclosures" and SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." This interpretation also rescinds FIN 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN 45 expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain guarantees. The disclosure requirements of FIN 45 are effective as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had and is not expected to have a material impact on CBRE Holding's financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the effect on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition and the disclosure provisions are effective for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for interim periods beginning after December 15, 2002. CBRE Holding continues to account for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25 and does not plan to voluntarily change to the fair value based method of accounting for stock-based compensation. CBRE Holding will adopt the interim disclosure provisions of SFAS No. 148 for the quarter ended March 31, 2003.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," which is an interpretation of Accounting Research Bulletin
(ARB) No. 51, "Consolidated Financial Statements." This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on CBRE Holding's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     CBRE Holding's exposure to market risk consists of foreign currency exchange rate fluctuations related to international operations and changes in interest rates on debt obligations.


     As of March 31, 2003, approximately 28% of CBRE Holding's business was transacted in local currencies of foreign countries. CBRE Holding attempts to manage its exposure primarily by balancing monetary assets and liabilities, and maintaining cash positions only at levels necessary for operating purposes. CBRE Holding routinely monitors its transaction exposure to currency exchange rate changes and occasionally enters into currency forward and option contracts to limit its exposure, as appropriate. CBRE Holding does not engage in any speculative activities in respect of foreign currency.


     CBRE Holding manages its interest expense by using a combination of fixed and variable rate debt. CBRE Holding's fixed and variable long-term debt at December 31, 2002 consisted of the following (dollars in thousands):


                                                  GREATER OF                               INTEREST RATE
                                     ONE-MONTH     3.0% OR     THREE-MONTH   THREE-MONTH     RANGE OF
                          FIXED      YEN LIBOR    ONE-MONTH       LIBOR         LIBOR        4.37% TO
YEAR OF MATURITY           RATE        +4.95%    LIBOR +1.0%      +3.25%        +3.75%         6.50%         TOTAL
--------------------- ------------- ----------- ------------- ------------- ------------- -------------- -------------
2003 ................   $     752    $ 40,005     $ 63,140      $  8,125      $   1,850      $ 7,904       $ 121,776
2004 ................          40          --           --         8,750          1,850           --          10,640
2005 ................          23          --           --         8,750          1,850           --          10,623
2006 ................          19          --           --         8,750          1,850           --          10,619
2007 ................          19          --           --         4,375          1,850           --           6,244
Thereafter(1) .......     300,032          --           --            --        172,975           --         473,007
                        ---------    --------     --------      --------      ---------      -------       ---------
 Total ..............   $ 300,885    $ 40,005     $ 63,140      $ 38,750      $ 182,225      $ 7,904       $ 632,909
                        =========    ========     ========      ========      =========      =======       =========
Weighted Average
 Interest Rate ......        12.1%        5.0%         3.0%          4.7%           5.2%         4.9%            8.2%
                        =========    ========     ========      ========      =========      =======       =========


----------
(1) Primarily includes the 111/4% Senior Subordinated Notes, the 16% Senior Notes and the Tranche B term loans under the senior secured credit facilities.

     CBRE Holding utilizes sensitivity analyses to assess the potential effect of its variable rate debt. If interest rates were to increase by 49 basis points, approximately 10% of the weighted average variable rate at March 31, 2003, the net impact would be a decrease of $0.4 million on annual pre-tax income and cash provided by operating activities for the three months ended March 31, 2003.



     Based on dealers' quotes, the estimated fair value of CBRE Holding's $225.9 million 111/4% Senior Subordinated Notes is $208.4 million at December 31, 2002. There was no trading activity for the 16% Senior Notes, which are due in 2011. Their carrying value as of December 31, 2002 totaled $61.9 million. Estimated fair values for the term loans under the senior secured credit facilities and the remaining long-term debt are not presented because CBRE Holding believes that they are not materially different from book value, primarily because the majority of the remaining debt is based on variable rates that approximate terms that could be obtained at December 31, 2002.


CHANGE IN ACCOUNTANTS


     On April 23, 2002, CBRE Holding dismissed its independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as its new independent auditors for the fiscal year ended December 31, 2002. CBRE Holding's board of directors and its audit committee authorized the dismissal of Arthur Andersen and the engagement of Deloitte & Touche.


     Arthur Andersen's reports on CBRE Holding's consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 and for the period from CBRE Holding's inception through the date of Arthur Andersen's dismissal did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.


     During the period from CBRE Holding's inception through the date of Arthur Andersen's dismissal, there were no (1) disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on CBRE Holding's consolidated financial statements or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.


FINANCIAL STATEMENTS



     Please see Appendix E hereto for the consolidated financial statements and supplementary data of CBRE Holding.

                                 OTHER MATTERS


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of May 28, 2003, certain information with respect to shares of common stock beneficially owned by each of our directors, our chief executive officer and each of our four other most highly compensated executive officers serving as such at December 31, 2002, by all of our directors and executive officers as a group and by persons who are known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock. These persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table. The table does not include shares of our common stock subject to options, warrants and restricted stock awards that are not currently exercisable or will not become exercisable within 60 days of May 28, 2003. The merger agreement provides that unvested options, warrants and restricted stock awards will become fully vested at the effective time of the merger and the holders will be entitled to receive payments for these options, warrants and restricted stock awards. See "The Merger--Interests of Executive Officers and Directors in the Merger."





                                                           NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED            PERCENT OF CLASS
-----------------------------------------------   ----------------------------------   -----------------
Andrew L. Farkas ..............................                2,428,465(1)                    9.7%
Insignia Financial Group, Inc.
200 Park Avenue
New York, New York 10166

Dimensional Fund Advisors, Inc. ...............                2,061,731(2)                    8.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Stephen Feinberg ..............................                2,665,819(3)                   11.2%
450 Park Avenue, 28th Floor
New York, New York 10022

Eminence Capital, L.L.C., .....................                1,406,000(4)                    5.9%
200 Park Avenue, Suite 3300
New York, New York 10166

Carl C. Icahn .................................                1,753,700(5)                    7.4%
High River Limited Partnership
Barberry Corporation
767 Fifth Avenue, 47th Floor

New York, New York 10153

James A. Aston ................................                  303,979(6)                    1.3%

Robert J. Denison .............................                   53,266(7)                      *

Robin L. Farkas ...............................                  229,634(8)                    1.0%

Alan C. Froggatt ..............................                   35,195(9)                      *

Frank M. Garrison .............................                  272,895(10)                   1.1%

Robert G. Koen ................................                   53,000(11)                     *

Stephen M. Ross ...............................                   12,000(12)                     *

Stephen B. Siegel .............................                  180,000(13)                     *

Ronald Uretta .................................                  300,540(14)                   1.2%

H. Strauss Zelnick ............................                   64,000(15)                     *

All directors and executive officers as a group
 (13 individuals) .............................                3,986,306(1)(6)-(16)           16.6%


----------
(*) Denotes less than 1%.

   (1)   Includes shares owned by (i) Metro Shelter Directives, Inc. and (ii)
         F III, Inc. Also includes 1,040,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003. Andrew L. Farkas is the son of Robin L. Farkas


   (2) Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are the "Portfolios"). In its role as investment adviser and investment manager, Dimensional possessed both investment and voting power over 2,061,731 shares of our common stock as of December 31, 2002. The Portfolios own all the securities reported in this statement and Dimensional disclaims beneficial ownership of such securities. The foregoing is based upon a Schedule 13G/A filed by Dimensional with the Commission, dated February 13, 2003.

   (3) 250,000 shares of series A convertible preferred stock and 125,000 shares of series B convertible preferred stock (collectively, the "Preferred Stock") of the Company are held of record by Madeleine L.L.C. on behalf of various private investment funds referred to below that are managed by Stephen Feinberg. Mr. Feinberg possesses sole voting and investment authority over such shares. The Preferred Stock is convertible at any time into a total of 2,597,402 shares of our common stock. The private investment funds include Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Cerberus International, Ltd. The foregoing is based upon a Schedule 13D/A filed by Mr. Feinberg with the Commission dated June 28, 2002. Also includes a total of 68,417 shares of common stock issued as dividends paid on the Preferred Stock prior to June 18, 2002.

   (4) Eminence Capital, LLC ("Eminence") serves as the beneficial owner of 1,406,000 shares on behalf of a number of private investment vehicles and managed accounts advised by Eminence. The foregoing is based upon a Schedule 13G/A filed by Eminence with the Commission dated February 13, 2003.

   (5) Barberry Corp., a Delaware corporation ("Barberry") is the general partner of High River Limited Partnership, a Delaware limited partnership ("High River"). Barberry is 100 percent owned by Carl C. Icahn. As such, Mr. Icahn is in a position directly and indirectly to determine the investment and voting decisions made by Barberry and High River. The foregoing is based upon a Schedule 13G/A filed by Mr. Icahn with the Commission dated February 10, 2003.


   (6) Includes 240,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003 and 129 shares held in an IRA. Also includes 8,934 shares owned by Mr. Aston's children, with respect to which Mr. Aston disclaims beneficial ownership.

   (7) Includes 266 shares held by First Security Management, Inc., a corporation of which Mr. Denison is the president and sole shareholder. Also includes 53,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.

   (8) Includes 53,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003. Also includes 7,998 shares owned by Mr. Farkas's spouse, with respect to which Mr. Farkas disclaims beneficial ownership. Robin L. Farkas is the father of Andrew L. Farkas.

   (9) Includes 9,794 shares subject to options that are or will become exercisable within 60 days of May 28, 2003. Also includes 3,396 shares owned by Mr. Froggatt's spouse, with respect to which Mr. Froggatt disclaims beneficial ownership.

   (10) Includes 260,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.

   (11) Includes 53,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.

   (12) Includes 12,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.

   (13) Includes (a) 80,000 shares subject to options that are or will become exercisable within 60 days of May 28, 2003 and (b) 350 shares owned by Mr. Siegel's child, with respect to which Mr. Siegel disclaims beneficial ownership.

   (14) Includes (a) 240,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003, and (b) 133 shares owned by Mr. Uretta's spouse and 2,238 shares owned by Mr. Uretta's children, with respect to which Mr. Uretta disclaims beneficial ownership.

   (15) Includes 53,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.

   (16) Includes 24,000 shares subject to options and warrants that are or will become exercisable within 60 days of May 28, 2003.


LEGAL COUNSEL

     Proskauer Rose LLP is outside counsel to Insignia. Proskauer Rose also has represented, continues to represent and may in the future represent some or all of Andrew L. Farkas, Frank M. Garrison, Ronald Uretta and other officers of Insignia, Bear Stearns, CSFB, H. Strauss Zelnick, a director of Insignia and a member of the special committee, and Related Companies, L.P., a real estate firm, whose chairman, chief executive officer and managing general partner is Stephen M. Ross, a director of Insignia and a member of the special committee, on matters other than this transaction. A partner of Proskauer Rose is one of the trustees of trusts established by Andrew L. Farkas.

     Dechert LLP is counsel to the Special Committee. Dechert also has represented, continues to represent and may in the future represent some or all of affiliates of Bear Stearns, CSFB and Blum Capital Partners on matters other than this transaction.



OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

     Our board of directors is not aware of any matters to be presented for action at the special meeting other than that described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.


STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, we do not currently expect to hold a 2003 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly convene an annual meeting of stockholders. In that event, we must receive stockholder proposals intended to be presented at that meeting at our principal executive offices no later than the tenth day following our public announcement of the date of that meeting, for inclusion in our proxy statement and form of proxy relating to that meeting.


AVAILABLE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. CBRE Holding also files reports and other information with the SEC. Our and CBRE Holding's reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its

Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC's web site at www.sec.gov.com. Our common stock is listed on the New York Stock Exchange under the symbol "IFS." These materials may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                  ----------
     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.


     Insignia has supplied all information contained in this proxy statement relating to Insignia and our affiliates. CBRE Holding, CB Richard Ellis Services and Apple Acquisition have supplied all information contained in this proxy statement relating to them and their affiliates.


     This proxy statement is dated        , 2003. You should not assume that
the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.


                                        By order of the Board of Directors



                                        /s/ Andrew L. Farkas
                                        Andrew L. Farkas
                                        Chairman and Chief Executive Officer


      , 2003

                                                                      APPENDIX A
================================================================================

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         INSIGNIA FINANCIAL GROUP, INC.,

                               CBRE HOLDING, INC.,

                         CB RICHARD ELLIS SERVICES, INC.

                                       AND

                             APPLE ACQUISITION CORP.



                                  MAY 28, 2003

================================================================================

                                TABLE OF CONTENTS



ARTICLE 1   DEFINITIONS ...............................................................    A-5
            1.1.   Definitions ........................................................    A-5
ARTICLE 2   THE MERGER ................................................................   A-12
            2.1.   The Merger .........................................................   A-12
            2.2.   Organizational Documents ...........................................   A-13
            2.3.   Directors and Officers .............................................   A-13
ARTICLE 3   CONVERSION OF SECURITIES AND RELATED MATTERS ..............................   A-13
            3.1.   Capital Stock of Acquiror ..........................................   A-13
            3.2.   Cancellation of Treasury Stock and Acquiror-Owned Shares ...........   A-13
            3.3.   Conversion of Company Shares .......................................   A-13
            3.4.   Conversion of Company Series A Preferred Shares ....................   A-14
            3.5.   Conversion of Company Series B Preferred Shares ....................   A-14
            3.6.   Exchange of Certificates ...........................................   A-14
            3.7.   Company Stock Options and Restricted Shares ........................   A-15
            3.8.   Warrants ...........................................................   A-16
            3.9.   Supplemental Stock Purchase and Loan Plan ..........................   A-16
            3.10.  Dissenting Shares ..................................................   A-17
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .............................   A-17
            4.1.   Corporate Existence and Power ......................................   A-17
            4.2.   Corporate Authorization ............................................   A-17
            4.3.   Governmental Authorization .........................................   A-17
            4.4.   Non-Contravention ..................................................   A-18
            4.5.   Capitalization .....................................................   A-18
            4.6.   Subsidiaries .......................................................   A-19
            4.7.   Company SEC Documents; Financial Statements; Undisclosed
                   Liabilities ........................................................   A-20
            4.8.   Real Estate Investment Assets; Island Purchase .....................   A-21
            4.9.   Absence of Certain Changes .........................................   A-21
            4.10.  Litigation .........................................................   A-22
            4.11.  Taxes ..............................................................   A-22
            4.12.  Employee Benefits ..................................................   A-23
            4.13.  Compliance with Laws; Licenses, Permits and Registrations ..........   A-25
            4.14.  Title to Assets ....................................................   A-25
            4.15.  Intellectual Property ..............................................   A-25
            4.16.  Transaction Fees; Opinions of Financial Advisor ....................   A-26
            4.17.  Labor Matters ......................................................   A-26
            4.18.  Material Contracts .................................................   A-27
            4.19.  Real Estate ........................................................   A-28
            4.20.  Environmental ......................................................   A-29
            4.21.  Insurance ..........................................................   A-29
            4.22.  Affiliate Transactions .............................................   A-29
            4.23.  Required Vote; Board Approval; State Takeover Statutes .............   A-30
            4.24.  Information to Be Supplied .........................................   A-30
            4.25.  No Knowledge of Breach .............................................   A-30
            4.26.  Disclaimer of Other Representations and Warranties .................   A-30

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF HOLDING, PARENT
            AND ACQUIROR ...............................................................   A-31
            5.1.   Corporate Existence and Power .......................................   A-31
            5.2.   Corporate Authorization .............................................   A-31
            5.3.   Governmental Authorization ..........................................   A-31
            5.4.   Non-Contravention ...................................................   A-31
            5.5.   Parent SEC Documents ................................................   A-31
            5.6.   [Reserved] ..........................................................   A-32
            5.7.   Financing ...........................................................   A-32
            5.8.   Information to Be Supplied ..........................................   A-33
            5.9.   Disclaimer of Other Representations and Warranties ..................   A-33
            5.10.  No Knowledge of Breach ..............................................   A-33
ARTICLE 6   COVENANTS OF THE COMPANY ...................................................   A-34
            6.1.   Company Interim Operations ..........................................   A-34
            6.2.   Stockholder Meeting .................................................   A-37
            6.3.   Acquisition Proposals; Board Recommendation .........................   A-37
            6.4.   French Warrants .....................................................   A-39
            6.5.   Supplemental Company Disclosure Schedule ............................   A-39
            6.6.   Pre-Closing Terminations ............................................   A-40
ARTICLE 7   COVENANTS OF HOLDING, PARENT AND ACQUIROR ..................................   A-40
            7.1.   Director and Officer Liability ......................................   A-40
            7.2.   Employee Benefits ...................................................   A-42
            7.3.   Conduct of Holding, Parent and Acquiror .............................   A-42
            7.4.   Transfer Taxes and Other Tax Matters ................................   A-42
            7.5.   Financing Arrangements ..............................................   A-43
            7.6.   Certain Existing Obligations ........................................   A-43
ARTICLE 8   COVENANTS OF HOLDING, PARENT, ACQUIROR AND THE
            COMPANY ....................................................................   A-44
            8.1.   Efforts and Assistance ..............................................   A-44
            8.2.   Proxy Statement .....................................................   A-45
            8.3.   Public Announcements ................................................   A-46
            8.4.   Access to Information; Notification of Certain Matters ..............   A-46
            8.5.   Further Assurances ..................................................   A-46
            8.6.   Disposition of Litigation ...........................................   A-47
            8.7.   Confidentiality and No-Raid Agreements ..............................   A-47
            8.8.   Resignation of Directors ............................................   A-47
            8.9.   Sales of Real Estate Investment Assets ..............................   A-47
            8.10.  Treatment of Net Proceeds; Increased Common Merger
                   Consideration .......................................................   A-48
            8.11.  401(k) Restoration Plan .............................................   A-48
ARTICLE 9   CONDITIONS TO MERGER .......................................................   A-49
            9.1.   Conditions to the Obligations of Each Party .........................   A-49
            9.2.   Conditions to the Obligations of the Company ........................   A-49
            9.3.   Conditions to the Obligations of Holding, Parent and Acquiror .......   A-49
            9.4.   Island Purchase Not a Condition to Merger; Conditions to Increased
                   Common Merger Consideration as a Result of the Island Purchase ......   A-50

ARTICLE 10   TERMINATION ..............................................................   A-50
             10.1.  Termination .......................................................   A-50
             10.2.  Effect of Termination .............................................   A-52
             10.3.  Fees and Expenses .................................................   A-53
             10.4.  Indemnification ...................................................   A-53
ARTICLE 11   MISCELLANEOUS ............................................................   A-53
             11.1.  Notices ...........................................................   A-53
             11.2.  Survival ..........................................................   A-54
             11.3.  Amendment and Restatement; Effectiveness of Representations and
                    Warranties ........................................................   A-54
             11.4.  Amendments; No Waivers ............................................   A-55
             11.5.  Successors and Assigns ............................................   A-55
             11.6.  Counterparts; Effectiveness; Third Party Beneficiaries ............   A-55
             11.7.  Governing Law .....................................................   A-55
             11.8.  Jurisdiction ......................................................   A-55
             11.9.  Enforcement .......................................................   A-55
             11.10. Entire Agreement ..................................................   A-56
             11.11. Authorship ........................................................   A-56
             11.12. Severability ......................................................   A-56
             11.13. Waiver of Jury Trial ..............................................   A-56
             11.14. Headings; Construction ............................................   A-56

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of this 28 day of May, 2003, by and among Insignia Financial Group, Inc., a Delaware corporation (the "COMPANY"), CBRE Holding, Inc., a Delaware corporation ("HOLDING"), CB Richard Ellis Services, Inc., a Delaware corporation wholly owned by Holding ("PARENT"), and Apple Acquisition Corp., a Delaware corporation wholly owned by Parent ("ACQUIROR").

     WHEREAS, the parties hereto previously have entered into an Agreement and Plan of Merger, dated as of February 17, 2003 (the "ORIGINAL AGREEMENT");

     WHEREAS, pursuant to Section 8.9(a) of the Original Agreement, the Company has the right, but not the obligation, to market for sale to third parties at or prior to the Closing any or all of the Real Estate Investment Assets (as defined herein);

     WHEREAS, the Company and the other parties hereto have entered into a Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the "ISLAND PURCHASE AGREEMENT"), with Island Fund I LLC, a Delaware limited liability company ("ISLAND"), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company agreed to sell, assign, transfer and otherwise convey the Designated Interests (as defined in the Island Purchase Agreement) to Island, and Island agreed to purchase and acquire the Designated Interests from the Company immediately prior to the Closing (as defined herein) (the "ISLAND PURCHASE");

     WHEREAS, the parties hereto desire to amend and restate the Original Agreement in order to address, among other things, certain matters related to, or arising from, the transactions contemplated by the Island Purchase Agreement;

     WHEREAS, a Special Committee (as defined herein) of the Board of Directors of the Company has (i) determined that the Merger (as defined herein) is advisable and in the best interest of the Company's stockholders, and (ii) approved the Merger and recommended approval of the Merger by the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is advisable and in the best interest of the Company's Stockholders (as defined below), and (ii) approved the Merger;

     WHEREAS, the Board of Directors of each of Parent and Acquiror has (i) determined that the Merger is advisable and in the best interest of its stockholders, and (ii) approved the Merger;

     WHEREAS, simultaneously with the execution of the Original Agreement, certain Company Stockholders entered into voting agreements with Parent, each of which is in the form attached to the Original Agreement, as amended by amendment agreements dated as of the date hereof (the "VOTING AGREEMENTS"), pursuant to which, among other things, such Company Stockholders have agreed to vote their Company Shares in favor of adopting and approving this Agreement and the Merger; and

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Acquiror have approved and adopted this Agreement and the transactions and other agreements contemplated hereby (for purposes of this Agreement, the phrase "transactions contemplated hereby" shall not include the Island Purchase).

     NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.


                                   ARTICLE 1


                                  DEFINITIONS

   1.1. DEFINITIONS.

        (a) As used herein, the following terms have the meanings set forth below:

     "ACQUIROR SHARE" means one share of common stock of Acquiror, $0.01 par value per share.

     "ACQUISITION PROPOSAL" means any offer or proposal (whether or not in writing) from any Third Party regarding any of the following: (a) a transaction pursuant to which a Third Party acquires or would acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of any class of Equity Interests of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (c) except for any transaction set forth in Section 6.1 of the Company Disclosure Schedule, any transaction which would result in a Third Party acquiring more than 15% of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

     "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such first Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Los Angeles, California.

     "CASH DISTRIBUTION" means a cash distribution or payment (without duplication) made on or after the date of this Agreement and prior to the Closing Date by a Real Estate Investment Entity or (without duplication) a Relevant Subsidiary to any holder of a debt obligation of or an Equity Interest in such Real Estate Investment Entity or Relevant Subsidiary (if, and only if, such payment is not an interest payment or a distribution of net operating earnings), excluding any distribution or payment directly or indirectly made with (x) the proceeds of any indebtedness (including any refinancing) unless such indebtedness is (i) non-recourse to the Company and its Subsidiaries or
(ii) non-recourse to the Company and its Subsidiaries with exceptions to such non-recourse provisions that are no less favorable to the Company and its Subsidiaries (and are applicable only to the same Subsidiaries) as the indebtedness of such Real Estate Investment Entity that is being refinanced (but which in no event would generally be characterized as full recourse), or
(y) any cash generated by sale of any Real Estate Investment Asset on or prior to December 31, 2002. For the avoidance of doubt, management fees, advisory fees or other similar fees or payments made to a Company Subsidiary will not be deemed to constitute a Cash Distribution.

     "CHANGE IN CONTROL PRICE" means the higher of (i) the Common Merger Consideration, or (ii) the highest Fair Market Value per Company Share at any time during the sixty (60) day period preceding the Closing.

     "CODE" means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     "COMPANY BALANCE SHEET" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on December 31, 2001.

     "COMPANY CHARTER" means the certificate of incorporation of the Company, including, without limitation, the Certificate of Designation with respect to the Series A Preferred Stock filed with the Secretary of State on June 7, 2002, the Certificate of Designation with respect to the Series B Preferred Stock filed with the Secretary of State on June 7, 2002 and any such other amendments or restatements thereof.

     "COMPANY DISCLOSURE SCHEDULE" means, collectively, the Company Disclosure Schedule attached to the Original Agreement (including, without limitation, Sections 7.1(c) and 7.6 thereof deemed to be delivered as of the date of the Original Agreement), the Supplemental Company Disclosure Schedule submitted pursuant to Section 6.5 of the Original Agreement and the Company Disclosure Schedule attached hereto.

     "COMPANY JOINT VENTURE" means a Joint Venture of the Company or any of its Subsidiaries.

     "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby to which it is a party; provided, however, that this definition shall exclude any adverse effect arising out of, attributable to or resulting from:

       (i) any generally applicable change in Law or GAAP or interpretation of any thereof;

       (ii) the termination of any employee's or independent contractor's employment by, or independent contractor relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than (A) as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement or (B) as a result of any termination (other than for cause or pursuant to Section 6.6) by the Company or any of its Subsidiaries of any employee or independent consultant in writing;

       (iii) the announcement of discussions among the parties hereto regarding the transactions contemplated hereby, the announcement of any other actual or proposed Acquisition Proposal, the announcement of this Agreement or the transactions contemplated hereby, any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby (other than causes of action brought by Holding, Parent or Acquiror for breach of this Agreement) or any actions taken pursuant to Sections 8.1(a) and 8.1(b);

       (iv) the disposition of any assets that would not violate the terms of this Agreement or the write down or write off of the value of any such assets for accounting purposes;

       (v) actions or inactions specifically permitted by a prior written waiver by Holding, Parent and Acquiror of performance by the Company of any of its obligations under this Agreement;

       (vi) the failure of the Company or any of its Subsidiaries to obtain any Third Party consents to the execution and delivery of this Agreement, or the agreements relating to the transactions contemplated hereby to the extent such Third Party consents are set forth in the Company Disclosure Schedule;

       (vii) any diminution in value of, or adverse developments after the date of this Agreement relating to, the Real Estate Investment Entities, other than as a result of the Company's breach of this Agreement;

       (viii) the cancellation or notice of cancellation of third-party management, tenant representation and/or brokerage contracts to which the Company or any of its Subsidiaries is or may become a party;

       (ix) conditions generally affecting the business or industry in which the Company or any of its Subsidiaries operate;

       (x) U.S., U.K., French or global general economic or political conditions or financial markets; and

       (xi) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism.

     "COMPANY OPTION" means any option to purchase Company Shares, whether granted pursuant to the Company Option Plans or otherwise.

     "COMPANY OPTION PLANS" means the Company's 1998 Stock Incentive Plan, Richard Ellis Group Limited 1997 Unapproved Share Option Scheme, St. Quintin Holdings Limited 1999 Unapproved Share Option Scheme and Brooke International (China) Limited Share Option Scheme, each as amended, supplemented or otherwise modified.

     "COMPANY PREFERRED SHARE" means one share of Series A Preferred Stock or one share of Series B Preferred Stock.

     "COMPANY SERIES A PREFERRED SHARE" means one share of the Series A Preferred Stock.

     "COMPANY SERIES B PREFERRED SHARE" means one share of the Series B Preferred Stock.

     "COMPANY SHARE" means one share of common stock of the Company, par value $0.01 per share.

     "COMPANY SEC DOCUMENTS" means (a) the annual reports on Form 10-K of the Company for the years ended December 31, 1999, 2000 and 2001 (the "COMPANY 10-K"), (b) the quarterly reports on Form 10-Q of the Company for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, (c) the Company's proxy and information statements relating to meetings of, or actions taken without a meeting by, the Company Stockholders, since January 1, 2002, and (d) all other reports, filings, registration statements and other documents filed by the Company with the SEC since January 1, 1999; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "COMPANY STOCKHOLDERS" or "STOCKHOLDERS" means the stockholders of the Company.

     "COMPANY SUBSIDIARY" means a Subsidiary of the Company or any of its Subsidiaries.

     "COMPANY WARRANT" means any warrant to purchase Company Shares, other than the TOPR Warrants.

     "COVERED ENTITIES" shall have the meaning set forth in Section 7.6(b).

     "COVERED PARTICIPANT" shall have the meaning set forth in Section 7.6(b).

     "DAMAGES" means all losses, liabilities, claims, damages, payments, Taxes, Liens, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' fees and expenses reasonably incurred in defending against any such actions).

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to the protection of the indoor or outdoor environment (including, without limitation, the quality of the ambient air, soil, surface water or groundwater, natural resources or human health or safety).

     "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

     "EQUITY INTEREST" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof; provided, however that "Equity Interests" shall not include any right to receive cash payments under bonus plans of the Company or its Subsidiaries.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FAIR MARKET VALUE" means, as of any date, the last sales price for a Company Share on the applicable date as reported on the New York Stock Exchange.

     "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

     "GOVERNMENTAL ENTITY" means any federal, state, local, international or foreign governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority, agency or body.

     "HOLDING, PARENT AND ACQUIROR DISCLOSURE SCHEDULE" means the Holding, Parent and Acquiror Disclosure Schedule attached to the Original Agreement.

     "JOINT VENTURE" means, with respect to any Person, any corporation or other entity (including a division or line of business of such corporation or other entity) (A) of which such Person and/or any of its Subsidiaries beneficially owns a portion of the Equity Interests that is insufficient to make such corporation or other entity a Subsidiary of such Person, and (B) that is engaged in the same business as such Person or its Subsidiaries or in a related or complementary business.

     "KNOWLEDGE" means, with respect to the matter in question, if any of the following officers of the Company has actual knowledge of the matter: Andrew Farkas, Jim Aston, Frank Garrison, Adam Gilbert, Ronald Uretta and Alan Froggatt.

     "LAW" means any federal, state, local, international or foreign law (including common law), rule, regulation, judgment, code, ruling, statute, order, directives, decree, injunction or ordinance or other legal requirement.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset.

     "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any hazardous, acutely hazardous, or toxic substance or waste or any other words of similar import defined and regulated as such under Environmental Laws (including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the federal Resource Conservation and Recovery Act, as amended) and any other material or organism that would be reasonably expected to result in liability under any Environmental Law (including, without limitation, oil, petroleum products, asbestos, polychlorinated biphenyls and mold).

     "NET PROCEEDS" means the aggregate cash proceeds Deemed Received by the Company (as defined below) on or after the date of the Original Agreement and prior to or simultaneously with the Closing from or as a result of (i) all Real Estate Asset Sales completed prior to or simultaneously with the Closing and
(ii) all Cash Distributions. The amount of cash proceeds "DEEMED RECEIVED BY THE COMPANY" shall be the amount of cash proceeds that would ultimately be distributable to the Company (i.e., Insignia Financial Group, Inc.) by its direct Subsidiaries, assuming repayment in full of all indebtedness of all Company Subsidiaries in the chain of ownership at or above the level at which the sale occurred (other than indebtedness other under the Senior Credit Agreement and the Senior Subordinated Credit Agreement), and net of: (a) any Taxes (other than income Taxes) that are payable by the Company or any of it Subsidiaries as a result of the transaction or event giving rise to such receipt of cash proceeds, (b) any liabilities or obligations retained by the Company or any of its Subsidiaries relating to any Real Estate Investment Asset directly or indirectly sold pursuant to any Real Estate Asset Sale (including, without limitation, any liabilities or obligations relating to the underlying Real Estate Investment Asset that was directly or indirectly sold in such Real Estate Asset Sale), (c) fees, costs and expenses payable to third parties and incurred in connection with the transaction or event giving rise to such receipt of cash proceeds (including, without limitation, any incentive or other bonuses paid to management of the Company or any Subsidiary), (d) any payments required to be made by the Company or any of its Subsidiaries in respect of any Participation Interests in connection with the transaction or event giving rise to such receipt of cash proceeds, (e) any cash generated by any sale of a Real Estate Investment Asset on or prior to December 31, 2002 (provided that such cash proceeds were in the possession at such time of the applicable Real Estate Investment Entity that owns the Equity Interest in the asset in question, or would have been in such entity's possession at such time but for an escrow, hold-back or similar arrangement), and (f) the amount of any Termination Fee (as defined in the Island Purchase Agreement) paid or payable by the Company pursuant to Section 12.9(b) of the Island Purchase Agreement (unless paid or payable in connection with a termination of the Island Purchase Agreement under
Section 12.4 thereof resulting solely from a CB Party's (as defined in the Island Purchase Agreement) breach of or failure to perform in any material respect any representation, warranty, covenant or agreement set forth therein). If the buyer in a Real Estate Asset Sale is willing to assume a retention/severance agreement for which the Company or its Subsidiaries would otherwise be liable and if the Parent consents to such assumption, then the amount of such obligations assumed by the buyer will be considered cash proceeds of the transaction. Net Proceeds will be determined in good faith by mutual written agreement of Parent and the Company and certified in writing by Parent and the Company at or prior to Closing. For the avoidance of doubt, cash proceeds can only be Deemed Received by the Company if they were actually received prior to or simultaneously with the Closing by a Subsidiary or a Joint Venture that remains a Subsidiary or a Joint Venture, respectively, of the Company immediately following Closing (i.e., such Subsidiary or Joint Venture is not sold in a Real Estate Asset Sale).

     "NON-U.S. COMPETITION LAWS" means all (a) non-U.S. Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (b) antitrust Laws by antitrust authorities outside of the United States and (c) takeover Laws of jurisdictions outside of the United States.

     "NO-RAID AGREEMENT" means the No-Raid Agreement, dated January 19, 2003, by and between Holding and the Company.

     "PARENT BALANCE SHEET" means Holding's consolidated balance sheet included in the Parent 10-K relating to its fiscal year ended on December 31, 2001.

     "PARENT CREDIT AGREEMENT" means the Credit Agreement, dated as of July 20, 2001, among Parent, Holding, the lenders party thereto and Credit Suisse First Boston.

     "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that would prevent or materially impair the ability of Holding, Parent or Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

     "PARENT SEC DOCUMENTS" means (a) the annual report on Form 10-K of Holding for the year ended December 31, 2001 (the "PARENT 10-K"), (b) the quarterly reports on Form 10-Q of Holding for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and (c) all other reports, filings, registration statements and other documents filed by Holding or Parent with the SEC since July 20, 2001; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "PARTICIPATION INTERESTS" shall have the meaning set forth in Section
7.6(b).

     "PERMITTED LIENS" means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, (c) liens for Taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictions, covenants or rights of way currently of record against any of the Owned Real Property which do not interfere with, or increase the cost of operation of, the business of the Company and its Subsidiaries in any material respect, (e) minor irregularities of title which do not interfere with, or increase the cost of the business of the Company and its Subsidiaries in any material respect, and (f) liens under the Senior Credit Agreement.

     "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

     "PROXY STATEMENT" means the proxy statement to be mailed to the Company Stockholders in connection with the Company Stockholder Approval, together with any amendments or supplements thereto.

     "REAL ESTATE ASSET SALE" means the sale or assignment of any Real Estate Investment Asset, provided that with respect to a sale of a Real Estate Investment Contract, (x) the Company's and its Subsidiaries' entire direct and indirect interests in the applicable Real Estate Investment Entity are also sold, (y) such Real Estate Investment Contract has not been materially amended after the date of this Agreement and (z) Net Proceeds Deemed Received by the Company in connection with the sale or assignment of such Real Estate Investment Contract will be reduced by any accrued and unpaid fees and similar payments due under such contract on the date of sale or assignment. Notwithstanding the foregoing, in order for a sale or other transaction to qualify as a Real Estate Asset Sale, (A) the entire direct or indirect interest of the Company and its Subsidiaries in the relevant Real Estate Investment Asset must be sold as part of such transaction, (B) all Participation Interests relating to such Real Estate Investment Asset must either be assumed entirely by the purchaser or assignee or satisfied in full so that the Company and its Subsidiaries have no further liability or obligation relating to such Participation Interests, or the transaction must have been otherwise structured in such a manner that neither the Company nor any of its Subsidiaries has any liability or obligation relating to such Participation Interests after the consummation of the transaction, (C) to the extent that the Company or any of its Subsidiaries has given any financial, performance or other guarantees with respect to such Real Estate Investment

Asset or an applicable Relevant Subsidiary or any indebtedness relating thereto, or has any reimbursement or other obligations relating to any letter of credit, bond or other similar instrument relating to such Real Estate Investment Asset or Relevant Subsidiary or any indebtedness relating thereto, either (1) the Company and its Subsidiaries are fully and unconditionally released from such obligations and liabilities or (2) the Company and its Subsidiaries are fully indemnified against all such obligations and liabilities and such indemnity is fully secured by cash, a letter of credit or other collateral reasonably satisfactory to Parent, and (D) such sale is on commercially reasonable terms that would not reasonably be expected to result in the Company or any of its Subsidiaries incurring any future indemnification or other obligations in respect of such Real Estate Asset Sale or the assets applicable Real Estate Investment Asset sold or assigned.

     "REAL ESTATE INVESTMENT ASSET" means any: (i) asset owned by a Real Estate Investment Entity; (ii) direct Equity Interest in or debt obligation of any Real Estate Investment Entity; (iii) direct Equity Interest in a Company Subsidiary (a "RELEVANT SUBSIDIARY") that directly or indirectly owns an Equity Interest in a Real Estate Investment Entity, provided that the only assets of such Relevant Subsidiary consist of (x) direct or indirect (through one or more Relevant Subsidiaries) Equity Interests in one or more Real Estate Investment Entities, (y) debt obligations of one or more Real Estate Investment Entities or Relevant Subsidiaries and/or (z) cash or cash equivalents that were included in the net book value of the Real Estate Investment Assets represented to Parent or represent the proceeds from transactions closing after December 31, 2002 that had they occurred between the date of this Agreement and the Closing would have been a Real Estate Asset Sale or Cash Distribution; or (iv) Real Estate Investment Contract.

     "REAL ESTATE INVESTMENT CONTRACT" means any asset management, development, construction, investment management, financial advisory, proceeds, profit participation or similar agreement or contract relating solely to a Real Estate Investment Entity and/or the assets of a Real Estate Investment Entity, but excluding any sale, lease or property management agreements.

     "REAL ESTATE INVESTMENT ENTITY" means the Company Subsidiaries and Company Joint Ventures set forth in Section 1.1(A) of the Company Disclosure Schedule.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SENIOR CREDIT AGREEMENT" means the Senior Credit Agreement, dated as of May 4, 2001, among the Company, First Union National Bank, Lehman Commercial Paper Inc., Bank of America, N.A. and the other lenders party thereto, as amended through the date hereof.

     "SERIES A PREFERRED CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company that was filed with the Secretary of State on June 7, 2002 with respect to the Series A Preferred Stock, as amended, supplemented or otherwise modified.

     "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $0.01 per share, the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof were created by resolution of the Company's Board of Directors adopted on April 25, 2002.

     "SERIES B PREFERRED CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company that was filed with the Secretary of State on June 7, 2002 with respect to the Series B Preferred Stock, as amended, supplemented or otherwise modified.

     "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $0.01 per share, the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof were created by resolution of the Company's Board of Directors adopted on April 25, 2002.

     "SIGNIFICANT SUBSIDIARY" means a Subsidiary of any Person which generated at least $15 million in consolidated revenues, determined on an annualized basis for the year ended December 31, 2002, or had at least $5 million in consolidated tangible assets, net of associated non-recourse debt, on December 31, 2002.

     "SPECIAL COMMITTEE" means the Special Committee of the Company's Board of Directors appointed by resolution of the Company's Board of Directors adopted on October 14, 2002.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership or other entity (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such entity, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests (including, without limitation, general partner Equity Interests).

     "SUMMARY OF GRANTS" means the summary table of Participation Interests set forth in Section 1.1(B) of the Company Disclosure Schedule.

     "SUPERIOR PROPOSAL" means any Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) that a majority of the disinterested members of the Company's Board of Directors or the Special Committee determines in good faith, after considering the advice of outside legal counsel and financial advisors, would result in a transaction, if consummated, that would be more favorable to the Company Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby and is reasonably capable of being consummated (including, without limitation, the availability of committed financing, to the extent needed to complete the transaction).

     "TAXES" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

     "THIRD PARTY" means a Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates (excluding the Company and its controlled Affiliates).

     "THRESHOLD AMOUNT" means the sum of (i) $45 million and (ii) the aggregate amount of all cash, property or other assets directly or indirectly contributed, loaned (including any draws under a letter of credit or a guarantee) or otherwise transferred by the Company or any of its Subsidiaries to any Real Estate Investment Entity or Relevant Subsidiary (but only if and to the extent that all or a portion of the Company's and its Subsidiaries' direct or indirect interest in such Relevant Subsidiary is sold or otherwise assigned in a Real Estate Asset Sale) between the date hereof and the Effective Time.

     "TOPR WARRANT AGREEMENT" means the Warrant Agreement, dated as of September 30, 1998, between Insignia/ESG Holdings, Inc. and First Union National Bank, as amended.

     "TOPR WARRANTS" means the 1,196,000 warrants to purchase Company Shares issued pursuant to the TOPR Warrant Agreement.

     "U.K. OVERDRAFT FACILITY" means the 5,000,000 Overdraft Credit Facility between Insignia Richard Ellis Group Limited and Barclays Bank PLC, as amended through the date hereof.


                                   ARTICLE 2


                                  THE MERGER

     2.1. THE MERGER.

       (a) At the Effective Time, Acquiror shall be merged with and into the Company (the "MERGER") in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (as amended, the "DGCL"), at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the "SURVIVING CORPORATION."

       (b) On the Closing Date, the Company and Acquiror will file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State (the "SECRETARY OF STATE") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

       (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

       (d) The closing of the Merger (the "CLOSING") shall be held at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304 (or such other place as agreed by the parties) on the day on which all of the conditions set forth in Article 9 are satisfied or waived, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE".

     2.2. ORGANIZATIONAL DOCUMENTS. The Certificate of Merger shall provide that at the Effective Time (a) the Company's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (b) the Acquiror's by-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation's by-laws, in each case until amended in accordance with applicable Law.

     2.3. DIRECTORS AND OFFICERS. From and after the Effective Time (until such time as their successors are duly elected or appointed and qualified), (A) Acquiror's directors at the Effective Time shall be the Surviving Corporation's directors and (B) the Company's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers.


                                   ARTICLE 3


                 CONVERSION OF SECURITIES AND RELATED MATTERS

     3.1. CAPITAL STOCK OF ACQUIROR. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Acquiror Share issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     3.2. CANCELLATION OF TREASURY STOCK AND ACQUIROR-OWNED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Share and Preferred Share held by the Company as treasury stock or owned by Holding, Parent or Acquiror or either of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

     3.3. CONVERSION OF COMPANY SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2, (b) Dissenting Shares and (c) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive in cash from Acquiror, without interest, an amount equal to the following (the "COMMON MERGER CONSIDERATION"): (i) $11.00, subject to adjustment as contemplated by Sections 7.4(c) and 8.10 hereof, if the Island Purchase is not consummated in accordance with the terms and conditions of the Island Purchase Agreement or the conditions set forth in Section 9.4(b) hereof have not been satisfied at or prior to the Closing, or (ii) $11.156, subject to adjustment as contemplated by
Section 7.4(c) hereof, if the Island Purchase is consummated in accordance with the terms and conditions of the Island Purchase Agreement and the conditions set forth in Section 9.4(b) hereof have been satisfied at or prior to the Closing.

     3.4. CONVERSION OF COMPANY SERIES A PREFERRED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2 and (b) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive, without interest, the amount set forth in Paragraph (e)(1) of the Series A Certificate of Designation (the "SERIES A PREFERRED MERGER CONSIDERATION").

     3.5. CONVERSION OF COMPANY SERIES B PREFERRED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2 and (b) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive, without interest, the amount set forth in Paragraph (e)(1) of the Series B Certificate of Designation (the "SERIES B PREFERRED MERGER CONSIDERATION," and together with the Common Merger Consideration and the Series A Preferred Merger Consideration, the "MERGER CONSIDERATION").

     3.6. EXCHANGE OF CERTIFICATES.

       (a) Promptly after the date hereof, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company as an agent (the "EXCHANGE AGENT") for the benefit of holders of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares (the "CERTIFICATES"). At the Effective Time, Holding will, and will cause Parent and Acquiror to, make available to and deposit with the Exchange Agent the Merger Consideration to be paid in respect of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares pursuant to this Article 3 (the "EXCHANGE FUND"), and except as contemplated by Section 3.6(f) or Section 3.6(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration as directed by the Acquiror or the Surviving Corporation, as the case may be, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any net loss resulting from such investments shall be borne by Holding, Parent and Acquiror and Holding will, or will cause Parent and Acquiror to, deposit additional funds with the Exchange Agent in an amount equal to such net loss before the funds are paid by the Exchange Agent to the Company Stockholders.

       (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.6. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive, in exchange therefore, the Common Merger Consideration as provided in this Article 3 in respect of the Company Shares represented by the Certificate, the Series A Preferred Merger Consideration as provided in this Article 3 in respect of the Series A Preferred Shares represented by the Certificate or the Series B Preferred Merger Consideration as provided in this Article 3 in respect of the Series B Preferred Shares represented by the Certificate, in each of the foregoing cases, after giving effect to any required withholding Tax. Until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Common Merger Consideration, the Series A Preferred Merger Consideration or the Series B Preferred Merger Consideration, as the case may be.

       (c) All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares, except as otherwise provided herein or by Law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.6.

       (d) If payment of the Merger Consideration in respect of Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Taxes either have been paid or are not payable.

       (e) Upon the request of the Surviving Corporation, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.6 that remains undistributed to holders of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares six (6) months after the Effective Time. Holders of Certificates who have not complied with this Section
3.6 prior to the demand by the Surviving Corporation shall thereafter look only to the Surviving Corporation for payment of any claim to the Merger Consideration.

       (f) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

       (g) Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income tax Law and shall make any required filings with tax authorities with respect to such withholding. To the extent that the Surviving Corporation or Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares in respect of which deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

       (h) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

     3.7. COMPANY STOCK OPTIONS AND RESTRICTED SHARES.

       (a) Subject to Section 3.7(d), the Company shall terminate each outstanding Company Option, effective as of the Effective Date and in accordance with the provisions of Section 4.2(d) of the Company's 1998 Stock Incentive Plan ("1998 PLAN"), whether or not such Company Option was granted under the 1998 Plan, by delivering notice of termination to each holder at least thirty (30) days prior to the Effective Date, in which case during the period from the date on which such notice of termination is delivered to the Effective Date, each such holder shall have the right to exercise in full all of his or her Company Options.

       (b) Subject to Section 3.7(d), the Company shall amend each Company Option to provide that to the extent that each Company Option is not exercised prior to the Effective Time, the Surviving Company shall purchase each Company Option, whether vested or unvested, at the Effective Time, and the per share purchase price shall be in the form of a lump sum cash amount equal to the excess, if any, of (i) the Common Merger Consideration over (ii) the exercise price per Company Share subject to such purchased Company Option. Such purchase price will be paid promptly after the Effective Time.

       (c) Notwithstanding any other provision in this Section 3.7, to the extent applicable, at the Effective Time, the Surviving Company shall purchase Company Options issued under the 1998 Plan for a lump sum cash amount equal to
(i) the product of the Change in Control Price multiplied by the number of Company Shares subject the such Company Option less (ii) the aggregate exercise price for such Company Option. Such purchase price will be paid promptly after the Effective Time.

       (d) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to (i) obtain all necessary consents, without payment therefor, from the holders of Company Options and (ii) take such other actions (including, without limitation, terminating or amending the terms of any Company Option or Company Option Plan and any such other stock option or compensation plans or arrangements applicable to Company Options), necessary to give effect to the transactions contemplated by Sections 3.7(a)-(c), inclusive.


       (e) The Company shall take all requisite action so that, as of the Effective Time, the Company's 1998 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") and the Company Option Plans shall be terminated. The Parent shall receive from the Company evidence that the Company Purchase Plan and the Company Option Plans have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of such resolution shall be subject to review and approval of the Parent, which approval shall not be unreasonably withheld). The rights of participants in the Company Purchase Plan with respect to any offering period then underway under the Company Purchase Plan, which commences prior to the Effective Time, shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purchases under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan and the terms of any offering period commencing prior to the Effective Time) that are necessary to give effect to the transactions contemplated by this Section 3.7(e).

       (f) At the Effective Time, each outstanding restricted stock award for Company Shares ("RESTRICTED STOCK AWARD") shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Restricted Stock Award, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Restricted Stock Award equal to the Common Merger Consideration.

     3.8. WARRANTS.

       (a) At the Effective Time, each outstanding Company Warrant, whether or not vested, shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Company Warrant, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Company Warrant equal to the excess, if any, of
(i) the Common Merger Consideration over (ii) the exercise price per Company Share subject to such canceled Company Warrant.

       (b) At the Effective Time, each outstanding TOPR Warrant, whether or not vested, shall remain outstanding pursuant to the terms of the TOPR Warrant Agreement; provided, however that each such TOPR Warrant shall thereafter be entitled, pursuant to Section 10.1 of the TOPR Warrant Agreement, to receive the Common Merger Consideration, in lieu of Company Shares, in the manner and upon the terms set forth in the TOPR Warrant Agreement.

     3.9. SUPPLEMENTAL STOCK PURCHASE AND LOAN PLAN. The Company agrees to deliver, or cause the custodian designated by the Company with respect to the Supplemental Stock Purchase and Loan Program (the "SSPLP") to deliver, the Certificates held by the Company or such custodian to the Exchange Agent promptly after receipt of a letter of transmittal and instructions from the owners of the Common Shares represented by the Certificates and promptly after receipt of the Common Merger Consideration with respect to the Common Shares represented by such Certificates deliver such Common

Merger Consideration to the participants in the SSPLP, net of the outstanding principal and accrued and unpaid interest with respect to the promissory notes for which such Certificates were pledged under the SSPLP.

     3.10. DISSENTING SHARES.

       (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Persons who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 (or any successor provision) of the DGCL (the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Common Merger Consideration as provided hereunder and shall only be entitled to such rights and consideration as are granted by
Section 262 (or any successor provision) of the DGCL. Such Persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 (or any successor provision) of the DGCL, except that all Dissenting Shares held by Persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 (or any successor provision) of the DGCL shall thereupon be deemed to have been converted into the Common Merger Consideration pursuant to Section 3.3 hereto as of the Effective Time or the occurrence of such failure, withdrawal or loss, whichever occurs later.

       (b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such shares under the DGCL. Other than pursuant to a court order, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or the payment of the fair cash value of any such shares or offer to settle or settle any such demands.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Acquiror as set forth below.

     4.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company's corporate powers and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the Company Stockholder Approval and the filing and recordation of the Certificate of Merger in accordance with the DGCL). The Board of Directors of the Company unanimously has approved this Agreement and has resolved to recommend that the Company Stockholders vote their shares in favor of the adoption of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes the valid and binding obligation of Holding, Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity, other than
(a) the filing of (i) the Certificate of Merger in accordance with the DGCL and
(ii) the appropriate documents with respect to the Company's qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and any Non-U.S. Competition Laws; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated hereby will not result in the lapse of any Permit of the Company or its Subsidiaries or the breach of any authorization or right to use any Permit of the Company or its Subsidiaries or other right that the Company or any of its Subsidiaries has from a Third Party, except where such lapses or breaches would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Company Charter or the certificate or articles of incorporation or by-laws (or any equivalent governing or organizational document) of any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon the Company, any Company Subsidiary or any of their respective properties or assets, or (d) result in the creation or imposition of any Lien (except as contemplated by the Commitment Letter) on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (b), (c) and (d) taken together, any items that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.5. CAPITALIZATION.

       (a) The authorized capital stock of the Company consists of 80,000,000 Company Shares and 20,000,000 shares of preferred stock, par value $0.01 per share, of which 296,422 shares have been designated Series A Preferred Stock and 177,280 shares have been designated Series B Preferred Stock. As of May 16, 2003, (i) 25,573,093 Company Shares were issued and outstanding (including 1,502,600 Company Shares held in treasury), all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, including 118,659 Company Shares that were collateral for then outstanding notes receivables delivered to the Company by employees of the Company, whether pursuant to the Company's Supplemental Stock Purchase and Loan Program or otherwise (the "LOAN SHARES"),
(ii) no Company Shares were held by Company Subsidiaries, (iii) 80,528 Company Shares were subject to restricted stock awards then outstanding, of which none were vested (the "RESTRICTED SHARES"), (iv) 7,081,074 Company Shares were reserved for issuance under Company Option Plans and 3,692,074 Company Shares were subject to Company Options then outstanding, (v) 1,785,714 Company Shares were reserved for issuance upon conversion of the Series A Preferred Stock,
(vi) 811,688 Company Shares were reserved for issuance upon conversion of the Series B Preferred Stock, (vii) 1,492,500 Company Shares were issuable upon the exercise of Company Warrants then outstanding, (viii) 1,196,000 Company Shares were issuable upon the exercise of TOPR Warrants then outstanding, (ix) there was outstanding $15,000,000 aggregate principal amount of indebtedness (the "EXCHANGEABLE INDEBTEDNESS") under the Senior Subordinated Credit Agreement, dated as of June 7, 2002 (the "SENIOR SUBORDINATED CREDIT AGREEMENT"), between the Company and Madeleine L.L.C., as lender and administrative agent, which upon the terms, and subject to the conditions, set forth in the Senior

Subordinated Credit Agreement and the Exchange Agreement, dated as of June 18, 2002 (the "EXCHANGE AGREEMENT"), between the Company and Madeleine L.L.C. may be exchanged together with the Series A Preferred Stock and the Series B Preferred Stock, at the option of the Company, for the Exchange Securities (as defined in the Exchange Agreement), (x) 250,000 shares of Series A Preferred Stock were issued and outstanding, each with a Conversion Price (as defined in the Series A Certificate of Designation) of $14.00 per share, and (xi) 125,000 shares of Series B Preferred Stock were issued and outstanding, each with a Conversion Price (as defined in the Series B Certificate of Designation) of $15.40 per share. The Company has provided to Parent true and complete copies of all documentation governing the Company Warrants, the TOPR Warrants, the Loan Shares, the Exchangeable Indebtedness, the Series A Preferred Stock and the Series B Preferred Stock. From September 30, 2002 until the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of its Equity Interests and has not repurchased or redeemed any shares of its Equity Interests, and its Board of Directors has not resolved to do any of the foregoing.

       (b) Except (i) as set forth in this Section 4.5 and (ii) for changes since February 11, 2003, resulting from the exercise of Company Options, Company Warrants and TOPR Warrants or the conversion of, or the payments of dividends on, Series A Preferred Stock and Series B Preferred Stock, in each case outstanding on that date, neither the Company nor any Company Subsidiary has issued, or reserved for issuance, any (x) Equity Interests of the Company,
(y) securities of the Company or any Company Subsidiary convertible into or exchangeable for Equity Interests of the Company or (z) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

       (c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options, Company Warrants, TOPR Warrants, the Restricted Shares and Loan Shares as of May 16, 2003, which list sets forth the name of the holders thereof (which, for purposes of the TOPR Warrants, shall only need to be the record holder or holders thereof as of October 12, 2001) and, to the extent applicable, the exercise price or purchase price thereof, the number of Company Shares subject thereto, the schedule of vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby), the governing Company Employee Plan (as defined below) with respect thereto and the expiration date thereof.

       (d) The Company has provided to Acquiror true and complete copies of each of the documents entered into with respect to each of the following and there are no other agreements or arrangements (whether written or verbal) between the Company and the other party to each such document with respect to the following: (i) the consent, as amended, of each holder of a Company Series A Preferred Share to the treatment of such Company Series A Preferred Share set forth in Article 3 hereto, without payment of any additional consideration thereon, (ii) the consent, as amended, of each holder of Series B Preferred Stock to the treatment of the Series B Preferred Stock set forth in Article 3 hereto, without payment of any additional consideration thereon, and (iii) the consent of each of the holders of a Company Warrant set forth on Section 4.5(d) of the Company Disclosure Schedule to the treatment of such Company Warrant set forth in Section 3.8 hereto, without payment of any additional consideration thereon, unless the consent of such holder of a Company Warrant with respect to such treatment is not required by the terms of such Company Warrant.

     4.6. SUBSIDIARIES.

       (a) Each Significant Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing (except in jurisdictions where such concept does not exist) under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority required to own, lease or operate its properties and assets and to carry on its business as now conducted, and (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case in this clause (ii) with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

       (b) Section 4.6 of the Company Disclosure Schedule sets forth the name of all Subsidiaries and Joint Ventures of the Company and, to the extent applicable, the total number of authorized, issued and outstanding Equity Interests of each such Subsidiary and Joint Venture as of the date of the Original Agreement. All of the outstanding Equity Interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the Equity Interests in each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company. Such Equity Interests (i) are owned free and clear of any Lien (except for liens under the Senior Credit Agreement) and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the Equity Interests) and (ii) were issued in compliance with all applicable federal, state and foreign securities laws, in each case in this clause (ii) without any exception other than those which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding (x) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (y) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (z) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in any Company Subsidiary. The Covered Entities do not own any assets other than Equity Interests in Real Estate Investment Entities.

       (c) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture is in violation of any provision of its articles or certificate of incorporation or bylaws or equivalent organizational and governing documents, other than violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Acquiror true and correct copies of the articles or certificate of incorporation or bylaws or equivalent organizational and governing documents of each Company Subsidiary and Company Joint Venture.

     4.7. COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.


       (a) The Company has filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since January 1, 1999. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

       (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

       (c) No Company SEC Document filed since January 1, 1999 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since January 1, 1999 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

       (d) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

       (e) Section 4.7 of the Company Disclosure Schedule sets forth the unaudited consolidated balance sheet and statement of operations of the Company and its Subsidiaries as of and for the 3-month period ended December 31, 2002 (the "MOST RECENT COMPANY FINANCIAL STATEMENTS"). The financial information included in the Most Recent Company Financial Statements has been prepared in accordance with GAAP.

       (f) There are no liabilities of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute or otherwise, other than: (i) liabilities (A) disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company's consolidated balance sheet or disclosed in the notes thereto included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2002 or (B) not required by GAAP to be disclosed or provided for in a consolidated balance sheet of the Company which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;
(ii) liabilities incurred after September 30, 2002 (A) in the ordinary course of business consistent with past practice and (B) outside the ordinary course of business consistent with past practice that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

     4.8. REAL ESTATE INVESTMENT ASSETS; ISLAND PURCHASE.

       (a) Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all outstanding letters of credit and Designated Real Estate Asset Guarantees (as such term is defined in the letter agreement, dated as of May 8, 2003 (the "LETTER AGREEMENT"), by and among the parties hereto), entered into by the Company and its Subsidiaries with respect to Real Estate Investment Assets.

       (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, each Covered Interest (as defined in the Island Purchase Agreement) is a Real Estate Investment Asset.

       (c) Section 4.8(c) of the Company Disclosure Schedule sets forth, as to each Real Estate Investment Entity that, as of March 31, 2003, had accrued and unpaid fees payable to the Company pursuant to Real Estate Investment Contracts, the name of such Real Estate Investment Entity and the amount of such accrued and unpaid fees as of such date.

       (d) Section 4.8(d) of the Company Disclosure Schedule lists each of the Company Subsidiaries that (i) is a general partner of a Real Estate Investment Entity that is a limited partnership, (ii) is a partner of a Real Estate Investment Entity that is a general partnership or (iii) directly or indirectly has similar liability as a holder of Equity Interests of any other Real Estate Investment Entity (whether as managing member or otherwise) by virtue of provisions providing for the same in the organizational documents of such Real Estate Investment Entity or other written contract pursuant to which such liability exists.

     4.9. ABSENCE OF CERTAIN CHANGES. Since September 30, 2002, except as otherwise expressly contemplated by this Agreement and the Company Disclosure Schedule, the Company and each of its Significant Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty losses (whether or not covered by insurance) affecting the business, properties or assets of the Company or any of its Subsidiaries that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;
(b) any amendment or change in the Company Charter, the Company's by-laws or the certificate or articles of incorporation or by-laws (or equivalent organizational and governing documents) of any Significant Subsidiary of the Company; (c) any change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after September 30, 2002); (d) other than (i) in the ordinary course of business consistent with past practices, (ii) pursuant to the Island Purchase Agreement, and/or (iii) the sale of Insignia Residential Group, Inc., any sale of a material amount of assets of the Company and its Significant Subsidiaries; (e) any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability by the Company or any of its Subsidiaries; or (f) any action, event, occurrence, development or state of circumstances or facts that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.10. LITIGATION. There is no litigation, action, suit, claim, investigation, arbitration or proceeding or inquiry, whether civil, criminal or administrative (each, a "CLAIM"), pending, or to the Knowledge of the Company threatened, against the Company, any of its Subsidiaries or any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Set forth on Section 4.10 of the Company Disclosure Schedule is a list of all Claims pending, or to the Knowledge of the Company, threatened, as of the date of the Original Agreement, against the Company or any of its Subsidiaries or any of their respective assets, properties or employees (if such Claim is related to, or arising from, an employee's actions or omissions on behalf of the Company or any of its Subsidiaries) before any arbitrator or Governmental Entity in an amount of $100,000 or more or which are criminal in nature. Neither the Company nor any of its Subsidiaries nor any of their respective properties, assets or, to the Knowledge of the Company, employees is or are subject to any order, writ, judgment, injunction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.11. TAXES.

       (a) All Tax returns, statements, reports and forms (collectively, the "COMPANY RETURNS") required to be filed with any taxing authority by, or with respect to, the Company and each of its Subsidiaries have been filed in accordance with all applicable Laws, except when a failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) the Company and each of its Subsidiaries has timely paid all Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet), except when a failure to make such payments would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the time of filing, the Company Returns were true, correct and complete in all material respects; (c) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except when a failure to make such payments would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (d) there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any of its Subsidiaries in respect of any Taxes, except for such action, suit, proceeding, audit or claim that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (e) neither the Company nor any of its Subsidiaries is party to, bound by or has any obligation under, any material tax sharing agreement or similar material contract or arrangement or any material agreement that obligates them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person;
(f) there are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of the Company or any of its Subsidiaries other than with respect to Taxes not due and payable, except for such Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (g) neither the Company nor any of its Subsidiaries has waived any statute of limitations nor agreed to any extension of time to assess any U.S. federal income tax or any foreign, state or local income tax in any jurisdiction in which the Company or its Subsidiaries has paid for the year or years involved an amount of tax which is material to the Company and its Subsidiaries, taken as a whole; (h) neither the Company nor any of its Subsidiaries (i) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise, except, in each case of clauses (h)(i) and (h)(ii) above, as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (i) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries; (j) neither the Company nor any of its Subsidiaries has ever entered into a closing agreement pursuant to Section 7121 of the Code that could affect the Company or a Subsidiary of the Company in a Tax period or portion thereof beginning after the Effective Time; and (k) neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for such adjustments that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.12. EMPLOYEE BENEFITS.

       (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other material employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or consultant of the Company or its Subsidiaries (the "COMPANY EMPLOYEES") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries; provided, however, that any employment agreement providing for total compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum need not be listed on Section 4.12(a) of the Company Disclosure Schedule. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS."

       (b) With respect to each Company Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA related to the Company's property management business), the Company has provided or made available to the Parent a current, accurate and complete copy thereof and, to the extent applicable:
(i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided; (iv) a summary of any proposed amendments or changes considered prior to the date hereof by the Company's Board of Directors or any committee thereof and anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, except for such proposed amendments or changes that are required by applicable Law; and (v) for the three most recent completed years, if applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

       (c) Except with respect to any Foreign Benefit Plan (defined below), or as would not individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, be reasonably likely to have a Company Material Adverse Effect, or as set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) each Company Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that could reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability to the Company or its Subsidiaries, no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in liability to the Company or any of its Subsidiaries or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; (v) there is no written proposal to the Company's Board of Directors that any Company Plan be materially amended, suspended or terminated, or otherwise modified to alter benefits (or the levels thereof); (vi) no Company Plan is a collateral assignment split-dollar life insurance program which covers, or otherwise provides for "personal loans" to, executive officers (within the meaning of Section 402 of The Sarbanes-Oxley Act of 2002); and (vii) except as disclosed in the proxy statements for annual meetings prior to the date hereof, all awards, grants or bonuses made pursuant to any Company Plan have been, or will be, fully deductible to the Company or its Subsidiaries notwithstanding Section 162 of the Code. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

       (d) With respect to each of the Company Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods (as applicable) and assumptions indicated in the most recent applicable actuarial valuation reports.

       (e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and
(ii) to the Knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively), except, in each case of clauses (i) and (ii) above, any items that would not be reasonably likely to have, individually or in the aggregate, when combined with other items of adverse effect under this
Section 4.12, a Company Material Adverse Effect.

       (f) Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course or otherwise reserved on the Company Balance Sheet) are pending or threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), except, in each case of clauses (i) and (iv) above, any items that would not be reasonably likely to have individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

       (g) Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s), including but not limited to the termination of a Company Employee's employment), could reasonably be expected to result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee. Except as set forth in
Section 4.12(g) of the Company Disclosure Schedule, the Company's ability to deduct the payments, rights or benefits set forth in Section 4.12(g) of the Company Disclosure Schedule is not limited by Section 280G of the Code.

       (h) There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that materially would increase the expense of maintaining such Company Plan above the level of the expense provided for in the 2003 Budget.

       (i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 4.12(i) of the Company Disclosure Schedule, "FOREIGN BENEFIT PLANS").

       (j) Except as would not individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, be reasonably likely to have a Company Material Adverse Effect, all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality. No material liability or obligation of the Company or its Subsidiaries exists with respect to any Foreign Benefit Plan, except as set forth in the Most Recent Company Financial Statements. Except as set forth in
Section 4.12(j) of the Company Disclosure Schedule, the assets of each Foreign Benefit Plan that is required to be funded under applicable Law are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Foreign Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods (as applicable) and assumptions indicated in the most recent applicable actuarial valuation reports.

     4.13. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

       (a) Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material violation of, or has violated in any material respects, the Foreign Corrupt Practices Act of 1977, as amended.

       (b) The Company and each of its Subsidiaries has all permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, "PERMITS") with and under all Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have the Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.14. TITLE TO ASSETS. The Company and each of its Subsidiaries has good title to, or valid leasehold interests in, all their respective assets, except for those which are no longer used or useful in the conduct of their businesses or where the absence thereof would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of these assets, other than assets in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for (a) Permitted Liens and (b) Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.15. INTELLECTUAL PROPERTY. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns or has a valid license or other right to use each trademark, service mark, trade name, domain name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right necessary to carry on the business of the Company and each of its Subsidiaries, taken as a whole, as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY"). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of infringement of or challenge to, and there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

   4.16. TRANSACTION FEES; OPINIONS OF FINANCIAL ADVISOR.

       (a) Except for (i) Bear, Stearns & Co. Inc. ("BEAR STEARNS") and (ii) non-Affiliates of the Company in connection with Real Estate Asset Sales, if any, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement. The fees and expenses of Bear Stearns and third parties in connection with Real Estate Asset Sales, if any, will be borne by the Company. The Company has heretofore furnished to the Acquiror complete and correct copies of all agreements between the Company or its Subsidiaries and Bear Stearns pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

       (b) The Board of Directors of the Company and the Special Committee have received the opinion of Bear Stearns, dated as of February 17, 2003, to the effect that, as of such date, and subject to the qualifications stated therein, the Merger Consideration is fair to the holders of Company Shares from a financial point of view.

     4.17. LABOR MATTERS.

       (a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule or as otherwise required by Law, each current Company Employee is an "at will" employee (whose employment may be terminated at any time by the Company or such employee can be terminated for less than $100,000). Except as otherwise required by Law, each of the real estate brokers of the Company and its Subsidiaries ("COMPANY INDEPENDENT CONTRACTORS") may be terminated on no more than 30 days' notice or can be terminated for less than $100,000. The Company and its Subsidiaries are and have always been in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours, and any other Law applicable to any of the Company Employees, Company Independent Contractors, or other persons providing services to the Company or any of its Subsidiaries, except such failures to comply that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to Company Employees, and none of the Company and its Subsidiaries is or has been liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing in any material respect, except for such failures that would not be reasonably likely to have, a Company Material Adverse Effect. None of the Company and its Subsidiaries is or has been liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except such liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

       (b) There are no pending claims against the Company or any of its Subsidiaries under any Company Plan or under workers' compensation plan or policy or for long-term disability (other than regular claims for benefits in accordance with the terms of such Company Plans and policies) except such claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

       (c) The Company and its Subsidiaries are in compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such persons for purposes of participation in the Company Plans, except in the case that non-compliance would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

       (d) To the Company's Knowledge, the Company and its Subsidiaries have provided or made available to Parent copies of all written employment, consulting, change of control, severance agreements or arrangements which have been entered into between the Company and any of its Subsidiaries, on the one hand, and any current Company Employee or current Company Independent Contractor on the other hand, including any amendments thereto; provided, however, that any such arrangement providing for compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum has not been provided or made available to Parent. To the Company's Knowledge, the Company and its Subsidiaries have provided or made available to Parent copies of any agreements or arrangements (including any amendments thereto) with former Company Employees or former Company Independent Contractors if such agreements or arrangements result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment as a result of the transactions contemplated hereby; provided, however, that any such arrangement providing for compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum has not been provided or made available to Parent. Other than as expressly set forth in the documents provided to Parent pursuant to the preceding two sentences or as otherwise provided for in the 2003 Budget, there have been no changes to the remuneration or benefits of any kind payable or due to any such Company Employee or such Company Independent Contractor.

       (e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, contract, or other agreement or understanding with a labor union that is applicable to Persons employed by the Company or its Subsidiaries. Other than as a result of the public announcement of discussions regarding the transactions contemplated by this Agreement, there are no strikes, slowdowns, work stoppages, lockouts or other material labor controversies pending or, to the Knowledge of the Company, threatened by or between the Company or any of its Subsidiaries and any of their respective Company Employees.

     4.18. MATERIAL CONTRACTS.

       (a) Section 4.18(a) of the Company Disclosure Schedule sets forth the following contracts, undertakings, commitments, licenses or agreements, written or verbal, to which the Company or any of its Subsidiaries is a party or which are applicable to any of their respective assets or properties, in each case as of the date of the Original Agreement (true and complete copies (or written summaries, if verbal) of which have been made available to Parent prior to such date) (each a "MATERIAL CONTRACT"):

          (i) contracts requiring annual expenditures by or liabilities of any party thereto in excess of $100,000 which have a remaining term in excess of ninety (90) days and are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

          (ii) contracts containing covenants limiting the ability of the Company or any of its Subsidiaries or other Affiliates of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any person, in any market or line of business, or operate at any geographic location or solicit the employment of any Person or hire any Person in any market or line of business or in any geographic location;

          (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any of its Subsidiaries is held in escrow or its use by the Company and its Subsidiaries is otherwise restricted;

          (iv) all contracts pursuant to which any material property or assets of the Company or any of its Subsidiaries is, or may become subject to, a Lien (other than Permitted Liens);

          (v) joint venture, alliance, affiliation or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any of its Significant Subsidiaries or receive referrals of business from, or provide referrals of business to, the Company or any of its Significant Subsidiaries;

          (vi) contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person, including, without limitation, contracts for any such completed acquisitions or sales pursuant to which an

       "earn out" or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations, in each case excluding any such contract entered into prior to January 1, 2000 and with respect to which there are no remaining obligations on the party of any party (including, without limitation, any indemnification obligations);

          (vii) contracts under which the Company or any of its Subsidiaries has granted any exclusive rights;

          (viii) any interest rate or currency swaps, caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts;

          (ix) all licenses, sublicenses, consent, royalty or other agreements with any Third Party concerning the trademarks and trade names of the Company and its Subsidiaries;

          (x) contracts with, or commitments to, Affiliates of the Company that are set forth in Section 4.22 of the Company Disclosure Schedule; and

          (xi) contracts with "change of control" or similar provisions which would be triggered by the Merger or the other transactions contemplated hereunder.

       (b) Neither the Company nor any of its Subsidiaries is, or has received any notice that any other party is, in breach, default or violation or is unable to perform in any respect (each a "DEFAULT") under any Material Contract (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on
Section 4.18(b) of the Company Disclosure Schedule, no Claims for indemnification under any purchase or sale agreement has been made by or against the Company or any of its Subsidiaries since January 1, 2000 and there are no such Claims outstanding or, to the Knowledge of the Company, threatened, except for any Claims first asserted after the date of the Original Agreement that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.19. REAL ESTATE.

       (a) Section 4.19(a) of the Company Disclosure Schedule contains a true and complete list of all of the leases, licenses, tenancies, subleases and all other occupancy agreements in which the Company, any of its Significant Subsidiaries or, if party to or otherwise bound by such an agreement that requires payment of at least $100,000 per year, any of its other Subsidiaries, is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the "LEASED PROPERTY"), together with all amendments and modifications thereto (the "LEASES"). The Leased Property is the only real property and interests in real property leased by the Company or any of such Subsidiaries that is used primarily in their businesses. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company (or its applicable Subsidiary) has good and valid title to the leasehold estate in all the Leased Property, free and clear of any Liens (other than Permitted Liens), (ii) the Leases are in full force and effect, (iii) neither the Company (or its applicable Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company (or such Subsidiary) under the Leases, (iv) the Company (or its applicable Subsidiary) has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Property, and (v) the Company (or its applicable Subsidiary) enjoys peaceful and undisturbed possession under the Leases.

       (b) Section 4.19(b) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Significant Subsidiaries (other than the Real Estate

Investment Entities) (the "OWNED REAL PROPERTY") as of the date of the Original Agreement, including the address, and a description suitable to identify the property. The Owned Real Property is the only real property and interests in real property owned by the Company or any of its Significant Subsidiaries that is used primarily in their businesses. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) there are no proceedings in eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company, threatened, relating to or affecting any portion of the Owned Real Property, (ii) the current use of the Owned Real Property does not violate any instrument of record or agreement affecting such Real Property, (iii) there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Owned Real Property that affect such Owned Real Property or the use or occupancy thereof, (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, (v) there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein, (vi) except under a lease or agreement, there are no parties (other than the Company or any of its Significant Subsidiary) in possession of any Owned Real Property and (vii) the Company (or its applicable Significant Subsidiary) has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Owned Real Property. The Leased Property and the Owned Real Property constitute all real property necessary to operate the businesses of the Company and its Significant Subsidiaries as presently conducted.

     4.20. ENVIRONMENTAL. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries complies, and complied at all prior times, with all applicable Environmental Laws, and possess and comply with, and possessed and complied with at all prior times, all applicable Environmental Permits required under such Environmental Laws; (ii) there are no Materials of Environmental Concern or conditions in violation of Environmental Laws at or relating to any Leased Property or Owned Real Property or other facility currently or previously owned, leased, managed or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received a Claim or, to the Knowledge of the Company, is there any threatened Claim or any written notification alleging that it is liable under any Environmental Law, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) none of the Company and its Subsidiaries has assumed any liability under any Environmental Law by contract or, to the Knowledge of the Company, by operation of Law.

     4.21. INSURANCE. The Company maintains insurance coverage in such amounts and covering such risks as is generally in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and its Subsidiaries, and has made available to Acquiror true and correct copies of all insurance policies involving general errors and omissions, directors and officers coverage or environmental liabilities of the Company or any of its Subsidiaries in effect on the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of such insurance as to which coverage has been questioned, denied or disputed by the underwriters of such insurance. All premiums payable prior to the date of this Agreement under all such insurance have been paid and the Company and each of its Subsidiaries is in all material respects in compliance with the terms of such insurance.

     4.22. AFFILIATE TRANSACTIONS. Except (i) as expressly disclosed in the Company SEC Documents, (ii) for any expense reimbursements and advances in the ordinary course of business consistent with past practice, (iii) for any Participation Interests identified in the Summary of Grants, (iv) for any employment or consulting agreement identified in the Company Disclosure Schedule, (v) for any benefits pursuant to a Company Plan, (vi) for transactions with any non-employee member of the Company's Board of Directors or his or her Affiliates in the ordinary course of business consistent with past practice, (vii) for the Island Purchase Agreement and the transactions contemplated thereby, or (viii) for any other contract, commitment, agreement, arrangement or other transaction identified in the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions with more than $100,000 of obligations, commitments or payments remaining as of the date hereof between the Company or any Company Subsidiary, on the one hand, and any (x) officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (y) record or beneficial owner of five percent or more of any class or series of voting securities of the Company or (z) Affiliate of any such officer, director, family member or beneficial owner, on the other hand.

     4.23. REQUIRED VOTE; BOARD APPROVAL; STATE TAKEOVER STATUTES.

       (a) The only vote required of the holders of any class or series of the Company's Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby is the approval of a majority of the outstanding Company Shares (the "COMPANY STOCKHOLDER APPROVAL"). For the avoidance of doubt and without limiting the generality of the foregoing, no vote of the holders of any other class or series of the Company's Equity Interests is required under Article EIGHTH of the Company Charter to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby.

       (b) On or prior to the date hereof, the Company's Board of Directors and the Special Committee have (i) determined that this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Company and the Company Stockholders,
(ii) approved this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend to the Company Stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof. Such approvals by the Company's Board of Directors and the Special Committee are sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger and any of such other transactions contemplated hereby or thereby, the restrictions on "business combinations" set forth in Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby and no provision of the Company Charter or the Company's by-laws or similar governing or organizational instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent, as a result of the Merger or otherwise.

     4.24. INFORMATION TO BE SUPPLIED. The Proxy Statement will not contain, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Holding or its Affiliates in writing specifically for inclusion or incorporation by reference therein.

     4.25. NO KNOWLEDGE OF BREACH. The Company has no Knowledge as of the date hereof (and without giving effect to Section 6.5) of any breaches of the representations or warranties contained in Article 5 hereof such that the condition in Section 9.2(a)(ii) would not be satisfied.

     4.26. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                         HOLDING, PARENT AND ACQUIROR

     Except as disclosed in the Holding, Parent and Acquiror Disclosure Schedule, Holding, Parent and Acquiror, jointly and severally, represent and warrant to the Company that:

     5.1. CORPORATE EXISTENCE AND POWER. Each of Holding, Parent and Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. Each of Holding, Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Holding, Parent and Acquiror of this Agreement and the consummation by each of Holding, Parent and Acquiror of the Merger and the other transactions contemplated hereby are within the corporate powers of each of Holding, Parent and Acquiror and have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Holding, Parent or Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holding, Parent and Acquiror and assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Holding, Parent and Acquiror, enforceable in accordance with its terms.

     5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Holding, Parent and Acquiror of this Agreement and the consummation by Holding, Parent and Acquiror of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity by Holding, Parent or Acquiror other than (a) those set forth in clauses (a) through (d) of Section 4.3 and (b) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not prevent or materially impair the ability of Holding, Parent or Acquiror to consummate the Merger or the other transactions contemplated by this Agreement.

     5.4. NON-CONTRAVENTION. The execution, delivery and performance by Holding, Parent and Acquiror of this Agreement and the consummation by Holding, Parent and Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of any of Holding, Parent or Acquiror, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with, or constitute a violation of, any provision of Law, binding upon or applicable to any of Holding, Parent and Acquiror or by which any of their respective properties or assets is bound or affected, (c) constitute a breach or default under (or an event that with notice or lapse of time or both could reasonably become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, joint venture, limited liability or partnership agreement or other instrument binding upon, any of Holding, Parent or Acquiror or their respective properties or assets, or (d) result in the creation or imposition of any Lien (except as contemplated by the Commitment Letter) on any asset of any of Holding, Parent or Acquiror other than, in the case of clauses (b), (c) and (d) taken together, any such items that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.5. PARENT SEC DOCUMENTS.

       (a) Parent and Holding have filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since July 20, 2001.

       (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

       (c) No Parent SEC Document filed since July 20, 2001 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document, as amended or supplemented, if applicable, filed since July 20, 2001 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

       (d) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Holding included in the Parent SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of Holding, Parent and their consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

       (e) Section 5.5 of the Holding, Parent and Acquiror Disclosure Schedule sets forth the unaudited consolidated balance sheet and statement of operations of Holding and its Subsidiaries as of and for the 3-month period ended December 31, 2002 (the "MOST RECENT HOLDING FINANCIAL STATEMENTS"). The financial information included in the Most Recent Holding Financial Statements has been prepared in accordance with GAAP.

     5.6. [RESERVED].

     5.7. FINANCING.

       (a) Holding and Parent have entered into an Amendment Agreement, dated as of May 22, 2003 (the "CREDIT AGREEMENT AMENDMENT"), with respect to the Parent Credit Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the Parent Credit Agreement will be amended and restated (the "AMENDED AND RESTATED CREDIT AGREEMENT") and Parent will be permitted to incur at least $75,000,000 of additional borrowings under the Amended and Restated Credit Agreement (the "CREDIT AGREEMENT FINANCING"). Holding, Parent and CBRE Escrow, Inc. ("ESCROW SUB") have entered into a purchase agreement, dated as of May 8, 2003 (the "SENIOR NOTES PURCHASE AGREEMENT") with a group of initial purchasers, pursuant to which Escrow Sub issued and sold, and such initial purchasers purchased, $200,000,000 aggregate principal amount of 9 3/4% Senior Notes due May 15, 2010 of Escrow Sub (the "SENIOR NOTES"), subject to the terms and conditions set forth in the Senior Notes Purchase Agreement (the "SENIOR NOTES FINANCING," and together with the Credit Agreement Financing, the "FINANCING"). The proceeds of the sale have been placed in escrow pursuant to the terms of an Escrow Agreement, dated as of May 22, 2003 (the "ESCROW AGREEMENT"), among Escrow Sub, Parent and U.S. Bank National Association, as escrow agent. A true and complete copy of each of the Credit Agreement Amendment, the Senior Notes Purchase Agreement and the Escrow Agreement has been previously provided to the Company. Holding, Parent and Escrow Sub, as applicable, have fully paid any and all commitment fees or other fees required by the Credit Agreement Amendment and the Senior Notes Purchase Agreement to be paid as of the date hereof (and will duly pay any such fees that become due after the date hereof). Each of the Credit Agreement Amendment, the Purchase Agreement and the Escrow Agreement is valid and in full force and effect, does not contain any material misrepresentation by Holding, Parent or Escrow Sub, as applicable (other than those resulting from inaccurate information provided by the Company), and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach thereunder on the part of Holding, Parent or Escrow Sub. It is the good faith belief of Holding, Parent and Acquiror that the Financing will be obtained.

       (b) Parent has entered into a subscription agreement dated as of February 17, 2003 (the "ORIGINAL SUBSCRIPTION AGREEMENT") and an amendment to the Original Subscription Agreement dated as of the date hereof (collectively with the Original Subscription Agreement, the "AMENDED SUBSCRIPTION

AGREEMENT") and a commitment letter dated as of the date hereof (the "BLUM STRATEGIC COMMITMENT LETTER"), which replaces a commitment letter previously entered into by such parties as of February 17, 2003 (the "OLD BLUM STRATEGIC COMMITMENT LETTER"), in each case with certain existing stockholders of Parent named therein (including Affiliates of Blum Capital Partners, L.P.), pursuant to which such stockholders (or their assignees or designees) have committed, subject to the terms and conditions set forth therein, to provide to Parent not less than $100 million and up to $145 million of financing to complete the transactions contemplated hereby and satisfy the financing conditions set forth in clauses (a) and (d) of the section of Exhibit A of the Amended Commitment Letter titled "Acquisition" (collectively, the "ADDITIONAL FINANCING"). A true and complete copy of each of the Amended Subscription Agreement and the Blum Strategic Commitment Letter has been previously provided to the Company. Each of the Amended Subscription Agreement and the Blum Strategic Commitment Letter is valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach thereunder on the part of Holding, Parent or Acquiror. It is the good faith belief of Holding, Parent and Acquiror that the Additional Financing will be obtained.

       (c) As of the date of the Original Agreement, there were no outstanding Revolving Loans (as defined in the Parent Credit Agreement) and approximately $1.3 million of L/C Exposure (as defined in the Parent Credit Agreement) under the Parent Credit Agreement.

       (d) Assuming that the information provided by the Company to Parent in writing (including in electronic format) with respect to the Company's and its Subsidiaries' historical costs is true and correct in all respects material to this representation and warranty and was derived from the books and records of the Company and its Subsidiaries, the aggregate annualized cost savings relating to ongoing operations of the Company and its Subsidiaries and Parent and its Subsidiaries after giving effect to the Merger (as such amount is calculated for purposes of the definition of "Consolidated EBITDA" in the Amended and Restated Credit Agreement) would equal at least the amount set forth in Section 5.7 of the Holding, Parent and Acquiror Disclosure Schedule.

     5.8. INFORMATION TO BE SUPPLIED. The information supplied or to be supplied by Holding, Parent and Acquiror in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Stockholder Meeting (if any), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Holding, Parent nor Acquiror makes any representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.9. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Holding, Parent and Acquiror do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Holding, Parent or Acquiror to make any representation or warranty relating to Holding, Parent or Acquiror or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Holding, Parent or Acquiror.

     5.10. NO KNOWLEDGE OF BREACH. Each of the Persons set forth on Section
5.10 of the Parent Disclosure Schedule has reviewed Article 4 of this Agreement and the Company Disclosure Schedules (as delivered on the date hereof and without giving effect to Section 6.5) and, based on such review, has no actual knowledge as of the date hereof of any breaches of the representations or warranties contained therein such that the condition in Section 9.3(a)(ii) would not be satisfied.

                                   ARTICLE 6

                           COVENANTS OF THE COMPANY

     The Company agrees as set forth below.

     6.1. COMPANY INTERIM OPERATIONS. Except as set forth in the Company Disclosure Schedule, as expressly contemplated by the Island Purchase Agreement or as otherwise expressly contemplated hereby, without the prior written consent of Acquiror, from the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall, subject to the other limitations set forth in this Section 6.1, use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Permits that are required for the Company or such Company Subsidiary to carry on its business, (iii) keep available the services of its present key officers, employees and independent contractors, and (iv) preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Acquiror (such consent not to be unreasonably withheld with respect to the immediately following clauses (e),
(g), (i), (k) and (n)), the Company shall not, nor shall it permit any Company Subsidiary, directly or indirectly, to:

       (a) amend the Company Charter, the Company's by-laws or any Company Subsidiary's certificate of incorporation or by-laws (or equivalent organizational or governing documents);

       (b)(i) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary or by the Company to holders of Company Preferred Shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (iii) except with respect to any repurchases entirely for cash of the Company Series A Preferred Shares and Company Series B Preferred Shares for an amount per share that is less than or equal to the Series A Preferred Merger Consideration or the Series B Preferred Merger Consideration, respectively, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

       (c) issue, deliver, sell, exchange, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, any Equity Interests in the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests in the Company or any Company Subsidiary, other than the issuance of Company Shares or, in the case of clause
(iv) only, Equity Interests in any Company Subsidiary pursuant to (i) the exercise of Company Options granted prior to the date hereof, (ii) the exercise of Company Warrants and TOPR Warrants issued prior to the date hereof, (iii) the conversion of, or as a dividend on (if the payment of a dividend in cash would breach or violate the provisions of the Senior Credit Agreement), Company Preferred Shares issued prior to the date hereof (but not the exchange of such Company Preferred Shares pursuant to the Exchange Agreement), (iv) issuance of Company Shares in connection with the vesting of Restricted Shares and (v) issuance of Company Shares under the Company Purchase Plan;

       (d) acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions (i) any Person, any Equity Interests or other securities in any Person, any division or business of any Person or all or substantially all of the assets of any Person or (ii) any interest or investment in real property (except to the extent (A) otherwise obligated pursuant to any binding agreement as of the date hereof, a copy of which has previously been made available to Parent or (B) solely among or between the Company and its Subsidiaries);

       (e) sell, lease, encumber or otherwise dispose of any assets, other than
(i) sales in the ordinary course of business consistent with past practice,
(ii) obsolete equipment and property no longer used in the operation of the Company's business, and (iii) assets which do not have a value of more than $100,000 individually or $500,000 in the aggregate;

       (f) (i) (A) incur any indebtedness for borrowed money, except borrowings under the terms of the Senior Credit Agreement, the U.K. Overdraft Facility or, solely to the extent borrowings are then not available under the Senior Credit Agreement, the Senior Subordinated Credit Agreement, in each case to fund working capital in the ordinary course consistent with past practice (provided that no such indebtedness may be incurred with respect to the matters identified as "Prohibited Borrowings" in Section 6.1(f) of the Company Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Company Subsidiary and other than advancements to brokers and other commission based Company Employees or Company Independent Contractors in the ordinary course of business consistent with past practice, (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company or any Company Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (E) except as set forth in Section 6.1(f)(i)(E) of the Company Disclosure Schedule, enter into any new recourse commitments with respect to the financing of any of the Real Estate Investment Assets, or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this
Section 6.1(f);

       (g) except with the prior written consent of Parent (which will not be unreasonably withheld or delayed) or with respect to Material Contracts that relate solely to capital expenditures that are permitted by Section 6.1(i) hereto, (i) enter into any contract, agreement or arrangement that if entered into prior to the date hereof would be a Material Contract (except for all revenue producing contracts that would otherwise be included within clause (i) of the definition of Material Contracts and would not otherwise fall within any of clauses (ii) through (xi) of the definition of Material Contracts), (ii) amend or modify in any material respect or terminate any Material Contract (except for all revenue producing contracts that would otherwise be included within clause (i) of the definition of Material Contracts and would not otherwise fall within any of clauses (ii) through (xi) of the definition of Material Contracts) or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

       (h) except as required by applicable Law or the terms of any employment agreement or Company Plan existing as of the date of this Agreement, (i) unless provided for in the 2003 Budget, increase the compensation (including, without limitation, commission rates) or benefits of any present or former director, officer or employee of the Company or any Company Subsidiaries, (ii) pay a bonus, whether accrued or unaccrued, to any present or former director, officer or employee of the Company or any Company Subsidiaries, (iii) grant, or alter the terms of, any severance or termination pay or benefits to any present or former director, officer or employee of the Company or its Subsidiaries, (iv) loan or advance any money or other property to any present or former director, officer or employee of the Company or any Company Subsidiaries, other than advancements to brokers and other commission based Company Employees or Company Independent Contractors in the ordinary course of business consistent with past practice, (v) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (vi) grant any equity or equity-based awards, other than in the ordinary course consistent with past practice, (vii) enter into any employment, consulting, independent contractor or similar agreement, or amend, supplement or modify the terms of any such existing agreements, (viii) hire, or offer to hire, any new employee or enter into any new independent contractor relationship, or agree to enter into any new independent contractor relationship (except (A) to replace employees or independent contractors departing after the date hereof or that have departed prior to the date hereof but have not yet been replaced, provided that the compensation and benefits offered to such replacement do not materially exceed that of the replaced employee or independent contractor, (B) for new employees who have aggregate pre-tax compensation (including bonuses and commissions of no greater than $200,000 per year, (C) with respect to offers of employment that are outstanding as of the date hereof, (D) for ordinary course hiring of brokers consistent with past practice in connection with the residential brokerage business of the Company and its Subsidiaries or (E) employees assigned to properties managed by the Company or any of its Subsidiaries for which the compensation and benefits of such employees are fully reimbursed to the Company and its Subsidiaries) or (ix) terminate any employee or independent contractor of the Company or its Subsidiaries other than in writing;

       (i) except (x) as set forth on the 2003 Budget set forth in Section 6.1(i) of the Company Disclosure Schedule (the "2003 BUDGET") and (y) for authorization of ordinary course capital expenditures by Real Estate Investment Entities (other than with respect to the matters identified as "Prohibited Expenditures" in Section 6.1(f) of the Company Disclosure Schedule), authorize or make any single capital expenditure in excess of $50,000 or aggregate capital expenditures of the Company and the Company Subsidiaries, taken together, in excess of $250,000;

       (j) change the Company's methods of accounting in effect at December 31, 2001, except as required by changes in GAAP or by Regulation S-X of the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof, as concurred in by its independent public accountants;

       (k)(i) except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries) with respect to a Claim that is being settled by such insurance company, settle, pay, compromise or discharge any Claim that is in excess of $250,000 or is otherwise material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or
(ii) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement, the Asset Agreements, the Voting Agreements, the Confidentiality Agreement and the No-Raid Agreement;

       (l) other than in the ordinary course of business consistent with past practice, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

        (m) open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

       (n) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries;

       (o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

       (p) willfully take any action that would result in a material breach of any provision of this Agreement or the inability of the Company to satisfy the conditions precedent set forth in Section 9.3(a) hereto;

       (q) except for (i) expense reimbursements and advances in the ordinary course of business consistent with past practice, (ii) revenue producing agreements entered into with Real Estate Investment Entities in the ordinary course of business consistent with past practice having terms consistent with past practice and (iii) transactions with any non-employee member of the Company's Board of Directors or his or her Affiliates in the ordinary course of business consistent with past practice, enter into any contract, commitment or agreement with any Affiliate of the Company or its Subsidiaries or any of their immediate family members (including their spouses);

       (r) except as specifically contemplated by this Agreement and the Company Disclosure Schedules (without giving effect to Section 6.5), enter into any agreement not in existence as of the date hereof that would provide for the making of any payment or result in any adverse change in rights or obligations of the Company and its Subsidiaries as a result of the Merger, the Financing or the Additional Financing; and

       (s) authorize, agree or commit, verbally or in writing, to do any of the foregoing.

provided, however that the conduct of business by each of Insignia Opportunity Trust and Insignia Opportunity Partners (collectively, "IOP") and Insignia Opportunity Partners II, L.P. ("IOP II") shall not be subject to the foregoing clauses (a) through (s) to the extent such conduct is in the ordinary course of business consistent with past practice; provided, further that the conduct of business of Octane Ventures, LLC shall not be subject to the foregoing clauses
(a) through (s).

     6.2. STOCKHOLDER MEETING. Subject to Section 6.3 hereto, the Company shall cause a meeting of its Stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.3 hereto, the Company's Board of Directors and the Special Committee shall recommend approval and adoption by the Company Stockholders of this Agreement and the transactions contemplated hereby, including the Merger (the "COMPANY RECOMMENDATION"), and the Company shall take all other reasonable lawful action to solicit and secure the Company Stockholder Approval. Subject to Section 6.3 hereto, the Company Recommendation, together with a copy of the opinion referred to in Section 4.16(b), shall be included in the Proxy Statement. Parent and Acquiror or their agents shall have the right to solicit from the Company Stockholders proxies in favor of adoption of this Agreement and the transactions contemplated hereby.

     6.3. ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

       (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate or otherwise knowingly encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of the Company's equity securities to the extent such waiver or release would permit the other party or parties to such agreement to actually acquire such securities or approve any matter for purposes of Section 203 of the DGCL with respect to any Third Party (for the avoidance of doubt, a waiver or release under such agreement that solely permits a proposal or offer, including, without limitation, an Acquisition Proposal, would not violate this clause
(iii)) or (iv) enter into any agreement with respect to any Acquisition Proposal; provided, however, that if the Company receives an unsolicited Acquisition Proposal from a Third Party that the Company's Board of Directors or the Special Committee determines in good faith is or could reasonably be expected to lead to the delivery of a Superior Proposal from that Third Party, the Company may, subject to compliance with all the other provisions of this
Section 6.3, furnish information to and engage in discussions and negotiations with such Third Party with respect to its Acquisition Proposal ("PERMITTED ACTIONS") if and only to the extent that, the Board of Directors or the Special Committee, by majority vote, concludes in good faith, after consultation with outside financial advisors and legal advisors, that, as a result of such Acquisition Proposal, such Permitted Action is necessary for the Board of Directors or the Special Committee to act in a manner consistent with their respective fiduciary duties under applicable Law. The Board of Directors of the Company or the Special Committee shall provide Acquiror with prompt notice (but in no event later than the next day) of its engaging in any Permitted Actions.

       (b) Except as permitted by this Section 6.3(b), neither the Board of Directors of the Company nor the Special Committee or any other committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Acquiror, the Company Recommendation (it being understood and agreed that a communication by the Board of Directors of the Company to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the Company Stockholders in connection with the making or amendment of a tender offer or exchange offer by any Person other than the Company or any Company Subsidiary, shall not be deemed to constitute a withdrawal, modification, amendment, condition or qualification of the Company Recommendation for purposes of this Section 6.3). Notwithstanding the foregoing, the Board of Directors of the Company or the Special Committee may withdraw or modify the Company Recommendation in a manner adverse to Acquiror if (i) the Company has complied in all material respects with this Section 6.3, (ii) the Company shall have notified Parent at least two Business Days in advance of its intention to effect such withdrawal or modification of the Company Recommendation and (iii) the Board of Directors or the Special Committee, by majority vote, concludes in good faith, after consultation with outside financial advisors and legal advisors, that such withdrawal or modification is necessary for the Board of Directors or the Special Committee to act in a manner consistent with their respective fiduciary duties under applicable Law.

       (c) Unless the Company's Board of Directors or the Special Committee has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with this Section 6.3, neither the Company's Board of Directors nor the Special Committee or any other committee thereof shall recommend any Acquisition Proposal to the Company Stockholders. Nothing contained in this Section 6.3 or elsewhere in this Agreement shall (i) prevent the Company's Board of Directors or the Special Committee from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Law or (ii) prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal to the extent such information, facts, identity or terms are required to be disclosed under applicable Law.

       (d) Notwithstanding anything in this Section 6.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company or the Special Committee may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this Section 6.3, cause the Company to terminate this Agreement pursuant to Section 10.1(c)(ii) and concurrently enter into an agreement regarding such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(c)(ii), and any purported termination pursuant to Section 10.1(c)(ii) shall be void and of no force or effect (and the Company may not enter into such agreement regarding such Superior Proposal), unless the Company shall have complied in all material respects with all the provisions of this Section 6.3, including the notification provisions in this Section 6.3, and with all applicable requirements of Sections 10.2(b) (including the payment of the Termination Fee (as defined in Section 10.2(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii) until after the second Business Day following Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") from the Company advising Parent that the Board of Directors of the Company or the Special Committee has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company or the Special Committee intends to exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a "MODIFIED SUPERIOR PROPOSAL") shall require a new Notice of Superior Proposal and a new two Business Day period with respect to such Modified Superior Proposal).

       (e) The Company shall notify Acquiror promptly (but in no event later than the next Business Day) after receipt by the Company of any Acquisition Proposal or any request for information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary or any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors or the Special Committee of the Company or such Company Subsidiary that it is considering making, an Acquisition Proposal; provided, however, that prior to participating in any discussions or negotiations or furnishing any such information, the Company shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to the Company than the

Confidentiality Agreement, dated as of October 14, 2002 (the "CONFIDENTIALITY AGREEMENT"), between Holding and the Company. The notice shall indicate the material terms and conditions of the proposal or request and the identity of the Person making it, and the Company will promptly notify Acquiror of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment. The Company shall keep Acquiror informed, on a reasonably current basis, of the status of any negotiations, discussions and documents with respect to such Acquisition Proposal or request.

       (f) The Company shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing and shall request any such parties in possession of confidential information about the Company or any Company Subsidiary that was furnished by or on behalf of the Company or any such Subsidiary to return or destroy all such information in the possession of any such party or the agent or advisor of any such party.

       (g) For the avoidance of doubt, the Company's rights and obligations under this Section 6.3 shall not be affected by the provisions of the Island Purchase Agreement.

     6.4. FRENCH WARRANTS. The Company shall, or shall cause its Subsidiaries to, exercise any call rights or other rights the Company or such Subsidiaries have to purchase or acquire the outstanding Warrants (solely for purposes of this Section 6.4, as defined in the Share Purchase Agreement, dated November 30, 2001, among the Company, Insignia France SARL, Jean Claude Bourdais and the other parties thereto) for cash or, solely to the extent payment in cash would breach or violate the provisions of the Senior Credit Agreement, Company Shares.

     6.5. SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE. Subject to the provisions of the following sentence, the Company shall have the right to make additions (each such addition, a "SUPPLEMENTAL EXCEPTION") to the Company Disclosure Schedule by delivering a single supplement thereto (the "SUPPLEMENTAL DISCLOSURE SCHEDULE"), which Supplemental Disclosure Schedule must be delivered to Parent no later than eleven (11) Business Days after the date of the Original Agreement and may contain Supplemental Exceptions solely with respect to the following provisions of Article 4 (it being understood that any disclosure provided in the Supplemental Disclosure Schedule will be deemed to apply solely to the following Sections of Article 4 (and not any other Sections of Article 4) notwithstanding anything to the contrary in the Company Disclosure Schedule or the Supplemental Disclosure Schedule): the second sentence of Section 4.1, Section 4.4(b), Section 4.4(c), Section 4.6(a),
Section 4.6(c), Section 4.7(f), Section 4.9, Section 4.11, Section 4.12 (excluding the last sentence of Section 4.12(g)), Section 4.13, Section 4.14,
Section 4.15, Section 4.17, Section 4.18 (excluding the last sentence of
Section 4.18 (b)), Section 4.19, Section 4.20, Section 4.21 and Section 4.22. With respect to the Supplemental Disclosure Schedule, (i) each Supplemental Exception included in the Supplemental Disclosure Schedule must be a fact, event, circumstance or other matter that existed as of the date hereof, and the Supplemental Disclosure Schedule cannot include any facts, events, circumstances or other matters arising only after the date of this Agreement,
(ii) each Supplemental Exception can refer only to specific facts, events, circumstances or other matters (e.g. identification of a contract by date and names of the parties thereto), and the Supplemental Disclosure Schedule cannot include general statements or exceptions (e.g. references to general categories of contracts), (iii) the Supplemental Disclosure Schedule cannot include any agreement, contract or transaction to which any Person named in the definition of "Knowledge" is a party and (iv) each Supplemental Disclosure must contain only such information as the Company in good faith believes is required to be included on the Company Disclosure Schedule. Copies of all documents referred to in any Supplemental Disclosure Schedule must be made available to Parent on or prior to the date of delivery of such Supplemental Disclosure Schedule. In addition, the Company agrees to deliver promptly (but in no event later than two Business Days after a request by Parent) to Parent all information reasonably requested by Parent relating to any Supplemental Exceptions disclosed in the Supplemental Disclosure Schedule. In the event the Supplemental Exceptions included in the Supplemental Disclosure Schedule could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, then Parent shall have the right to terminate this Agreement no later than five (5)

Business Days after receipt of the Supplemental Disclosure Schedule, or, if later, two (2) Business Days after receipt by Parent of the documents and information referred to in the two immediately preceding sentences but in no event later than ten (10) Business Days after delivery of the Supplemental Disclosure Schedule. All Supplemental Exceptions included in the Supplemental Disclosure Schedule in accordance with this Section 6.5 will be deemed to have been included in the Company Disclosure Schedule from and after the date of this Agreement.

     6.6. PRE-CLOSING TERMINATIONS. No later than 30 days prior to the Closing Date Parent will deliver to the Company a list of all employees and independent contractors that Parent wishes to have terminated prior to the Closing (the "SECTION 6.6 LIST"). After the satisfaction or waiver of all conditions precedent set forth in Article 9 but prior to the Closing, subject to compliance with applicable Law, the Company shall, and shall cause all of its Subsidiaries to, terminate (effective prior to the Closing) the employment or independent contractor relations, as applicable, of all employees and independent contractors listed on the Section 6.6 List.

                                   ARTICLE 7

                   COVENANTS OF HOLDING, PARENT AND ACQUIROR

   Each of Holding, Parent and Acquiror agrees as set forth below.

     7.1. DIRECTOR AND OFFICER LIABILITY.

       (a) Holding, Parent, Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt on or prior to the Effective Time, in its certificate of incorporation and by-laws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company's certificate of incorporation and by-laws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years and one (1) month after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Company Subsidiary or are otherwise entitled to the benefit of such provisions, unless such modification is required after the Effective Time by applicable Law.

       (b) To the fullest extent permitted under applicable Law, commencing at the Effective Time and continuing for six (6) years (or for such longer period provided for in any applicable statute of limitations) and one (1) month thereafter, Parent or the Surviving Corporation shall, and if Parent and the Surviving Corporation do not promptly do so, Holding shall, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company and each Company Subsidiary and their respective estates, heirs, personal representatives, successors and assigns (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Claim (whether asserted prior to, at or after, the Effective Time) arising out of or pertaining to any action or omission in their capacity as director or officer of the Company or any Company Subsidiary or their serving at the request of the Company or any Company Subsidiary as director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in the event any Claim or Claims for indemnification are made within such six-year (or within such longer period provided for in any applicable statute of limitations) and one-month period, all rights to indemnification in respect of any such Claim or Claims shall continue until the final disposition of any and all such Claims. Without limiting the foregoing, in the event of any Claim, (i) Parent or the Surviving Corporation shall, and if Parent and the Surviving Corporation do not promptly do so, Holding shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing and pay the reasonable fees and expenses of counsel selected by each Indemnified Party, promptly after statements therefor are received, provided that the Indemnified Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified Party is not entitled to indemnification, and

(y) vigorously assist each Indemnified Party in such defense, and (ii) subject to the terms of this Section 7.1, Holding, Parent and the Surviving Corporation shall cooperate in the defense of any matter. If any Claim is commenced as to which an Indemnified Party desires to receive indemnification, such Indemnified Party shall notify the Surviving Corporation with reasonable promptness; provided, however, that failure to give reasonably prompt notice to the Surviving Corporation shall not affect the indemnification obligations of Holding, Parent or the Surviving Corporation hereunder except to the extent that the failure to so notify has prejudiced the Surviving Corporation in such Claim. The Indemnified Party shall have the right to retain counsel of such Indemnified Party's own choice to represent such person; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Holding, Parent and the Surviving Corporation and any counsel designated by any of Holding, Parent or the Surviving Corporation. Holding, Parent and the Surviving Corporation shall be liable only for any settlement of any Claim against an Indemnified Party made with Parent or the Surviving Corporation written consent. Holding, Parent and the Surviving Corporation shall not, without the prior written consent of an Indemnified Party, settle or compromise any Claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Party of an unconditional release from all liability in respect of such claim.

       (c) For six (6) years and one (1) month from the Effective Time, the Surviving Corporation shall, and Holding and Parent shall cause the Surviving Corporation to, provide to the present and former directors and officers of the Company and each Company Subsidiary liability and fiduciary liability insurance protection with the same coverage and in the same amount, and on terms no less favorable to the directors and officers than that provided by the Company's directors' and officers' liability insurance policies in effect on the date hereof and listed on Section 7.1(c) of the Company Disclosure Schedule; provided, however, that the Surviving Corporation shall not be obligated to make premium payments for such insurance to the extent such annual premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the premiums with respect to such insurance exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 300% of the annual premiums paid by the Company as of the date hereof.

       (d) All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby) shall survive the Merger and continue in full force and effect.

       (e) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Holding, Parent and the Surviving Corporation and their respective successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

       (f) If Holding, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holding, Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1.

       (g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

   7.2. EMPLOYEE BENEFITS.

       (a) The Surviving Corporation shall, and Holding and Parent shall cause the Surviving Corporation to, provide to individuals who are employees of the Company and each Company Subsidiary immediately prior to the Effective Time and who subsequently become employees of the Surviving Corporation (the "CONTINUING EMPLOYEES"), with employee benefits that, in the aggregate, are substantially equivalent to the employee benefits provided by Parent or its Subsidiaries to their own similarly situated current employees.

       (b) For purposes of determining eligibility to participate and the vesting of benefits under plans maintained or contributed to by Holding, Parent or its Subsidiaries for the benefit of the Continuing Employees and for each of the Persons set forth in Section 7.2 of the Company Disclosure Schedule (the "PURCHASER PLANS"), including, but not limited to, any pension, severance, 401(k), vacation and sick pay plan, and for purposes of calculating benefits under any severance, sick leave or vacation plans, Holding, Parent or its Subsidiaries shall give credit for years of service with the Company, as if they were years of service with Holding, Parent or its Subsidiaries. Holding, Parent and its Subsidiaries shall recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. Holding, Parent and its Subsidiaries shall also give the Continuing Employees and such Persons set forth in Section 7.2 of the Company Disclosure Schedule credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by Holding, Parent or any of its Subsidiaries.

       (c) Effective as of the day immediately preceding the Effective Date, the Company shall terminate the Insignia Financial Group, Inc. 401(k) Retirement Savings Plan and any other 401(k) plan(s) that Company or its Affiliates sponsor for the benefit of Company Employees (the "COMPANY 401(K) PLANS"), subject to and conditioned upon the occurrence of the Effective Time, unless Parent provides notice to the Company at least 15 days prior to the Effective Time that the Company 401(k) Plans shall not be terminated. The Parent shall receive from the Company evidence that the Company 401(k) Plans have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of such resolution shall be subject to review and approval of the Parent, which approval shall not be unreasonably withheld). Notwithstanding anything herein to the contrary, as promptly as possible following the Effective Time, the Parent shall permit Continuing Employees to participate in a tax-qualified defined contribution plan established or maintained by the Parent or its Affiliate (the "PARENT 401(K) PLAN") and, to the extent permitted by the Parent 401(k) Plan, to rollover (whether by direct or indirect rollover, as selected by such participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the Company 401(k) Plans. No loan shall be placed into default or declared in default, and the Parent shall consider, in good faith, permitting participants in the Company 401(k) Plans to transfer his or her account balance under the Company 401(k) Plans, together with the promissory note evidencing the plan loan and the applicable loan documentation, to the Parent 401(k) Plan through a direct rollover. In such case, the loan shall be assumed and continued by the Parent 401(k) Plan in a manner substantially similar to the Company 401(k) Plans.

     7.3. CONDUCT OF HOLDING, PARENT AND ACQUIROR. Holding and Parent each will, and will take all action necessary to cause Acquiror to, perform its obligations under this Agreement to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

     7.4. TRANSFER TAXES AND OTHER TAX MATTERS.

       (a) The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding all state, local and foreign real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("TRANSFER TAXES") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Effective Time. All Transfer Taxes (including any interest or penalties with respect thereto) attributable to the Merger shall be timely paid by Holding, Parent, Acquiror or the Surviving Corporation.

       (b) Any liability arising out of New York State or New York City Real Property Transfer Taxes with respect to interests in real property owned, directly or indirectly, by the Company or any of its Subsidiaries immediately prior to the Effective Time, if applicable and due in connection with the Merger, shall be borne by Holding, Parent or the Surviving Corporation and expressly shall not be a liability of the Company Stockholders.

       (c) If legislation is enacted prior to the Effective Time that the Company and Parent in good faith mutually agree reduces or eliminates the federal income tax on dividend income that would be payable by U.S. individuals as a result of a cash dividend on the Common Shares, then the Company shall have the right to declare a cash dividend on the Common Shares prior to the Effective Time if the distribution of such dividend would result in tax savings to holders of the Common Shares. If such a dividend is declared, the Common Merger Consideration shall be reduced by the amount of such dividend per share. Notwithstanding the foregoing, no dividend shall be declared under this Section 7.4(c) if, in the good faith judgment of Parent, the payment of the dividend and the related reduction of the Common Merger Consideration increases the aggregate cost of the transactions contemplated by this Agreement to Acquiror or otherwise adversely affects Acquiror or its direct or indirect stockholders.

     7.5. FINANCING ARRANGEMENTS. Holding and Parent each hereby agree to use commercially reasonable efforts to obtain the Financing on the terms set forth in the Credit Agreement Amendment, the Purchase Agreement and the Escrow Agreement and the Additional Financing on the terms set forth in the Amended Subscription Agreement and the Blum Strategic Commitment Letter. Holding and Parent will keep the Company informed on a reasonably current basis in reasonable detail on the status of their efforts to obtain the Financing and the Additional Financing and shall not permit any amendment or modification that is adverse to the Company to be made to, or any waiver that is adverse to the Company of any provision or remedy under, the Credit Agreement Amendment, the Purchase Agreement, the Escrow Agreement, the Amended Subscription Agreement or the Blum Strategic Commitment Letter without the prior written consent of the Company. The Company hereby consents to each of the following:
(i) the amendments to the Original Subscription Agreement reflected in the Amended Subscription Agreement, as of the date hereof, (ii) the replacement of the Old Blum Strategic Commitment Letter (which shall be null and void and of no further force and effect) by the Blum Strategic Commitment Letter as of the date hereof, (iii) the Escrow Agreement, and (iv) the Commitment Termination Agreement, dated as of May 22, 2003, between Parent and Credit Suisse First Boston, terminating the Commitment Letter, dated February 17, 2003, between Credit Suisse First Boston, acting through its Cayman Island Branch, and Parent. Holding and Parent will be under no obligation under any circumstances to obtain more than $100.0 million (plus the amount, if any, required by the Blum Strategic Commitment Letter) of equity financing for the Merger and related matters. In the event that Holding or Parent is unable to obtain the Financing or the Additional Financing, Holding and Parent shall use commercially reasonable efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Holding and Parent than those contained in the Credit Agreement Amendment, the Purchase Agreement and the Escrow Agreement or the Amended Subscription Agreement and Blum Strategic Commitment Letter, as the case may be.

     7.6. CERTAIN EXISTING OBLIGATIONS.

       (a) Parent shall, and shall cause the Surviving Corporation to, honor all the obligations of the Company under the employment agreements and indemnification agreements listed in Section 7.6 of the Company Disclosure Schedule.

       (b) Holding, Parent and Acquiror acknowledge that certain employees of and consultants to (and former employees of and consultants to) the Company or one or more of its Subsidiaries (and assignees of such employees and consultants) (each, a "COVERED PARTICIPANT") (i) own direct Equity Interests in, or are assignees of economic interests associated with direct Equity Interests in, the Covered Entities (as defined below) and/or (ii) are the beneficiaries of contractual grants pursuant to letter agreements of rights to certain proceeds received by certain Subsidiaries of the Company that own direct or indirect Equity Interests in or hold debt obligations of one or more Real Estate Investment Entities (the interests of the Covered Participants described in the foregoing clauses (i) and (ii) that existed as of the date of the Original Agreement, a summary of which has been provided to Parent, as well as any such additional interests that may be granted or issued as permitted by Section 6.1 of this Agreement, are collectively referred to herein as "PARTICIPATION INTERESTS"). As soon as reasonably practicable after the date hereof, but no later than immediately prior to the Closing, the Company shall, if and to the extent applicable, cause the relevant governing and organizational documents of each Relevant Subsidiary that is a Covered Entity to be amended to provide that, effective upon the Closing: (x) the Relevant Subsidiary that is a Covered Entity may not voluntarily sell, transfer or otherwise dispose of any material assets directly held by it (it being understood this will not restrict the sale or other disposition of the underlying Real Estate Asset(s) held by the applicable Real Estate Investment Entity, nor will it prevent the direct or indirect sale of any Equity Interest in the Relevant Subsidiary that is a Covered Entity) without the approval of at least one-third in interest of the Covered Participants who directly or indirectly own Equity Interests in such Covered Entity; and (y) such provisions may not be amended without the approval of at least one-third in interest of the Covered Participants who own Equity Interests in such Relevant Subsidiary that is a Covered Entity. In addition, Holding, Parent and Acquirer hereby expressly acknowledge the validity and existence of the obligations of the Surviving Corporation and its Subsidiaries with respect to the Participation Interests, and agree to cause the Surviving Corporation and its Subsidiaries (or any successor thereto that is a Subsidiary of Holding, Parent or the Surviving Corporation) to use all commercially reasonable efforts to provide for the Participation Interests to be cashed out only when the underlying Real Estate Asset(s) are sold (rather than on a sale by the Company or its Subsidiary of its interest in a Real Estate Investment Entity or a Relevant Subsidiary). The holders of Participation Interests are express, intended third party beneficiaries of this Section 7.6(b). "COVERED ENTITY" means any Subsidiary of the Company (i) that owns a direct or indirect Equity Interest in or holds a debt obligation of a Real Estate Investment Entity, and (ii) in which one or more employees of or consultants to (or former employees of or consultants to) the Company or any of its Subsidiaries (or an assignee of any such employee or consultant) holds an Equity Interest (either directly or pursuant to an assignment of an economic interest by a direct holder of an Equity Interest in such Subsidiary), and (iii) in which the direct or indirect holders of Equity Interests do not include any Person other than (x) the Company or a Subsidiary of the Company or (y) an employee of or consultant to (or former employee of or consultant to) the Company or any of its Subsidiaries (or an assignee of any such employee or consultant).

                                   ARTICLE 8

            COVENANTS OF HOLDING, PARENT, ACQUIROR AND THE COMPANY

     The parties hereto agree as set forth below.

     8.1. EFFORTS AND ASSISTANCE.

       (a) Notwithstanding the Island Purchase Agreement and subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, estoppels, authorizations, Permits or orders from all Governmental Entities or other Third Parties. The Company, Holding, Parent and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Holding, Parent, Acquiror and the Company shall have the right to review in advance and comment thereon, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger.

       (b) Each of the Company, Holding and Parent shall make, and shall cause their respective ultimate parents, if any, to make, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly and shall promptly respond to any request for additional information pursuant to the HSR Act and supply such information. In addition, the Company, Holding and Parent shall each promptly make any other filing that is required under any Non-U.S. Competition Law and shall promptly respond to any request for additional information pursuant to such Non-U.S. Competition Law and supply such information. Holding, Parent, Acquiror and the Company shall each use their commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust, trade, competition or takeover Laws of any Governmental Entity, and neither the Company nor any Company Subsidiary shall agree to do any of the actions set forth in the foregoing clause without the prior written consent of Acquiror. Holding, Parent and Acquiror shall reasonably consult with the Company and, subject to being permitted to do so by the Governmental Entity, the Company shall have the right to attend and participate in any telephone calls or meetings that Holding, Parent or Acquiror has with any Governmental Entity with regard to this Agreement and the transactions contemplated hereby.

       (c) The Company shall provide, and will cause each Company Subsidiary and their respective officers and employees to provide, all commercially reasonable cooperation in connection with the arrangement and obtaining of the Financing as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Parent, assisting in the preparation of ratings agency presentations, offering memoranda, private placement memoranda and similar documents, meeting with prospective lenders and investors in customary "road show" presentations, executing and delivering commitment and financing letters, underwriting, purchase or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Parent, provided, however that in no event will the Company or any Company Subsidiary be required to enter into any agreement relating to such Financing that could impose any liability on the Company or any Company Subsidiary prior to the Closing. In addition, in conjunction with the obtaining of the Financing, the Company agrees, at the reasonable request of Parent or Acquiror, to call conditionally for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided, however that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Closing.

       (d) Each of Holding, Parent, Acquiror and the Company shall use its best efforts to obtain the consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings set forth on Section 8.1(d) of the Company Disclosure Schedule.

     8.2. PROXY STATEMENT. As soon as practicable and in any event no later than 30 days after execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act. The Company will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Holding, Parent, Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Company Stockholders prior to their being filed with, or sent to, the SEC or mailed to its Stockholders and shall give Acquiror and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Company Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to its Stockholders. Each of the Company, Holding, Parent and Acquiror agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the Stockholders. Each of the Company, Holding, Parent and Acquiror promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Stockholders, in each case to the extent required by applicable Law.


     8.3. PUBLIC ANNOUNCEMENTS. The parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any other press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable Law or any listing agreement with any national securities exchange.

     8.4. ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS.

       (a) From the date hereof until the Effective Time and subject to applicable Law, the Company and each Company Subsidiary shall, upon reasonable advance notice, (i) give to Parent and Acquiror, their counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records; (ii) furnish or make available to Parent and Acquiror, their counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Parent and Acquiror in connection with such matters. Any access pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law or as otherwise provided in this Agreement, each of Parent and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of the Confidentiality Agreement, provided that Parent and Acquiror will have the right to provide all such information to any potential purchaser in connection with a Real Estate Asset Sale and such potential purchaser's officers, employees, counsel, financial advisors, auditors and other authorized representatives as long as such persons agree to keep such information confidential and agree not to hire or solicit the employees of the Company and its Subsidiaries, in each case in writing reasonably satisfactory to the Company. No access pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide Parent and its Subsidiaries with reasonable access, upon reasonable prior notice to Adam Gilbert, the General Counsel of the Company or any Person designated by him to receive such notices, to employees and consultants of the Company and its Subsidiaries for the purpose of enabling Parent or its Subsidiaries to meet with and make offers of employment or service to one or more of said individuals and to discuss integration and other transition matters with respect to the transactions contemplated hereby; provided, however that the Company shall have the right to have a representative attend each such meeting.

        (b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company or Parent and Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy , any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any event, development or circumstance which has had or would be reasonably likely to result in a Company or Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect (x) the representations, warranties, covenants or agreements of the parties hereto or (y) the remedies available hereunder to the party giving or receiving such notice.

     8.5. FURTHER ASSURANCES. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without the prior written consent of Parent, the Company will not intentionally amend or waive any term or rights it has under the consent letter received from the holder of the Company Preferred Shares. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     8.6. DISPOSITION OF LITIGATION. The Company will consult with Parent with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and, subject to Section 6.3, will resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement. Parent may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement or any Voting Agreement at Parent's sole cost and expense. In addition, subject to Section 6.3, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement.

     8.7. CONFIDENTIALITY AND NO-RAID AGREEMENTS. Subject to Section 10.2(c) hereto, the parties acknowledge that the Company and Holding entered into the Confidentiality Agreement and the No-Raid Agreement, which agreements shall continue in full force and effect in accordance with their respective terms until the earlier of (a) the Effective Time or (b) the expiration of each such agreement according to its terms. Subject to Section 6.3 hereto, without the prior written consent of Acquiror, neither the Company nor any Company Subsidiary will waive or fail to enforce any provision of any confidentiality or similar agreement which the Company or any Company Subsidiary has entered into in connection with any completed or proposed business combination relating to the Company or such Company Subsidiary.

     8.8. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Acquiror evidence satisfactory to Acquiror of the resignation of all directors of the Company, effective at the Effective Time.

     8.9. SALES OF REAL ESTATE INVESTMENT ASSETS.

       (a) Notwithstanding the provisions of the Island Purchase Agreement, from the date of this Agreement through the Closing Date, the Company will have the right, but not the obligation, to market for sale to third parties at or prior to the Closing any or all of the Real Estate Investment Assets. To the extent the Company engages in any such marketing and sales activities, the Board of Directors of the Company will instruct the current President of Insignia Financial Services, Inc. ("IFS") to keep (and to instruct his direct and indirect reports to keep) Parent reasonably informed of such marketing and sale activities (including, without limitation, providing a telephonic update at least once per week regarding such activities), to provide Parent with a reasonable advance review of any agreements regarding the sale of Real Estate Investment Assets (it being understood that such review shall not obligate the Company to accept any comments of Parent with respect to such agreements) and to consider in good faith the views of Parent (it being understood that the obligations under this Section 8.9(a) are limited to requiring the

Company's Board of Directors to provide such instruction and do not impose any obligations on the Company as with respect to the current President of IFS or his report(s) or the consequences of their actions or inactions).

       (b) Holding shall have the right to require that, after the satisfaction or waiver of all conditions precedent set forth in Article 9 but at or immediately prior to the Closing, all or any of the Real Estate Investment Assets that have not been sold at or immediately prior to the Closing Date, including such Real Estate Investment Assets that are subject to the Island Purchase Agreement if the closing of the Island Purchase Agreement does not occur immediately prior to the Merger or any such Real Estate Investment Assets that are not acquired by Island pursuant to the terms of the Island Purchase Agreement, shall be sold and transferred to Holding or one or more of its Subsidiaries for such consideration and in such terms as Holding shall determine, provided that in no event shall any such terms or conditions have any force or effect until immediately prior to the Closing, and provided, further that this Section 8.9(b) shall not obligate the Company or its Subsidiaries to obtain any third party or governmental approval and such sale and transfer shall not be required if the sale or transfer could cause a failure of a condition precedent to this Agreement or if it would violate applicable Law.

       (c) [Intentionally omitted].

       (d) Each of the Company, Holding, Parent and Acquiror shall perform in all material respects their respective obligations under the Island Purchase Agreement, as contemplated therein.

       (e) The Company shall cause the Real Estate Investment Entities (other than those identified in Section 4.8(c) of the Company Disclosure Schedules) to continue to pay through the Closing Date all fees payable under Real Estate Investment Contracts in accordance with their terms as of the date hereof, unless and to the extent that (i) the continuation of such payments reasonably could be expected to cause damage to such Real Estate Investment Entity, or
(ii) the Company believes in good faith that discontinuation of such payments is necessary to avoid or limit potential liability to any person who is a party to a Company Joint Venture.

     8.10. TREATMENT OF NET PROCEEDS; INCREASED COMMON MERGER CONSIDERATION.

       (a) In the event the amount of Net Proceeds Deemed Received by the Company exceeds the Threshold Amount (which Net Proceeds, for the avoidance of doubt, shall not include any contingent rights to future cash payments or any amounts of cash held in escrow) (the amount of Net Proceeds in excess of the Threshold Amount is referred to herein as the "EXCESS NET PROCEEDS AMOUNT"), each of Holding, Parent, Acquiror and the Company shall increase the Common Merger Consideration such that the additional amounts payable to holders of the Company Shares pursuant to Section 3.3(c)(i) hereto (assuming (a) no Common Shares are held by any of Holding, Parent, Acquiror or any wholly-owned Company Subsidiary and (b) no Dissenting Shares), holders of Company Options pursuant to Section 3.7 hereto (assuming all Company Options are terminated thereunder) and holders of Company Warrants (assuming all Company Warrants are canceled thereunder), in the aggregate, shall equal the Excess Net Proceeds Amount; provided, however that in no event shall the Common Merger Consideration exceed $12.00 per share, subject to adjustment as contemplated by Section 7.4(c). Each of Holding, Parent and Acquiror agree to take all necessary actions to effect the provisions of the immediately foregoing sentence, if applicable.

       (b) If the Company, Holding, Parent and Acquiror are entitled to withhold the Deposit (as defined under the Island Purchase Agreement) pursuant to Section 13.14 of the Island Purchase Agreement and each of Island and Andrew
L. Farkas at or prior to the Closing have delivered a signed writing to Parent (each of which writings shall be in form and substance satisfactory to Parent) unconditionally and irrevocably confirming that the Deposit has been, or may be, properly withheld by the Company and that the amount of severance and other payments which the Company is obligated to pay Mr. Farkas will be permanently reduced by the amount of the Deposit, the Common Merger Consideration shall be increased to $11.019 per share, subject to adjustment as contemplated by
Section 7.4(c) hereof.

     8.11. 401(K) RESTORATION PLAN. The Company shall, and Holding and Parent shall cause the Surviving Corporation to, pay to each participant in the Company's 401(k) Restoration Plan (the "RESTORATION PLAN") whose employment with the Company terminates the amount owing to him under the Restoration Plan as of the date of termination. Such payment shall be made in accordance with the terms of the Restoration Plan.

                                   ARTICLE 9

                             CONDITIONS TO MERGER

     9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

       (a) the Company Stockholder Approval shall have been obtained;

       (b) any applicable waiting period or required approval under the HSR Act, Non-U.S. Competition Law or any other similar applicable Law required prior to the completion of the Merger shall have expired or been earlier terminated or received; and

       (c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law, decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated.

     9.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

       (a)(i) each of Holding, Parent and Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Holding, Parent and Acquiror contained in this Agreement that are qualified by reference to a Parent Material Adverse Effect or materiality shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), and (B) all other representations and warranties of Holding, Parent and Acquiror shall have been true and correct when made and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), except such representations and warranties of Holding, Parent and Acquiror which if incorrect would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Holding, Parent and Acquiror to the foregoing effect.

     9.3. CONDITIONS TO THE OBLIGATIONS OF HOLDING, PARENT AND ACQUIROR. Except as set forth in Section 9.4(a) below, the obligations of Holding, Parent and Acquiror to consummate the Merger are subject to the satisfaction of the following further conditions:

       (a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent waived in writing by Parent or any disposition of assets after the date of this Agreement that is permitted pursuant to this Agreement (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect or materiality shall be true and correct when made (subject to Section 6.5) and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), (B) the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 4.6(b), 4.16, 4.22 and 4.23 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects when made (subject to Section 6.5) and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the time of the Effective Time, as if made as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), except for such failures to be true or correct that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however that even if a condition set forth in clause (A), (B) or (C) of clause (ii) is not satisfied, the condition to the obligations of Holdings, Parent and Acquiror to consummate the Merger contained in clause (ii) shall be deemed satisfied if the aggregate Damages to Holding, Parent, the Surviving Corporation and/or the Company Subsidiaries from all breaches of representations and warranties (after giving effect to Section 6.5 but without giving effect to any Material Adverse Effect or materiality qualifications but excluding any breach that is waived in writing by Parent and any disposition of assets after the date of this Agreement that is permitted pursuant to this Agreement) would not be reasonably likely to exceed, individually or in the aggregate, $20 million, and (iii) Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect. The $20 million threshold contained in clause (ii) shall not be considered evidence either for or against any assertion that a Material Adverse Effect has occurred.

       (b) all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings set forth on Section 8.1(d) of the Company Disclosure Schedule shall have been obtained or made; and

       (c)(i) (A) Holding or Parent shall have received the proceeds of the Credit Agreement Financing on the terms contemplated by the Credit Agreement Amendment and the Amended and Restated Credit Agreement and (B) the conditions to the release to Escrow Sub or Parent of the proceeds of the Senior Notes Financing placed into escrow pursuant to the Escrow Agreement (as it may be amended from time to time with the prior approval of the Company, which will not be unreasonably withheld or delayed) shall have been satisfied or (ii) Holding or Parent shall have received an aggregate of at least $560,000,000 of debt financing on terms contemplated by the last sentence of Section 7.5 hereto.

     9.4. ISLAND PURCHASE NOT A CONDITION TO MERGER; CONDITIONS TO INCREASED COMMON MERGER CONSIDERATION AS A RESULT OF THE ISLAND PURCHASE.

       (a) Notwithstanding anything herein to the contrary, (i) the consummation of the Island Purchase, (ii) the performance by the Company of any or all of its obligations contained in Sections 6.1(f)(i)(E), 8.9(d) and 8.9(e), or (iii) the accuracy of any or all of the Company's representations and warranties contained in Section 4.8 hereto, are not, and shall not be, conditions to the Closing of the Merger.

       (b) The payment of Common Merger Consideration in the amount provided for in Section 3.3(c)(ii) is subject to the satisfaction of the following conditions:

          (i) the Company shall have performed in all material respects all of its obligations contained in Sections 6.1(f)(i)(E), 8.9(d) and 8.9(e) required to be performed by it at or prior to the Effective Time;

          (ii) all the representations and warranties of the Company contained in Section 4.8 herein shall have been true and correct in all material respects when made and at and as of the time of the Effective Time, as if made as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct in all material respects as of such specified time); and

          (iii) Acquiror shall have received at the Closing a certificate signed by an executive officer of the Company (who is not currently, or expected to become, an officer or employee of Island) to the foregoing effect.

     For the avoidance of doubt, if any of the foregoing conditions are not satisfied, the Common Merger Consideration shall be the amount provided for in
Section 3.3(c)(i) hereof.

                                   ARTICLE 10

                                  TERMINATION

     10.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval shall have been obtained:

       (a) by mutual written agreement of Holding, Parent, Acquiror and the Company, in each case duly authorized by the Boards of Directors or a duly authorized committee thereof;

       (b) by either Acquiror or the Company, if

          (i) the Merger shall not have been consummated by July 31, 2003 (the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the date the Merger Agreement is sought to be terminated pursuant to this clause (i);

          (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the injunction, judgment, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, judgment, injunction, order or decree; or

          (iii) (A) the Company Stockholder Meeting has been convened and concluded and (B) the Company Stockholder Approval shall not have been obtained;

       (c) by the Company,

          (i) if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Holding, Parent or Acquiror set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.1(b) or 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

          (ii) as contemplated by Section 6.3(d), provided, however that termination of this Agreement pursuant to this Section 10.1(c)(ii) shall not be effective until the Termination Fee has been paid to Acquiror in accordance with Section 10.2(b); or

       (d) by Acquiror, if:

          (i) a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.1(b) or 9.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

          (ii) (A) the Board of Directors of the Company, the Special Committee or any other duly authorized committee of the Board of Directors shall
       (1) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Holding, Parent and Acquiror; (2) approve or recommend to the Company Stockholders an Acquisition Proposal (other than by Holding, Parent, Acquiror or their Affiliates); (3) approve or recommend that the Company Stockholders tender, or otherwise fail to recommend the Company Stockholders not to tender, their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Holding, Parent, Acquiror or their Affiliates); or (4) approve a resolution or agree to do any of the matters set forth in the immediately foregoing clauses (1) through (3); or (B) after the third Business Day following Parent's receipt of a Notice of Superior Proposal unless prior to such termination (x) a new Notice of Superior Proposal has been delivered with respect to an Acquisition Proposal by a different Third Party than the prior Notice of Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this

       Section 10.1(d)(ii)(B)), (y) a new Notice of Superior Proposal has been delivered with respect to a Modified Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this
       Section 10.1(d)(ii)(B)) or (z) the Company shall have irrevocably withdrawn such Notice of Superior Proposal and terminated all discussions and negotiations with such Third Party regarding any Acquisition Proposal;

          (iii) any Person or group (other than Holding, Parent, Acquiror or their Affiliates) acquires beneficial ownership of a majority of the outstanding Company Shares; or

          (iv) as contemplated by Section 6.5.

     10.2. EFFECT OF TERMINATION.

       (a) If this Agreement is terminated pursuant to Section 10.1 (except as provided in Section 10.2(b) and Section 10.2(c)), there shall be no liability or obligation on the part of Holding, Parent, Acquiror, the Company or any of their respective officers, directors, stockholders, agents or Affiliates, except no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided that the provisions of Sections 8.3, 8.7, 10.2, 10.3, 10.4 and Article 11 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

       (b) In the event that:

          (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(d)(ii)(A)(1) (but only if, prior to the time the Board of Directors, Special Committee or other committee amended, withdrew, modified, changed, conditioned or qualified the Company Recommendation, the Company had received or there had been any public announcement or disclosure of an Acquisition Proposal), Section 10.1(d)(ii)(A)(2), (3) or (4), Section 10.1(d)(ii)(B), or Section 10.1(d)(iii), the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following such termination a cash amount equal to the $7,000,000 (the "TERMINATION FEE");

          (ii) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii), then simultaneous with such termination, the Company shall pay to Acquiror (in immediately available funds to an account designated by Parent) a cash amount equal to the Termination Fee; or

          (iii) (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination pursuant to Section 10.1(b)(i), the condition precedent in Section 9.1(b) shall have been satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the condition precedent set forth in
       Section 9.2(a) or Section 9.3(c)), Section 10.1(b)(iii) or Section 10.1(d)(i) (but only if such termination pursuant to Section 10.1(d)(i) relates to the breach of or failure to perform in any material respect a covenant or agreement of the Company), (B) an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) has been made prior to such termination and (C) a transaction contemplated by an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) is completed or a definitive agreement is executed by the parties thereto with respect to an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) within twelve (12) months from the date this Agreement is terminated, the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following the earlier of the closing of the transaction contemplated by such Acquisition Proposal or the Company entering into a definitive agreement contemplating such Acquisition Proposal, a cash amount equal to the Termination Fee. Subject to Section 11.8, in the event that the Termination Fee is paid pursuant to this Section 10.2(b)(iii), such payment will constitute liquidated damages and be in lieu of all other damages otherwise receivable by Holding, Parent or Acquiror and, upon receipt, will be the sole and exclusive remedy for the matters giving rise thereto.

       (c) If and only if this Agreement is terminated pursuant to Section 10.1(c)(i) or 10.1(b)(i) (but, in the case of Section 10.1(b)(i), only if the sole reason(s) for termination is the failure of a condition precedent set forth in Section 9.1(b) and/or 9.3(c)), the parties acknowledge and agree that, effective immediately upon such termination, the No-Raid Agreement shall be amended and restated in its entirety, without any action by the parties thereto, to read as set forth in Section 10.2(c) of the Holding, Parent and Acquiror Disclosure Schedule.

       (d) If and only if all of the conditions precedent in Article 9 have been satisfied other than those in Section 9.3(c) and the sole reason for the failure of such condition precedent is the breach of the Amended Subscription Agreement and/or the Blum Strategic Commitment Letter by the Investors (as defined therein), Holding hereby assigns to the Company, effective as of such time, all of its rights to enforce the Amended Subscription Agreement and the Blum Strategic Commitment Letter.

     10.3. FEES AND EXPENSES. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

     10.4. INDEMNIFICATION.

       (a) In the event of the termination of this Agreement prior to the Effective Time (i) pursuant to Section 10.1(c)(i) or (ii) pursuant to Section 10.1(a) or 10.1(b)(i) due solely to the failure of the condition(s) set forth in Section 9.1(b) and/or or 9.3(c) to be satisfied (in case of a termination under either Section 10.1(a) or 10.1(b)(i)), then Parent, Holdings and Acquiror shall, jointly and severally, indemnify and hold the Company and its Subsidiaries (collectively, "COMPANY INDEMNIFIED PARTIES") harmless from and against any and all damages incurred by any Company Indemnified Party (hereinafter "COMPANY LOSSES"), which are caused by (1) the termination or delivery of notice of termination, during the Covered Period (as defined below), by any person that is a commercial real estate services broker or independent contractor of the Company or its Subsidiaries as of February 7, 2003 of his or her employment or independent contractor relationship with the Company or its Subsidiaries or (2) the termination or substantial diminution, or notice thereof during the Covered Period, by any Person that is a client of the Company or its Subsidiaries as of February 7, 2003 of its commercial real estate services client relationship with the Company or its Subsidiaries, including early termination of third-party management, tenant representation and/or brokerage contracts, in each case under clause (1) and clause (2) if (and only if) such termination or substantial diminution (x) results from the announcement of discussions among the parties hereto regarding the transactions contemplated hereby or the announcement of this Agreement or the transactions contemplated hereby and (y) does not result from the Company's breach of this Agreement, provided that the maximum aggregate amount of Company Losses for which the Company Indemnified Parties may be indemnified pursuant to this
Section 10.4 is $50,000,000 and none of Parent, Holdings or Acquiror will be liable for any Company Losses in excess of such $50,000,000. For the avoidance of doubt, "Company Losses" shall not include any matters arising out of or resulting from (x) conditions generally affecting the business or industry in which the Company or any of its Subsidiaries operate, (y) U.S., U.K., French or global general economic or political conditions or financial markets in general or (z) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism. Company Losses shall not include any reduction in market price or value of the Company Shares or any other securities of the Company or any of its Subsidiaries nor shall any such reduction in market price or value be used as evidence of, or otherwise be deemed relevant to, the determination of any amount of damages incurred. The amount of Company Losses as a result of an event specified in clause (1) will be the cost (including any signing bonus) of replacing the relevant broker or independent contractor with a comparable broker or independent contractor plus the lost profits of the Company or its Subsidiaries as a result of any lost revenue. "COVERED PERIOD" means the period from February 7, 2003 through the date this Agreement is terminated (it being understood that the period for which damages may arise is not limited to the Covered Period).

       (b) Subject to Section 10.2(c) and Section 11.8, the indemnity provided in this Section 10.4 shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent, Holdings or Acquiror at law or equity for any matter covered by Section 10.4(a).

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Holding, Parent or Acquiror, to:

       CB Richard Ellis Services, Inc.
       335 S. Grand Avenue, Suite 3100
       Los Angeles, California 90071
       Attention: Raymond Wirta
       Facsimile Number: (213) 613-3100

     with a copy to (which copy shall not be deemed to be notice to Holding, Parent or Acquiror):

       Simpson Thacher & Bartlett
       3330 Hillview Avenue
       Palo Alto, California 94304
       Attention: Richard Capelouto
       Facsimile Number: (650) 251-5002

     if to the Company, to:

       Insignia Financial Group, Inc.
       200 Park Avenue
       New York, New York 10166
       Attention: Adam Gilbert
       Facsimile Number: (212) 984-6655

     with a copy to (which copy shall not be deemed to be notice to the Company):

       Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036
       Attention: Arnold S. Jacobs
       Facsimile Number: (212) 969-2900

     with a copy to (which copy shall not be deemed to be notice to the Company):

       Dechert LLP
       4000 Bell Atlantic Tower
       1717 Arch Street
       Philadelphia, Pennsylvania 19103
       Attention: G. Daniel O'Donnell
       Facsimile Number: (215) 994-2222

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

     11.2. SURVIVAL. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2, 3, 7, and 11 and in Section 8.7 shall survive the Effective Time.

     11.3. AMENDMENT AND RESTATEMENT; EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES.

     This Agreement amends certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety so as to reflect and give effect to such amendments. All covenants, agreements, terms and provisions of this Agreement (other than the amendments to the Original Agreement effected by this Agreement) shall have effect from the date of the Original Agreement. All of the amendments to the Original Agreement effected by this Agreement shall have effect from the date hereof.

     11.4. AMENDMENTS; NO WAIVERS.

       (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, a member of the Special Committee on behalf of the Special Committee, Parent and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective (if such party is the Company, such waiver shall be signed also by a member of the Special Committee on behalf of the Special Committee).

       (b) At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts of such party and (ii) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     11.5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Parent or Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of such party (which assignment shall not relieve such assigning party of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

     11.6. COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 7.1 and 7.6, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.7. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the state of Delaware.

     11.8. JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

     11.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

     11.10. ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto), the Voting Agreements, the No-Raid Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     11.11. AUTHORSHIP. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

     11.12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     11.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.14. HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.


                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                     INSIGNIA FINANCIAL GROUP, INC.



                                     By: /s/ Frank M. Garrison
                                          ---------------------------------
                                          Name: Frank M. Garrison
                                          Title: Office of the Chairman



                                     CBRE HOLDING, INC.



                                     By: /s/ Raymond E. Wirta
                                          ---------------------------------
                                          Name: Raymond E. Wirta
                                          Title: Chief Executive Officer



                                     CB RICHARD ELLIS SERVICES, INC.



                                     By: /s/ Raymond E. Wirta
                                          ---------------------------------
                                          Name: Raymond E. Wirta
                                          Title: Chief Executive Officer



                                     APPLE ACQUISITION CORP.



                                     By: /s/ Raymond E. Wirta
                                          ---------------------------------
                                          Name: Raymond E. Wirta
                                          Title: President


/s/ Robert J. Denison
---------------------------------
Robert J. Denison, Member of the Special Committee
on behalf of the Special Committee

                                                                     APPENDIX B


                                  OPINION OF
                           BEAR, STEARNS & CO. INC.

BEAR STEARNS                                          Bear, Stearns & Co. Inc.
                                                      383 Madison Avenue
                                                      New York, New York 10179
                                                      Tel 212.272.2000
                                                      www.bearstearns. com

As of February 17, 2003
Board of Directors and the Special Committee of the Board of Directors Insignia Financial Group, Inc.
200 Park Avenue
New York, NY 10166

Ladies and Gentlemen:

We understand that Insignia Financial Group, Inc. ("IFG"), CBRE Holding, Inc., CB Richard Ellis Services, Inc. ("CBRE") and a subsidiary of CBRE ("Acquisition Corp.") have entered into an Agreement and Plan of Merger dated February 17, 2003 (the "Agreement"), pursuant to which Acquisition Corp. will merge (the "Merger") into IFG and holders of IFG common stock will receive $11.00 per share (the "Purchase Price"), subject to upward adjustment not to exceed $1.00 per share should certain real estate assets be sold for more than a specified amount of net cash proceeds (generally $45 million net of expenses) plus any amounts contributed or transferred to the entities holding these assets between February 17, 2003 and the closing of the Merger. Following consummation of the Merger, IFG will become a wholly owned subsidiary of CBRE, which is a wholly owned subsidiary of CBRE Holding, Inc. (the "Transaction").

You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of IFG.

In the course of performing our review and analyses for rendering this opinion, we have:

    o reviewed the Agreement;

    o reviewed IFG's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002, and its Reports on Form 8-K for the two years ended the date hereof;

    o reviewed certain operating and financial information relating to IFG's business and prospects, including estimates for the year ending December 31, 2002 and the budget for the year ending December 31, 2003, provided to us by IFG management;

    o reviewed asset sales projections prepared by IFG's management for certain development and co-investment projects;

    o reviewed projections prepared by IFG's management for the West Village Houses housing complex ("West Village Houses") as it is currently operated and projections prepared by IFG's management assuming a variety of scenarios including some under which the property exits the Mitchell-Lama Law program, a program for low and moderate income housing (the "Mitchell-Lama Program");

    o reviewed assets held by certain mortgage-backed securities funds, and reviewed estimated market values for such funds as provided by IFG management dated as of December 31, 2002 and December 5, 2002, and by a third party investment bank as of January 31, 2003;

    o reviewed an appraisal received in connection with IFG's acquisition of St. Thomas, USVI dock front and submerged property ("Nautica") in July 2002 (the "Nautica Appraisal");

    o met with certain members of IFG's senior management to discuss IFG's business, operations, historical and projected financial results, future prospects and the development plans for certain real estate assets;

    o reviewed the historical prices, trading multiples and trading volume of the common stock of IFG;

    o reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to IFG;

    o reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to IFG and the Transaction;

    o discussed with management the letter of intent dated February 6, 2003 between the Company and Prudential Long Island Realty regarding the purchase of Insignia Residential Group, Inc. (owner of Insignia Douglas Elliman LLC);

    o performed discounted cash flow analyses based on the real estate investment projections furnished to us by IFG; and

    o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of IFG, nor have we been furnished with any such appraisals, other than the Nautica Appraisal. We have been informed that the Company does not have current appraisals for any of its investments or interests in real estate or real estate owning entities (other than the Nautica Appraisal). Bear Stearns does not appraise real estate and, accordingly, our opinion is necessarily limited in that respect. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on IFG.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections provided to us by IFG. With respect to IFG's projected financial results we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of IFG as to the expected future performance of IFG. With respect to the estimates of market value for the mortgage-backed securities funds we assumed that they have been reasonably prepared on bases reflecting the best then available estimates and judgments of the investment banker from which inquiry was made or the senior management of IFG, as the case may be, as to the then current market value of such funds. With respect to the projections for the anticipated asset sales, we have relied on management's representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of IFG as to the expected future proceeds (and timing thereof) from such sales. With respect to the West Village Houses projections, at your direction and because of the speculative nature of the plan for exiting the Mitchell-Lama Program and achieving the forecasted projections, we have not assigned any particular weighting to the likelihood of any particular set of projections. With respect to the Nautica Appraisal, we have assumed that the appraisal was reasonably prepared on bases reflecting the best then available estimates and judgments of the appraiser as to the value of Nautica. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of IFG that they are unaware of any facts that would make the information, projections or appraisal provided to us incomplete or misleading.

We do not express any opinion as to the price or range of prices at which the shares of common stock of IFG may trade subsequent to the announcement of the Transaction.

We have acted as a financial advisor to IFG in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of IFG for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Special Committee and the Board of Directors of IFG and does not constitute a recommendation to the Special Committee or the Board of Directors of IFG or any holders of IFG common stock as to how to vote in connection with the Transaction. This opinion does not address IFG's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for IFG or the effects of any other transaction in which IFG might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of IFG common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.


Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the shareholders of IFG.



Very truly yours,



BEAR, STEARNS & CO. INC.



By: /s/ Charles S. Edelman
     -------------------------
     Senior Managing Director

                                                                      APPENDIX C


================================================================================





                               PURCHASE AGREEMENT

                                  by and among

                         INSIGNIA FINANCIAL GROUP, INC.,

                               CBRE HOLDING, INC.,

                        CB RICHARD ELLIS SERVICES, INC.,

                             APPLE ACQUISITION CORP.



                                       and



                                ISLAND FUND I LLC









                            Dated as of May 28, 2003






================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


ARTICLE 1      SALE AND TRANSFER OF INTERESTS..................................2

      1.1   Purchase of Designated Interests...................................2

      1.2   Purchase Price.....................................................2

      1.3   Closing Date.......................................................2

      1.4   Excluded Liabilities...............................................2

      1.5   Allocation of Purchase Price.......................................2

      1.6   Purchase Price Adjustments.........................................3

      1.7   Assumption of Liabilities..........................................6

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF SELLER........................7

      2.1   Corporate Existence and Power......................................7

      2.2   Corporate Authorization............................................7

      2.3   Non-Contravention..................................................7

      2.4   Newco..............................................................8

      2.5   Ownership of Newco.................................................8

      2.6   No Liabilities.....................................................8

      2.7   Governmental Authorization.........................................8

      2.8   Merger Payment.....................................................9

      2.9   Disclaimer of Other Representations and Warranties.................9

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF BUYER........................11

      3.1   Existence and Power...............................................11

      3.2   Authorization.....................................................11

      3.3   Non-Contravention.................................................11

      3.4   Accredited Investor...............................................12

      3.5   Governmental Authorization........................................12

      3.6   No Knowledge of Seller Misrepresentation..........................12

      3.7   No Knowledge of Pending Claims....................................12

      3.8   Financing.........................................................12

      3.9   No Encumbrances...................................................13

      3.10  Control of Buyer..................................................13

      3.11  Disclaimer of Other Representations and Warranties................13

ARTICLE 4      PRE-CLOSING COVENANTS..........................................13

      4.1   The Designated Interests..........................................13

      4.2   Conduct of Business Generally.....................................14

      4.3   Absence of Material Changes.......................................14

      4.4   Compliance with Laws..............................................15

      4.5   Buyer Actions.....................................................15

      4.6   Consents and Releases.............................................15

      4.7   Restructuring of Covered Interests Prior to Closing...............16

      4.8   Participation Interests...........................................16

      4.9   Certain Employees.................................................16

      4.10  Executive Management Employment Agreements........................18

      4.11  Newco Foreign Qualification to Do Business........................18

      4.12  Certain Entities..................................................18

      4.13  Information Rights................................................18

      4.14  Public Statements.................................................18

      4.15  Voluntary Exercise of Certain Rights..............................18

      4.16  No Amendments.....................................................19

      4.17  No Loans..........................................................19

      4.18  Assumption Agreement..............................................19

      4.19  Distribution of Pre-2003 Cash.....................................19

      4.20  General...........................................................19

ARTICLE 5      CONDITIONS TO OBLIGATIONS OF BUYER.............................19

      5.1   Merger............................................................19

      5.2   Continued Truth of Representations and Warranties; Compliance
            with Covenants and Obligations....................................20

      5.3   Corporate Proceedings.............................................20

      5.4   No Injunction; Adverse Proceedings................................20

      5.5   Required Consents.................................................20

      5.6   No Material Adverse Change........................................20

      5.7   Closing Deliveries................................................21

ARTICLE 6      CONDITIONS TO OBLIGATIONS OF SELLER............................22

      6.1   Merger............................................................22

      6.2   Continued Truth of Representations and Warranties; Compliance
            with Covenants and Obligations....................................23

      6.3   Corporate Proceedings.............................................23

      6.4   No Injunction; Adverse Proceedings................................23

      6.5   Nautica Consent and Release.......................................23

      6.6   Releases..........................................................23

      6.7   Closing Deliveries................................................23

ARTICLE 7      INDEMNIFICATION................................................24

      7.1   Indemnification...................................................24

      7.2   Survival of Representations and Warranties........................31

      7.3   Indemnification as Sole Remedy....................................31

ARTICLE 8      THIRD PARTY OFFERS.............................................31

      8.1   Third Party Acquisition Proposals.................................31

ARTICLE 9      POST-CLOSING AND CERTAIN OTHER AGREEMENTS......................32

      9.1   Further Assurances................................................32

      9.2   E-mail and Technical Support Services.............................33

      9.3   Consents..........................................................33

      9.4   Office Space......................................................35

      9.5   Employee Interests................................................35

      9.6   Property Management...............................................37

      9.7   Letters of Credit.................................................37

      9.8   Restricted Cash and Pre-2003 Cash.................................41

ARTICLE 10     TAX MATTERS....................................................42

      10.1  Tax Periods Ending on or Before the Closing Date..................42

      10.2  Buyer Returns Including Pre-Closing Periods.......................42

      10.3  Cooperation on Tax Matters; Control of Proceedings................42

      10.4  Certain Taxes.....................................................43

      10.5  Certain Entities' Taxes...........................................44

ARTICLE 11     BROKERS........................................................44

      11.1  For Buyer.........................................................44

      11.2  For Seller........................................................44

      11.3  For the CB Parties................................................44

ARTICLE 12     TERMINATION....................................................44

      12.1  Termination by Agreement of the Parties...........................44

      12.2  Termination by Buyer Under Certain Circumstances..................44

      12.3  Termination by Seller Pursuant to Article 8.......................45

      12.4  Termination by Reason of Breach of Other Party....................45

      12.5  Termination by Reason of Passage of Time..........................45

      12.6  Termination by Reason of Termination of Merger Agreement..........45

      12.7  Termination by the CB Parties.....................................45

      12.8  Manner of Exercise................................................45

      12.9  Effects of Termination............................................46

      12.10 Buyer Actions for Willful Breach, Fraud and Willful Misconduct....46

ARTICLE 13     MISCELLANEOUS..................................................47

      13.1  Successors and Assigns............................................47

      13.2  Entire Agreement; Amendments; Attachments.........................47

      13.3  Expenses..........................................................47

      13.4  Governing Law; Jurisdiction; Waiver of Jury Trial.................47

      13.5  Waiver............................................................48

      13.6  Section Headings..................................................48

      13.7  Severability; "Blue Pencil" Provision.............................48

      13.8  Counterparts......................................................48

      13.9  No Third Party Beneficiaries......................................48

      13.10 Notices...........................................................49

      13.11 No Personal Liability.............................................50

      13.12 Mutual Drafting...................................................50

      13.13 Equitable Remedies................................................50

      13.14 Exclusive Pre-Closing Remedy for Seller and CB Parties............51

      13.15 Definitions.......................................................52

                  This PURCHASE AGREEMENT, dated as of May 28, 2003 (herein, together with the Exhibits and Disclosure Schedules hereto, referred to as the "AGREEMENT"), is made by and among Insignia Financial Group, Inc., a Delaware corporation ("SELLER"), CBRE Holding, Inc., a Delaware corporation ("HOLDING"), CB Richard Ellis Services, Inc., a Delaware corporation wholly-owned by Holding ("PARENT"), Apple Acquisition Corp., a Delaware corporation wholly-owned by Parent ("ACQUIROR" and together with Holding and Parent, the "CB PARTIES"), and Island Fund I LLC, a Delaware limited liability company ("BUYER"). Seller, Holding, Parent, Acquiror and Buyer are each referred to in this Agreement as a "PARTY" and together as the "PARTIES." Certain defined terms used herein are defined separately in Section 13.15 below. To the extent the term "Seller" is used herein and any act or obligation of Seller hereunder must actually, legally or technically be effected or satisfied, as the case may be, by a Subsidiary of Seller, then, in all such cases, Seller hereby agrees to cause any such Subsidiary to effect such action or satisfy such obligation.

                              W I T N E S S E T H:

                  WHEREAS, Seller, Holding, Parent and Acquiror are parties to an Amended and Restated Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which, among other things, Acquiror shall be merged with and into Seller (the "MERGER") and, at the effective time of such Merger, the corporate existence of Acquiror shall cease and Seller shall continue in existence as the surviving corporation (the "SURVIVING CORPORATION"); and

                  WHEREAS, Seller currently owns direct and indirect equity and other economic interests in the real estate and real estate related investment assets identified under the caption "Asset Name" on Schedule A of the Disclosure Schedules (collectively, the "ASSETS"); and

                  WHEREAS, Buyer desires to acquire from Seller certain of the direct and indirect equity and other economic interests of Seller in or relating to the Assets identified under the caption "Covered Interests" on Schedule A of the Disclosure Schedules (collectively, the "COVERED INTERESTS"), which purchase and sale shall be consummated immediately prior to the closing of the Merger; and

                  WHEREAS, prior to the closing of the transactions contemplated hereby, Seller and its Subsidiaries shall transfer, assign or otherwise convey to a newly-formed Delaware limited liability company ("NEWCO") substantially all of the Covered Interests, as reasonably directed by Buyer pursuant to Section
4.1 below, and immediately prior to the closing of the transactions contemplated hereby, Seller and its Subsidiaries will own 100% of the issued and outstanding membership interests (the "NEWCO INTERESTS") of Newco; and

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, pursuant to this Agreement, the Newco Interests and such of the Covered

Interests not contributed to Newco prior to the closing hereunder as Buyer shall have designated in writing pursuant to Section 4.1 below (collectively, the "DESIGNATED INTERESTS"); and

                  WHEREAS, the CB Parties desire to enter into this Agreement and further desire that Seller and Buyer enter into this Agreement and that the Parties consummate the transaction contemplated hereby.

                  NOW, THEREFORE, in reliance upon these premises, the representations and warranties made herein and in consideration of the mutual promises and agreements herein contained, the Parties agree as follows:

                                   ARTICLE 1
                         SALE AND TRANSFER OF INTERESTS

     1.1 Purchase of Designated Interests. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Sections 9.3 and 1.6(f) hereof, at the Closing (as defined in Section 1.3 below), Seller and its Subsidiaries will sell, assign, transfer and otherwise convey to Buyer the Designated Interests, free and clear of all Encumbrances, and Buyer will purchase the Designated Interests from Seller and its Subsidiaries (it being understood and agreed that such purchase and sale shall be deemed not to have occurred if the Merger is not consummated immediately thereafter).

     1.2 Purchase Price. The aggregate purchase price (the "PURCHASE PRICE") payable by Buyer to Seller in consideration of the sale and purchase of the Designated Interests hereunder shall be $43,939,980 (as adjusted by Sections 1.6 and 1.7) in cash, which shall be paid by Buyer by wire transfer of immediately available funds to an account of Seller designated in writing by Seller.

     1.3 Closing Date. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place on the date that is the closing date and effective date of the Merger (the "CLOSING DATE"). The Closing shall take place at the location of the closing of the Merger, or at such other place as may be mutually agreed upon in writing by Buyer and Holding.

     1.4 Excluded Liabilities. Except as expressly provided in this Agreement, including, without limitation, Section 1.2 and the post-Closing indemnification provisions of Article 7, Seller acknowledges and agrees with Buyer that it shall ensure that neither Seller nor any of Seller's Subsidiaries shall convey to Newco, or cause or permit Newco to incur, assume or otherwise become liable for, in each case, prior to the Closing, any liabilities whatsoever (whether known or unknown and whether absolute, accrued, contingent or otherwise), except as expressly provided in this Agreement.

     1.5 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price (and all other capitalizable costs) among the Designated Interests for all purposes in accordance with the allocation schedule to be agreed upon by each of Holding, Seller and Buyer and to be set forth in a writing signed by the Parties at least five (5) days before the Closing Date. Unless otherwise required by applicable law, none of the Surviving Corporation, Buyer or the CB Parties shall take, nor shall they permit any of their respective controlled Affiliates to take, any position for purposes of any Tax with respect to the allocation of the Purchase Price which is inconsistent with such allocation. The Surviving Corporation and Buyer shall complete, execute and file a Form 8594 in a manner consistent with this Section 1.5. Nothing in this Section 1.5 shall affect any other term or condition of this Agreement or relieve any Party from any of its obligations hereunder, including, but not limited to, its obligations in respect of the Closing (it being understood that the agreement of Holding, Seller and Buyer to an allocation schedule pursuant to this Section 1.5 shall not be a condition precedent to the Closing).

     1.6   Purchase Price Adjustments.

           (a) The Purchase Price shall be decreased, on a dollar for dollar basis (but without duplication), to the extent that Seller is deemed to have received any Cash Distribution on or after January 1, 2003 through and including the Closing Date in respect of or as a result of (i) the operations of any Asset or (ii) any refinancing or sale or other disposition of any Asset (including, without limitation, but without duplication, any and all Cash Distributions deemed received by Seller from Insignia Opportunity Trust, Insignia Opportunity Partners, Insignia Opportunity Directives, LLC, Insignia Opportunity Partners II, L.P. and Insignia Opportunity Directives II, LLC); provided, however, that the deemed receipt by Seller of any Restricted Cash distributed on or after January 1, 2003 through and including the Closing Date shall not result in any adjustment to the Purchase Price pursuant to this Section 1.6(a), and the Parties acknowledge and agree that Seller shall be entitled to retain such Restricted Cash for its own account. For purposes of this Section 1.6(a), Seller shall be deemed to have received a Cash Distribution only to the extent that, prior to the Closing, the amount thereof has actually been distributed to Seller or a wholly-owned Subsidiary of Seller (other than a Transferred Entity) and all indebtedness of all Subsidiaries in the chain of ownership at or above the level at which the sale or other disposition of an Asset occurred has been repaid in full (other than indebtedness under the Senior Credit Agreement and the Senior Subordinated Credit Agreement), net of all incentive, profit sharing, promote, participation or similar payments that are actually paid or required to be paid to current or former employees or consultants of Seller or any Subsidiary of Seller. Notwithstanding the foregoing, if the net adjustments pursuant to this
Section 1.6(a) would otherwise result in a decrease of the Purchase Price in excess of $1,000,000, then such actual amount of the decrease to the Purchase Price pursuant to this Section 1.6(a) shall be reduced by the lesser of (x) 50% of such excess amount or (y) $1,500,000. For example, (i) if the net adjustments pursuant to this Section 1.6(a) resulted in a decrease of the Purchase Price in the amount of $2,000,000, then the actual amount of the decrease to the Purchase Price pursuant to this Section 1.6(a) would be $1,500,000 and (ii) if the net adjustments pursuant to this Section 1.6(a) resulted in a decrease of the Purchase Price in the amount of $5,000,000, then the actual amount of the decrease to the Purchase Price pursuant to this Section 1.6(a) would be $3,500,000.

           (b) The Purchase Price shall be increased, on a dollar for dollar basis (but without duplication), to the extent Seller is deemed to have made an additional cash equity investment permitted hereunder in respect of any Asset (without duplication) on or after January 1, 2003 through and including the Closing Date. For purposes of this Section 1.6(b), Seller shall be deemed to have made an additional cash equity investment in respect of an Asset only to the extent that Seller or a wholly-owned Subsidiary of Seller (other than a Transferred Entity) has made an equity contribution of cash to a Transferred Entity.

           (c) In the event that Seller or any Subsidiary of Seller is required to make an election (a "REQUIRED ELECTION") pursuant to an Existing Transfer Obligation as to whether to (i) purchase an Equity Interest in an Entity that directly or indirectly owns an Asset (a "SUBJECT INTEREST") or (ii) sell a Covered Interest, then Seller shall give Buyer prompt written notice of such requirement, the relevant facts and circumstances relating to the Required Election (including, but not limited to, the requisite time period within which Seller or the applicable Subsidiary of Seller must notify the applicable third party of its election, and the specified purchase price) and, as reasonably requested by Buyer, such other facts and circumstances related to the Required Election. In addition, the following shall apply to any Required Election:

               (i) If, in Seller's, the CB Parties' and Buyer's reasonable judgment, the date by which Seller or any Subsidiary of Seller must notify any third party of its determination with respect to a Required Election (the "DETERMINATION DATE") is to occur following the Closing Date, then neither Seller nor any such Subsidiary of Seller shall take any action regarding the Required Election (except as may be directed by Buyer pursuant to Section 9.3, if applicable).

               (ii) If, in Seller's, the CB Parties' and Buyer's reasonable judgment, the Determination Date is to occur on or prior to the Closing Date, then Buyer shall (x) direct Seller, in writing and prior to the Determination Date, either to elect to (A) purchase the Subject Interest or (B) sell the Covered Interest, in each case, in such a manner as is consistent with the requirements of the Required Election, and subject to the terms of clauses
(iii), (iv), (v) and (vi) below, and (y) remit to Seller, together with the foregoing written direction, immediately available funds equal to the purchase price for the Subject Interest, and Seller shall deposit such funds in an interest bearing escrow account pursuant to an escrow arrangement that is reasonably satisfactory to each of the Parties (the "PURCHASE DEPOSIT");

               (iii) If Buyer directs Seller to purchase the Subject Interest pursuant to clause (ii)(A) above, and the closing of such purchase is to occur at or prior to the anticipated Closing hereunder, then:

               (A) Seller shall take all such action as is necessary and required to make the Required Election and arrange to purchase the Subject Interest, and shall purchase the Subject Interest as contemplated herein utilizing the Purchase Deposit, and

               (B) if, in Buyer's and the CB Parties' reasonable judgment, any required Consent to transfer to Buyer or its designee the Subject Interest purchased by Seller or a Subsidiary of Seller (i) has been obtained, then Seller or any applicable Subsidiary of Seller shall promptly transfer the Subject Interest to Buyer or its designee, free and clear of all Encumbrances at the Closing, or (ii) has not been obtained, then Seller or the applicable Subsidiary of Seller shall hold the Subject Interest for the benefit of Buyer as if such interest was a Restricted Interest under Section 9.3.

               (iv) If Buyer directs Seller to purchase the Subject Interest pursuant to clause (ii)(A) above, and the closing of such purchase is to occur after the anticipated Closing hereunder, then:

               (A) Seller shall take all such action as is necessary and required to make the Required Election and to purchase the Subject Interest (but not close the transaction to purchase such interest),

               (B) If the Closing hereunder occurs and Seller has transferred to Buyer at Closing the Transferred Entity that is party to the subject Existing Transfer Obligation and the closing thereof has not occurred, Seller shall, at the Closing, return to Buyer the Purchase Deposit, together with all accrued interest thereon, and

               (C) If the Closing hereunder occurs and Seller has not transferred to Buyer at Closing the Transferred Entity that is party to the subject Existing Transfer Obligation, but rather holds such Covered Interests pursuant to Section 9.3, then Seller shall utilize the Purchase Deposit to acquire the Subject Interest on behalf of Buyer and continue to hold the Subject Interest pursuant to Section 9.3.

               (v) If Buyer directs Seller to sell the Covered Interest pursuant to clause (ii)(B) above, then (A) the applicable Covered Interest shall be excluded from the sale to Buyer pursuant to this Agreement in all respects and
(B) the purchase price payable by Buyer pursuant to Section 1.2 of this Agreement shall be reduced by an amount equal to the sale price specified in the Required Election and Buyer's direction to Seller pursuant to clause (ii)(y) above.

               (vi) If Seller or any Subsidiary of Seller purchases a Subject Interest as provided herein and the Closing hereunder shall not occur, then Seller or any Subsidiary of Seller shall have the option, exercisable in its sole discretion promptly after the time of determination that the Closing shall not occur, to (x) retain the purchased Subject Interest and promptly reimburse Buyer for the amount of the Purchase Deposit, together with all accrued interest thereon, or (y) take action with respect to the Subject Interest as contemplated by clause (iii)(B) above.

               (vii) If Buyer fails to provide to Seller the written direction required by clause (ii)(x) above, then (A) the applicable Covered Interest shall be excluded from the sale to Buyer pursuant to this Agreement in all respects and (B) the purchase price payable by Buyer pursuant to Section 1.2 of this Agreement shall be reduced by an amount equal to the price specified in the Required Election and related notices.

           (d) In the event of any material damage to or the destruction of any Asset that is real property (an "AFFECTED PROPERTY") prior to the Closing, Seller shall promptly notify Buyer and the CB Parties thereof. Subject to the terms of the following sentence, Buyer's obligation to consummate the transactions set forth in this Agreement shall be unaffected by, and shall continue regardless of, any damage to or destruction of any Affected Property prior to Closing. Notwithstanding the foregoing, if any Affected Property shall be damaged by a casualty which is not covered for its full replacement cost (less any deductible) by the all risk insurance policy of the owner of such Affected Property, then Buyer shall have the right to exclude from the Designated Interests being acquired by Buyer pursuant to this Agreement the Covered Interests relating to such Affected Property (the "AFFECTED INTERESTS"), in which case: (i) the Purchase Price shall be reduced by an amount equal to the Pro Rated Book Value of the Affected Property; and (ii) the Affected Interests shall not be sold and transferred to Buyer (or to Newco) at the Closing (or, if the Affected Interests were previously transferred into Newco by Seller or a Subsidiary of Seller, then Newco shall transfer such Affected Interests back to Seller or such Subsidiary of Seller prior to the Closing).

           (e) Notwithstanding anything to the contrary contained in this Agreement, the CB Parties shall have the right to exclude from the purchase and sale of the Designated Interests pursuant to this Agreement some or all of the Designated Interests listed on Schedule 1.6(e) of the Disclosure Schedules, in which event the Purchase Price shall be decreased, on a dollar for dollar basis, by the amount set forth on Schedule 1.6(e) of the Disclosure Schedules next to each excluded Designated Interest (but without duplication, to the extent that more than one excluded Designated Interest relates to the same Asset). The CB Parties may exercise the right afforded in this Section 1.6(e) be delivery of written notice to Buyer and Seller no less than ten (10) Business Days prior to the Closing.

           (f) Any increase or decrease in the Purchase Price pursuant to this
Section 1.6 shall be supported by documentation or other evidence reasonably satisfactory to Buyer and Holding.

     1.7 Assumption of Liabilities. At the Closing, Newco shall assume (in the manner contemplated by Section 4.10 below) the liabilities and obligations of the Surviving Corporation pursuant to certain existing agreements to which Seller is a party, with the exact amount of such liabilities and obligations being calculated at the Closing as described on Schedule 1.2(a) of the Disclosure Schedules (the aggregate amount of such liabilities and obligations assumed as of the Closing, the "FINAL ASSUMED LIABILITIES AMOUNT"). As of the date hereof, the Parties estimate that the aggregate amount of liabilities and obligations of the Surviving Corporation pursuant to such existing agreements at the Closing will be $7,860,020 (such estimated aggregate amount of liabilities and obligations, the "ESTIMATED ASSUMED LIABILITIES AMOUNT"). If, and to the extent, the Final Assumed Liabilities Amount exceeds the Estimated Assumed Liabilities Amount, the Purchase Price shall be reduced dollar-for-dollar by the amount of such excess. If, and to the extent, the Estimated Assumed Liabilities Amount exceeds the Final Assumed Liabilities Amount, the Purchase Price shall be increased dollar-for-dollar by the amount of such excess.

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that:

     2.1 Corporate Existence and Power. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, an Asset Material Adverse Effect.

     2.2 Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors and the Special Committee thereof have approved this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement constitutes the valid and binding obligation of Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     2.3 Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (a) contravene or conflict with Seller's certificate of incorporation or by-laws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Seller by which any of its properties or assets is bound or affected, (c) except with respect to Consents required in connection with the transfer of the Designated Interests hereunder or the failure to so obtain any such Consent or any involuntary and automatic modification of the rights and obligations of

Seller and its Subsidiaries under any joint venture, limited liability company, partnership agreement or similar agreement relating to the Assets (including, without limitation, the requirement to purchase or sell Covered Interests or Assets pursuant to an Existing Transfer Obligation), constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability company or partnership agreement or other instrument binding upon Seller, Newco or any of their respective properties or assets, or (d) result in the creation or imposition of any Encumbrance on any Designated Interest, or other than, in the case of clauses (b) and (c) taken together, any items that would not be reasonably likely to have, individually or in the aggregate, an Asset Material Adverse Effect.

     2.4 Newco. Newco (i) is a Delaware limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware,
(ii) has all limited liability company powers and authority required to own, lease or operate its properties and assets and to carry on its business, and
(iii) from its inception through the Closing, will be treated as a "pass-through" entity for federal income tax purposes.

     2.5 Ownership of Newco. Immediately prior to the Closing, Seller will own one hundred percent (100%) of the Newco Interests. Immediately prior to the Closing, the Newco Interests (i) will be owned free and clear of any Encumbrance and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the Newco Interests) and (ii) will have been issued in compliance with all applicable federal, state and foreign securities laws. Excluding the Newco Interests, as of the Closing, Newco shall not have issued, or authorized the issuance of, (x) Equity Interests of Newco, (y) securities of Newco convertible into or exchangeable for Equity Interests of Newco or (z) options, warrants or other rights to acquire from Newco, or obligations of Newco to issue, any Equity Interests of Newco or securities convertible into or exchangeable for Equity Interests of Newco (the items in clauses (x), (y) and (z) being referred to collectively as the "NEWCO SECURITIES"). As of the Closing, there will be no outstanding agreements or other obligations of Seller to repurchase, redeem or otherwise acquire any Newco Securities.

     2.6 No Liabilities. As of the Closing, Newco will have no liabilities whatsoever, except as expressly contemplated by this Agreement, including, without limitation, Section 1.2 and Article 7 hereof.

     2.7 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not require any Consent, Permit of, or registration, declaration or filing with, any Authority by Seller, except for (i) Consents that may be required from the United States Department of Housing and Urban Development or the New York City

Department of Housing Preservation and Development with respect to the transfers of the entities listed in Schedule 2.7(i) of the Disclosure Schedules, (ii) Consents that may be required from any Authority in connection with the Asset listed on Schedule 2.7(ii) of the Disclosure Schedules and (iii) Consents, Permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, an Asset Material Adverse Effect.

     2.8 Merger Payment. Seller acknowledges and agrees that, provided the Closing hereunder occurs prior to or simultaneously with the Merger and the conditions under Section 9.4(b) of the Merger Agreement have been satisfied at or prior to the Closing of the Merger, the Common Merger Consideration (as defined in the Merger Agreement) will be $11.156, subject to adjustment as contemplated by Section 7.4(c) of the Merger Agreement.

     2.9 Disclaimer of Other Representations and Warranties. Seller does not make, and has not made, any express or implied representations or warranties in connection with this Agreement and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Seller to make any representation or warranty relating to Seller or its business, or otherwise in connection with this Agreement and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Seller.

                                   ARTICLE 2A
                REPRESENTATIONS AND WARRANTIES OF THE CB PARTIES

    The CB Parties jointly and severally represent and warrant to Buyer that:

     2A.1 Corporate Existence and Power. Each of the CB Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. Each of the CB Parties is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not be reasonably likely to have, individually or in the aggregate, a CB Parties Material Adverse Effect.

     2A.2 Corporate Authorization. The execution, delivery and performance by each of the CB Parties of this Agreement and the consummation by each of them of the transactions contemplated hereby are within the corporate powers of each of the CB Parties and have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of any CB Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the CB Parties and assuming that this Agreement constitutes the valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of each of the CB Parties, enforceable in accordance with its terms.

     2A.3 Governmental Authorization. The execution, delivery and performance by each of the CB Parties of this Agreement and the consummation by each of the CB Parties of the transactions contemplated hereby will not require any Consent, Permit of, or registration, declaration or filing with, any Authority by any CB Party other than Consents, Permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a CB Parties Material Adverse Effect.

     2A.4 Non-Contravention. The execution, delivery and performance by the CB Parties of this Agreement and the consummation by each of the CB Parties of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of any CB Party, (b) contravene or conflict with, or constitute a violation of, any provision of Law, binding upon or applicable to any CB Party or by which any of their respective properties or assets is bound or affected, (c) except with respect to Consents which are addressed in Section 9.3 below, constitute a breach or default under (or an event that with notice or lapse of time or both could reasonably become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, joint venture, limited liability company or partnership agreement or other instrument binding upon, any CB Party or their respective properties or assets, or (d) result in the creation or imposition of any Encumbrance on any asset of any of the CB Parties other than, in the case of clauses (b), (c) and (d) taken together, any such items that would not be reasonably likely to have, individually or in the aggregate, a CB Parties Material Adverse Effect.

     2A.5 Merger Payment. The CB Parties acknowledge and agree that, provided the Closing hereunder occurs prior to or simultaneously with the Merger and the conditions under Section 9.4(b) of the Merger Agreement have been satisfied at or prior to the Closing of the Merger, the Common Merger Consideration (as defined in the Merger Agreement) will be $11.156, subject to adjustment as contemplated by Section 7.4(c) of the Merger Agreement.

     2A.6 Disclaimer of Other Representations and Warranties. No CB Party makes, or has made, any express or implied representations or warranties in connection with this Agreement and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by any CB Party to make any representation or warranty relating to any CB Party or their respective businesses, or otherwise in connection with this Agreement and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by any CB Party.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller and the CB Parties that:

     3.1 Existence and Power. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     3.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer's limited liability company powers and have been duly and validly authorized by all necessary limited liability company action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and assuming that this Agreement constitutes the valid and binding obligation of Seller and each CB Party, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     3.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (a) contravene or conflict with Buyer's certificate of formation or limited liability company agreement, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer by which any of its properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability company or partnership agreement or other instrument binding upon Buyer or its properties or assets, or (d) result in the creation or imposition of any Encumbrance on any asset of Buyer, or other than, in the case of clauses
(b), (c) and (d) taken together, any items that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has provided to Seller and the CB Parties a true and complete copy of the Consent and Release of Lehman Brothers Holdings Inc. ("LEHMAN") dated as of
May 27, 2003
relating to (i) the transfer of the mortgaged property or any interest therein owned by IN-USVI, LLC ("IN-USVI") to Newco or to Buyer, in connection with the Loan Agreement, dated as of July 10, 2002, between Lehman and IN-USVI (the "LOAN AGREEMENT"), and (ii) the release by Lehman, effective upon the Closing, of the guarantee by Seller of certain obligations of IN-USVI under the Loan Agreement (the "NAUTICA CONSENT AND RELEASE"). The Nautica Consent and Release has not been changed, amended or modified prior to the date hereof.

     3.4 Accredited Investor. Buyer is acquiring the Designated Interests for its own account. Buyer acknowledges that the Designated Interests have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Buyer is an "accredited investor" as defined in Regulation D under the Securities Act. Buyer understands that the Designated Interests have not been approved or disapproved by the United States Securities and Exchange Commission, by any federal or state agency or by any Authority outside of the United States.

     3.5 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not require any Consent, Permit of, or registration, declaration or filing with, any Authority by Buyer, except (i) for Consents that may be required from the United States Department of Housing and Urban Development or the New York City Department of Housing Preservation and Development with respect to the transfers of the entities listed in Schedule 2.7(i) of the Disclosure Schedules, (ii) Consents that may be required from any Authority in connection with the Asset listed on Schedule 2.7(ii) of the Disclosure Schedules and (iii) Consents, Permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     3.6 No Knowledge of Seller Misrepresentation. To Buyer's Knowledge on the date hereof, no representation or warranty of Seller contained in Article 2 hereof is untrue, incomplete or inaccurate.

     3.7 No Knowledge of Pending Claims. Except as set forth in the Merger Agreement or in any Company Disclosure Schedule to the Merger Agreement, or in any filing made by Seller with the Securities and Exchange Commission under the Exchange Act subsequent to December 31, 2002 and prior to the date of this Agreement or in Schedule 3.7 of the Disclosure Schedules, to Buyer's Knowledge on the date hereof, there is no (a) adverse claim, action or proceeding pending or threatened in writing against Seller or any Subsidiary relating to the Assets or the Covered Interests or (b) any outstanding guarantee, letter of credit, cross-indemnification obligation or similar type of credit support provided by Seller or any of its Subsidiaries (other than Transferred Entities) relating to any of the Assets or the Covered Interests.

     3.8 Financing. Buyer has received executed subscription agreements (the "SUBSCRIPTION AGREEMENTS") pursuant to which the subscribers named therein have committed, upon the terms and subject to the conditions set forth therein, to provide to Buyer cash financing sufficient to pay the portion of the Purchase Price described in Section 1.2(b) of this Agreement. It is the good faith belief of Buyer that the financing contemplated by the Subscription Agreements will be obtained. It is the good faith belief of Buyer that condition 4 of the Nautica Consent and Release will be satisfied as of the Closing.

     3.9 No Encumbrances. To Buyer's Knowledge on the date hereof, no Covered Interest is subject to any Encumbrance other than Encumbrances under the Senior Credit Agreement or the Senior Subordinated Credit Agreement.

     3.10 Control of Buyer. At the time of the Closing, Andrew L. Farkas will "control" (as such term is defined in the Nautica Consent and Release) Buyer.

     3.11 Disclaimer of Other Representations and Warranties. Buyer does not make, and has not made, any express or implied representations or warranties in connection with this Agreement and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or its business, or otherwise in connection with this Agreement and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer.

                                   ARTICLE 4
                              PRE-CLOSING COVENANTS

     4.1 The Designated Interests. Not later than five (5) Business Days prior to the Closing, Buyer shall send Seller and the CB Parties a written notice identifying in reasonable detail the following information: (1) exactly which Covered Interests Buyer has selected to acquire pursuant to this Agreement (which must (i) include each of the Covered Interests listed on Schedule 4.1 of the Disclosure Schedules, (ii) collectively constitute Seller's entire economic interest in all of the Assets, subject to the provisions of Section 1.6 and
(iii) include any Transferred Entity that is party to an Existing Transfer Obligation that has been triggered and is then subject to the provisions of
Section 1.6(c)); and (2) which of such selected Covered Interests (x) Buyer is directing Seller to transfer or cause to be transferred to Newco prior to the Closing, (y) Buyer is directing Seller to transfer or cause to be transferred directly to Buyer at the Closing, and (z) will not be transferred and assigned to Newco or to Buyer at the time of Closing, but rather will continue to be held, directly or indirectly, by Seller after the Closing as contemplated by and in accordance with the terms of Section 9.3 below; provided, however, that the only Covered Interests that Buyer may require Seller to continue to hold pursuant to the foregoing clause (z) are Covered Interests with respect to which Buyer has reasonably concluded that a Consent to transfer pursuant to this Agreement is required but has not been obtained on terms reasonably acceptable to Buyer. Notwithstanding the foregoing, if the CB Parties reasonably determine that a necessary Consent has not been obtained with respect to the transfer of any Covered Interest, the CB Parties may elect to have Seller continue to hold such Covered Interest in accordance with the terms of Section 9.3. For the avoidance of doubt, nothing in this Section 4.1 shall in any way affect the Purchase Price payable by Buyer pursuant to this Agreement.

     4.2 Conduct of Business Generally. Except to the extent contemplated by this Agreement, Seller shall in all material respects carry on its business relating to the Assets and the Covered Interests consistent with past practices, in good faith.

     4.3 Absence of Material Changes. From and after the date hereof, except as expressly set forth in this Agreement, without the prior written consent of Buyer, Seller shall not cause or permit:

         (a) the sale, assignment or transfer of any Covered Interest, any direct or indirect economic interest in any Covered Interest or the real property Asset known as "Brookhaven Village Shopping Center," other than transfers (i) to Newco or Buyer as contemplated under this Agreement (including, without limitation, as provided in Section 9.3 hereof), (ii) in connection with an Acquisition Proposal as provided in Article 8 hereof, (iii) pursuant to an Existing Transfer Obligation, and (iv) as permitted by clause (g) below;

         (b) a knowing cancellation of any material debt or claim of Seller or any Subsidiary of Seller (to the extent that Seller has the ability to control such Subsidiary) relating to the Covered Interests;

         (c) a knowing waiver by Seller or any Subsidiary of Seller (to the extent that Seller has the ability to control such Subsidiary) of any material right that would affect the value of the Covered Interests or otherwise relates to the Assets, other than a material right that Seller, after consultation with Buyer and in good faith, has concluded the waiver of which is reasonably likely to increase or preserve the value of such Covered Interests;

         (d) except as permitted under clause (g) below, any modification, amendment, alteration or termination of any Contract that primarily relates to any Asset or Covered Interest of a material value or is material in amount;

         (e) the knowing taking of any action or the failure to act when action was required if such action or inaction would result in a material breach or default under any Contract related to any Asset or Covered Interest;

         (f) any change to the membership of any investment committee or approval body in respect of any Asset or Covered Interest (other than due to the termination of the employment of any member of such committee or body); or

         (g) the issuance of any additional or new Employee Profit Participation Interests or other similar interests in respect of any Asset or Covered Interest, except as permitted under the Merger Agreement as in effect on the date hereof.

         For the avoidance of doubt, nothing in this Section 4.3 shall prohibit Seller from causing or permitting (by means of granting consent or otherwise) the sale, financing or refinancing of any real property Asset other than the real property Assets identified on Schedule 4.3 of the Disclosure Schedules.

     4.4 Compliance with Laws. Seller shall, and shall cause Newco to, use reasonable commercial efforts to comply in all material respects with all Laws and regulations which are applicable to them, their ownership of the Covered Interests and will perform and comply in all material respects with all Contracts, commitments and obligations by which they are bound related to the Assets and the Covered Interests, in each case consistent with Seller's past practices.

     4.5 Buyer Actions. Any misrepresentation or breach of any warranty or covenant hereunder by Seller that is directly attributable to a knowing act or failure to act when action is required by Buyer, any Island Principal or Jeffrey
P. Cohen (or any act or omission undertaken at the express direction, or with the express consent, of any such Person) shall not be deemed to be a misrepresentation or breach of warranty or covenant by Seller.

     4.6 Consents and Releases. Buyer, Seller and the CB Parties agree that, following the execution and delivery of this Agreement, (i) Buyer shall use its Best Efforts to obtain as soon as reasonably practicable all Consents necessary for Seller to effect the sale and transfer of the Designated Interests to Buyer hereunder, (ii) each of Seller and the CB Parties shall reasonably cooperate with Buyer with respect to, and use their respective Best Efforts to assist Buyer or its representatives in, obtaining all such Consents and (iii) Buyer shall reasonably cooperate with Seller and the CB Parties in their efforts to obtain Releases, it being agreed, however, that the foregoing shall not require any Party to pay any amount of money or assume any liability or obligation for any such Consent or Release, except for (x) de minimis incremental expenses and
(y) in connection with any Release, if requested by any third party providing such a Release, the assumption by Buyer or one or more of the Transferred Entities of an existing underlying guarantee or indemnification obligation (without enlargement of the scope or nature of such obligation) with respect to such Release, but solely to the extent that the assumption of any such obligation pertains to facts, circumstances or events that (A) occur or arise after the Closing Date and (B) are in the control of Buyer or a Transferred Entity and do not in any way relate to any property management or other matters or actions or inactions of Holding or its Subsidiaries from and after the Closing. Buyer agrees that it shall keep Seller and the CB Parties reasonably informed of its progress in obtaining Consents and shall offer each of Seller and the CB Parties an opportunity to have one representative of Seller and one representative of the CB Parties attend and observe all material meetings and telephone calls regarding the obtaining of such Consents held between Buyer and/or its representatives, on the one hand, and the party whose Consent is being sought, on the other hand. Each of Buyer, Seller and the CB Parties acknowledges that, pursuant to Section 8.1 of the Merger Agreement, Seller and the CB Parties are obligated to use commercially reasonable efforts to obtain Consents from third parties with respect to the consummation of the transactions contemplated by the Merger Agreement and that such efforts by Seller and the CB Parties shall not be deemed to be a violation by either Seller or the CB Parties of their obligations under this Section 4.6.

     4.7 Restructuring of Covered Interests Prior to Closing. Between the date of this Agreement and the Closing, Seller shall reasonably cooperate with a request by the CB Parties that Seller transfer Covered Interests (other than in respect of Transferred Entities) to one or more wholly-owned Subsidiaries of Seller, but only if such transfer is necessary to facilitate the transfer of the Designated Interests to Buyer or Newco pursuant to Section 4.1 or Section 9.3 of this Agreement or to prevent any transfer of Designated Interests to Buyer or Newco or any of its Subsidiaries after the Closing pursuant to Section 9.3 of this Agreement from being covered by Section 4.06 of the Indenture, dated as of June 7, 2001, among Parent (as successor by merger to BLUM CB Corp.), Holding, the other guarantors party thereto and State Street Bank and Trust Company of California, N.A., as Trustee. Notwithstanding the foregoing, in no event shall Seller be required or permitted to effect the transfer of any Covered Interest pursuant to this Section 4.7 if such transfer would, in the reasonable opinion of Buyer or Seller: (a) require a Consent, (b) invalidate or nullify any Consent that has been obtained in connection with this Agreement, (c) cause any additional Consent to be required with respect to the consummation of the other transactions contemplated by this Agreement, (d) constitute a breach or default with respect to any joint venture, limited liability company, partnership agreement or similar agreement relating to the Assets, or (e) impair the value of any Asset or otherwise adversely affect any right of Buyer under this Agreement.

     4.8 Participation Interests. The Parties agree that Section 7.6(b) of the Merger Agreement (Certain Existing Obligations) may not be amended without the prior written consent of Buyer.

     4.9 Certain Employees.

         (a) Set forth on Schedule 4.9(a) of the Disclosure Schedules is a list of certain employees of Seller to whom Buyer is expressly permitted to extend offers to become employees of, or independent contractors to, Buyer (or an Affiliate of Buyer) upon consummation of the Closing. Seller hereby waives (i) effective immediately, any non-solicit provisions in favor of Seller and/or its Subsidiaries that are applicable to Buyer (or any Affiliate or employee of Buyer) and/or such individuals with respect to such solicitations of employment, and (ii) effective upon the Closing, any non-hire and/or non-compete provisions in favor of Seller and/or its Subsidiaries that are applicable to Buyer, any of the Island Principals, Jeffrey P. Cohen and/or any such individuals with respect to their hiring by Buyer (or an Affiliate of Buyer) after the Closing, and agrees that such individuals shall be permitted to be hired by Buyer (or an Affiliate of Buyer) upon the consummation of the Closing. The Parties agree that Seller shall have the right, upon reasonable request, to review (but not to approve) the terms and conditions of any such offers of employment made by Buyer. With respect to each such individual who is actually hired by Buyer or an Affiliate of Buyer at or within thirty (30) days following the Closing: (i) Seller waives any non-compete and confidentiality provisions contained in any employment agreement, retention agreement or similar arrangement between Seller (or any Subsidiary of Seller) and such individual to the extent any such provision relates to the Assets; (ii) Seller, the CB Parties and the Surviving Corporation agree not to solicit to hire, or extend an offer to hire, such individual as an employee, independent contractor, or otherwise for a period of two (2) years from and after the Closing Date; (iii) Seller agrees to pay to such individual the severance or other similar amount that such Person would have received pursuant to the employment agreement, retention agreement or similar arrangement between Seller (or any Subsidiary of Seller) and such individual or, if none, Seller's severance policy as in effect on the date hereof, in each case, as if such individual were terminated by Seller without cause and in connection with the Merger as of the Closing; (iv) if such employee elects to participate in any of the Surviving Corporation's or the CB Parties' health insurance plans pursuant to COBRA, the CB Parties agree to waive and not to charge any administrative fee permitted under COBRA with respect to such employee; and (v) Buyer agrees to use its Best Efforts to obtain from such individual a release in favor of Seller with respect to any Employee Profits Participation Interest held by such individual, in the form of Exhibit A attached hereto (a "PROFITS PARTICIPATION INTEREST RELEASE").

         (b) Set forth on Schedule 4.9(b) of the Disclosure Schedules is the name of an executive officer of Seller, which individual will continue to be a party to an employment/consulting agreement with the Surviving Corporation after the closing of the Merger. Seller and the CB Parties agree (i) to permit such individual to become a principal and/or employee of Buyer (or an Affiliate of Buyer), and/or an equity holder of Buyer or an Affiliate of Buyer (in each case, waiving any applicable non-solicit, non-hire and/or non-compete provisions applicable to Buyer (or any Affiliate or employee of Buyer) and/or such individual with respect to such employment, and waiving any confidentiality provisions applicable to such individual in respect of, and to the extent they relate to, the Assets) and (ii) that such arrangements will not otherwise affect any of the rights or obligations of the parties under such employment/consulting agreement.

         (c) For the purposes of this Section 4.9, the term "Affiliate of Buyer" shall mean any Affiliate of Buyer that is not engaged in any commercial real estate brokerage activities.

     4.10 Executive Management Employment Agreements. The Parties acknowledge that, simultaneously with the execution and delivery of this Agreement, Seller, on the one hand, and each Island Principal, on the other hand, have executed and delivered amendments to the respective employment agreements between the Island Principals and Seller, in the forms of Exhibit B, Exhibit C and Exhibit D attached hereto (each, an "ISLAND PRINCIPAL AMENDMENT").

     4.11 Newco Foreign Qualification to Do Business. Seller shall take all actions required to cause Newco to be duly qualified or licensed to do business as a foreign entity in each jurisdiction that Buyer shall reasonably request at least fifteen (15) Business Days prior to the Closing, and but for the passage of time, Newco shall be so qualified prior to the Closing.

     4.12 Certain Entities. Seller agrees to, in a manner and on terms reasonably satisfactory to Buyer and the CB Parties, convert each entity to be transferred pursuant to this Agreement from a corporation into a New York or Delaware limited liability company taxable as a partnership prior to the contribution of such entities to Newco (if applicable) or the transfer of such entities directly to Buyer at the Closing or after the Closing pursuant to
Section 9.3 hereof, as the case may be, including, without limitation, the entities identified on Schedule 4.12 of the Disclosure Schedules (but excluding Insignia Yacht Haven Corp., Insignia USVI Corp. and Insignia Nautica, Inc.), provided that Buyer provides written notice to Seller or the Surviving Corporation, as applicable, requesting such conversion at least fifteen (15) Business Days prior to the intended transfer pursuant to Section 4.1 or Section 9.3, as the case may be.

     4.13 Information Rights. From and after the execution and delivery of this Agreement, Seller shall provide to Buyer and the CB Parties, no later than ten
(10) Business Days following the end of each calendar month, statements describing all activity during the month to Seller's Knowledge that would result in a purchase price adjustment under Section 1.6 hereof, and shall further provide to Buyer such other information and data relating to the Assets and the Covered Interests as Buyer shall reasonably request.

     4.14 Public Statements. Between the date of this Agreement and the Closing, each of the Parties shall discuss and coordinate with respect to any public filing or announcement required concerning any of the transactions contemplated by this Agreement. No public filing or announcement concerning any of the transactions contemplated by this Agreement shall be made by any Party without the consent of the other Parties, except as otherwise required by law, regulation, the rules of the New York Stock Exchange or fiduciary duty.

     4.15 Voluntary Exercise of Certain Rights. Between the date of this Agreement and the Closing, Seller shall not voluntarily elect to trigger any buy/sell or similar contractual right of Seller or any Subsidiary of Seller in respect of any Covered Interest.

     4.16 No Amendments. Buyer shall not agree to or cause any change, amendment or modification to be made to, or any waiver of any provision or remedy under, the Nautica Consent and Release or any of the Island Principal Amendments without the prior written consent of each of Seller and the CB Parties.

     4.17 No Loans. Between the date of this Agreement and Closing, without the prior consent of Buyer, neither Seller nor any of its Subsidiaries (other than a Transferred Entity) shall directly or indirectly make any new loan to, or guarantee any new obligation of, the Assets or any Entity that has issued a Covered Interest; provided, however, that with respect to the refinancing of existing indebtedness with respect to any Asset, Seller shall have the right to enter into substitute recourse guarantees (by the same guarantors) that are substantially the same as the prior recourse guarantees made by the same guarantors in effect as of the date hereof with respect to such Asset. Nothing in this Section 4.17 shall affect any rights of the CB Parties, or any obligations of Seller, under the Merger Agreement.

     4.18 Assumption Agreement. Buyer agrees to execute and deliver to Lehman prior to the Closing the following: (a) the assumption agreements contemplated by conditions 2 and 3 of the Nautica Consent and Release, in each case in a form that is reasonably satisfactory to Lehman and Buyer, and (b) the Reaffirmation of Loan Documents (as defined in condition 5 of the Nautica Consent and Release), in a form that is reasonably satisfactory to Lehman and Buyer.

     4.19 Distribution of Pre-2003 Cash. Prior to the Closing, Seller shall cause all Pre-2003 Cash to be distributed to and held by any one or more Subsidiaries of Seller (other than any Transferred Entity).

     4.20 General. Each Party will use its Best Efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and cause its representations and warranties to be true and its covenants and agreements to be performed on and as of the Closing Date.

                                   ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to effect the Closing under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Buyer.

     5.1 Merger. Each of Seller and the CB Parties shall have determined, in its reasonable judgment, that the conditions to the closing of the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived and the Merger is ready to be consummated. The Merger, when consummated, shall be on economic terms and provisions no less favorable to the stockholders of Seller than the economic terms and provisions of the Merger Agreement as in effect on the date hereof.

     5.2 Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of Seller and the CB Parties shall be true and correct in all material respects (except that each representation or warranty that is qualified by materiality or any similar qualification shall be true and correct in all respects) on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of each such date (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for any changes permitted or contemplated by the terms hereof or consented to in writing by Buyer. Seller and the CB Parties shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     5.3 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the CB Parties, Seller and Newco to authorize this Agreement and the transactions contemplated hereby shall have been taken.

     5.4 No Injunction; Adverse Proceedings. No Authority shall have issued any Law or taken any action then in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby.

     5.5 Required Consents. The Consents identified on Schedule 5.5 of the Disclosure Schedules shall have been obtained and be in full force and effect.

     5.6 No Material Adverse Change. As of the Closing and since the date of this Agreement, no material adverse change in the financial condition or operations of the Assets (the determination of whether there has occurred any such material adverse change with respect to the Assets, taken as a whole, shall be based solely upon the aggregate effect on the economic value of all of the Covered Interests, taken as a whole) shall have occurred; provided, however, that the foregoing shall exclude any material adverse change arising out of, attributable to or resulting from:

                  (i) the announcement of discussions among the Parties regarding the transactions contemplated hereby, the announcement of any other actual or proposed Acquisition Proposal, the announcement of this Agreement or the transactions contemplated hereby, or any suit, action or proceeding arising out of or in connection with this Agreement (other than any cause of action brought by Buyer with respect to any breach of this Agreement);

                  (ii) the failure to obtain any Consents to the transfer of the Designated Interests to Buyer, other than the required Consents identified on Schedule 5.5 of the Disclosure Schedules;

                  (iii) conditions generally affecting the business or industry in which Seller or its controlled Affiliates or the Assets operate;

                  (iv) general economic, political or financial markets conditions;

                  (v) any outbreak, continuation or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism;

                  (vi) the commencement of any action or proceeding by or before any Authority, or by any Person which seeks to challenge, restrain or prohibit or invalidate the transactions contemplated by this Agreement;

                  (vii) any action or inaction with respect to the Assets or Covered Interests undertaken by Seller that is specifically waived or consented to in writing by Buyer;

                  (viii) any adverse change in the financial condition or operations of any Asset or Covered Interest resulting directly from the intentional action or failure to act when action was required by Buyer, any Island Principal or Jeffrey P. Cohen (or any act or omission undertaken at the express direction, or with the express consent, of any such Person);

                  (ix) any adverse development regarding the pending litigation described on Schedule 5.7(ix) of the Disclosure Schedules insofar as such developments relate to the issues specifically identified on Schedule 5.7(ix) of the Disclosure Schedules, or any new litigation, claim or dispute relating to such issues;

                  (x) any Existing Transfer Obligation;

                  (xi) the sale, financing or refinancing of any Asset or Covered Interest if such sale, financing or refinancing is not within the control of Seller; and

                  (xii) any damage to or destruction of any Asset, subject to the provisions of Section 1.6(e) of this Agreement.

     5.7 Closing Deliveries. Seller (and for purposes of clause (ix) below, the CB Parties) shall do the following at or prior to the Closing:

                  (i) deliver to Buyer instruments of assignment, in form and substance reasonably satisfactory to Buyer, evidencing the valid transfer to Buyer of the Designated Interests being transferred;

                  (ii) to the extent in the control of Seller, deliver to Buyer all financial records, equity ownership ledgers, minute books, corporate seals and all other books and records of Newco and the entities in which the Designated Interests represent equity interests, or otherwise relating or pertaining to the Assets;

                  (iii) if requested by Buyer in a notice at least three (3) Business Days prior to the Closing, deliver to Buyer resignations of some or all of the managers and officers of Newco and/or the appointment of new managers or officers, effective as of the Closing;

                  (iv) deliver to Buyer certificates of the Secretary of Seller attesting to the incumbency of its officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

                  (v) deliver to Buyer a certificate of an executive officer of Seller unaffiliated with Buyer affirming satisfaction of the conditions specified in Sections 5.2 and 5.3.;

                  (vi) deliver to Buyer certificates of the Secretary of State of Delaware as to the legal existence and good standing of Seller and Newco respectively;

                  (vii) deliver to Buyer cross receipt executed by Seller;

                  (viii) deliver to Buyer an affidavit from Seller stating, under the penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code; and

                  (ix) deliver to Buyer such other certificates, documents, instruments and agreements as Buyer shall deem necessary in its reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to Buyer.

                                   ARTICLE 6
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to effect the Closing under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Seller (provided that Seller has obtained the prior written consent of the CB Parties to grant such waiver).

     6.1 Merger. Each of Seller and the CB Parties shall have determined, in its reasonable judgment, that the conditions to the closing of the Merger, as set forth in the

Merger Agreement, shall have been satisfied or waived and the Merger is ready to be consummated.

     6.2 Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of Buyer shall be true and correct in all material respects (except that each representation or warranty that is qualified by materiality or any similar qualification shall be true and correct in all respects) on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of each such date (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for any changes permitted or contemplated by the terms hereof or consented to in writing by Seller. Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     6.3 Corporate Proceedings. All limited liability company proceedings required to be taken on the part of Buyer to authorize this Agreement and the transactions contemplated hereby shall have been taken.

     6.4 No Injunction; Adverse Proceedings. No Authority shall have issued any Law or taken any action then in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby.

     6.5 Nautica Consent and Release. Seller and the CB Parties shall have received reasonable evidence that the conditions to the Nautica Consent and Release have been satisfied or waived and the Nautica Consent and Release will be effective as of the Closing.

     6.6 Releases. Each of the Island Principals and Jeffrey P. Cohen shall have delivered to Seller and the CB Parties a release in the form attached hereto as Exhibit E at or prior to the Closing.

     6.7 Closing Deliveries. Buyer shall do the following at or prior to the
Closing:

                  (i) deliver the Purchase Price to Seller, as provided in
     Section 1.2(b) hereof;

                  (ii) deliver to Seller the Profits Participation Interest Releases (to the extent such releases have been obtained);

                  (iii) deliver to Seller a certificate of the managing member of Buyer attesting to the authorization of Buyer to consummate the transactions contemplated by this Agreement;

                  (iv) deliver to Seller a certificate of the managing member of Buyer affirming satisfaction of each the conditions specified in Section
     6.2 and Section 6.3.;

                  (v) a certificate of the Secretary of State of the State of Delaware as to the good standing of Buyer;

                  (vi) deliver to Seller a cross receipt executed by Buyer;

                  (vii) execute and deliver the Cash Collateral Agreement; and

                  (viii) deliver to Seller such other certificates, documents, instruments and agreements as each of Seller or the CB Parties shall deem necessary in their reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to Seller and the CB Parties.

                                   ARTICLE 7
                                 INDEMNIFICATION

     7.1 Indemnification.

         (a) Subject to Section 7.1(e), from and after the date of this Agreement Seller (and following the closing of the Merger (if any) the Surviving Corporation) shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses:

             (i) arising out of, caused by or resulting from (x) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement, (y) any breach of, or failure to perform, any covenant, agreement or obligation of Seller contained in this Agreement or
     (z) the facts that (1) any Buyer Indemnified Party is or was an officer, director or employee of Seller and (2) this Agreement was entered into by the Parties and/or any or all of the transactions contemplated by this Agreement were consummated; provided, however, that nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights of Seller to make any claim under any directors' and officers' insurance policy that is or has been in existence with respect to Seller or any of its officers, directors or employees; or

             (ii) incurred by any Buyer Indemnified Party as a result of any third party claim against any Buyer Indemnified Party or Asset Owner if, but only to the extent that, such claim and the resultant Losses arise out of, are caused by or result from (A) the ownership, use or operation of the Designated Interests or Assets at or prior to the Closing (but solely to the extent of such ownership, use or operation at or prior to the Closing) or any action or failure to act when action was required at or prior to the Closing (but solely to the extent such action or failure to act occurred at or prior to the Closing) by Seller or any of its Affiliates (or any of their respective employees or other agents), it being understood and agreed that with respect to the Asset known as "Yacht Haven" any physical condition (including, without limitation, contamination or other latent defects) ("PHYSICAL CONDITIONS") existing at such Asset at the time of or prior to the Closing shall not in and of itself give rise to any indemnification claim pursuant to this clause (A) unless and only to the extent such condition (x) came into existence as a result of any action by Seller or any of its Affiliates (or any of their respective employees or agents) or failure to act when action was legally or contractually required on the part of Seller or any Affiliate of Seller (or any of their respective employees or agents) or (y) was exacerbated by any action of any employee or agent of Seller or any Affiliate of Seller, (B) the failure to obtain any Consent required in connection with the Merger (other than those Consents identified in Schedule 7.1(a) of the Disclosure Schedules) or (C) the matters set forth on Schedule 7.1(b) of the Disclosure Schedules, but only to the extent therein described; except in the case of either clause
     (A) or (B) for Losses arising out of, caused by or resulting from any of the following: (1) the failure of Seller or the Surviving Corporation to obtain any Consent that may have been required to transfer any Designated Interest hereunder (but not excepting any Consent required in connection with the Merger); (2) the continued ownership, use or operation, or action or failure to act when action was required, by Seller of any Restricted Interests after the Closing pursuant to Section 9.3 of this Agreement (but not excepting any Losses resulting from a breach by Seller, the Surviving Corporation or any CB Party of their respective obligations under this Agreement); (3) an act or failure to act when action was required prior to the Closing by Buyer, any Island Principal or Jeffrey P. Cohen (or any act or failure to act undertaken at the express direction, or with the express consent, of any such Person); (4) matters with respect to which any SC Indemnified Party is entitled to be indemnified by Buyer pursuant to
     Section 7.1(c) below; (5) the matters identified on Schedule 5.7(ix) of the Disclosure Schedules (but only to the extent so identified); (6) any matter, event or circumstance that constitutes a breach of the representations and warranties in Section 3.6, Section 3.7 or Section 3.9 of this Agreement (regardless of whether such representations and warranties have terminated pursuant to Section 7.2 of this Agreement); or
     (7) any third party claim relating to the operation of an Asset in the ordinary course of business so long as the resulting Losses to the Buyer Indemnified Parties are not material.

         (b) Subject to Section 7.1(e), from and after the Closing and the closing of the Merger, the CB Parties, jointly and severally with the Surviving Corporation, shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses:

             (i) arising out of, caused by or in any way resulting from (x) any misrepresentation or breach of any representation or warranty made by Seller or any CB Party in this Agreement, (y) any breach of, or failure to perform, any covenant, agreement or obligation of Seller or any CB Party contained in this Agreement, or (z) the facts that (1) any Buyer Indemnified Party is or was an officer, director or employee of Seller and
     (2) this Agreement was entered into by the Parties and/or any or all of the transactions contemplated by this Agreement were consummated; provided, however, that the obligation of the CB Parties to indemnify the Buyer Indemnified Parties pursuant to this Section 7.1(b)(i)(z) shall be secondary to such obligation of the Surviving Corporation and shall arise only if the Surviving Corporation shall fail to promptly provide such indemnification to the Buyer Indemnified Parties; and provided, further that nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights of Seller to make any claim under any directors' and officers' insurance policy that is or has been in existence with respect to Seller, the Surviving Corporation, the CB Parties or any of their respective officers, directors or employees.

             (ii) incurred by any Buyer Indemnified Party as a result of any third party claim against any Buyer Indemnified Party or Asset Owner if, but only to the extent that, such claim and the resultant Losses arise out of, are caused by or result from (A) the ownership, use or operation of the Designated Interests or Assets at or prior to the Closing (but solely to the extent of such ownership, use or operation at or prior to the Closing) or any action or failure to act when action was required at or prior to the Closing (but solely to the extent such action or failure to act occurred at or prior to the Closing) by the Surviving Corporation, any CB Parties or any of their respective Affiliates (or any of their respective employees or other agents), it being understood and agreed that with respect to the Asset known as "Yacht Haven" any Physical Condition existing at such Asset at the time of or prior to the Closing shall not in and of itself give rise to any indemnification claim pursuant to this clause (A) unless and only to the extent such condition (x) came into existence as a result of any action by the Surviving Corporation, any CB Party or any of their respective Affiliates (or any of their respective employees or agents) or failure to act when action was legally or contractually required on the part of the Surviving Corporation, any CB Party or any of their respective Affiliates (or any of their respective employees or agents) or (y) was exacerbated by any action of any employee or agent of the Surviving Corporation, any CB Party or any of their respective Affiliates, (B) the failure to obtain any Consent required in connection with the Merger (other than those identified in Schedule 7.1(a) of the Disclosure Schedules) or (C) the matters set forth on Schedule 7.1(b) of the Disclosure Schedules, but only to the extent therein described; except in the case of either clause (A) or (B) for Losses arising out of, caused by or resulting from any of the following: (1) the failure of Seller or the Surviving Corporation to obtain any Consent that may have been required to transfer any Designated Interest hereunder (but not excepting any Consent required in connection with the Merger); (2) the continued ownership, use or operation, or action or failure to act when action was required, by Seller of any Restricted Interests after the Closing pursuant to Section 9.3 of this Agreement (but not excepting any Losses resulting from a breach by Seller, the Surviving Corporation or any CB Party of their respective obligations under this Agreement); (3) an act or failure to act when action was required prior to the Closing by Buyer, any Island Principal or Jeffrey
     P. Cohen (or any act or failure to act undertaken at the express direction, or with the express consent, of any such Person); (4) matters with respect to which any SC Indemnified Party is entitled to be indemnified by Buyer pursuant to Section 7.1(c) below; (5) the matters identified on Schedule 5.7(ix) of the Disclosure Schedules (but only to the extent so identified);
     (6) any matter, event or circumstance that constitutes a breach of the representations and warranties in Section 3.6, Section 3.7 or Section 3.9 of this Agreement (regardless of whether such representations and warranties have terminated pursuant to Section 7.2 of this Agreement); or
     (7) any third party claim relating to the operation of an Asset in the ordinary course of business so long as the resulting Losses to the Buyer Indemnified Parties are not material.

         (c) Subject to Section 7.1(e), following the Closing, Buyer shall indemnify and hold harmless the SC Indemnified Parties from and against all
Losses:

             (i) arising out of, caused by or resulting from: (w) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement; (x) any breach of, or failure to perform, any covenant, agreement or obligation of Buyer contained in this Agreement; (y) any of the obligations expressly assumed by Newco or Buyer pursuant to, or in accordance with, this Agreement; or (z) the continued ownership, use or operation, or action or failure to act when action was required, by Seller or the Surviving Corporation or any of their Subsidiaries of any Restricted Interest after the Closing pursuant to Section 9.3, including the compliance by Seller or the Surviving Corporation with any written directive of Buyer to transfer any Restricted Interest to Buyer or its designee after the Closing (except to the extent any such Losses arise out of, are caused by or result from a breach by Seller, the Surviving Corporation or any CB Party of any of their respective obligations under this Agreement); and

             (ii) incurred by any SC Indemnified Party as a result of any third party claim against any SC Indemnified Party, if, but only to the extent that, such claims and the resultant Losses arise out of, are caused by or result from (w) except for any third party claim relating to the operation of an Asset in the ordinary course of business so long as the resulting Losses to the SC Indemnified Parties are not material, the ownership, use or operation of the Designated Interests or the Assets by Buyer or any of its Affiliates (or any of their respective employees or other agents) after the Closing (but solely to the extent of such post-Closing ownership, use or operation) or any action or failure to act when action was required after the Closing (but solely to the extent such action or failure to act occurred after the Closing) by Buyer or any of its Affiliates (or any of their respective employees or other agents), it being understood and agreed that with respect to the Asset known as "Yacht Haven" any Physical Condition existing at such Asset after the Closing shall not in and of itself give rise to any indemnification claim pursuant to this clause (w) unless and only to the extent such condition (1) came into existence as a result of any action by Buyer or any Affiliate of Buyer (or any of their respective employees or agents) or failure to act when action was legally or contractually required on the part of Buyer or any Affiliate of Buyer (or any of their respective employees or agents) or (2) was exacerbated by any action of any employee or agent of Buyer or any Affiliate of Buyer following the Closing, (x) the issues and matters identified on Schedule 5.7(ix) of the Disclosure Schedules, but only for the period ending on the later of six months following the Closing or such time as Buyer (or an Affiliate of Buyer) no longer owns a controlling interest in the subject Asset, (y) the improper use by Buyer or any Affiliate of Buyer of the Technology Services and (z) the matters set forth on Schedule 7.1(b) of the Disclosure Schedules, but only to the extent therein described; provided, however, that the indemnification set forth in this clause (ii) shall not extend to any matter addressed in Section 9.7 below.

         (d) (i) In the event that any indemnified party is made a defendant in or party to any action, suit, proceeding or claim, judicial or administrative, instituted by any third party for Losses, or otherwise receives any demand from any third party for Losses (any such third party action, suit, proceeding or claim being referred to as a "CLAIM"), the indemnified party (referred to in this clause (d)(i) as the "NOTIFYING PARTY") shall give the indemnifying party prompt notice thereof. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the notifying party's ability to defend such Claim, and then only to the extent of such loss. The indemnifying party shall be entitled to contest and defend such Claim; provided that the indemnifying party (A) diligently contests and defends such Claim and
(B) acknowledges in writing that it will contest or defend such Claim, it being understood that the indemnifying party may reserve its rights as to whether or not it is in fact liable for indemnification hereunder. Notice of the intention to contest and defend shall be given by the indemnifying party to the notifying party within twenty (20) Business Days after the notifying party's notice of such Claim. Such contest and defense shall be conducted by attorneys employed by the indemnifying party and reasonably satisfactory to the indemnified party. The notifying party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the notifying party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing, and, in the absence of any conflict, to assert any counterclaims or cross-claims such notifying party may have, at the expense of such notifying party. The notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Claim without the prior written consent of the other party, unless such concession, settlement or compromise involves no cost or liability to the other party and includes an unconditional release of the other party from all liability with respect to such Claim.

             (ii) In the event any indemnified party has a claim against any indemnifying party that does not involve a Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party. Except as provided in Section 7.2, relating to survival of representations and warranties, failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such claim, and then to the extent of such loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within sixty (60) days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the Loss in the amount specified in the indemnified party's notice will be conclusively deemed a liability of the indemnifying party (subject to the limitations set forth in this Section 7.1) and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand.

             (iii) Nothing herein shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud or willful misconduct in connection with this Agreement. In the event an action is brought in accordance with this subsection (iii), the prevailing party's reasonable attorneys' fees and costs shall be paid by the non-prevailing party.

         (e) Notwithstanding anything to the contrary in this Agreement,

             (i) in no event shall any indemnifying party be required to indemnify any indemnified party against any exemplary, special or punitive damages in connection with any breach of this Agreement (as opposed to Losses resulting from third party claims);

             (ii) Buyer agrees and acknowledges that in no event shall any of the CB Parties, their Affiliates or any of their managers, officers, directors, employees, members, representatives or agents have any liability or obligations to Buyer with respect to the transactions contemplated by this Agreement (including, without limitation, pursuant to Section 7.1(b)) if the closing of the Merger does not occur;

             (iii) Seller and the CB Parties agree and acknowledge that in no event shall Buyer, its Affiliates or any of its managers, officers, directors, employees, members, representatives or agents have any liability or obligations to Seller or the CB Parties with respect to the transactions contemplated by this Agreement (including, without limitation, pursuant to Section 7.1(c)) if the closing of the Merger does not occur;

             (iv) (x) in no event shall any Buyer Indemnified Party be permitted to assign or transfer any rights to indemnification under this Section 7.1 with respect to Physical Conditions to any Person, (y) the right of any Buyer Indemnified Person to assert claims for indemnification hereunder with respect to any Physical Conditions regarding an Asset shall terminate immediately on the second anniversary of the Closing Date and (z) Buyer may not assert any indemnification claim under this Section 7.1 with respect to Physical Conditions to the extent such indemnification claim relates to a third party claim asserted against any Buyer Indemnified Party by any Person that, directly or indirectly, acquired (A) the Asset from Buyer or an Affiliate of Buyer or (B) any direct or indirect interest of Buyer in the subject Asset;

             (v) the maximum indemnification obligation of the CB Parties, Seller and the Surviving Corporation regarding Losses of all the Buyer Indemnified Parties pursuant to Section 7.1(a)(ii) and Section 7.1(b)(ii), together, shall be limited as follows:

             (A) the maximum amount of Losses that shall be indemnifiable in respect of any third party claim against a Category A Entity is the Adjusted Pro Rated Book Value of the applicable Asset owned by such Category A Entity at the time such Loss is to be paid; and

             (B) the maximum amount of Losses that shall be indemnifiable in respect of any third party claim against a Category B Entity is the aggregate Attributable Pro Rated Book Value of the Assets owned by the applicable Asset Owners in which such Category B Entity owns direct or indirect Equity Interests at the time such Loss is to be paid.

             (vi) The aggregate indemnification obligations of the CB Parties and Seller under Sections 7.1(a) and 7.1(b) to all of the Buyer Indemnified Parties, on the one hand, and the aggregate indemnification obligations of Buyer under Section 7.1(c) to all of the SC Indemnified Parties, on the other hand, each shall not exceed sum of the Purchase Price and the Final Assumed Liabilities Amount (the "TOTAL INDEMNIFICATION LIMIT"); provided, however that the Total Indemnification Limit shall not apply to any indemnification obligations under Section 7.1(a)(i)(z) or (b)(i)(z).

             (f) No Claim can be made pursuant to this Section 7.1 for breach of a representation or warranty beyond the period of survival set forth in Section
7.2 herein; provided, however, that any indemnification provision that otherwise would terminate in accordance with this paragraph (f) will continue to survive, if such notice shall have been timely given under Section 7.1(d) herein on or prior to such termination date, until the related Claim has been satisfied or otherwise resolved as provided in Section 7.1(d) herein.

     7.2 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing Date for a period of one
(1) year, except that the representations and warranties set forth in Sections
2.5 and 2.6 shall survive without limitation.

     7.3 Indemnification as Sole Remedy. Following the Closing, the indemnities provided in this Article 7 shall be the sole and exclusive remedy of the Parties and their successors and assigns with respect to any and all claims arising out of or relating to this Agreement, except to the extent otherwise provided under
Article 10, Article 12 and Sections 13.4, 13.13 and 13.14.

                                   ARTICLE 8
                               THIRD PARTY OFFERS

     8.1 Third Party Acquisition Proposals.

         (a) Subject to Section 12.9 below, Seller, at the direction of the Board of Directors of Seller or the Special Committee thereof, may terminate this Agreement as contemplated by Section 12.3 below if (i) Seller has received one or more Acquisition Proposals, (ii) Seller has complied in all material respects with this Section 8.1, and (iii) Seller shall have delivered to Buyer a written notice (a "NOTICE OF ACQUISITION PROPOSAL") of such Acquisition Proposal(s) at least two (2) Business Days in advance of its intention to effect such termination.

         (b) Seller, at the direction of the Board of Directors of Seller or the Special Committee thereof, may, in response to an Acquisition Proposal that did not otherwise result from a breach of this Section 8.1, terminate this Agreement pursuant to Section 8.1(a) and concurrently enter into an agreement regarding such Acquisition Proposal; provided, however, that Seller shall not terminate this Agreement pursuant to Section 8.1(a), and any purported termination pursuant to Section 8.1(a) shall be void and of no force or effect (and Seller may not enter into such agreement regarding such Acquisition Proposal), unless Seller shall have complied in all material respects with all the provisions of this Section 8.1, including the notification provisions in this Section 8.1, and with all applicable requirements of Section 12.9 (including the payment of the Termination Fee (as defined in Section 12.9(b)) prior to or concurrently with such termination) in connection with such Acquisition Proposal; and further provided, that Seller shall not exercise its right to terminate this Agreement pursuant to Section 8.1(a) until after the second Business Day following Buyer's receipt of a Notice of Acquisition Proposal from Seller advising Buyer that the Board of Directors of Seller or the Special Committee has received an Acquisition Proposal, specifying the terms and conditions of the Acquisition Proposal, identifying the person making such Acquisition Proposal and stating that the Board of Directors of Seller or the Special Committee thereof intends to exercise its right to terminate this Agreement pursuant to Section 8.1(a) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of an Acquisition Proposal shall require a new Notice of Acquisition Proposal and the commencement of a new two (2) Business Day period).

         (c) Upon receipt of a Notice of Acquisition Proposal, Buyer shall have the right during the two (2) Business Day notice period to submit to Seller a proposal that the Board of Directors of Seller or the Special Committee thereof determines would result in a transaction, if consummated, that would be more favorable to its stockholders (taking into account, among other things, and giving dollar for dollar credit for, the Termination Fee that would not be payable to Buyer in the event a transaction with Buyer is consummated hereunder) and, in such case, Seller shall enter into definitive agreements with Buyer in respect of its subsequent proposal and simultaneously terminate and abandon pursuit of such third party Acquisition Proposal that was subject to the Notice of Acquisition Proposal.

         (d) Seller shall notify Buyer promptly (but in no event later than the next Business Day) after receipt by Seller of one or more Acquisition Proposals or any request for information relating to Seller, the Assets or the Covered Interests in connection with an Acquisition Proposal or for access to the properties, books or records of Seller or any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors or the Special Committee of Seller that it is considering making, an Acquisition Proposal; provided, however, that prior to participating in any discussions or negotiations or furnishing any such information, Seller shall receive from such Person an executed confidentiality agreement substantially in the form of Exhibit F attached hereto (the "CONFIDENTIALITY AGREEMENT"). The notice shall indicate the terms and conditions of the proposal or request and the identity of the Person making it, and Seller will promptly notify Buyer of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment. Seller shall keep Buyer informed, on a reasonably current basis, of the status of any negotiations, discussions and documents with respect to such Acquisition Proposal or request.

                                   ARTICLE 9
                    POST-CLOSING AND CERTAIN OTHER AGREEMENTS

         9.1 Further Assurances. The CB Parties, Buyer and Seller each agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do all such other acts and things, all as each Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and consummating the transactions contemplated hereby and thereby.

     9.2 E-mail and Technical Support Services. Following Closing and for a period of up to one year following the Closing Date, the CB Parties and/or the Surviving Corporation shall reserve and make available to and for the benefit of Buyer and its Affiliates, free of charge, a portion of their computer server(s) and Internet connectivity to (i) host and access files and (ii) host e-mail addresses (no more than 2 domains) and store, maintain and access electronic mail (for no more than 50 users) (the "TECHNOLOGY SERVICES"). The CB Parties and/or the Surviving Corporation shall make available to Buyer and its Affiliates the CB Parties' and/or the Surviving Corporation's technology staff and support to arrange and maintain such Technology Services to the same extent the CB Parties provide for their own business. Buyer agrees and acknowledges that all Technology Services provided pursuant to this Section 9.2 will be provided "as is/where is" and without representation or warranty of any kind.

     9.3 Consents.

         (a) If the Closing occurs and any Consent to a transfer of Designated Interests to Newco or Buyer has not been obtained (or is not in full force and effect), then following the Closing, Buyer, the Surviving Corporation and the CB Parties shall use their respective Best Efforts, and reasonably cooperate with one another, to obtain any and all such Consents as quickly as practicable following the Closing.

         (b) Except as provided in Section 9.3(c) below, with respect to each Designated Interest described in clause (2)(z) of the first sentence of Section
4.1 and each Covered Interest that Seller shall continue to hold following the Closing pursuant to the penultimate sentence of Section 4.1 (each, a "RESTRICTED INTEREST"), neither this Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Interest, and until all Consents relating to the transfer of such Restricted Interest have been obtained, Seller, the CB Parties and Buyer shall cooperate, as reasonably directed by Buyer, in any lawful arrangements designed to provide to Buyer the full and complete economic and other benefits and costs of and use and ownership of such Restricted Interest (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of the Surviving Corporation against a third party thereunder). Seller's, the CB Parties' and Buyer's obligations in such respect shall include, without limitation, (i) the prompt remittance to Buyer of any monies or other assets received in respect of such Restricted Interest, (ii) the obligation to obtain Buyer's prior approval of any material action taken or not taken in respect of such Restricted Interest, (iii) the general obligation to hold and own such

Restricted Interest in trust and for the sole and exclusive benefit of Buyer and (iv) the indemnification obligations of Buyer pursuant to Section 7.1(c)(i)(z) hereto. If and when all Consents that in the reasonable opinion of Buyer and the CB Parties are necessary for the sale, assignment, assumption, transfer, conveyance and delivery of such Restricted Interest are obtained, Seller and/or the CB Parties shall promptly assign, transfer, convey and deliver such Restricted Interest to Buyer or its designee, free and clear of all Encumbrances. In addition, Seller and the CB Parties shall (x) take all such action as is necessary to appoint a designee of Buyer (each, a "BUYER DESIGNEE") as an officer or manager of the Entity owning or controlling such Restricted Interest, with complete authority to manage the affairs thereof in all respects relating to such Restricted Interest (provided, however, that Buyer agrees not to take any action, and will cause each Buyer Designee not to take any action, in connection with this Section 9.3(b) that could reasonably be expected to result in Losses to the CB Parties, the Surviving Corporation or any of their respective Affiliates), and (y) grant to Buyer a first priority security interest in such Restricted Interest to secure Buyer's rights and interests hereunder, and Buyer shall be entitled, and Seller shall cooperate with Buyer, to take all such action as is reasonably necessary for Buyer to establish and perfect such first priority security interest, including effecting appropriate filings under the Uniform Commercial Code and otherwise; provided, however, that if the grant of any such security interest shall require a Consent (other than any Consent required as a result of action or inaction on the part of any CB Party or required as a result of any facts or circumstances which relate to any CB Party (as opposed to Seller or any Subsidiary of Seller)), then (x) Buyer, Seller and the CB Parties shall use their respective Best Efforts, and reasonably cooperate with one another, to obtain such Consent as quickly as practicable following the Closing, and (y) Seller and the CB Parties shall not be obligated to grant such first priority security interest unless and until such Consent is obtained. If Seller or any of its Subsidiaries is required to make any determination or decision following the Closing regarding any Restricted Interest that would require the expenditure of funds by Seller or any of its Subsidiaries as the record holder of a Restricted Interest, then Seller or such Subsidiary shall only be obligated to expend such funds if Buyer authorizes the same and agrees to promptly reimburse Seller for the funds so expended on behalf of Buyer pursuant to this Section 9.3(b). Nothing in this
Section 9.3 shall affect or in any way reduce the Purchase Price payable at Closing under this Agreement or limit the rights or obligation of the Parties under Article 7 hereof.

         (c) Notwithstanding anything in Sections 9.3(a) and (b) to the contrary, with respect to each Restricted Interest that is also a Covered Interest identified on Schedule 4.12 to the Disclosure Schedules and one for which a Consent to transfer to Buyer hereunder has not been obtained, neither this Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Interest, and until all Consents relating to the transfer of such Restricted Interest have been obtained, Seller, the CB Parties and Buyer shall cooperate, as reasonably directed by Buyer, in any lawful arrangements designed to effect the intent and purposes of this Agreement in respect of the acquisition of such Restricted Interest by Buyer as of the Closing Date. If and when all Consents that in the reasonable opinion of Buyer and the CB Parties are necessary for the sale, assignment, assumption, transfer, conveyance and delivery of such Restricted Interest are obtained, Seller and/or the CB Parties shall promptly assign, transfer, convey and deliver such Restricted Interest to Buyer or its designee, free and clear of all Encumbrances. Nothing in this Section 9.3 shall affect or in any way reduce the Purchase Price payable at Closing under this Agreement or limit the rights or obligations of the Parties under Article 7 hereof.

     9.4 Office Space. Following the Closing and for a period of eighteen months following the Closing Date, the CB Parties and/or the Surviving Corporation shall make available to Buyer (or an Affiliate of Buyer) reasonable office space selected by the CB Parties in their sole discretion, free of charge, in the greater metropolitan area of Greenville, South Carolina (space for up to nine persons), Dallas, Texas (space for up to four persons), Chicago, Illinois (space for up to two persons) and Houston, Texas (space for up to one person) under leases or subleases in effect in such metropolitan areas on the date hereof (or comparable alternative space in such locations) and shall make available to them, free of charge, the reasonable use of telephone systems, copy machines, facsimile machines, coffee service, conference room and similar office equipment, services and amenities, in each case, in accordance with a Shared Space Agreement in the form of Exhibit G attached hereto. In addition, the Surviving Corporation and the CB Parties agree that each Island Principal, Jeffrey P. Cohen and each individual hired by Buyer following the Closing pursuant to Section 4.9 hereof shall be entitled to remain in their respective offices, as currently constituted, or another reasonably similar office, at 200 Park Avenue, New York, New York (if applicable) for a period not to exceed sixty
(60) days following the Closing.

     9.5 Employee Interests.

         (a) Buyer is aware and expressly acknowledges that certain current and former employees of, or independent contractors to, Seller or a Subsidiary of Seller (each, a "COVERED EMPLOYEE") are entitled to receive a portion of any proceeds distributed to Seller (or a Subsidiary of Seller) in respect of certain of the Covered Interests in the event that certain specified investment return thresholds are satisfied, pursuant to either (i) an express written assignment of an economic interest in a Covered Interest made by Seller (or a Subsidiary of Seller) to a Covered Employee or (ii) a written agreement by Seller (or a Subsidiary of Seller) to pay to a Covered Employee an amount equal to a specified portion of the amounts received by Seller (or a Subsidiary of Seller) in respect of a Covered Interest (each, a "LETTER AGREEMENT") (the interests of the Covered Employees described in the foregoing clauses (i) and (ii) are collectively referred to herein as "EMPLOYEE PROFIT PARTICIPATION INTERESTS"). Effective as of the Closing, Buyer hereby assumes and agrees to be liable for, and indemnify and hold Seller (and any Subsidiary of Seller that is a party to a Letter Agreement) and the CB Parties harmless from and against, the obligations of Seller (or any Subsidiary of Seller) with respect to payments due and payable from and after the Closing under the Employee Profit Participation Interests that exist on the date of the Closing, except for any Employee Participation Interest that relates to any Covered Interest excluded by the CB Parties from the purchase and sale hereunder pursuant to Section 1.6(c)(v), Section 1.6(d) or Section 1.6(e). In addition, following the Closing, Buyer agrees to use commercially reasonable efforts to provide for the Employee Participation Interests (except for any Employee Participation Interest that relates to any Covered Interest excluded by the CB Parties from the purchase and sale hereunder pursuant to Section 1.6(c)(v),
Section 1.6(d) or Section 1.6(e)) to be cashed out only when the related Asset(s) are sold (rather than on a sale by Buyer (or a Subsidiary of Buyer) of its direct or indirect interest(s) in any such Asset(s)).

         (b) Each of Seller and Buyer acknowledges and agrees that for purposes of calculating the amount payable to any Covered Employee by Buyer pursuant to any Letter Agreement:

             (i) The term "Insignia Minimum Return" as used in such Letter Agreement shall mean the sum of (a) all capital contributions directly or indirectly made by Seller to the entity that owns the applicable real property Asset that is the subject of the Letter Agreement (the "Asset Entity") at any time prior to the Closing, plus (b) all capital contributions directly or indirectly made by Buyer to the Asset Entity at any time after the Closing, plus (c) any allocated costs, plus (d) a return on the foregoing amounts equal to 10% per annum.

             (ii) The term "Proceeds" as used in such Letter Agreement shall mean (a) the aggregate amount that would have been received by Seller and its wholly-owned Subsidiaries (without duplication) from the applicable Asset Entity if the applicable Designated Interests had not been transferred to Buyer pursuant to this Agreement, minus (b) the applicable Insignia Minimum Return.

             (iii) Notwithstanding the foregoing: (a) with respect to the obligations owed to James A. Aston, Andrew L. Farkas, Frank M. Garrison, and Ronald Uretta under Letter Agreements dated February 18, 2000 relating to the development Asset known as Gateway Commerce, the terms "Proceeds" shall mean the difference between (i) the aggregate amount that would have been received by Seller and its wholly-owned Subsidiaries (without duplication) from the applicable Asset Entity if the applicable Designated Interests had not been transferred to Buyer pursuant to this Agreement, minus (ii) all capital contributions directly or indirectly made by Seller to the Asset Entity at any time prior to the Closing, minus (iii) all capital contributions directly or indirectly made by Buyer to the Asset Entity at any time after the Closing, minus (iv) any allocated costs; and
     (b) with respect to certain Letter Agreements relating to other development Assets, the term "Net Profits" is utilized and as used in such Letter

     Agreement shall mean the aggregate amount that would have been received by Seller and its wholly-owned Subsidiaries (without duplication) from the applicable Asset Entity (assuming for this purpose that the applicable Designated Interests had not been transferred to Buyer pursuant to this Agreement) in respect of their "promotional" Equity Interests in such Asset Entity (as opposed to in respect of their actual cash investments in such Asset Entity).

             (iv) Nothing in this Section 9.5(b) shall have any effect on the obligations of Buyer under Section 9.5(a).

         (c) The holders of Employee Profit Participation Interests are express, intended third party beneficiaries of this Section 9.5.

     9.6 Property Management. With respect to each real property Asset that is listed on Schedule 9.6 of the Disclosure Schedules and has not been sold prior to the Closing (each, a "MANAGED PROPERTY"), following the Closing and until such time as either such Managed Property is sold to a Person that is not an Affiliate of Buyer or Buyer or Newco sells or otherwise disposes of its indirect Equity Interest in such Managed Property to a Person that is not an Affiliate of Buyer, Buyer shall use its Best Efforts and shall cooperate with the CB Parties and the Surviving Corporation, to provide that Insignia/ESG, Inc. continues to be engaged to provide property management and/or leasing services for such Managed Property for one year following the Closing.

     9.7 Letters of Credit. The Parties agree that each of the Parties' rights and obligations with respect to the existing letters of credit listed on
Schedule 9.7(i) of the Disclosure Schedules (together with any replacement letters of credit permitted by Section 9.7(f), the "SELLER L/CS") and the guaranty issued by Seller listed on Schedule 9.7(ii) of the Disclosure Schedules (the "CENTENNIAL GUARANTY" and together with the "Seller L/Cs," the "TRAILING OBLIGATIONS") after the Closing shall be solely as set forth in this Section 9.7.

         (a) Subject to Buyer's compliance with Section 9.7(c), (d) and (e), the CB Parties agree that with respect to each Seller L/C, for the period commencing on the Closing Date and ending on the earlier of (i) the third anniversary of the Closing, (ii) the date on which such Seller L/C is no longer required to be maintained pursuant to the terms of the underlying agreement that calls for such Seller L/C as in effect on the date of this Agreement (but subject to changes contemplated by Section 9.7(d)) (the "UNDERLYING AGREEMENT") or (iii) the completion of an Encumbered Asset Sale of the relevant Encumbered Asset with respect to such Seller L/C, the CB Parties shall cause such Seller L/C to be maintained in full force and effect and remain outstanding in accordance with the terms of the Underlying Agreement (as such underlying agreement is in effect at the time of the Closing); provided, however, that if the beneficiary with respect to such Seller L/C (together with such Person's successors and assigns, the "BENEFICIARY") agrees to reduce the face amount of such Seller L/C (including, without limitation, in connection with an amendment to the Underlying Agreement), then the CB

Parties' obligation to cause such Seller L/C to be maintained shall continue to apply only with respect to such reduced face amount; and further, provided that under no circumstances will the CB Parties be required to increase the face amount of such Seller L/C. With respect to each Seller L/C, (x) each Party agrees to promptly notify the other upon receipt of any notice from the Beneficiary that such obligation to maintain the Seller L/C has been released or reduced and (y) Buyer agrees to replace such Seller L/C at or prior to the third anniversary of the Closing with an equivalent letter of credit in the name of the Buyer or one of its Affiliates and issued by a banking institution reasonably acceptable to the Beneficiary.

         (b) Buyer agrees to reimburse the CB Parties in respect of the Trailing Obligations, but only in the manner and to the extent provided in this Section 9.7(b):

             (i) In the event that any amount is drawn under, or otherwise paid to a Beneficiary pursuant to, a Trailing Obligation, Buyer shall (subject to Section 9.7(b)(iii)), promptly (but in any event within 10 days) after receipt of written notice (a "REIMBURSEMENT NOTICE") from the CB Parties stating the amount that has been drawn or otherwise paid (the "FUNDED AMOUNT"), reimburse the CB Parties an amount equal to 50% of the Funded Amount, payable by wire transfer to the Person or account designated by the CB Parties in such notice; provided, however, that to the extent any amount drawn under a Seller L/C is drawn as a result of the failure of the CB Parties to cause such Seller L/C to be renewed or extended in a timely manner as required by Section 9.7(a), then such amount shall not constitute a "Funded Amount" for purposes of this Section 9.7(b) and the CB Parties shall not be entitled to any reimbursement from Buyer in respect of such amount. Upon the receipt by Seller (or its successor or assign) of a demand for payment by the Beneficiary with respect to the Centennial Guaranty, Seller (or such successor or assign) shall be entitled to pay the amount demanded by such Beneficiary without any obligation to contest or oppose such demand, but only after notifying and reasonably consulting with Buyer in advance of such payment and any such payment shall not affect the obligations of Buyer under this Section 9.7(b) with respect to reimbursement of the CB Parties in connection with such payment. The portion of any Funded Amount actually reimbursed by Buyer pursuant to this
     Section 9.7(b)(i) shall be referred to as a "BUYER CONTRIBUTED AMOUNT" and the corresponding balance of such Funded Amount (i.e., the amount not actually reimbursed by Buyer, including, without limitation, any such amounts not actually reimbursed that are a breach of this Section 9.7(b)(i)) shall be referred to as the "CB CONTRIBUTED AMOUNT," and the Asset to which such Funded Amount relates shall be referred to as the "ENCUMBERED ASSET." If, and to the extent, Buyer fails to reimburse the CB Parties after receipt of a Reimbursement Notice pursuant to this Section 9.7(b)(i) and the CB Parties dispute the failure of Buyer to provide such reimbursement, the CB Parties may challenge and dispute the same in the manner provided in Section 13.4 hereof. If the CB Parties are the prevailing party in any such action, claim or proceeding, then (i) Buyer shall promptly (x) pay to the CB Parties the amount of the reimbursement obligation applicable to such Reimbursement Notice, plus 10% interest thereon, compounded annually, from the date of the delivery of the Reimbursement Notice through and including the date such payment is made and (y) reimburse the CB Parties for all reasonable and accountable legal and other expenses incurred by the CB Parties in connection with such action, claim or proceeding.

             (ii) Upon payment of any Funded Amount, the CB Parties, on the one hand, and Buyer, on the other hand, shall automatically, without the need for any further action by either of them or any other Person, have the right to receive their respective pro rata shares (based on the respective ratios of the CB Contributed Amount and the Buyer Contributed Amount to the Funded Amount) of all distributions payable to Buyer or any wholly-owned Subsidiary of Buyer in respect of any direct or indirect Equity Interest in the applicable Encumbered Asset, until such time as the CB Parties have received an aggregate amount equal to the CB Contributed Amount plus a 9% simple annual return thereon. Buyer agrees that neither Buyer nor any of its controlled Affiliates will enter into any agreement or understanding whereby they receive any direct or indirect economic or other benefit as a result of the payment of any Funded Amount (other than the interest in distributions provided in this Section 9.7(b)(ii)).

             (iii) To secure the obligations of Buyer under this Section 9.7(b) (but only under this Section 9.7(b)), Buyer agrees that at the Closing it will, at its sole election, either deposit an amount of cash (the "RESTRICTED CASH COLLATERAL") in the Cash Collateral Account (as defined in the Cash Collateral Agreement) and/or deliver to the CB Parties one or more letters of credit by a banking institution that each are in the form attached hereto as Exhibit H (any such letters of credit, "BUYER L/CS"), which Restricted Cash Collateral and/or the aggregate face amount of such Buyer L/Cs (the "BUYER COLLATERAL") shall on the date hereof be equal to $2,931,250, in the aggregate. The Buyer Collateral, and Buyer's obligation to provide same, shall be reduced from time to time by (i) an amount equal to 100% of any Buyer Contributed Amounts paid to the CB Parties by Buyer (directly or by application of Buyer Collateral) pursuant to Section 9.7(b)(i), and (ii) an amount equal to 25% of the face amounts of any Trailing Obligations which are permanently released, terminated or are otherwise no longer the responsibility of the CB Parties (the amount of the Buyer Collateral, after taking into account any and all reductions contemplated in this sentence, is referred to as the "REDUCED BUYER COLLATERAL AMOUNT"). To the extent that there is a reduction in the amount of the Buyer Collateral that Buyer is obligated to maintain, as provided for in the previous sentence, Buyer shall be entitled to an immediate return of the amount by which the Buyer Collateral actually held exceeds the Reduced Buyer Collateral Amount (the "REFUNDABLE BUYER COLLATERAL"). In order to return to Buyer the Refundable Buyer Collateral, at

     Buyer's election Buyer will be entitled to a return of Restricted Cash Collateral and/or a reduction in the amount of any Buyer L/C equal in an aggregate amount to the amount of the Refundable Buyer Collateral. Further, Buyer will be permitted to withdraw Restricted Cash Collateral from the Cash Collateral Account and replace such Restricted Cash Collateral with a Buyer L/C and/or replace a Buyer L/C with Restricted Cash Collateral. Any Buyer L/C delivered to the CB Parties must permit the CB Parties to draw upon such Buyer L/C upon delivery by the CB Parties of notice that an Event of Withdrawal has occurred. In the event that (x) a Reimbursement Notice is delivered to Buyer pursuant to Section 9.7(b)(i) at a time when Buyer is required to maintain Buyer Collateral pursuant to this Section 9.7(b)(iii) and (y) Buyer does not pay the CB Parties out of its own funds, in the manner set forth in Section 9.7(b)(i), an amount equal to 50% of the Funded Amount set forth in such Reimbursement Notice within 10 days after receipt of such Reimbursement Notice (provided that Buyer shall not be obligated to so pay the CB Parties out of its own funds if and to the extent Buyer Collateral is then available), then an "Event of Withdrawal" will be deemed to have occurred at the expiration of such 10-day period and the CB Parties agree to, first, draw upon any Buyer L/Cs and/or withdraw from the Restricted Cash Collateral, in each case to the extent then available, in satisfaction of such reimbursement obligation of Buyer set forth in such Reimbursement Notice, and second, if and to the extent such reimbursement obligation set forth in such Reimbursement Notice is greater than the aggregate amount then available under all Buyer L/Cs and the Restricted Cash Collateral, seek reimbursement directly from Buyer pursuant to Section 9.7(b)(i).

         (c) Buyer (itself, or through any controlled Affiliates) agrees that it shall not, in bad faith, either intentionally take any action, or to fail to take any action that it is required to take (but that it is reasonably capable of taking), that results in the Beneficiary drawing under, or demanding payment with respect to, any Trailing Obligation. With respect to each Trailing Obligation, Buyer agrees to promptly deliver, or cause to be delivered, to the CB Parties the following documents and information promptly after receipt by Buyer or any of its Subsidiaries: (i) the Underlying Agreement, as amended, supplemented or modified from time to time, (ii) any financial statements or information with respect to the Encumbered Asset that are provided to the Beneficiary and (iii) any other information reasonably requested by the CB Parties in connection with monitoring the Encumbered Asset and the Trailing Obligation to the extent in the possession of Buyer.

         (d) Buyer agrees that neither it nor any of its controlled Affiliates shall voluntarily amend, supplement or modify, or agree to, the amendment, supplement or modification by any other Person (including, without limitation, granting any consent, approval or authority), any Underlying Agreement in a manner that would (i) increase the amount of any Trailing Obligations, (ii) result in an extension of the period of time that a Trailing Obligation is required to be outstanding or (iii) expressly change the circumstances under which liability with respect to the Trailing Obligations could be incurred. Buyer agrees that it will give prompt notice to the CB Parties of any amendment to an Underlying Agreement that is permitted hereunder and shall provide the CB Parties with a copy of the same.

         (e) Buyer agrees that neither it nor any of its controlled Affiliates shall, directly or indirectly (including, without limitation, by the sale, assignment, transfer or other conveyance of an interest in any Subsidiary of Buyer that directly or indirectly owns an interest in an Encumbered Asset), sell, assign, transfer or otherwise convey any direct or indirect interest of Buyer in an Encumbered Asset (excluding, for all purposes of this Section 9.7(e), the grant or sale by Buyer or its Subsidiaries to current or former employees or independent contractors of Buyer or its Subsidiaries of rights to receive a portion of any proceeds distributed to Buyer or its Subsidiaries with respect to the Encumbered Asset) to any Person other than a wholly-owned Subsidiary of Buyer (an "ENCUMBERED ASSET SALE"), or otherwise facilitate an Encumbered Asset Sale by any other Person (including, without limitation, granting any consent, approval or authority), unless the Trailing Obligation shall be irrevocably and unconditionally terminated, or replaced by one or more Persons other than the CB Parties and their Subsidiaries, at or prior to the completion of such Encumbered Asset Sale.

         (f) With respect to any Seller L/C, at any time during the period in which the CB Parties are required to maintain such L/C (including, without limitation, on the Closing Date), the CB Parties may cause such Seller L/C to be replaced by an equivalent letter of credit in the name of CB Richard Ellis Services, Inc., any of its Subsidiaries or any of their respective successors and assigns that has been issued (i) under the Credit Agreement among CB Richard Ellis Services, Inc., CBRE Holding, Inc., the other guarantor parties thereto, Credit Suisse First Boston and the other lenders thereto that will be entered into at or prior to the closing of the Merger or (ii) by any other banking institution, provided that in either case same shall be permitted by the Underlying Agreement or otherwise be consented to by the Beneficiary. Buyer agrees to use it Best Efforts to assist the CB Parties in obtaining any such Consent of any Beneficiary.

     9.8 Restricted Cash and Pre-2003 Cash. Buyer agrees that if it or any of its wholly-owned Subsidiaries is in possession of any Pre-2003 Cash after the Closing or receives any distribution of Restricted Cash following the Closing, then it shall promptly notify the CB Parties of the possession or receipt thereof and remit such proceeds (net of all incentive, profit sharing, promote, participation or similar payments that are actually paid or required to be paid to current or former employees or consultants of Seller, Buyer or any of their respective Affiliates) to the CB Parties.

                                   ARTICLE 10
                                   TAX MATTERS

         The following provisions shall govern the allocation of responsibility between Buyer and the Surviving Corporation for certain tax matters following the Closing Date and the allocations of certain tax liabilities.

     10.1 Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all tax returns of Newco and any Assets that are entities wholly-owned (directly or indirectly) by, or in the control group of, Seller (the "SELLER TAX SUBSIDIARIES") for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall within a reasonable time prior to filing give Buyer the opportunity to review and comment upon each such tax return (to the extent relevant to Newco or any Seller Tax Subsidiary) described in the preceding sentence; provided, however, that Seller shall not be obligated to incorporate the comments of Buyer with respect to such tax returns. Seller shall pay Taxes of Newco and any Seller Tax Subsidiary due for all periods ending on or prior to the Closing Date and for the pre-Closing portion of the period in which the Closing occurs. Seller shall pay directly, or reimburse Buyer for any Taxes incurred by Buyer with respect to, all tax returns of Newco and any Seller Tax Subsidiary for tax periods ending on or before the Closing Date.

     10.2 Buyer Returns Including Pre-Closing Periods. If Buyer is required by law to file, and does timely file, a tax return that relates to Newco or any Seller Tax Subsidiary for a period prior to the Closing, Seller shall pay Buyer the cost incurred by Buyer in preparing such tax return multiplied by a fraction, the numerator of which is the number of days in the pre-Closing period and the denominator of which is the number of days in the period. If any such tax returns show an amount of Tax due that was not paid by Seller, Seller shall pay to Buyer at least five (5) days before the date on which Taxes are paid by Buyer the portion of the Taxes shown due on the tax return which relate to the pre-Closing portion of the period. Buyer shall, within a reasonable time prior to filing, give Seller the opportunity to review and comment upon each tax return for which the Surviving Corporation shall be required to make a payment to Buyer under this Section 10.2 and will not file any such tax returns without the prior written consent of Seller (which shall not be unreasonably withheld).

     10.3 Cooperation on Tax Matters; Control of Proceedings.

         (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns pursuant to this Article 10, and any audit, litigation or other proceeding relating to such tax returns. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (1) to retain all books and records with respect to Tax matters pertinent to Newco and any Seller Tax Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer and Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer and Seller shall allow the other Party to take possession of such books and records.

         (b) Buyer and Seller further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) unless the Party requested to obtain such certificate or other document would incur additional Tax liability by obtaining such certificate or other document.

         (c) Seller shall have the sole right to represent the interests of Newco or any Seller Tax Subsidiary in any Tax audit or administrative or court proceeding relating to any Tax covered by Section 10.1. With respect to any taxable period of Newco or a Seller Tax Subsidiary beginning before and ending after the Closing Date, Buyer and Seller shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding relating to any Tax covered by Section 10.2 and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing with respect thereto without the consent of the other party.

     10.4 Certain Taxes. (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any tax imposed in any state or subdivision) shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such tax returns and other documentation. Seller shall indemnify Buyer and its Affiliates for any liability pursuant to Treasury Reg. ss. 1.1502-6 and corresponding provisions of state, local and foreign law with respect to any Covered Interest that was a corporation included in a consolidated or combined group the common parent of which is Seller. Prior to Closing, any tax sharing agreements to which any of the Seller Tax Subsidiaries are subject shall be terminated without liability against the Designated Interests.

         (b) Buyer shall timely withhold and remit all Taxes, if applicable , that are related, directly or indirectly, to payments that are made pursuant to all Employee Profits Participation Interests after the Closing. Buyer shall timely withhold and remit all Taxes, if any, that are related, directly or indirectly, to the obligations listed in Schedule

1.2(a) of the Disclosure Schedules, regardless of which Party may be obligated to so withhold and remit under applicable Tax Laws. To the extent Buyer is required to indemnify Seller under Article 7 pursuant to this Section 10.4(b), the amount of such indemnity shall be reduced by an amount equal to the Tax benefit to Seller (assuming the amount of any such Tax benefit is equal to the income Tax deductions of Seller resulting from the payments giving rise to such withholding tax obligation multiplied by 0.40).

     10.5 Certain Entities' Taxes. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that any Tax liability resulting from any conversion effected following the Closing pursuant to Section 4.12 and
Section 9.3 of this Agreement shall be the Surviving Corporation's or the CB Parties' responsibility.


                                   ARTICLE 11
                                     BROKERS

     11.1 For Buyer. Buyer represents and warrants that Buyer has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify and hold harmless Seller and the CB Parties against any claims or liabilities asserted against it by any Person acting or claiming to act as a broker or finder on behalf of Buyer.

     11.2 For Seller. Seller agrees to pay all fees, expenses and compensation owed to any Person who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold harmless Buyer and the CB Parties against any claims or liabilities asserted against them, jointly or severally, by any Person acting or claiming to act as a broker or finder on behalf of Seller.

     11.3 For the CB Parties. Each of the CB Parties represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Each of the CB Parties agrees to indemnify and hold harmless Buyer and Seller against any claims or liabilities asserted against it by any Person acting or claiming to act as a broker or finder on behalf of such CB Party.

                                   ARTICLE 12
                                   TERMINATION

     12.1 Termination by Agreement of the Parties. This Agreement may be terminated by mutual written agreement of Seller, the CB Parties and Buyer.

     12.2 Termination by Buyer Under Certain Circumstances. This Agreement may be terminated by Buyer if Seller or any Subsidiary of Seller directly or indirectly transfers, or enters into any definitive, written agreement to transfer, any Covered Interest other than to Buyer or a permitted assignee of Buyer, unless such transfer or agreement to transfer is (i) made pursuant to an Existing Transfer Obligation or Section 4.7 of this Agreement or (ii) expressly conditioned on (x) the failure of the Closing hereunder to occur other than as a result of the breach of this Agreement by Seller or (y) the failure of the Merger to occur.

     12.3 Termination by Seller Pursuant to Article 8. Seller may terminate this Agreement as provided in, and in compliance with the provisions of, Article 8 hereof.

     12.4 Termination by Reason of Breach of Other Party.

         (a) Buyer may terminate this Agreement if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement set forth in this Agreement on the part of Seller or any CB Party shall have occurred and, as a result thereof, any of the conditions set forth in
Article 5 is incapable of being satisfied by the Closing.

         (b) Seller may terminate this Agreement if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer shall have occurred and, as a result thereof, any of the conditions set forth in Article 6 is incapable of being satisfied by the Closing.

     12.5 Termination by Reason of Passage of Time. Buyer may terminate this Agreement for any reason if the Closing shall not have occurred on or before December 31, 2003; provided, however, that Buyer's right to terminate the Agreement under this Section 12.5 shall not be available to Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     12.6 Termination by Reason of Termination of Merger Agreement. This Agreement shall automatically terminate, without any further action by any Party hereto, in the event the Merger Agreement is terminated in accordance with its terms.

     12.7 Termination by the CB Parties. If (i) the Merger is consummated and
(ii) the Closing hereunder shall not have occurred (except as a result of a breach by any CB Party of this Agreement), the CB Parties may terminate this Agreement.

     12.8 Manner of Exercise. In the event of the termination of this Agreement pursuant to this Article 12 prior to the Closing (other than a termination pursuant to Section 12.6), written notice thereof shall be given to the non-terminating Parties, and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by any Party hereto.

     12.9 Effects of Termination. In the event of a termination of this Agreement pursuant to Section 12.1, 12.2, 12.3, 12.4, 12.5, 12.6 or 12.7, no
Party shall have any further obligation or liability to any other Party, except that:

         (a) the provisions of Article 7 (with respect to Section 7.1(a)(i)(z),
Section 7.2(b)(i)(z) and Section 7.1(d), in their entirety, and otherwise solely with respect to willful breaches of this Agreement), Section 1.6(c) (to the extent such provisions are executory at the time of termination, and including any applicable provisions of Section 9.3), Article 11, Article 13, this Section
12.9 and Section 12.10 shall survive and shall continue to be in full force and effect;

         (b) if this Agreement is terminated by Seller pursuant to Section 12.3 or by Buyer pursuant to Section 12.2 or Section 12.4(a) (but solely with respect to willful breaches), Seller shall pay to Buyer (in immediately available funds by wire transfer to an account designated by Buyer) on the next Business Day following such termination $2,250,000 (the "Termination Fee"), and the receipt of such Termination Fee shall be the sole and exclusive remedy of Buyer against Seller or the CB Parties with respect to any such termination of this Agreement; and

         (c) if this Agreement is terminated by Buyer pursuant to Section 12.4(a) (except with respect to willful breaches which are addressed in Section 12.9(b) above and in Section 12.10 below), or Section 12.5, automatically pursuant to Section 12.6 or by the CB Parties pursuant to Section 12.7, then Seller shall reimburse Buyer for all reasonable and accountable third party expenses incurred by Buyer and its Affiliates in connection with (i) the negotiation and documentation of this Agreement and (ii) the efforts of Buyer and its Affiliates to fulfill Buyer's obligations hereunder; provided, however, that the aggregate amount to be reimbursed shall not exceed $1,000,000.

     12.10 Buyer Actions for Willful Breach, Fraud and Willful Misconduct. Notwithstanding anything herein to the contrary, if Buyer has not terminated this Agreement pursuant to Article 12 and the Closing has not occurred, nothing herein shall prevent Buyer from bringing an action against any Party hereto based on allegations of a willful breach of, or fraud or willful misconduct committed in connection with, this Agreement (it being understood and agreed that such other Party will only have liability to Buyer for a willful breach, fraud or willful misconduct and any such liability shall take into account any amounts received by Buyer pursuant to Section 12.9), and in such case, Buyer shall be entitled to seek any and all remedies available to it, including, without limitation, the remedy set forth in Section 13.13 hereof; provided, however that in no event shall any CB Party be liable to Buyer pursuant to this
Section 12.10 unless and until the closing of the Merger shall have occurred.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that no Party hereto may assign its obligations hereunder without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights and obligations hereunder to any Person provided that (i) Buyer remains primarily liable for (and is not in any way released from any such primary liability) such obligations together with any such assignee, (ii) any such assignment does not cause or result in the Nautica Consent and Release ceasing to be effective for any reason or the failure of any condition set forth in Article 5 and (iii) all assignments of any part of the obligation of Buyer to deliver the Purchase Price to Seller, taken together, do not exceed $25,000,000 in the aggregate.

     13.2 Entire Agreement; Amendments; Attachments. This Agreement, together with all Schedules and Exhibits hereto, all other agreements and instruments to be delivered by the Parties pursuant hereto and the Merger Agreement represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Parties, by the consent of their respective boards of directors or managing members, or officers authorized by such boards of directors or managing members, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by each of the Parties.

     13.3 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

     13.4 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware applicable to contracts executed and fully performed within such State. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle (or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Superior Court of the State of Delaware, County of New Castle), and each of the Parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 13.10 shall be deemed effective service of process. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     13.5 Waiver. Any waiver by any Party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

     13.6 Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

     13.7 Severability; "Blue Pencil" Provision. To the extent that any of the agreements or other provisions set forth herein shall be found to be illegal or unenforceable for any reason by any court of competent jurisdiction, then such agreement or other provision shall be deemed modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable under applicable Laws, in all cases, without changing the original intent of the Parties as reflected in the express terms of this Agreement. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing the time, duration, geographical scope, activity or subject, as applicable, so as to be enforceable to the extent compatible with the applicable Law as it shall then appear.

     13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     13.9 No Third Party Beneficiaries. Except as otherwise set forth in Section 4.8, Section 9.5 and Article 7, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their permitted successors and assigns.

     13.10 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a Party will be sent to the addresses set forth below or to such other address or Person as such Party may designate by written notice to each other Party hereunder:

TO BUYER:                                                    Island Fund I LLC
                                                             c/o  Paul, Hastings, Janofsky & Walker LLP
                                                             75 East 55th Street
                                                             New York, New York 10022
                                                             Attn:  Martin L. Edelman, Esq.
                                                             Facsimile:  (212)  319-4090

With a copy (which shall not constitute notice)
to:
                                                             Thomas E. Kruger, Esq.
                                                             Paul, Hastings, Janofsky & Walker LLP
                                                             75 East 55th Street
                                                             New York, New York 10022
                                                             Facsimile:  (212) 319-4090

TO SELLER:                                                   Insignia Financial Group, Inc.
                                                             200 Park Avenue
                                                             New York, New York 10166
                                                             Attn:  Adam B. Gilbert, Esq.
                                                             Facsimile:  (212) 984-6655

With copies (which shall not constitute notice)
to:
                                                             Arnold S. Jacobs, Esq.
                                                             Proskauer Rose LLP
                                                             1585 Broadway
                                                             New York, New York 10036
                                                             Facsimile: (212) 969-2900

                                                             and

                                                             G. Daniel O'Donnell, Esq.

                                      C-54

                                                             Dechert LLP
                                                             4000 Bell Atlantic Tower
                                                             1717 Arch Street
                                                             Philadelphia, Pennsylvania 19103
                                                             Facsimile:  (215) 994-2222


TO ANY CB PARTY:                                             CB Richard Ellis Services, Inc.
                                                             335 S. Grand Avenue, Suite 3100
                                                             Los Angeles, California 90071
                                                             Attn:  Raymond Wirta
                                                             Facsimile:  (213) 613-3100

With a copy (which shall not constitute notice)
to:
                                                             Richard Capelouto, Esq.
                                                             Simpson Thacher & Bartlett
                                                             3330 Hillview Avenue
                                                             Palo Alto, California  94304
                                                             Facsimile:  (650) 251-5002

         Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives.

     13.11 No Personal Liability. Except as provided in Section 13.14, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Seller or any CB Party, member of Buyer or any officer, director, employee, agent, representative or investor of any such Party.

     13.12 Mutual Drafting. This Agreement is the result of the joint efforts of each Party and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

     13.13 Equitable Remedies. Seller and the CB Parties agree that if (i) this Agreement has not been validly terminated by Seller or the CB Parties pursuant to Article 12, (ii) the Merger is consummated, (iii) the Closing hereunder has not occurred, (iv) each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 hereof was satisfied or waived at the time of the Merger and
(v) Buyer was ready and willing to proceed with the Closing immediately prior to the closing of the Merger (including, without limitation, being prepared to satisfy the conditions set forth in Section 6.7), then Buyer shall be entitled, in addition to any other available remedies, to equitable relief (including, without limitation, specific performance and injunctive relief). In such event, Seller and the CB Parties hereby irrevocably waive the defense that an adequate remedy at law exists and further waive any requirement that Buyer post any bond in order to pursue any such remedy.

     13.14 Exclusive Pre-Closing Remedy for Seller and CB Parties.

           (a) If the closing of the Merger occurs and (i) the Closing does not occur and Seller or the CB Parties reasonably determine that the Closing did not occur prior to or simultaneously with the Merger solely as a result of a breach by Buyer of its obligations under this Agreement or (ii) this Agreement is terminated by Seller pursuant to Section 12.4(b) hereof, then Seller and the CB Parties shall be entitled to withhold $5,000,000 (the "DEPOSIT") from amounts payable to Andrew L. Farkas in connection with the closing of the Merger (as described in Sections 1 and 2 of Schedule 1.2(a) of the Disclosure Schedules); provided, however that if, and to the extent, such amounts payable to Mr. Farkas in connection with the Merger are less than $5,000,000, then Seller and the CB Parties also shall be entitled to withhold from such other amounts payable to Mr. Farkas pursuant to the Farkas Employment Agreement and the related estoppel letter, dated as of February 17, 2003 and amended as of the date hereof, delivered by Mr. Farkas to the CB Parties (the Farkas Employment Agreement and such estoppel letter, the "FARKAS AGREEMENTS") an amount equal to such difference, which amount shall be deemed to be included in the Deposit for all purposes of this Section 13.14. Subject to Section 13.14(b), if the Deposit has been properly withheld by Seller and the CB Parties, Andrew L. Farkas agrees that the aggregate amount of the payments the CB Parties and Seller are obligated to pay to Mr. Farkas in connection with the Merger pursuant to the Farkas Agreements shall be reduced by the amount of the Deposit.

           (b) If Buyer disputes the withholding of the Deposit by Seller and the CB Parties, Buyer and/or Andrew L. Farkas may challenge and dispute the same in the manner provided in Section 13.4 hereof. If Buyer is not the prevailing party in any such action, claim or proceeding, then Seller and the CB Parties shall be entitled to retain the Deposit as contemplated by Section 13.14(c) below. If Buyer is the prevailing party in any such action, claim or proceeding, then (i) the Surviving Corporation and/or the CB Parties shall promptly (x) pay to Mr. Farkas the amount of the Deposit, plus 10% interest thereon, compounded annually, from the date of the closing of the Merger through and including the date such payment is made and (y) reimburse each of Buyer and Mr. Farkas for all reasonable and accountable legal and other expenses incurred by Buyer or Mr. Farkas in connection with such action, claim or proceeding. Nothing contained in this Section 13.14 shall limit or otherwise affect Buyer's rights under this Agreement, including, without limitation, Buyer's right to pursue equitable remedies pursuant to Section 13.13 of this Agreement.

           (c) The Parties hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller and the CB Parties as a result of such a breach or default by Buyer established as contemplated by this Section 13.14, and agree that the Deposit is a reasonable approximation thereof. Accordingly, the Deposit shall constitute, and is agreed by the Parties to be, liquidated damages of Seller and the CB Parties, and shall be retained by Seller and the CB Parties as their sole and exclusive remedy hereunder. The payment of the Deposit as liquidated damages is not intended to be, and shall not be deemed, a forfeiture or penalty, but is intended to constitute liquidated damages to Seller and the CB Parties.

     13.15 Definitions. As used in this Agreement the following terms shall have the meanings set forth below:

           (a) "ACQUIROR" shall have the meaning set forth in the preface.

           (b) "ACQUISITION PROPOSAL" shall mean any bona fide written offer or proposal from any third party (other than any CB Party or any of their respective controlled Affiliates) regarding a transaction that would result in a third party acquiring by any means all or any portion of the Covered Interests subject to this Agreement, except for any acquisition pursuant to any Existing Transfer Obligation and in accordance with the terms of this Agreement.

           (c) "ADJUSTED PRO RATED BOOK VALUE" shall mean, with respect to any given Asset at any given time, the Pro Rated Book Value of such Asset less the aggregate amount of all Losses that have been indemnified and paid prior to such time pursuant to Section 7.1(a)(ii) and 7.1(b)(ii) in respect of third party claims that relate to such Asset (regardless of whether such claims were made against the applicable Asset Owner or one or more Buyer Indemnified Parties).

           (d) "AFFECTED INTERESTS" shall have the meaning set forth in Section 1.6(d) hereof.

           (e) "AFFECTED PROPERTY" shall have the meaning set forth in Section 1.6(d) hereof.

           (f) "AFFILIATE" shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interests of such Person, (d) any executive officer or director of such Person, and (e) if such Person is an individual, any member of such individual's immediate family.

           (g) "AGREEMENT" shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, all schedules and exhibits hereto, as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

           (h) "ASSET OWNER" shall mean any Entity that directly owns an Asset.

           (i) "ASSETS" shall have the meaning set forth in the Recitals.

           (j) "ASSET MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the Assets and/or the Covered Interests, taken as a whole, or on Seller's ability to consummate the transaction contemplated hereby.

           (k) "ATTRIBUTABLE PRO RATED BOOK VALUE" shall mean, with respect to any direct or indirect Equity Interest in any Asset Owner at any given time, the portion of the Adjusted Pro Rated Book Value of the underlying Asset of such Asset Owner at such time attributable to such direct or indirect Equity Interest.

           (l) "AUTHORITY" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, court, department, instrumentality, or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

           (m) "BENEFICIARY" shall have the meaning set forth in Section 9.7(a) hereof.

           (n) "BEST EFFORTS" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use "Best Efforts" under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated by this Agreement or to dispose of or make any change to its business, expend any funds (other than de minimis incremental expenses) or incur any other material burden.

           (o) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Los Angeles, California.

           (p) "BUYER" shall have the meaning set forth in the preface.

           (q) "BUYER COLLATERAL" shall have the meaning set forth in Section 9.7(b) hereof.

           (r) "BUYER CONTRIBUTED AMOUNT" shall have the meaning set forth in
Section 9.7(b) hereof.

           (s) "BUYER DESIGNEE" shall have the meaning set forth in Section 9.3(b) hereof.

           (t) "BUYER INDEMNIFIED PARTY" shall mean each of Buyer and its Affiliates and each Entity in which Buyer directly or indirectly acquires Equity Interests pursuant to this Agreement, and their respective managers, officers, directors, employees, members, representatives and agents; provided, however, that in no event shall a Buyer Indemnified Party include any Asset Owner or any manager, officer, director, employee, member, representative or agent of an Asset in its, his or her capacity as such.

           (u) "BUYER L/C" shall have the meaning set forth in Section 9.7(b) hereof.

           (v) "BUYER MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby to which it is a party.

           (w) "BUYER'S KNOWLEDGE" shall mean the actual knowledge of any Island Principal or Jeffrey P. Cohen, without independent investigation or inquiry.

           (x) "CASH COLLATERAL AGREEMENT" shall mean the form of Cash Collateral Agreement, dated as of the Closing Date, among Buyer, CB Richard Ellis Services, Inc. and Bank of New York, as Deposit Bank, attached as Exhibit I to this Agreement.

           (y) "CASH DISTRIBUTION" shall mean a cash distribution or payment (without duplication), excluding (i) Pre-2003 Cash and (ii) any distribution or payment directly or indirectly made with the proceeds of any indebtedness (including any refinancing) unless such indebtedness is (x) non-recourse to Seller and its Subsidiaries (excluding Transferred Entities) or (y) non-recourse to Seller and its Subsidiaries (excluding Transferred Entities) with exceptions to such non-recourse provisions that are no less favorable to Seller and its Subsidiaries (and are applicable only to the same Subsidiaries) as the indebtedness of the Asset (but which in no event would generally be characterized as full recourse). For the avoidance of doubt, management fees, advisory fees or other similar fees or payments made to Seller or any Subsidiary of Seller will not be deemed to constitute a Cash Distribution under any circumstances.

           (z) "CATEGORY A ENTITY" shall mean an Asset Owner.

           (aa) "CATEGORY B ENTITY" shall mean any Buyer Indemnified Party that does not own any material assets other than direct or indirect Equity Interests in one or more Asset Owners (and such Buyer Indemnified Party's managers, officers, directors, employees, members, representatives and agents).

           (bb) "CB CONTRIBUTED AMOUNT" shall have the meaning set forth in
Section 9.7(b) hereof.

           (cc) "CB PARTIES" shall have the meaning set forth in the preface.

           (dd) "CB PARTIES MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the ability of any CB Party to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby to which it is a party.

           (ee) "CENTENNIAL GUARANTY" shall have the meaning set forth in
Section 9.7 hereof.

           (ff) "CONTRACT" shall mean, with respect to any Person, any instrument, contract, lease, or other contractual undertaking to which such Person is a party or to which such Person or any of its business is subject or property or assets are bound.

           (gg) "CLAIM" shall have the meaning set forth in Section 7.1(d)(i) hereof.

           (hh) "CLOSING" shall have the meaning set forth in Section 1.3 hereof.

           (ii) "CLOSING DATE" shall have the meaning set forth in Section 1.3 hereof.

           (jj) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

           (kk) "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
Section 8.1(d) hereof.

           (ll) "CONSENT" shall mean any approval, consent, ratification, waiver or other authorization of any Person that is not a Party or a controlled Affiliate of a Party.

           (mm) "COVERED EMPLOYEE" shall have the meaning set forth in Section 9.5(a) hereof.

           (nn) "COVERED INTERESTS" shall have the meaning set forth in the Recitals.

           (oo) "DEPOSIT" shall have the meaning set forth in Section 13.14(a) hereof.

           (pp) "DESIGNATED INTERESTS" shall have the meaning set forth in the Recitals.

           (qq) "DETERMINATION DATE" shall have the meaning set forth in Section 1.6(c) hereof.

           (rr) "DISCLOSURE SCHEDULES" shall mean the disclosures schedules delivered by the respective Parties hereto concurrent with the execution and delivery of this Agreement.

           (ss) "EMPLOYEE PROFIT PARTICIPATION INTERESTS" shall have the meaning set forth in Section 9.5(a) hereof.

           (tt) "ENCUMBERED ASSET" shall have the meaning set forth in Section 9.7(b) hereof.

           (uu) "ENCUMBERED ASSET SALE" shall have the meaning set forth in
Section 9.7(e) hereof.

           (vv) "ENCUMBRANCE" shall mean any of the following: mortgage, lien (statutory or other), preference, priority or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance, right of first offer, right of first refusal, conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; provided, however, that no Permitted Encumbrance shall constitute an "Encumbrance."

           (ww) "ENTITY" shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, trust (inter vivos or testamentary) estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

           (xx) "EQUITY INTEREST" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

           (yy) "ESTIMATED ASSUMED LIABILITIES AMOUNT" shall have the meaning set forth in Section 1.7 hereof.

           (zz) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           (aaa) "EXISTING TRANSFER OBLIGATION" shall mean any right of first refusal, right of first offer, buy/sell or other contractual arrangement that exists on the date of this Agreement and is binding upon Seller (or any Subsidiary of Seller) pursuant to which Seller (or a Subsidiary of Seller) may become obligated (i) to sell a Covered Interest to another Person or (ii) to purchase an Equity Interest in an Entity that directly or indirectly owns an Asset from another Person.

           (bbb) "FARKAS AGREEMENTS" shall have the meaning set forth in Section 13.14(a) hereof.

           (ccc) "FINAL ASSUMED LIABILITIES AMOUNT" shall have the meaning set forth in Section 1.7 hereof.

           (ddd) "FUNDED AMOUNT" shall have the meaning set forth in Section 9.7(b) hereof.

           (eee) "HOLDING" shall have the meaning set forth in the preface.

           (fff) "IN-USVI" shall have the meaning set forth in Section 3.3 hereof.

           (ggg) "ISLAND PRINCIPAL" shall mean each of Andrew L. Farkas, Ronald Uretta and James A. Aston.

           (hhh) "ISLAND PRINCIPAL AMENDMENT" shall have the meaning set forth in Section 4.10 hereof.

           (iii) "LAW" shall mean any federal, state, local, international or foreign law (including common law), rule, regulation, judgment, code, ruling, statute, order, directives, decree, injunction or ordinance or other legal requirement.

           (jjj) "LEHMAN" shall have the meaning set forth in Section 3.3 hereof.

           (kkk) "LETTER AGREEMENT" shall have the meaning set forth in Section 9.5(a) hereof.

           (lll) "LOAN AGREEMENT" shall have the meaning set forth in Section
3.3 hereof.

           (mmm) "LOSSES" shall mean all claims, damages (including incidental and/or consequential damages), losses, liabilities, taxes (including penalties and interest), costs and reasonable expenses including, without limitation, settlement costs and any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any action or threatened action.

           (nnn) "MANAGED PROPERTY" shall have the meaning set forth in Section
9.6 hereof.

           (ooo) "MERGER" shall have the meaning set forth in the Recitals.

           (ppp) "MERGER AGREEMENT" shall have the meaning set forth in the Recitals.

           (qqq) "NAUTICA CONSENT AND RELEASE" shall have the meaning set forth in Section 3.3 hereof.

           (rrr) "NEWCO" shall have the meaning set forth in the Recitals.

           (sss) "NEWCO INTERESTS" shall have the meaning set forth in the Recitals.

           (ttt) "NEWCO SECURITIES" shall have the meaning set forth in Section
2.5 hereof.

           (uuu) "NOTICE OF ACQUISITION PROPOSAL" shall have the meaning set forth in Section 8.1(a) hereof.

           (vvv) "NOTIFYING PARTY" shall have the meaning set forth in Section 7.1(d)(i) hereof.

           (www) "PARENT" shall have the meaning set forth in the preface.

           (xxx) "PARTY" or "PARTIES" shall have the meaning set forth in the preface.

           (yyy) "PERMIT" shall mean any permit, license, easement, variance, exemption, consent, certificate, approval, authorization or registration.

           (zzz) "PERSON" shall mean any natural individual or any Entity.

           (aaaa) "PERMITTED ENCUMBRANCES" shall mean (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, (c) liens for Taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictions, covenants or rights of way currently of record against any of the real property interests which do not interfere with, or increase the cost of operation of, the business of Seller and its Subsidiaries in any material respect, (e) minor irregularities of title which do not interfere with, or increase the cost of the business of Seller and its Subsidiaries in any material respect, (f) Employee Profit Participation Interests and (g) Existing Transfer Obligations.

           (bbbb) "PHYSICAL CONDITIONS" shall have the meaning set forth in
Section 7.1(a) hereof.

           (cccc) "PRE-2003 CASH" shall mean any cash that was, at any time on or prior to December 31, 2002, in the possession of any wholly-owned Subsidiary of Seller other than an Asset Owner (and for purposes of determining whether a Subsidiary of Seller is wholly-owned, not taking into account any Employee Profit Participation Interest).

           (dddd) "PRO RATED BOOK VALUE" shall mean, with respect to any Asset, an amount equal to (x) the Purchase Price (assumed to be $43,939,980 solely for purposes of this definition) plus the Estimated Assumed Liabilities Amount, divided by the aggregate book value of the Assets as reflected on Schedule 13.15(dddd) of the Disclosure Schedules, with the quotient thereof being multiplied by (y) the book value of such Asset as reflected on Schedule 13.15(dddd) of the Disclosure Schedules.

           (eeee) "PROFITS PARTICIPATION INTEREST RELEASE" shall have the meaning set forth in Section 4.9(a) hereof.

           (ffff) "PURCHASE DEPOSIT" shall have the meaning set forth in Section 1.6(c) hereof.

           (gggg) "PURCHASE PRICE" shall have the meaning set forth in Section
1.2 hereof.

           (hhhh) "REDUCED BUYER COLLATERAL AMOUNT" shall have the meaning set forth in Section 9.7(b) hereof.

           (iiii) "REFUNDABLE BUYER COLLATERAL" shall have the meaning set forth in Section 9.7(b) hereof.

           (jjjj) "REIMBURSEMENT NOTICE" shall have the meaning set forth in
Section 9.7(b) hereof.

           (kkkk) "RELEASE" shall mean a release of the CB Parties, Seller and their respective Subsidiaries from, or the termination of, any guarantee or indemnification obligation set forth in Schedule 13.15(kkkk) of the Disclosure Schedules.

           (llll) "REQUIRED ELECTION" shall have the meaning set forth in
Section 1.6(c) hereof.

           (mmmm) "RESTRICTED CASH" shall mean cash sale proceeds that (i) were generated by a sale of a real property Asset prior to January 1, 2003 and (ii) were in the possession of the applicable Asset Owner prior to January 1, 2003 (or would have been in the possession of the Asset Owner but for an escrow, hold-back or similar arrangement relating to the sale of the Asset).

           (nnnn) "RESTRICTED CASH COLLATERAL" shall have the meaning set forth in Section 9.7(b) hereof.

           (oooo) "RESTRICTED INTEREST" shall have the meaning set forth in
Section 9.3 hereof.

           (pppp) "SC INDEMNIFIED PARTY" shall mean Seller (including the Surviving Corporation following the closing of the Merger, if applicable), the CB Parties, and each of their respective Affiliates, and their respective managers, officers, directors, employees, members, stockholders, representatives and agents.

           (qqqq) "SECURITIES ACT" shall have the meaning set forth in Section
3.4 hereof.

           (rrrr) "SELLER" shall have the meaning set forth in the preface and shall include, following the Merger, the Surviving Corporation; where applicable or the context requires, references to "Seller" shall also include Seller's subsidiaries.

           (ssss) "SELLER L/C" shall have the meaning set forth in Section 9.7 hereof.

           (tttt) "SELLER'S KNOWLEDGE" shall mean the actual knowledge of Frank
M. Garrison or Adam B. Gilbert, without independent investigation or inquiry.

           (uuuu) "SELLER TAX SUBSIDIARY" shall have the meaning set forth in
Section 10.1 hereof.

           (vvvv) "SENIOR CREDIT AGREEMENT" shall mean the Senior Credit Agreement dated as of May 4, 2001, among Seller, First Union National Bank, Lehman Commercial Paper Inc., Bank of America, N.A. and the other lenders party thereto, as amended through the date hereof.

           (wwww) "SENIOR SUBORDINATED CREDIT AGREEMENT" shall mean the Senior Subordinated Credit Agreement dated as of June 7, 2002, by and among Seller, Madeleine LLC, as administrative agent, and certain other financial institutions party thereto.

           (xxxx) "SUBJECT INTEREST" shall have the meaning set forth in Section 1.6(c) hereof.

           (yyyy) "SUBSCRIPTION AGREEMENTS" shall have the meaning set forth in
Section 3.8 hereof.

           (zzzz) "SUBSIDIARY" shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the Equity Interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

           (aaaaa) "SURVIVING CORPORATION" shall have the meaning set forth in the Recitals and shall include, prior to the Merger, Seller.

           (bbbbb) "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges.

           (ccccc) "TECHNOLOGY SERVICES" shall have the meaning set forth in
Section 9.2 hereof.

           (ddddd) "TERMINATION FEE" shall have the meaning set forth in Section 12.9(b) hereof.

           (eeeee) "TOTAL INDEMNIFICATION LIMIT" shall have the meaning set forth in Section 9.1(e) hereof.

           (fffff) "TRAILING OBLIGATIONS" shall have the meaning set forth in
Section 9.7 hereof.

           (ggggg) "TRANSFERRED ENTITY" shall mean any Entity with respect to which all of the Equity Interests in such Entity owned by Seller or a wholly-owned Subsidiary of Seller are either (i) directly (or indirectly) transferred to Buyer or a permitted assignee of Buyer at the Closing pursuant to this Agreement or (ii) retained by the Surviving Corporation following the Closing pursuant to clause (z) of the first sentence of Section 4.1 of this Agreement.

           (hhhhh) "UNDERLYING AGREEMENT" shall have the meaning set forth in
Section 9.7(a) hereof.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

                                     BUYER:

                                     ISLAND FUND I  LLC

                                     By: Island Capital Group LLC,
                                            its Managing Member

                                         By: /s/ Jeffrey P. Cohen
                                             -----------------------------------
                                              Name: Jeffrey P. Cohen
                                              Title: Vice President

                                     SELLER:

                                     INSIGNIA FINANCIAL GROUP, INC.

                                     By:  /s/ Frank M. Garrison
                                          --------------------------------------
                                         Name: Frank M. Garrison
                                         Title: Office of the Chairman

                                     CB PARTIES:

                                     CBRE HOLDING, INC.

                                     By: /s/ Raymond E. Wirta
                                         ---------------------------------------
                                         Name: Raymond E. Wirta
                                         Title: Chief Executive Officer


                                     CB RICHARD ELLIS SERVICES, INC.


                                     By: /s/ Raymond E. Wirta
                                         ---------------------------------------
                                         Name: Raymond E. Wirta
                                         Title: Chief Executive Officer

                                     APPLE ACQUISITION CORP.


                                     By: /s/ Raymond E. Wirta
                                         -------------------------------------
                                         Name: Raymond E. Wirta
                                         Title: President




Acknowledged and agreed, solely with
respect to Section 13.14 hereof:


/s/ Andrew L. Farkas
---------------------------------
Andrew L. Farkas

                                                                     APPENDIX D


                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

     APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
    or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c, of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the time of the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.
    Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the da y next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E


          CBRE HOLDING'S FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
            OF CBRE HOLDING, INC. AND FINANCIAL STATEMENT SCHEDULE


                                                                                           PAGE
                                                                                          -----
Consolidated Balance Sheets at March 31, 2003 (Unaudited) and December 31, 2002 .......   E-2

Consolidated Statements of Operations for the three months ended March 31, 2003 and
 2002 (Unaudited) .....................................................................   E-3

Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and
 2002 (Unaudited) .....................................................................   E-4

Notes to Consolidated Financial Statements (Unaudited) ................................   E-5

Independent Auditors' Report ..........................................................   E-19

Report of Independent Public Accountants ..............................................   E-20

Consolidated Balance Sheets at December 31, 2002 and 2001 .............................   E-21

Consolidated Statements of Operations for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended
 December 31, 2000 ....................................................................   E-22

Consolidated Statements of Cash Flows for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended
 December 31, 2000 ....................................................................   E-23

Consolidated Statements of Stockholders' Equity for the twelve months ended December
 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months
 ended December 31, 2000 ..............................................................   E-24

Consolidated Statements of Comprehensive (Loss) Income for the twelve months ended
 December 31, 2002, for the period from February 20, 2001 (inception) through December
 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve
 months ended December 31, 2000 .......................................................   E-26

Notes to Consolidated Financial Statements ............................................   E-27

Quarterly Results of Operations (Unaudited) ...........................................   E-68

FINANCIAL STATEMENT SCHEDULE:

Schedule II -Valuation and Qualifying Accounts ........................................



All other schedules are omitted because they are either not applicable, not required or the information required is included in the Consolidated Financial Statements, including the notes thereto.

                              CBRE HOLDING, INC.
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                           MARCH 31,
                                                                                              2003        DECEMBER 31,
                                                                                          (UNAUDITED)         2002
                                                                                        --------------- ---------------
                                         ASSETS
Current Assets:
 Cash and cash equivalents ............................................................   $    19,370     $    79,701
 Receivables, less allowance for doubtful accounts of $10,164 and $10,892 at March 31,
   2003 and December 31, 2002, respectively ...........................................       144,365         166,213
 Warehouse receivable .................................................................        11,625          63,140
 Prepaid expenses .....................................................................        18,912           9,748
 Deferred tax assets, net .............................................................        19,674          18,723
 Other current assets .................................................................         9,470           8,415
                                                                                          -----------     -----------
   Total current assets ...............................................................       223,416         345,940
Property and equipment, net ...........................................................        66,706          66,634
Goodwill ..............................................................................       577,137         577,137
Other intangible assets, net of accumulated amortization of $8,680 and $7,739 at March
 31, 2003 and December 31, 2002, respectively .........................................        90,245          91,082
Deferred compensation assets ..........................................................        63,396          63,642
Investments in and advances to unconsolidated subsidiaries ............................        53,980          50,208
Deferred tax assets, net ..............................................................        36,297          36,376
Other assets ..........................................................................        85,119          93,857
                                                                                          -----------     -----------
   Total assets .......................................................................   $ 1,196,296     $ 1,324,876
                                                                                          ===========     ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued expenses ................................................   $   102,891     $   102,415
 Compensation and employee benefits payable ...........................................        57,737          63,734
 Accrued bonus and profit sharing .....................................................        33,223         103,858
 Income taxes payable .................................................................            --          15,451
 Short-term borrowings:
   Warehouse line of credit ...........................................................        11,625          63,140
   Revolver and swingline credit facility. ............................................        13,500              --
   Other ..............................................................................        48,768          47,925
                                                                                          -----------     -----------
   Total short-term borrowings ........................................................        73,893         111,065
 Current maturities of long-term debt .................................................        10,933          10,711
                                                                                          -----------     -----------
   Total current liabilities ..........................................................       278,677         407,234
Long-Term Debt:
 11 1/4% senior subordinated notes, net of unamortized discount of $3,002 and $3,057 at
   March 31, 2003 and December 31, 2002, respectively .................................       225,998         225,943
 Senior secured term loans ............................................................       208,350         211,000
 16% senior notes, net of unamortized discount of $5,040 and $5,107 at March 31, 2003
   and December 31, 2002, respectively ................................................        62,599          61,863
 Other long-term debt .................................................................        12,319          12,327
                                                                                          -----------     -----------
   Total long-term debt ...............................................................       509,266         511,133
Deferred compensation liability .......................................................       106,549         106,252
Other liabilities .....................................................................        45,048          43,301
                                                                                          -----------     -----------
   Total liabilities ..................................................................       939,540       1,067,920
Minority interest .....................................................................         5,727           5,615
Commitments and contingencies
Stockholders' Equity:
 Class A common stock; $0.01 par value; 75,000,000 shares authorized; 1,835,123 and
   1,793,254 shares issued and outstanding (including treasury shares) at March 31,
   2003 and December 31, 2002, respectively ...........................................            18              17
 Class B common stock; $0.01 par value; 25,000,000 shares authorized; 12,624,813
   shares issued and outstanding at March 31, 2003 and December 31, 2002 ..............           127             127
 Additional paid-in capital ...........................................................       241,510         240,574
 Notes receivable from sale of stock ..................................................        (4,823)         (4,800)
 Accumulated earnings .................................................................        34,806          36,153
 Accumulated other comprehensive loss .................................................       (18,877)        (18,998)
 Treasury stock at cost, 110,174 shares at March 31, 2003 and December 31, 2002 .......        (1,732)         (1,732)
                                                                                          -----------     -----------
   Total stockholders' equity .........................................................       251,029         251,341
                                                                                          -----------     -----------
   Total liabilities and stockholders' equity .........................................   $ 1,196,296     $ 1,324,876
                                                                                          ===========     ===========



The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                            THREE MONTHS ENDED MARCH 31,
                                                                           -------------------------------
                                                                                2003             2002
                                                                           --------------   --------------
Revenue ................................................................    $   263,724      $   223,990
Costs and expenses:
 Cost of services ......................................................        123,599           99,054
 Operating, administrative and other ...................................        126,175          115,853
 Depreciation and amortization .........................................          6,171            7,592
 Equity income from unconsolidated subsidiaries ........................         (3,063)          (2,005)
 Merger-related and other nonrecurring charges .........................             --              582
                                                                            -----------      -----------
Operating income .......................................................         10,842            2,914
Interest income ........................................................          1,075              864
Interest expense .......................................................         14,324           16,017
                                                                            -----------      -----------
Loss before benefit for income tax .....................................         (2,407)         (12,239)
Benefit for income tax .................................................         (1,060)          (6,144)
                                                                            -----------      -----------
Net loss ...............................................................    $    (1,347)     $    (6,095)
                                                                            ===========      ===========
Basic loss per share ...................................................    $     (0.09)     $     (0.40)
                                                                            ===========      ===========
Weighted average shares outstanding for basic loss per share ...........     15,029,219       15,050,633
                                                                            ===========      ===========
Diluted loss per share .................................................    $     (0.09)     $     (0.40)
                                                                            ===========      ===========
Weighted average shares outstanding for diluted loss per share .........     15,029,219       15,050,633
                                                                            ===========      ===========



The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)





                                                                               THREE MONTHS ENDED MARCH 31,
                                                                               ----------------------------
                                                                                    2003          2002
                                                                               ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .....................................................................   $  (1,347)    $  (6,095)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization ...............................................       6,171         7,592
 Deferred compensation plan deferrals ........................................       2,111         2,817
 Equity income from unconsolidated subsidiaries ..............................      (3,063)       (2,005)
Decrease in receivables ......................................................      21,169        25,998
Increase in prepaid expenses and other assets ................................      (2,365)       (2,799)
Decrease in compensation and employee benefits and accrued bonus and
 profit sharing ..............................................................     (77,994)      (77,720)
Increase in accounts payable and accrued expenses ............................       1,112         9,798
Decrease in income taxes payable .............................................     (15,728)      (14,734)
Other operating activities, net ..............................................        (827)          602
                                                                                 ---------     ---------
 Net cash used in operating activities .......................................     (70,761)      (56,546)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received ............................      (4,000)       (2,145)
Acquisition of businesses including net assets acquired, intangibles and
 goodwill ....................................................................         (22)       (8,364)
Other investing activities, net ..............................................       1,528          (821)
                                                                                 ---------     ---------
 Net cash used in investing activities .......................................      (2,494)      (11,330)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility .........................      33,750        50,500
Repayment of revolver and swingline credit facility ..........................     (20,250)      (13,000)
Proceeds from (repayment of) senior notes and other loans, net ...............          68        (3,195)
Repayment of senior secured term loans .......................................      (2,338)       (2,338)
Other financing activities, net ..............................................         526          (880)
                                                                                 ---------     ---------
 Net cash provided by financing activities ...................................      11,756        31,087
NET DECREASE IN CASH AND CASH EQUIVALENTS ....................................     (61,499)      (36,789)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD ............................      79,701        57,450
 Effect of currency exchange rate changes on cash ............................       1,168          (664)
                                                                                 ---------     ---------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD ..................................   $  19,370     $  19,997
                                                                                 =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
   Interest (net of amount capitalized) ......................................   $   5,823     $   8,454
                                                                                 =========     =========
   Income taxes, net of refunds ..............................................   $  14,532     $   6,867
                                                                                 =========     =========



The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. NATURE OF OPERATIONS

     CBRE Holding, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, LP, which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

     On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

     On February 17, 2003, the Company, CBRE, Apple Acquisition Corp. (the Merger Sub) and Insignia Financial Group, Inc. (Insignia) entered into an Agreement and Plan of Merger (the Insignia Acquisition Agreement). Pursuant to the terms and subject to the conditions of the Insignia Acquisition Agreement, the Merger Sub will merge with and into Insignia, the separate existence of the Merger Sub will cease and Insignia will continue its existence as a wholly owned subsidiary of CBRE (the Insignia Acquisition).

     When the Insignia Acquisition becomes effective, each outstanding share of common stock of Insignia (other than the cancelled shares, dissenting shares and shares held by wholly owned subsidiaries of Insignia) will be converted into the right to receive $11.00 in cash, without interest, from the Merger Sub, subject to adjustments as provided in the Insignia Acquisition Agreement. At the same time, each outstanding share of common stock of the Merger Sub will be converted into one share of common stock of the surviving entity in the Insignia Acquisition.

     Currently, the transaction is valued at approximately $430.0 million, including the repayment of net debt and the redemption of preferred stock. In addition to Insignia shareholder approval, the transaction, which is expected to close in June 2003, is subject to the receipt of financing and regulatory approvals. The sale by Insignia on March 14, 2003 of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group, Inc., to Montauk Battery Realty, LLC and Insignia's receipt of the cash proceeds from such sale will not affect the consideration to be paid in the Insignia Acquisition.


2. NEW ACCOUNTING PRONOUNCEMENTS

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities," which is an interpretation of Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements." This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on the Company's financial position or results of operations.

3. BASIS OF PREPARATION

     The accompanying consolidated financial statements have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates. All significant inter-company transactions and balances have been eliminated, and certain reclassifications have been made to prior periods' consolidated financial statements to conform to the current period presentation. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2003. The consolidated financial statements and notes to the consolidated financial statements should be read in conjunction with the Company's filing on form 10-K, which contains the latest available audited consolidated financial statements and notes thereto, as of and for the period ended December 31, 2002.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company engages a third-party valuation firm to perform an annual assessment of its goodwill and other intangible assets deemed to have indefinite lives for impairment as of the beginning of the fourth quarter of each year. The Company also assesses its goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows.

     There were no changes in the carrying value of goodwill for the three months ended March 31, 2003.

     Other intangible assets totaled $90.2 million and $91.1 million, net of accumulated amortization of $8.7 million and $7.7 million, as of March 31, 2003 and December 31, 2002, respectively and are comprised of the following (dollars in thousands):



                                             AS OF MARCH 31, 2003              AS OF DECENBER 31, 2002
                                       ---------------------------------   --------------------------------
                                        GROSS CARRYING      ACCUMULATED     GROSS CARRYING     ACCUMULATED
                                            AMOUNT         AMORTIZATION         AMOUNT         AMORTIZATION
                                       ----------------   --------------   ----------------   -------------
   Amortizable intangible assets

    Management contracts. ..........       $ 18,913           $ 6,118          $ 18,887          $ 5,605
    Loan servicing rights. .........         16,312             2,562            16,234            2,134
                                           --------           -------          --------          -------
    Total. .........................       $ 35,225           $ 8,680          $ 35,121          $ 7,739
                                           ========           =======          ========          =======

   Unamortizable intangible assets

    Trademark ......................       $ 63,700                            $ 63,700
                                           ========                            ========



     In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, the trademark was separately identified as a result of the 2001 Merger and has an indefinite life. The management contracts and loan servicing rights are amortized over useful lives ranging up to ten years. Amortization expense related to these intangible assets was $1.0 million for the three months ended March 31, 2003. The estimated amortization expense for the five years ending December 31, 2007 approximates $3.8 million, $3.7 million, $3.7 million, $3.4 million and $3.4 million, respectively.

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

5. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

     Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

     Condensed Balance Sheets Information:



                                         MARCH 31,      DECEMBER 31,
                                           2003             2002
                                      --------------   -------------

   Current assets .................    $   116,024      $   127,635
   Noncurrent assets ..............    $ 1,615,216      $ 1,552,546
   Current liabilities ............    $   199,930      $   108,463
   Noncurrent liabilities .........    $   591,199      $   664,241
   Minority interest ..............    $     4,165      $     3,938



     Condensed Statements of Operations Information:



                                       THREE MONTHS ENDED MARCH
                                                  31,
                                       -------------------------
                                           2003          2002
                                       -----------   -----------
   Net revenue .....................    $ 99,031      $ 80,331
   Income from operations ..........    $ 23,604      $ 17,205
   Net income ......................    $ 21,077      $ 13,226



     Included in other current assets in the accompanying consolidated balance sheets is a note receivable from the Company's equity investment in Investor 1031, LLC in the amount of $0.6 million as of March 31, 2003. This note was issued on June 20, 2002, bears interest at 20.0% per annum and is due for repayment on July 15, 2003

     The Company's investment management business involves investing the Company's own capital in certain real estate investments together with clients, including its equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, L.L.C. and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees.

6. DEBT

     The Company issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the Notes), which were issued and sold by Blum CB Corp. for approximately $225.6 million, net of discount, on June 7, 2001 and assumed by CBRE in connection with the 2001 Merger. The Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to 35.0% of the originally issued amount of the Notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $226.0 million and $225.9 million as of March 31, 2003 and December 31, 2002, respectively.

     The Company also entered into a $325.0 million Senior Credit Facility (the Credit Facility) with Credit Suisse First Boston (CSFB) and other lenders. The Credit Facility is jointly and severally guaranteed by the Company and its domestic subsidiaries and is secured by substantially all their assets. The Credit Facility includes the Tranche A term facility of $50.0 million, maturing on July 20, 2007; the

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

Tranche B term facility of $185.0 million, maturing on July 18, 2008; and the revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company's option, at either the applicable LIBOR plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25% as determined by reference to the Company's ratio of total debt less available cash to EBITDA, which is defined in the debt agreement. Borrowings under the Tranche B facility bear interest at varying rates based on the Company's option at either the applicable LIBOR plus 3.75% or the alternate base rate plus 2.75%. The alternate base rate is the higher of (1) CSFB's prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

     The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility requires quarterly principal payments of approximately $0.5 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and at March 31, 2003 had an outstanding balance on the line of credit of $13.5 million. The total amount outstanding under the credit facility included in senior secured term loans, current maturities of long-term debt and short-term borrowings in the accompanying consolidated balance sheets was $232.1 million and $221.0 million as of March 31, 2003 and December 31, 2002, respectively.

     The Company issued an aggregate principal amount of $65.0 million of 16.0% Senior Notes due on July 20, 2011 (the Senior Notes). The Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in cash in arrears. Interest may be paid in kind to the extent CBRE's ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company's option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002 and January 20, 2003. The Senior Notes are redeemable at the Company's option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of March 31, 2003, the redemption price was 112.8% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding Senior Notes at 101.0% of par. The total amount of the Senior notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $62.6 million and $61.9 million as of March 31, 2003 and December 31, 2002, respectively.

     The Senior Notes are solely the Company's obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the Senior Notes, and is not obligated to provide cash flow to the Company for repayment of these Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the Senior Notes. The Company will depend on CBRE's cash flows to fund principal and interest payments as they come due.

     The Notes, the Credit Facility and the Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility requires the Company to pay a facility fee based on the total amount of the unused commitment.

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     The Company has short-term borrowings of $73.9 million and $111.1 million with related weighted average interest rates of 5.0% and 3.9% as of March 31, 2003 and December 31, 2002, respectively.

     A subsidiary of the Company has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. The credit agreement in 2001 initially provided for a revolving line of credit of $150.0 million, bore interest at the greater of one-month LIBOR or 3.0% (RFC Base Rate), plus 1.0% and expired on August 31, 2001. Through various executed amendments and extension letters in 2001, the revolving line of credit was increased to $350.0 million and the maturity date was extended to January 22, 2002.

     Effective January 23, 2002, the Company entered into a Second Amended and Restated Warehousing Credit and Security Agreement. This agreement provided for a revolving line of credit in the amount of $350.0 million until February 28, 2002 and $150.0 million for the period from March 1, 2002 through August 31, 2002. Additionally, on February 1, 2002, the Company executed a Letter Agreement with RFC that redefined the RFC Base Rate to the greater of one-month LIBOR or 2.25% per annum. On April 20, 2002, the Company obtained a temporary revolving line of credit increase of $210.0 million that resulted in a total line of credit equaling $360.0 million, which expired on July 31, 2002. Upon expiration of the temporary increase and through various executed amendments and extension letter agreements, the Company established a revolving line of credit of $200.0 million, redefined the RFC Base Rate to the greater of one-month LIBOR or 2.0% and extended the maturity date of the agreement to December 20, 2002. On December 16, 2002, the Company entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the RFC Base Rate plus 1.0% and expires on August 31, 2003. On March 28, 2003, the Company was notified that effective May 1, 2003, the RFC base rate would be lowered to the greater of one-month LIBOR or 1.5%.

     During the quarter ended March 31, 2003, the Company had a maximum of $93.9 million revolving line of credit principal outstanding with RFC. At March 31, 2003 and December 31, 2002, respectively, the Company had a $11.6 million and a $63.1 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $11.6 million and a $63.1 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of March 31, 2003 and December 31, 2002, respectively.

     A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank's cost of funds and expires on May 28, 2003. At March 31, 2003 and December 31, 2002 the Company had no revolving line of credit principal outstanding with JP Morgan Chase.

     During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. In September 2002, the maturity date on this non-recourse debt was extended to June 18, 2003. At March 31, 2003 and December 31, 2002, respectively, the Company had $39.4 million and $40.0 million of non-recourse debt outstanding, which is included in short-term borrowings in the accompanying consolidated balance sheets.

7. COMMITMENTS AND CONTINGENCIES

     The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

     A subsidiary of the Company has an agreement with Fannie Mae to fund the purchase of a $104.6 million loan portfolio using proceeds from its RFC line of credit. A 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The Company has collateralized a

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

portion of its obligation to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million.


     The Company had outstanding letters of credit totaling $17.4 and $7.8 million as of March 31, 2003 and December 31, 2002, respectively, including the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through March 2004.


     An important part of the strategy for the Company's investment management business involves investing the Company's own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of March 31, 2003, the Company had committed an additional $20.8 million to fund future co-investments.


8. COMPREHENSIVE LOSS


     Comprehensive loss consists of net loss and other comprehensive income
(loss). Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments and unfunded pension liability. Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time.


     The following table provides a summary of the comprehensive loss (dollars in thousands):



                                                         THREE MONTHS ENDED MARCH 31,
                                                         -----------------------------
                                                              2003            2002
                                                         -------------   -------------
   Net loss ..........................................     $  (1,347)      $  (6,095)
   Foreign currency translation gain (loss) ..........           121            (252)
                                                           ---------       ---------
   Comprehensive loss ................................     $  (1,226)      $  (6,347)
                                                           =========       =========



9. STOCK-BASED COMPENSATION


     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the effect on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition and the disclosure provisions are effective for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for interim periods beginning after December 15, 2002.


     However, the Company continues to account for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25 and does not plan to voluntarily change to the fair value based method of accounting for stock-based compensation. Under this method, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company's net loss and per share information would have been as follows on a pro-forma basis (dollars in thousands, except per share data):

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


                            THREE MONTHS ENDED MARCH 31,
                            -----------------------------
                                 2003            2002
                            -------------   -------------
   Net Loss:
    As Reported .........     $  (1,347)      $  (6,095)
    Pro Forma ...........        (1,495)         (6,233)
   Basic EPS:
    As Reported .........         (0.09)          (0.40)
    Pro Forma ...........         (0.10)          (0.41)
   Diluted EPS:
    As Reported .........         (0.09)          (0.40)
    Pro Forma ...........         (0.10)          (0.41)



     These pro forma amounts may not be representative of future pro forma results.

     The weighted average fair value of options and warrants granted was $1.63 and $2.39 for the three months ended March 31, 2003 and 2002, respectively. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:





                                        THREE MONTHS ENDED MARCH
                                                  31,
                                        -----------------------
                                           2003         2002
                                        ----------   ----------
   Risk-free interest rate ..........   3.04%        4.14%
   Expected volatility ..............   0.00%        0.00%
   Expected life ....................   5 years      5 years



     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.


10. PER SHARE INFORMATION

     Basic and diluted loss per share for the Company was computed by dividing the net loss by the weighted average number of common shares outstanding of 15,029,219 and 15,050,633 for the three months ended March 31, 2003 and 2002, respectively. As a result of operating losses incurred for the three months ended March 31, 2003 and 2002, diluted weighted average shares outstanding did not give effect to common stock equivalents, as to do so would have been anti-dilutive.


11. FIDUCIARY FUNDS

     The consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $390.8 million and $414.6 million at March 31, 2003 and December 31, 2002, respectively.


12. GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the 2001 Merger with Blum CB, and as part of the financing of the 2001 Merger, CBRE assumed an aggregate of $229.0 million in Senior Subordinated Notes (the Notes) due June 15, 2011. These Notes are unsecured and rank equally in right of payment with any of the Company's senior

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

subordinated unsecured indebtedness. The Notes are effectively subordinated to indebtedness and other liabilities of the Company's subsidiaries that are not guarantors of the Notes. The Notes are guaranteed on a full, unconditional, joint and several basis by the Company, CBRE and CBRE's domestic subsidiaries.


     The following condensed consolidating financial information includes:


   (1) Condensed consolidating balance sheets as of March 31, 2003 and December 31, 2002; condensed consolidating statements of operations for the three months ended March 31, 2003 and 2002, and condensed consolidating statements of cash flows for the three months ended March 31, 2003 and 2002, of (a) Holding, the parent, (b) CBRE, which is the subsidiary issuer,
   (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis; and (2) Elimination entries necessary to consolidate CBRE Holding, Inc., the parent, with CBRE and its guarantor and nonguarantor subsidiaries.


     Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and inter-company balances and transactions.

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                              CBRE HOLDING, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF MARCH 31, 2003
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)



                                                                                GUARANTOR
                                                      PARENT        CBRE      SUBSIDIARIES
                                                   ------------ ------------ --------------
Current Assets:
 Cash and cash equivalents. ......................  $      82    $     276      $  12,455
 Receivables, less allowance for doubtful
  accounts .......................................         30           37         52,835
 Warehouse receivable ............................         --           --         11,625
 Prepaid and other current assets. ...............     21,048       17,695         14,884
                                                    ---------    ---------      ---------
  Total current assets ...........................     21,160       18,008         91,799
Property and equipment, net ......................         --           --         52,184
Goodwill .........................................         --           --        442,965
Other intangible assets, net .....................         --           --         88,332
Deferred compensation assets .....................         --       63,396             --
Investment in and advances to unconsolidated
 subsidiaries ....................................         --        4,798         42,419
Investment in consolidated subsidiaries ..........    280,987      314,867         65,723
Inter-company loan receivable ....................         --      438,818             --
Deferred taxes, net ..............................     36,297           --             --
Other assets .....................................      4,733       16,549         13,305
                                                    ---------    ---------      ---------
  Total assets. ..................................  $ 343,197    $ 856,436      $ 796,727
                                                    =========    =========      =========
Current Liabilities:
 Accounts payable and accrued expenses ...........  $   2,104    $  10,764      $  34,455
 Inter-company payable ...........................     15,741           --             --
 Compensation and employee benefits
  payable ........................................         --           --         30,555
 Accrued bonus and profit sharing ................         --           --         10,182
 Short-term borrowings:
  Warehouse line of credit .......................         --           --         11,625
  Revolving credit and swingline facility ........         --       13,500             --
  Other ..........................................         --           --            876
                                                    ---------    ---------      ---------
  Total short-term borrowings ....................         --       13,500         12,501
 Current maturities of long-term debt ............         --       10,288             --
                                                    ---------    ---------      ---------
  Total current liabilities ......................     17,845       34,552         87,693
Long-term debt:
 111/4% senior subordinated notes,
  net of unamortized discount ....................         --      225,998             --
 Senior secured term loans .......................         --      208,350             --
 16% senior notes, net of unamortized
  discount .......................................     62,599           --             --
 Other long-term debt ............................         --           --         12,129
 Inter-company loan payable ......................         --           --        362,614
                                                    ---------    ---------      ---------
  Total long-term debt ...........................     62,599      434,348        374,743
 Deferred compensation liability .................         --      106,549             --
 Other liabilities ...............................     11,724           --         19,424
                                                    ---------    ---------      ---------
  Total liabilities ..............................     92,168      575,449        481,860
 Minority interest ...............................         --           --             --
 Commitments and contingencies
 Stockholders' Equity: ...........................    251,029      280,987        314,867
                                                    ---------    ---------      ---------
  Total liabilities and stockholders' equity .....  $ 343,197    $ 856,436      $ 796,727
                                                    =========    =========      =========

                                                    NONGUARANTOR                       CONSOLIDATED
                                                    SUBSIDIARIES      ELIMINATION         TOTAL
                                                   -------------- ------------------- -------------
Current Assets:
 Cash and cash equivalents. ......................    $   6,557      $         --      $    19,370
 Receivables, less allowance for doubtful
  accounts .......................................       91,463                --          144,365
 Warehouse receivable ............................           --                --           11,625
 Prepaid and other current assets. ...............       10,170           (15,741)          48,056
                                                      ---------      ------------      -----------
  Total current assets ...........................      108,190           (15,741)         223,416
Property and equipment, net ......................       14,522                --           66,706
Goodwill .........................................      134,172                --          577,137
Other intangible assets, net .....................        1,913                --           90,245
Deferred compensation assets .....................           --                --           63,396
Investment in and advances to unconsolidated
 subsidiaries ....................................        6,763                --           53,980
Investment in consolidated subsidiaries ..........           --          (661,577)              --
Inter-company loan receivable ....................           --          (438,818)              --
Deferred taxes, net ..............................           --                --           36,297
Other assets .....................................       50,512                --           85,119
                                                      ---------      ------------      -----------
  Total assets. ..................................    $ 316,072      $ (1,116,136)     $ 1,196,296
                                                      =========      ============      ===========
Current Liabilities:
 Accounts payable and accrued expenses ...........    $  55,568      $         --      $   102,891
 Inter-company payable ...........................           --           (15,741)              --
 Compensation and employee benefits
  payable ........................................       27,182                --           57,737
 Accrued bonus and profit sharing ................       23,041                --           33,223
 Short-term borrowings:
  Warehouse line of credit .......................           --                --           11,625
  Revolving credit and swingline facility ........           --                --           13,500
  Other ..........................................       47,892                --           48,768
                                                      ---------      ------------      -----------
  Total short-term borrowings ....................       47,892                --           73,893
 Current maturities of long-term debt ............          645                --           10,933
                                                      ---------      ------------      -----------
  Total current liabilities ......................      154,328           (15,741)--       278,677
Long-term debt:
 111/4% senior subordinated notes,
  net of unamortized discount ....................           --                --          225,998
 Senior secured term loans .......................           --                --          208,330
 16% senior notes, net of unamortized
  discount .......................................           --                --           62,599
 Other long-term debt ............................          190                --           12,319
 Inter-company loan payable ......................       76,204          (438,818)              --
                                                      ---------      ---------------   -----------
  Total long-term debt ...........................       76,394          (438,818)         509,266
 Deferred compensation liability .................           --                --          106,549
 Other liabilities ...............................       13,900                --           45,048
                                                      ---------      ---------------   -----------
  Total liabilities ..............................      244,622          (454,559)         939,540
 Minority interest ...............................        5,727                --            5,727
 Commitments and contingencies
 Stockholders' Equity: ...........................       65,723          (661,577)         251,029
                                                      ---------      ---------------   -----------
  Total liabilities and stockholders' equity .....    $ 316,072      $ (1,116,136)     $ 1,196,296
                                                      =========      ===============   ===========

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                              CBRE HOLDING, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                            (DOLLARS IN THOUSANDS)



                                                                                GUARANTOR
                                                      PARENT        CBRE      SUBSIDIARIES
                                                   ------------ ------------ --------------
Current Assets:
 Cash and cash equivalents. ......................  $     127    $      54      $  74,173
 Receivables, less allowance for doubtful
  accounts.. .....................................         --           40         61,624
 Warehouse receivable ............................         --           --         63,140
 Prepaid and other current assets. ...............     18,723       22,201          8,432
                                                    ---------    ---------      ---------
  Total current assets ...........................     18,850       22,295        207,369
Property and equipment, net ......................         --           --         51,419
Goodwill .........................................         --           --        442,965
Other intangible assets, net .....................         --           --         89,075
Deferred compensation assets .....................         --       63,642             --
Investment in and advances to unconsolidated
 subsidiaries ....................................         --        4,782         39,205
Investment in consolidated subsidiaries ..........    302,593      322,794         66,162
Inter-company loan receivable ....................         --      429,396             --
Deferred tax assets, net .........................     36,376           --             --
Other assets .....................................      4,896       17,464         20,453
                                                    ---------    ---------      ---------
  Total assets. ..................................  $ 362,715    $ 860,373      $ 916,648
                                                    =========    =========      =========
Current Liabilities:
 Accounts payable and accrued expenses ...........  $   2,137    $   4,610      $  36,895
 Inter-company payable ...........................     20,199           --             --
 Compensation and employee benefits
  payable ........................................         --           --         40,938
 Accrued bonus and profit sharing ................         --           --         59,942
 Income taxes payable ............................     15,451           --             --
 Short-term borrowings:
  Warehouse line of credit .......................         --           --         63,140
  Other ..........................................         --           --             16
                                                    ---------    ---------      ---------
  Total short-term borrowings ....................         --           --         63,156
 Current maturities of long-term debt ............         --        9,975             --
                                                    ---------    ---------      ---------
 Total current liabilities .......................     37,787       14,585        200,931
Long-Term Debt:
 111/4 % senior subordinated notes,
  net of unamortized discount ....................         --      225,943             --
 Senior secured term loans .......................         --      211,000             --
 16% senior notes, net of unamortized
  discount .......................................     61,863           --             --
 Other long-term debt ............................         --           --         12,129
 Inter-company loan payable ......................         --           --        362,344
                                                    ---------    ---------      ---------
  Total long-term debt ...........................     61,863      436,943        374,473
 Deferred compensation liability .................         --      106,252             --
 Other liabilities ...............................     11,724           --         18,450
                                                    ---------    ---------      ---------
  Total liabilities ..............................    111,374      557,780        593,854
 Minority interest ...............................         --           --             --
 Commitments and contingencies
 Stockholders' Equity: ...........................    251,341      302,593        322,794
                                                    ---------    ---------      ---------
  Total liabilities and stockholders' equity .....  $ 362,715    $ 860,373      $ 916,648
                                                    =========    =========      =========

                                                    NONGUARANTOR                     CONSOLIDATED
                                                    SUBSIDIARIES     ELIMINATION        TOTAL
                                                   -------------- ----------------- -------------
Current Assets:
 Cash and cash equivalents. ......................    $   5,347     $          --    $    79,701
 Receivables, less allowance for doubtful
  accounts.. .....................................      104,549                --        166,213
 Warehouse receivable ............................           --                --         63,140
 Prepaid and other current assets. ...............        7,729           (20,199)        36,886
                                                      ---------     -------------    -----------
  Total current assets ...........................      117,625           (20,199)       345,940
Property and equipment, net ......................       15,215                --         66,634
Goodwill .........................................      134,172                --        577,137
Other intangible assets, net .....................        2,007                --         91,082
Deferred compensation assets .....................           --                --         63,642
Investment in and advances to unconsolidated
 subsidiaries ....................................        6,221                --         50,208
Investment in consolidated subsidiaries ..........           --          (691,549)            --
Inter-company loan receivable ....................           --          (429,396)            --
Deferred tax assets, net .........................           --                --         36,376
Other assets .....................................       51,044                --         93,857
                                                      ---------     -------------    -----------
  Total assets. ..................................    $ 326,284     $  (1,141,144)   $ 1,324,876
                                                      =========     =============    ===========
Current Liabilities:
 Accounts payable and accrued expenses ...........    $  58,773     $          --    $   102,415
 Inter-company payable ...........................           --           (20,199)            --
 Compensation and employee benefits
  payable ........................................       22,796                --         63,734
 Accrued bonus and profit sharing ................       43,916                --        103,858
 Income taxes payable ............................           --                --         15,451
 Short-term borrowings:
  Warehouse line of credit .......................           --                --         63,140
  Other ..........................................       47,909                --         47,925
                                                      ---------     -------------    -----------
  Total short-term borrowings ....................       47,909                --        111,065
 Current maturities of long-term debt ............          736                --         10,711
                                                      ---------     -------------    -----------
 Total current liabilities .......................      174,130           (20,199)       407,234
Long-Term Debt:
 111/4 % senior subordinated notes,
  net of unamortized discount ....................           --                --        225,943
 Senior secured term loans .......................           --                --        211,000
 16% senior notes, net of unamortized
  discount .......................................           --                --         61,863
 Other long-term debt ............................          198                --         12,327
 Inter-company loan payable ......................       67,052          (429,396)            --
                                                      ---------     -------------    -----------
  Total long-term debt ...........................       67,250          (429,396)       511,133
 Deferred compensation liability .................           --                --        106,252
 Other liabilities ...............................       13,127                --         43,301
                                                      ---------     -------------    -----------
  Total liabilities ..............................      254,507          (449,595)     1,067,920
 Minority interest ...............................        5,615                --          5,615
 Commitments and contingencies
 Stockholders' Equity: ...........................       66,162          (691,549)       251,341
                                                      ---------     -------------    -----------
  Total liabilities and stockholders' equity .....    $ 326,284     $  (1,141,144)   $ 1,324,876
                                                      =========     =============    ===========

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                                              GUARANTOR
                                                     PARENT        CBRE     SUBSIDIARIES
                                                 ------------- ----------- --------------
Revenue ........................................   $      --    $      --    $ 190,490
Costs and expenses:
 Cost of services ..............................          --           --       89,697
 Operating, administrative and other ...........         100        1,968       83,035
 Depreciation and amortization .................          --           --        4,234
 Equity (income) loss from unconsolidated
  subsidiaries .................................          --          (24)      (3,249)
                                                   ---------    ---------    ---------
Operating (loss) income ........................        (100)      (1,944)      16,773
Interest income ................................          36        9,313          455
Interest expense ...............................       2,909       10,066        8,855
Equity income (loss) of consolidated
 subsidiaries ..................................         331        3,378       (4,649)
                                                   ---------    ---------    ---------
(Loss) income before (benefit) provision for
 income tax ....................................      (2,642)         681        3,724
(Benefit) provision for income tax .............      (1,295)         350          346
                                                   ---------    ---------    ---------
Net (loss) income ..............................   $  (1,347)   $     331    $   3,378
                                                   =========    =========    =========

                                                  NONGUARANTOR                 CONSOLIDATED
                                                  SUBSIDIARIES   ELIMINATION      TOTAL
                                                 -------------- ------------- -------------
Revenue ........................................   $  73,234      $      --     $ 263,724
Costs and expenses:
 Cost of services ..............................      33,902             --       123,599
 Operating, administrative and other ...........      41,072             --       126,175
 Depreciation and amortization .................       1,937             --         6,171
 Equity (income) loss from unconsolidated
  subsidiaries .................................         210             --        (3,063)
                                                   ---------      ---------     ---------
Operating (loss) income ........................      (3,887)            --        10,842
Interest income ................................         566         (9,295)        1,075
Interest expense ...............................       1,789         (9,295)       14,324
Equity income (loss) of consolidated
 subsidiaries ..................................          --            940            --
                                                   ---------      ---------     ---------
(Loss) income before (benefit) provision for
 income tax ....................................      (5,110)           940        (2,407)
(Benefit) provision for income tax .............        (461)            --        (1,060)
                                                   ---------      ---------     ---------
Net (loss) income ..............................   $  (4,649)     $     940     $  (1,347)
                                                   =========      =========     =========



                               CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)






                                                     PARENT         CBRE
                                                 ------------- -------------
Revenue ........................................   $      --     $      --
Costs and expenses:
 Cost of services ..............................          --            --
 Operating, administrative and other ...........         100         2,378
 Depreciation and amortization .................          --            --
 Equity income from unconsolidated
  subsidiaries .................................          --          (167)
 Merger-related and other nonrecurring
  charges ......................................          --           582
                                                   ---------     ---------
Operating (loss) income ........................        (100)       (2,793)
Interest income ................................          45         9,815
Interest expense ...............................       2,794        10,467
Equity losses of consolidated subsidiaries .....      (5,211)       (1,831)
                                                   ---------     ---------
Loss before benefit for income tax .............      (8,060)       (5,276)
Benefit for income tax .........................      (1,965)          (65)
                                                   ---------     ---------
Net loss .......................................   $  (6,095)    $  (5,211)
                                                   =========     =========

                                                    GUARANTOR    NONGUARANTOR                 CONSOLIDATED
                                                  SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                                 -------------- -------------- ------------- -------------
Revenue ........................................   $ 168,560      $  55,430      $     --      $ 223,990
Costs and expenses:
 Cost of services ..............................      71,655         27,399            --         99,054
 Operating, administrative and other ...........      81,162         32,213            --        115,853
 Depreciation and amortization .................       5,201          2,391            --          7,592
 Equity income from unconsolidated
  subsidiaries .................................      (1,278)          (560)           --         (2,005)
 Merger-related and other nonrecurring
  charges ......................................          --             --            --            582
                                                   ---------      ---------      --------      ---------
Operating (loss) income ........................      11,820         (6,013)           --          2,914
Interest income ................................         703             86        (9,785)           864
Interest expense ...............................       9,355          3,186        (9,785)        16,017
Equity losses of consolidated subsidiaries .....      (7,256)            --        14,298             --
                                                   ---------      ---------      --------      ---------
Loss before benefit for income tax .............      (4,088)        (9,113)       14,298        (12,239)
Benefit for income tax .........................      (2,257)        (1,857)           --         (6,144)
                                                   ---------      ---------      --------      ---------
Net loss .......................................   $  (1,831)     $  (7,256)     $ 14,298      $  (6,095)
                                                   =========      =========      ========      =========

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)






                                                                                GUARANTOR      NONGUARANTOR     CONSOLIDATED
                                                   PARENT         CBRE        SUBSIDIARIES     SUBSIDIARIES        TOTAL
                                                -----------   ------------   --------------   --------------   -------------
CASH FLOWS (USED IN) PROVIDED
 BY OPERATING ACTIVITIES: ...................    $   (678)     $   4,924       $  (45,078)      $  (29,929)     $  (70,761)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Capital expenditures, net of concessions
 received ...................................          --             --           (3,228)            (772)         (4,000)
Acquisition of businesses including net
 assets acquired, intangibles and
 goodwill ...................................          --             --              (22)              --             (22)
Other investing activities, net .............          --             --            1,866             (338)          1,528
                                                 --------      ---------       ----------       ----------      ----------
 Net cash used in investing activities ......          --             --           (1,384)          (1,110)         (2,494)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from revolver and swingline
 credit facility ............................          --         33,750               --               --          33,750
Repayment of revolver and swingline
 credit facility ............................          --        (20,250)              --               --         (20,250)
Repayment of senior secured term loans..
                                                       --         (2,338)              --               --          (2,338)
Repayment of senior secured term loans ......          --             --               --               --              --
(Increase) decrease in intercompany
 receivables, net ...........................          --        (15,864)         (15,256)          31,120              --
Other financing activities, net .............         633             --               --              (39)            594
                                                 --------      ---------       ----------       ----------      ----------
Net cash provided by (used in) financing
 activities .................................         633         (4,702)         (15,256)          31,081          11,756
                                                 --------      ---------       ----------       ----------      ----------
NET (DECREASE) INCREASE IN
 CASH AND CASH EQUIVALENTS ..................         (45)           222          (61,718)              42         (61,499)
CASH AND CASH EQUIVALENTS,
 AT BEGINNING OF PERIOD .....................         127             54           74,173            5,347          79,701
Effect of currency exchange rate changes
 on cash ....................................          --             --               --            1,168           1,168
                                                 --------      ---------       ----------       ----------      ----------
CASH AND CASH EQUIVALENTS,
 AT END OF PERIOD ...........................    $     82      $     276       $   12,455       $    6,557      $   19,370
                                                 ========      =========       ==========       ==========      ==========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
   Interest (net of amount capitalized) .....    $  2,009      $   3,160       $      406       $      248      $    5,823
   Income taxes, net of refunds .............    $ 14,532      $      --       $       --       $       --      $   14,532

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                               CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                                                 GUARANTOR      NONGUARANTOR     CONSOLIDATED
                                                   PARENT          CBRE        SUBSIDIARIES     SUBSIDIARIES        TOTAL
                                                -----------   -------------   --------------   --------------   -------------
CASH FLOWS PROVIDED BY (USED
 IN) OPERATING ACTIVITIES: ..................     $   650       $  (2,780)      $  (40,203)      $  (14,213)     $  (56,546)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Capital expenditures, net of concessions
 received ...................................          --              --           (1,622)            (523)         (2,145)
Acquisition of businesses including net
 assets acquired,intangibles and goodwill
                                                       --          (8,339)             (25)              --          (8,364)
Other investing activities, net .............          --              --           (1,006)             185            (821)
                                                  -------       ---------       ----------       ----------      ----------
 Net cash used in investing activities ......          --          (8,339)          (2,653)            (338)        (11,330)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from revolver and swingline
 credit facility ............................          --          50,500               --               --          50,500
Repayment of revolver and swingline
 credit facility ............................          --         (13,000)              --               --         (13,000)
Repayment of senior notes and other
 loans, net .................................          --              --           (2,534)            (661)         (3,195)
Repayment of senior secured term loans ......          --          (2,338)              --               --          (2,338)
(Increase) decrease in intercompany
 receivables, net ...........................          --         (24,639)          18,979            5,660              --
Other financing activities, net.. ...........        (641)           (151)             (40)             (48)           (880)
                                                  -------       ---------       ----------       ----------      ----------
 Net cash (used in) provided by
   financing activities .....................        (641)         10,372           16,405            4,951          31,087
                                                  -------       ---------       ----------       ----------      ----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS ..................           9            (747)         (26,451)          (9,600)        (36,789)
CASH AND CASH EQUIVALENTS,
 AT BEGINNING OF PERIOD .....................           3             931           42,204           14,312          57,450
Effect of currency exchange rate changes
 on cash ....................................          --              --               --             (664)           (664)
                                                  -------       ---------       ----------       ----------      ----------
CASH AND CASH EQUIVALENTS,
 AT END OF PERIOD ...........................     $    12       $     184       $   15,753       $    4,048      $   19,997
                                                  =======       =========       ==========       ==========      ==========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
   Interest (net of amount capitalized) .....     $ 2,600       $   3,301       $      477       $    2,076      $    8,454
   Income taxes, net of refunds .............     $ 6,867       $      --       $       --       $       --      $    6,867

                              CBRE HOLDING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

13. INDUSTRY SEGMENTS


     The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consist of operations in the U.S., Canada, Mexico and South America. EMEA mainly consists of Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The following table summarizes the revenue and operating income (loss) by operating segment (dollars in thousands):



                                                      THREE MONTHS ENDED MARCH
                                                                 31,
                                                      -------------------------
                                                          2003         2002
                                                      ----------- -------------
         REVENUE
          Americas ..................................  $199,950     $ 178,613
          EMEA ......................................    45,478        30,073
          Asia Pacific ..............................    18,296        15,304
                                                       --------     ---------
                                                       $263,724     $ 223,990
                                                       ========     =========
         OPERATING INCOME (LOSS)
          Americas ..................................  $ 14,464     $   8,132
          EMEA ......................................      (784)       (3,003)
          Asia Pacific ..............................    (2,838)       (2,215)
                                                       --------     ---------
                                                         10,842         2,914
         Interest income ............................     1,075           864
         Interest expense ...........................    14,324        16,017
                                                       --------     ---------
         Loss before benefit for income tax .........  $ (2,407)    $ (12,239)
                                                       ========     =========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of CBRE Holding, Inc.:

     We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, and subsidiaries (the "Company") as of December 31, 2002 and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income (loss) for the twelve months then ended. Our audit also included the 2002 financial statement schedule listed in the Index to Consolidated Financial Statements and Financial Statement Schedule at Item 8. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the 2002 financial statements and the financial statement schedule based on our audit. The consolidated financial statements and the financial statement schedule of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the consolidated financial statements and financial statement schedules of CB Richard Ellis Services, Inc. (the "Predecessor") for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and stated that such 2001 and 2000 financial statement schedules, when considered in relation to the 2001 and 2000 basic financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their report dated February 26, 2002.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for the twelve months then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2002 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142").

     As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the financial statements of the Predecessor for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000, were audited by other auditors who have ceased operations. As described in Note 8, these consolidated financial statements have been revised to include the transitional disclosures required by SFAS 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 and 2000 included (i) comparing the previously reported net income (loss) to the previously issued consolidated financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods relating to goodwill that is no longer being amortized as a result of applying SFAS 142 to the Company's and the Predecessor's underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income
(loss) to reported net income (loss), and the related earnings (loss)-per-share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 8 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company and the Predecessor other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 19, 2003

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of CBRE Holding, Inc.:


     We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, (the Company) as of December 31, 2001 and related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income for the period from February 20, 2001 (inception) through December 31, 2001. We have also audited the accompanying consolidated balance sheet of CB Richard Ellis Services, Inc. (Predecessor) as of December 31, 2000, and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive (loss) income for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999. These financial statements and the schedule referred to below are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBRE Holding, Inc. as of December 31, 2001 and the results of their operations and their cash flows for the period from February 20, 2001 (inception) through December 31, 2001 and the financial position of CB Richard Ellis Services, Inc. (the Predecessor) as of December, 31 2000 and the results of their operations and their cash flows for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.


     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                              ARTHUR ANDERSEN LLP


Los Angeles, California
February 26, 2002


NOTE: The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report. This report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this Form 10-K.


NOTE: The consolidated financial statements as of December 31, 2000 and for the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (see Note 8). The report of Arthur Andersen LLP presented above does not extend to these revisions.

                              CBRE HOLDING, INC.
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     DECEMBER 31
                                                                                            -----------------------------
                                                                                                 2002            2001
                                                                                            -------------   -------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents .............................................................    $   79,701      $   57,450
  Receivables, less allowance for doubtful accounts of $10,892 and $11,748 at
   December 31, 2002 and 2001, respectively .............................................       166,213         156,434
  Warehouse receivable ..................................................................        63,140         106,790
  Prepaid expenses ......................................................................         9,748           8,325
  Deferred tax assets, net ..............................................................        18,723          32,155
  Other current assets ..................................................................         8,415           8,493
                                                                                             ----------      ----------
     Total current assets ...............................................................       345,940         369,647
Property and equipment, net .............................................................        66,634          68,451
Goodwill ................................................................................       577,137         609,543
Other intangible assets, net of accumulated amortization of $7,739 and $3,153 at
 December 31, 2002 and 2001, respectively ...............................................        91,082          38,117
Cash surrender value of insurance policies, deferred compensation plan ..................        63,642          69,385
Investments in and advances to unconsolidated subsidiaries ..............................        50,208          42,535
Deferred tax assets, net ................................................................        36,376          54,002
Other assets ............................................................................        93,857         102,832
                                                                                             ----------      ----------
  Total assets ..........................................................................    $1,324,876      $1,354,512
                                                                                             ==========      ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses .................................................    $  102,415      $   82,982
  Compensation and employee benefits payable ............................................        63,734          68,118
  Accrued bonus and profit sharing ......................................................       103,858          85,188
  Income taxes payable ..................................................................        15,451          21,736
  Short-term borrowings:
   Warehouse line of credit .............................................................        63,140         106,790
   Other ................................................................................        47,925          48,828
                                                                                             ----------      ----------
   Total short-term borrowings ..........................................................       111,065         155,618
Current maturities of long-term debt ....................................................        10,711          10,223
                                                                                             ----------      ----------
     Total current liabilities ..........................................................       407,234         423,865
Long-Term Debt:
  111/4% senior subordinated notes, net of unamortized discount of $3,057 and $3,263 at
   December 31, 2002 and 2001, respectively .............................................       225,943         225,737
  Senior secured term loans .............................................................       211,000         220,975
  16% senior notes, net of unamortized discount of $5,107 and $5,344 at
   December 31, 2002 and 2001, respectively .............................................        61,863          59,656
  Other long-term debt ..................................................................        12,327          15,695
                                                                                             ----------      ----------
     Total long-term debt ...............................................................       511,133         522,063
Deferred compensation liability .........................................................       106,252         105,104
Other liabilities .......................................................................        43,301          46,661
                                                                                             ----------      ----------
     Total liabilities ..................................................................     1,067,920       1,097,693
Minority interest .......................................................................         5,615           4,296
Commitments and contingencies
Stockholders' Equity:
  Class A common stock; $0.01 par value; 75,000,000 shares authorized; 1,793,254 and
   1,755,601 shares issued and outstanding (including treasury shares) at December 31,
   2002 and 2001, respectively ..........................................................            17              17
  Class B common stock; $0.01 par value; 25,000,000 shares authorized; 12,624,813 shares
   issued and outstanding at December 31, 2002 and 2001 .................................           127             127
  Additional paid-in capital ............................................................       240,574         240,541
  Notes receivable from sale of stock ...................................................        (4,800)         (5,884)
  Accumulated earnings ..................................................................        36,153          17,426
  Accumulated other comprehensive (loss) income .........................................       (18,998)            296
  Treasury stock at cost, 110,174 shares at December 31, 2002 ...........................        (1,732)             --
                                                                                             ----------      ----------
     Total stockholders' equity .........................................................       251,341         252,523
                                                                                             ----------      ----------
     Total liabilities and stockholders' equity .........................................    $1,324,876      $1,354,512
                                                                                             ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                        COMPANY          COMPANY         PREDECESSOR       PREDECESSOR
                                                    --------------   --------------   ----------------- ----------------
                                                         CBRE             CBRE            CB RICHARD       CB RICHARD
                                                       HOLDING,         HOLDING,       ELLIS SERVICES,   ELLIS SERVICES,
                                                         INC.             INC.               INC.             INC.
                                                    --------------   --------------   ----------------- ----------------
                                                                      FEBRUARY 20,
                                                        TWELVE            2001                               TWELVE
                                                        MONTHS         (INCEPTION)       PERIOD FROM         MONTHS
                                                         ENDED           THROUGH       JANUARY 1, 2001        ENDED
                                                     DECEMBER 31,     DECEMBER 31,         THROUGH        DECEMBER 31,
                                                         2002             2001          JULY 20, 2001         2000
                                                    --------------   --------------   ----------------- ----------------
Revenue .........................................   $1,170,277       $ 562,828        $  607,934        $1,323,604
Costs and expenses:
 Commissions, fees and other incentives .........      554,942         266,764           280,813           628,097
 Operating, administrative and other ............      493,949         216,246           296,386           551,528
 Depreciation and amortization ..................       24,614          12,198            25,656            43,199
 Equity income from unconsolidated
   subsidiaries .................................       (9,326)         (1,554)           (2,874)           (6,505)
 Merger-related and other nonrecurring
   charges ......................................           36           6,442            22,127                --
                                                    -----------      ----------       -----------       -----------
Operating income (loss) .........................      106,062          62,732           (14,174)          107,285
Interest income .................................        3,272           2,427             1,567             2,554
Interest expense ................................       60,501          29,717            20,303            41,700
                                                    -----------      ----------       -----------       -----------
Income (loss) before provision for income taxes         48,833          35,442           (32,910)           68,139
Provision for income taxes ......................       30,106          18,016             1,110            34,751
                                                    -----------      ----------       -----------       -----------
Net income (loss) ...............................   $   18,727       $  17,426        $  (34,020)       $   33,388
                                                    ===========      ==========       ===========       ===========
Basic earnings (loss) per share .................   $     1.25       $    2.22        $    (1.60)       $     1.60
                                                    ===========      ==========       ===========       ===========
Weighted average shares outstanding for basic
 earnings (loss) per share ......................   15,025,308       7,845,004        21,306,584        20,931,111
                                                    ===========      ==========       ===========       ===========
Diluted earnings (loss) per share ...............   $     1.23       $    2.20        $    (1.60)       $     1.58
                                                    ===========      ==========       ===========       ===========
Weighted average shares outstanding for diluted
 earnings (loss) per share ......................   15,222,111       7,909,797        21,306,584        21,097,240
                                                    ===========      ==========       ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                             COMPANY        COMPANY
                                                                         -------------- --------------
                                                                              CBRE           CBRE
                                                                            HOLDING,       HOLDING,
                                                                              INC.           INC.
                                                                         -------------- --------------
                                                                                         FEBRUARY 20,
                                                                             TWELVE          2001
                                                                             MONTHS       (INCEPTION)
                                                                              ENDED         THROUGH
                                                                          DECEMBER 31,   DECEMBER 31,
                                                                              2002           2001
                                                                         -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ......................................................   $   18,727    $    17,426
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
 Depreciation and amortization .........................................       24,614         12,198
 Amortization of deferred financing costs ..............................        3,322          1,316
 Deferred compensation deferrals .......................................       15,925         16,151
 Gain on sale of properties, businesses and servicing rights ...........       (6,287)        (2,868)
 Equity income from unconsolidated subsidiaries ........................       (9,326)        (1,554)
 Provision for litigation, doubtful accounts and other .................        7,649          2,714
 Deferred income tax provision (benefit) ...............................        5,158         (1,948)
(Increase) decrease in receivables .....................................       (4,770)       (18,379)
Decrease (increase) in cash surrender value of insurance policies,
 deferred compensation plan ............................................        5,743         (4,517)
Increase (decrease) in accounts payable and accrued expenses ...........        3,678         (5,835)
Increase (decrease) in compensation and employee benefits
 payable and accrued bonus and profit sharing ..........................       17,541         64,677
Increase (decrease) in income taxes payable ............................        3,225         13,578
Decrease in other liabilities ..........................................      (15,203)        (9,260)
Other operating activities, net ........................................       (5,114)         7,635
                                                                           ----------    -----------
 Net cash provided by (used in) operating activities ...................       64,882         91,334
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received ......................      (14,266)        (6,501)
Proceeds from sale of properties, businesses and servicing rights ......        6,378          2,108
Purchases of investments ...............................................       (1,012)        (1,081)
Investment in property held for sale ...................................           --        (40,174)
Acquisition of businesses including net assets acquired, intangibles
 and goodwill ..........................................................      (14,811)      (214,702)
Other investing activities, net ........................................         (419)        (1,043)
                                                                           ----------    -----------
 Net cash used in investing activities .................................      (24,130)      (261,393)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility ...................      238,000        113,750
Repayment of revolver and swingline credit facility ....................     (238,000)      (113,750)
(Repayment of) proceeds from senior notes and other loans, net .........       (8,205)        (1,188)
Proceeds from senior secured term loans ................................           --        235,000
Repayment of senior secured term loans .................................       (9,351)        (4,675)
Proceeds from non-recourse debt related to property held for sale ......           --         37,179
Repayment of 87/8% senior subordinated notes ...........................           --       (175,000)
Proceeds from 111/4% senior subordinated notes .........................           --        225,629
Proceeds from 16% senior notes .........................................           --         65,000
Proceeds from revolving credit facility ................................           --             --
Repayment of revolving credit facility .................................           --       (235,000)
Payment of deferred financing fees .....................................         (443)       (21,750)
Proceeds from issuance of common stock .................................          180         92,156
Other financing activities, net ........................................          (19)        (3,520)
                                                                           ----------    -----------
 Net cash (used in) provided by financing activities ...................      (17,838)       213,831
                                                                           ----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................       22,914         43,772
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD ......................       57,450         13,662
 Effect of currency exchange rate changes on cash ......................         (663)            16
                                                                           ----------    -----------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD ............................   $   79,701    $    57,450
                                                                           ==========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
  Interest (net of amount capitalized) .................................   $   52,647    $    26,126
                                                                           ==========    ===========
  Income taxes, net of refunds .........................................   $   19,142    $     5,061
                                                                           ==========    ===========
 Non-cash investing and financing activities:
  Fair value of assets acquired ........................................   $       --    $  (492,220)
  Fair value of liabilities assumed ....................................           --        719,829
  Issuance of stock ....................................................           --        148,641
  Goodwill .............................................................      (14,811)      (590,952)
                                                                           ----------    -----------
  Net cash paid for acquisitions .......................................   $  (14,811)   $  (214,702)
                                                                           ==========    ===========



                                                                            PREDECESSOR       PREDECESSOR
                                                                         ----------------- ----------------
                                                                             CB RICHARD       CB RICHARD
                                                                          ELLIS SERVICES,   ELLIS SERVICES,
                                                                                INC.             INC.
                                                                         ----------------- ----------------
                                                                                                TWELVE
                                                                            PERIOD FROM         MONTHS
                                                                          JANUARY 1, 2001        ENDED
                                                                              THROUGH        DECEMBER 31,
                                                                           JULY 20, 2001         2000
                                                                         ----------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ......................................................    $ (34,020)        $   33,388
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
 Depreciation and amortization .........................................       25,656             43,199
 Amortization of deferred financing costs ..............................        1,152              2,069
 Deferred compensation deferrals .......................................       16,447             43,557
 Gain on sale of properties, businesses and servicing rights ...........      (10,009)           (10,184)
 Equity income from unconsolidated subsidiaries ........................       (2,874)            (6,505)
 Provision for litigation, doubtful accounts and other .................        3,872              5,125
 Deferred income tax provision (benefit) ...............................       (1,569)            (4,083)
(Increase) decrease in receivables .....................................       26,970            (12,545)
Decrease (increase) in cash surrender value of insurance policies,
 deferred compensation plan ............................................      (11,665)           (32,761)
Increase (decrease) in accounts payable and accrued expenses ...........       (5,491)            (3,201)
Increase (decrease) in compensation and employee benefits
 payable and accrued bonus and profit sharing ..........................     (101,312)            24,418
Increase (decrease) in income taxes payable ............................      (16,357)            11,074
Decrease in other liabilities ..........................................      (11,305)           (12,806)
Other operating activities, net ........................................          275                114
                                                                            ---------         ----------
 Net cash provided by (used in) operating activities ...................     (120,230)            80,859
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received ......................      (14,814)           (23,668)
Proceeds from sale of properties, businesses and servicing rights ......        9,544             17,495
Purchases of investments ...............................................       (3,202)           (23,413)
Investment in property held for sale ...................................       (2,282)                --
Acquisition of businesses including net assets acquired, intangibles
 and goodwill ..........................................................       (1,924)            (6,561)
Other investing activities, net ........................................          539              3,678
                                                                            ---------         ----------
 Net cash used in investing activities .................................      (12,139)           (32,469)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility ...................           --                 --
Repayment of revolver and swingline credit facility ....................           --                 --
(Repayment of) proceeds from senior notes and other loans, net .........          446                588
Proceeds from senior secured term loans ................................           --                 --
Repayment of senior secured term loans .................................           --                 --
Proceeds from non-recourse debt related to property held for sale ......           --                 --
Repayment of 87/8% senior subordinated notes ...........................           --                 --
Proceeds from 111/4% senior subordinated notes .........................           --                 --
Proceeds from 16% senior notes .........................................           --                 --
Proceeds from revolving credit facility ................................      195,000            179,000
Repayment of revolving credit facility .................................      (70,000)          (229,000)
Payment of deferred financing fees .....................................             (8)            (120)
Proceeds from issuance of common stock .................................           --                 --
Other financing activities, net ........................................          792             (3,991)
                                                                            -----------       ----------
 Net cash (used in) provided by financing activities ...................      126,230            (53,523)
                                                                            -----------       ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................       (6,139)            (5,133)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD ......................       20,854             27,844
 Effect of currency exchange rate changes on cash ......................       (1,053)            (1,857)
                                                                            -----------       ----------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD ............................    $  13,662         $   20,854
                                                                            ===========       ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
  Interest (net of amount capitalized) .................................    $  18,457         $   38,352
                                                                            ===========       ==========
  Income taxes, net of refunds .........................................    $  19,083         $   27,607
                                                                            ===========       ==========
 Non-cash investing and financing activities:
  Fair value of assets acquired ........................................    $    (105)        $   (2,287)
  Fair value of liabilities assumed ....................................           --                 41
  Issuance of stock ....................................................           --                 --
  Goodwill .............................................................       (1,819)            (4,315)
                                                                            -----------       ----------
  Net cash paid for acquisitions .......................................    $  (1,924)        $   (6,561)
                                                                            ===========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                  COMPANY
                                --------------------------------------------
                                             CBRE HOLDING, INC.
                                --------------------------------------------
                                                                    NOTES
                                 CLASS A   CLASS B   ADDITIONAL   RECEIVABLE
                                  COMMON    COMMON     PAID-IN    FROM SALE
                                  STOCK     STOCK      CAPITAL     OF STOCK
                                --------- --------- ------------ -----------
Balance, February 20, 2001 ....    $--       $ --     $     --    $    $--
Net income ....................     --         --           --          --
Contribution of deferred
 compensation plan stock
 fund units ...................     --         --       18,771          --
Contribution of shares by
 certain shareholders of
 CB Richard Ellis Services,
 Inc ..........................     --         80      121,732          --
Net issuance of Class A
 common stock .................     17         --       27,672          --
Issuance of Class B common
 stock ........................     --         47       72,366          --
Notes receivable from sale of
 stock ........................     --         --           --      (5,884)
Foreign currency translation
 gain .........................     --         --           --          --
                                   ---       ----     --------    --------
Balance, December 31, 2001 ....     17        127      240,541      (5,884)
Net income ....................     --         --           --          --
Issuance of Class A common
 stock ........................     --         --          460        (180)
Net cancellation of deferred
 compensation stock fund
 units ........................     --         --         (427)         --
Net collection on notes
 receivable from sale of
 stock ........................     --         --           --       1,264
Purchase of common stock ......     --         --           --          --
Minimum pension liability
 adjustment, net of tax .......     --         --           --          --
Foreign currency translation
 loss .........................     --         --           --          --
                                   ---       ----     --------    --------
Balance, December 31, 2002 ....    $17       $127     $240,574    $ (4,800)
                                   ===       ====     ========    ========



                                                             COMPANY
                                ------------------------------------------------------------------
                                                       CBRE HOLDING, INC.
                                -----------------------------------------------------------------
                                                   ACCUMULATED OTHER
                                              COMPREHENSIVE INCOME (LOSS)
                                              ---------------------------
                                                 MINIMUM       FOREIGN
                                 ACCUMULATED     PENSION       CURRENCY     TREASURY
                                   EARNINGS     LIABILITY    TRANSLATION     STOCK       TOTAL
                                ------------- ------------- ------------- ----------- -----------
Balance, February 20, 2001 ....    $    --      $      --     $     --     $     --
Net income ....................     17,426             --           --           --       17,426
Contribution of deferred
 compensation plan stock
 fund units ...................         --             --           --           --       18,771
Contribution of shares by
 certain shareholders of
 CB Richard Ellis Services,
 Inc ..........................         --             --           --           --      121,812
Net issuance of Class A
 common stock .................         --             --           --           --       27,689
Issuance of Class B common
 stock ........................         --             --           --           --       72,413
Notes receivable from sale of
 stock ........................         --             --           --           --       (5,884)
Foreign currency translation
 gain .........................         --             --          296           --          296
                                   -------      ---------     --------     --------      -------
Balance, December 31, 2001 ....     17,426             --          296           --      252,523
Net income ....................     18,727             --           --           --       18,727
Issuance of Class A common
 stock ........................         --             --           --           --          280
Net cancellation of deferred
 compensation stock fund
 units ........................         --             --           --           --         (427)
Net collection on notes
 receivable from sale of
 stock ........................         --             --           --           --        1,264
Purchase of common stock ......         --             --           --       (1,732)      (1,732)
Minimum pension liability
 adjustment, net of tax .......         --        (17,039)          --           --      (17,039)
Foreign currency translation
 loss .........................         --      $      --       (2,255)          --       (2,255)
                                   -------      ---------     --------     --------      -------
Balance, December 31, 2002 ....    $36,153      $ (17,039)    $ (1,959)    $ (1,732)   $ 251,341
                                   =======      =========     ========     ========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                         PREDECESSOR
                                             ------------------------------------
                                               CB RICHARD ELLIS SERVICES, INC.
                                             ------------------------------------
                                                                         NOTES
                                                         ADDITIONAL   RECEIVABLE
                                               COMMON     PAID-IN      FROM SALE
                                               STOCK      CAPITAL      OF STOCK
                                             --------- ------------- ------------
Balance, December 31, 1999 .................  $   213   $   355,893   $  (8,087)
Net income .................................       --            --          --
Common stock issued for incentive
 plans .....................................        4         4,310      (4,310)
Contributions, deferred compensation
 plan ......................................       --         2,729          --
Deferred compensation plan co-match ........       --           907          --
Net collection on notes receivable from
 sale of stock .............................       --          (550)        550
Amortization of cheap and restricted
 stock .....................................       --           342          --
Tax deduction from issuance of stock .......       --           580          --
Foreign currency translation loss ..........       --            --          --
Purchase of common stock ...................       --           (43)         --
                                              -------   -----------   ---------
Balance, December 31, 2000 .................      217       364,168     (11,847)
Net loss ...................................       --            --          --
Common stock issued for incentive
 plans .....................................       --           360          --
Contributions, deferred compensation
 plan ......................................       --         1,004          --
Deferred compensation plan co-match ........       --           492          --
Net collection on notes receivable from
 sale of stock .............................       --          (742)      1,001
Amortization of cheap and restricted
 stock .....................................        1           210          --
Tax deduction from issuance of stock .......       --         1,479          --
Foreign currency translation loss ..........       --            --          --
Cancellation of common stock ...............       --           (54)         --
Cancellation of common stock and
 elimination of historical equity due to
 the merger ................................     (218)     (366,917)     10,846
                                              -------   -----------   ---------
Balance, July 20, 2001 .....................  $    --   $        --   $      --
                                              =======   ===========   =========



                                                                    PREDECESSOR
                                             ---------------------------------------------------------
                                                          CB RICHARD ELLIS SERVICES, INC.
                                             ---------------------------------------------------------
                                                             ACCUMULATED
                                              ACCUMULATED       OTHER
                                               (DEFICIT)    COMPREHENSIVE     TREASURY
                                                EARNINGS         LOSS          STOCK         TOTAL
                                             ------------- --------------- ------------- -------------
Balance, December 31, 1999 .................  $ (122,485)     $  (1,928)     $ (13,869)   $   209,737
Net income .................................      33,388             --             --         33,388
Common stock issued for incentive
 plans .....................................          --             --             --              4
Contributions, deferred compensation
 plan ......................................          --             --             --          2,729
Deferred compensation plan co-match ........          --             --             --            907
Net collection on notes receivable from
 sale of stock .............................          --             --             --             --
Amortization of cheap and restricted
 stock .....................................          --             --            342
Tax deduction from issuance of stock .......          --             --             --            580
Foreign currency translation loss ..........          --        (10,330)            --        (10,330)
Purchase of common stock ...................          --             --         (1,975)        (2,018)
                                              ----------      ---------      ---------    -----------
Balance, December 31, 2000 .................     (89,097)       (12,258)       (15,844)       235,339
Net loss ...................................     (34,020)            --             --        (34,020)
Common stock issued for incentive
 plans .....................................          --             --             --            360
Contributions, deferred compensation
 plan ......................................          --             --             --          1,004
Deferred compensation plan co-match ........          --             --             --            492
Net collection on notes receivable from
 sale of stock .............................          --             --             --            259
Amortization of cheap and restricted
 stock .....................................          --             --             --            211
Tax deduction from issuance of stock .......          --             --             --          1,479
Foreign currency translation loss ..........          --         (7,106)            --         (7,106)
Cancellation of common stock ...............          --             --             --            (54)
Cancellation of common stock and
 elimination of historical equity due to
 the merger ................................     123,117         19,364         15,844       (197,964)
                                              ----------      ---------      ---------    -----------
Balance, July 20, 2001 .....................  $       --      $      --      $      --    $        --
                                              ==========      =========      =========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              CBRE HOLDING, INC.
            CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
                            (DOLLARS IN THOUSANDS)



                                                  COMPANY             COMPANY           PREDECESSOR        PREDECESSOR
                                            ------------------- ------------------- ------------------ ------------------
                                                    CBRE                CBRE         CB RICHARD ELLIS   CB RICHARD ELLIS
                                               HOLDING, INC.       HOLDING, INC.      SERVICES, INC.     SERVICES, INC.
                                            ------------------- ------------------- ------------------ ------------------
                                                                 FEBRUARY 20, 2001      PERIOD FROM
                                                   TWELVE           (INCEPTION)       JANUARY 1, 2001        TWELVE
                                                MONTHS ENDED          THROUGH             THROUGH         MONTHS ENDED
                                             DECEMBER 31, 2002   DECEMBER 31, 2001     JULY 20, 2001    DECEMBER 31, 2000
                                            ------------------- ------------------- ------------------ ------------------
Net income (loss) .........................      $  18,727            $17,426           $ (34,020)         $  33,388
Other comprehensive (loss) income:
 Foreign currency translation (loss) gain .         (2,255)               296              (7,106)           (10,330)
 Minimum pension liability adjustment, net
   of tax .................................        (17,039)                --                  --                 --
                                                 ---------            -------           ---------          ---------
Total other comprehensive (loss) income ...        (19,294)               296              (7,106)           (10,330)
                                                 ---------            -------           ---------          ---------
Comprehensive (loss) income ...............      $    (567)           $17,722           $ (41,126)         $  23,058
                                                 =========            =======           =========          =========

The accompanying notes are an integral part of these consolidated financial statements.

                               CBRE HOLDING INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. NATURE OF OPERATIONS

     CBRE Holding, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of RCBA Strategic Partners, LP (RCBA Strategic), which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

     On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

     CBRE Holding, Inc. is a holding company that conducts its operations primarily through direct and indirect operating subsidiaries. In the United States (US), the Company operates through CB Richard Ellis, Inc. and L.J. Melody, in the United Kingdom (UK) through CB Hillier Parker and in Canada through CB Richard Ellis Limited. CB Richard Ellis Investors, LLC (CBRE Investors) and its foreign affiliates conduct business in the US, Europe and Asia. The Company operates in 47 countries through various subsidiaries and pursuant to cooperation agreements. Approximately 73% of the Company's revenue is generated from the US and 27% is generated from the rest of the world.


2. SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Additionally, the consolidated financial statements include the accounts of CBRE prior to the 2001 Merger as CBRE is considered the predecessor to the Company for purposes of Regulation S-X. The equity attributable to minority shareholders' interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company's investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for under the equity method. Accordingly, the Company's share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.


     Use of Estimates

     The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results may differ from these estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.


     Cash and Cash Equivalents

     Cash and cash equivalents generally consist of cash and highly liquid investments with an original maturity of less than three months. The Company controls certain cash and cash equivalents as an agent for its investment and property management clients. These amounts are not included in the consolidated balance sheets (See Note 17).

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation, or in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property and equipment is computed primarily using the straight-line method over estimated useful lives ranging up to ten years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. The Company capitalizes expenditures that materially increase the life of the related assets and expenses the cost of maintenance and repairs.

     The Company periodically reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any of the significant assumptions inherent in this assessment materially change due to market, economic, and/or other factors, the recoverability is assessed based on the revised assumptions. If this analysis indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and represents the amount by which the carrying value exceeds the fair value of the asset.


     Goodwill and Other Intangible Assets

     Goodwill represents the excess of the purchase price paid by the Company over the fair value of the tangible and intangible assets and liabilities of CBRE at July 20, 2001, the date of the 2001 Merger. Other intangible assets include a trademark, which was separately identified as a result of the 2001 Merger, is not being amortized and has an indefinite estimated life. The remaining other intangible assets represent management contracts and loan servicing rights and are amortized on a straight-line basis over estimated useful lives ranging up to ten years.

     The Company fully adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. This statement requires the Company to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. In June 2002, the Company completed the first step of the transitional goodwill impairment test and determined that no impairment existed as of January 1, 2002. The Company also completed its required annual impairment test as of October 1, 2002 and determined that no impairment existed as of that date. An independent third-party valuation firm was engaged to perform all of the impairment tests (See Note 8).


     Deferred Financing Costs

     Costs incurred in connection with financing activities are deferred and amortized using the straight-line method over the terms of the related debt agreements ranging up to 10 years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total deferred costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $20.5 million and $23.3 million, as of December 31, 2002 and 2001, respectively.


     Revenue Recognition

     Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once the Company satisfies all obligations under the commission agreement. A typical commission agreement provides that the Company earns a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if the Company does not earn all or a portion of the lease commission until the tenant pays their first month's rent and the lease agreement provides the tenant with a free rent period, the Company delays revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and the Company has no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

     In establishing the appropriate provisions for trade receivables, the Company makes assumptions with respect to their future collectibility. The Company's assumptions are based on an individual assessment of a customer's credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are greater than 180 days are fully provided for.


     Business Promotion and Advertising Costs

     The costs of business promotion and advertising are expensed as incurred in accordance with Statement of Position 93-7, "Reporting on Advertising Costs." Business promotion and advertising costs of $42.4 million, $17.0 million, $30.4 million and $57.0 million were included in operating, administrative and other expenses for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000.


     Foreign Currencies

     The financial statements of subsidiaries located outside the US are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The resulting translation adjustments are included in the accumulated other comprehensive (loss) income component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the accompanying consolidated statements of operations are a $6.4 million gain, a $0.2 million loss, a $0.3 million gain, and a $3.1 million loss for the twelve months ended December 31, 2002, the period February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000, respectively.


     Comprehensive (Loss) Income

     Comprehensive (loss) income consists of net income (loss) and other comprehensive (loss) income. Accumulated other comprehensive (loss) income consists of foreign currency translation adjustments and a minimum pension liability adjustment. Foreign currency translation adjustments exclude income tax expense (benefit) given that earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax benefit associated with the minimum pension liability adjustment is $7.3 million for the twelve months ended December 31, 2002.


     Accounting for Transfers and Servicing

     The Company follows SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in accounting for loan sales and acquisition of servicing rights. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred at fair value. Servicing assets are amortized over the period of estimated servicing income with write-off required when control is surrendered. The Company's recording of servicing rights at their fair value resulted in gains, which have been reflected in the accompanying consolidated statements of operations. Corresponding

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

servicing assets of approximately $2.1 million and $1.8 million, at December 31, 2002 and 2001, respectively, are included in other intangible assets reflected in the accompanying consolidated balance sheets.


     Stock-Based Compensation

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the effect on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition and the disclosure provisions are effective for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for interim periods beginning after December 15, 2002. The Company will adopt the interim disclosure provisions of SFAS No. 148 for the quarter ended March 31, 2003.


     However, the Company continues to account for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25 and does not plan to voluntarily change to the fair value based method of accounting for stock-based compensation. Under this method, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company's net income (loss) and per share information would have been reduced to the following pro forma amounts (dollars in thousands, except per share data):

                           COMPANY        COMPANY       PREDECESSOR       PREDECESSOR
                       -------------- -------------- ----------------- ----------------
                            CBRE           CBRE          CB RICHARD       CB RICHARD
                          HOLDING,       HOLDING,     ELLIS SERVICES,   ELLIS SERVICES,
                            INC.           INC.             INC.             INC.
                       -------------- -------------- ----------------- ----------------
                                       FEBRUARY 20,
                           TWELVE          2001                             TWELVE
                           MONTHS       (INCEPTION)     PERIOD FROM         MONTHS
                            ENDED         THROUGH     JANUARY 1, 2001        ENDED
                        DECEMBER 31,   DECEMBER 31,       THROUGH        DECEMBER 31,
                            2002           2001        JULY 20, 2001         2000
                       -------------- -------------- ----------------- ----------------
Net Income (Loss):
 As Reported .........    $ 18,727       $ 17,426        $ (34,020)        $ 33,388
 Pro Forma ...........      18,204         17,154          (36,778)          30,393
Basic EPS:
 As Reported .........        1.25           2.22            (1.60)            1.60
 Pro Forma ...........        1.21           2.19            (1.73)            1.45
Diluted EPS:
 As Reported .........        1.23           2.20            (1.60)            1.58
 Pro Forma ...........        1.20           2.17            (1.73)            1.44

     These pro forma amounts may not be representative of future pro forma results.


     The weighted average fair value of options and warrants granted was $2.33 for the twelve months ended December 31, 2002, $1.86 for the period from February 20, 2001 (inception) through December 31, 2001 and $6.72 for the twelve months ended December 31, 2000. There were no stock options or warrants granted by CBRE for the period from January 1, 2001 through July 20, 2001. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:




                                        COMPANY          COMPANY         PREDECESSOR
                                    --------------   --------------   ----------------
                                         CBRE             CBRE           CB RICHARD
                                       HOLDING,         HOLDING,       ELLIS SERVICES,
                                         INC.             INC.              INC.
                                    --------------   --------------   ----------------
                                                      FEBRUARY 20,
                                        TWELVE            2001             TWELVE
                                        MONTHS         (INCEPTION)         MONTHS
                                         ENDED           THROUGH            ENDED
                                     DECEMBER 31,     DECEMBER 31,      DECEMBER 31,
                                         2002             2001              2000
                                    --------------   --------------   ----------------
Risk-free interest rate .........       4.06%            4.69%             6.52%
Expected volatility .............       0.00%            0.00%            58.06%
Expected life ...................     5 years          5 years           5 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.


     Earnings (Loss) Per Share

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The computation of diluted earnings (loss) per share further assumes the dilutive effect of stock options, stock warrants, contingently issuable shares and other stock-based compensation programs. Contingently issuable shares represent unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, "Earnings Per Share" these shares are included in the dilutive earnings per share calculation under the treasury stock method (see Note 15).


     Income Taxes

     Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     New Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of its fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to have any material impact on the Company's financial position or results of operations.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds the following pronouncements:

    o  SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt"

    o  SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers"

    o SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements"

     SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions.

     The provisions of this statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this statement has not had and is not expected to have any material effect on the Company's financial position or results of operations.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and supersedes Emerging Issues Task Force Issue No. 94.3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 is to be applied prospectively to exit or disposal plan activities initiated after December 31, 2002. The Company will account for such costs, if any, under SFAS No. 146 on a prospective basis.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, "Accounting for Contingencies," SFAS No. 57, "Related Party Disclosures" and SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." This interpretation also rescinds FIN 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN 45 expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain guarantees. The disclosure requirements of FIN 45 are effective as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had and is not expected to have a material impact on the Company's financial position or results of operations.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," which is an interpretation of Accounting Research Bulletin
(ARB) No. 51, "Consolidated Financial Statements." This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on the Company's financial position or results of operations.


     Reclassifications

     Certain reclassifications, which do not have an effect on net income, have been made to the 2001 and 2000 financial statements to conform to the 2002 presentation.


3. 2001 MERGER

     On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger dated May 31, 2001 (the 2001 Merger Agreement) among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE. As such, CBRE is considered the predecessor to the Company for purposes of Regulation S-X.

     At the effective time of the 2001 Merger, CBRE became a wholly owned subsidiary of the Company. Pursuant to the terms of the 2001 Merger Agreement, each issued and outstanding share of common stock of CBRE was converted into the right to receive $16.00 in cash, except for: (i) shares of common stock of CBRE owned by the Company and Blum CB immediately prior to the 2001 Merger, totaling 7,967,774 shares, which were cancelled, (ii) treasury shares and shares of common stock of CBRE owned by any of its subsidiaries, which were cancelled and (iii) shares of CBRE held by stockholders who perfected appraisal rights for such shares in accordance with Delaware law. All shares of common stock of CBRE outstanding prior to the 2001 Merger were acquired by the Company and subsequently cancelled. Immediately prior to the 2001 Merger, the following, collectively referred to as the buying group, contributed to the Company all the shares of CBRE's common stock that he or it directly owned in exchange for an equal number of shares of Class B common stock of the Company:
Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. (FSEP III), a Delaware limited partnership, FS Equity Partners International, L.P. (FSEP International), a Delaware limited partnership, The Koll Holding Company, a California corporation, Frederic V. Malek, a director of the Company and CBRE, Raymond E. Wirta, the Chief Executive Officer and a director of the Company and CBRE, and Brett White, the President and a director of the Company and CBRE. Such shares of common stock of CBRE, which totaled 7,967,774 shares of common stock, were then cancelled. In addition, the Company offered to purchase for cash, options outstanding to acquire common stock of CBRE at a purchase price per option equal to the greater of the amount by which $16.00 exceeded the exercise price of the option, if at all, or $1.00. In connection with the 2001 Merger, CBRE purchased its outstanding options on behalf of the Company, which were recorded as merger-related and other nonrecurring charges by CBRE in the period from January 1, 2001 to July 20, 2001.

     The funding to complete the 2001 Merger, as well as the refinancing of substantially all of the outstanding indebtedness of CBRE, was obtained through: (i) the cash contribution of $74.8 million from the sale of Class B common stock of the Company for $16.00 per share, (ii) the sale of shares of Class A common stock of the Company for $16.00 per share to employees and independent contractors of CBRE, (iii) the sale of 625,000 shares of Class A common stock of the Company to the California Public Employees' Retirement System for $16.00 per share, (iv) the issuance and sale by the Company of 65,000 units for $65.0 million to DLJ Investment Funding, Inc. and other purchasers, which units consist of $65.0

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

million in aggregate principal amount of 16% Senior Notes due July 20, 2011 and 339,820 shares of Class A common stock of the Company, (v) the issuance and sale by Blum CB of $229.0 million in aggregate principal amount of 111/4% Senior Subordinated Notes due June 15, 2011 for $225.6 million (which were assumed by CBRE in connection with the 2001 Merger) and (vi) borrowings by CBRE under a new $325.0 million senior credit facility with Credit Suisse First Boston (CSFB) and other lenders.

     Following the 2001 Merger, the common stock of CBRE was delisted from the New York Stock Exchange. CBRE also successfully completed a tender offer and consent solicitation for all of the outstanding principal amount of its 87/8% Senior Subordinated Notes due 2006 (the Subordinated Notes). The Subordinated Notes were purchased at $1,079.14 for each $1,000 principal amount of Subordinated Notes, which included a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes. The Company also repaid the outstanding balance of CBRE's existing revolving credit facility. The Company entered into the 2001 Merger in order to enhance the flexibility to operate CBRE's existing businesses and to develop new ones.

4. PURCHASE ACCOUNTING

     The aggregate finalized purchase price for the acquisition of CBRE was approximately $399.5 million, which included: (1) shares of the Company's Class B common stock, valued at $16.00 per share, and warrants to acquire shares of the Company's Class B common stock issued to members of the buying group in exchange for shares of common stock of CBRE contributed to the Company immediately prior to the 2001 Merger and the cancellation of warrants to acquire common stock of CBRE; (2) $16.00 per share in cash paid to owners of common stock of CBRE, excluding shares owned by members of the buying group discussed above; (3) allocations in CBRE's deferred compensation plan (the DCP) from vested stock fund units, each of which was valued at $16.00 and which was entitled to one underlying share of CBRE common stock upon distribution from the DCP prior to the 2001 Merger, to other investment alternatives available under the DCP, in each case at the election of the applicable participant; (4) vested stock fund units held in the DCP, each of which was valued at $16.00 and which was converted to the right to receive one underlying share of the Company's Class A common stock upon distribution from the DCP after the 2001 Merger, that participants elected to continue to hold after the 2001 Merger;
(5) unvested stock fund units held in the DCP, each of which was valued at $16.00 and which were automatically converted to the right to receive one underlying share of the Company's Class A common stock upon distribution from the DCP after the 2001 Merger and (6) direct costs incurred in connection with the 2001 Merger.

     The 2001 Merger was accounted for as a purchase by the Company. Prior to the 2001 Merger, no single member of the buying group, nor any combination thereof, controlled CBRE. After the completion of the 2001 Merger, Blum Strategic has control of CBRE. The shares of common stock of CBRE directly owned by Blum Strategic prior to the 2001 Merger, which were included in the shares owned by the buying group contributed to the Company, were valued at Blum Strategic's book value in the determination of the purchase price. All other shares of common stock of CBRE acquired by the Company were accounted for at a fair value of $16.00 per share in the determination of the purchase price. As such, the 2001 Merger was accounted for as a step purchase acquisition in accordance with SFAS No. 141, "Business Combinations," and the net assets of CBRE acquired by the Company were adjusted to 86.5% of their estimated fair value.

     The preliminary purchase accounting adjustments of the Company were recorded in 2001 in the accompanying consolidated financial statements as of and for any periods subsequent to July 20, 2001. During 2002, the Company finalized the purchase price allocation, which included finalizing the fair values of all assets acquired and liabilities assumed as of the 2001 Merger date. The excess of the purchase price paid by the Company over the finalized fair value of the assets and liabilities of CBRE at the date of the 2001 Merger was approximately $594.9 million and is included in goodwill in the accompanying consolidated balance sheet as of December 31, 2002. This represents a $28.3 million reduction to what was

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

originally estimated and reported at December 31, 2001. This net decrease was mainly due to the adjustment, net of the related tax impact, of certain intangible assets to their estimated fair values as of the acquisition date, which were finalized based on independent third party appraisals during 2002 (See Note 8 for additional information).


5. BASIS OF PREPARATION

     The accompanying consolidated balance sheets as of December 31, 2002 and 2001, and the consolidated statements of operations, cash flows and stockholders' equity for the twelve months ended December 31, 2002 and for the period from February 20, 2001 (inception) through December 31, 2001, reflect the consolidated balance sheets, results of operations, cash flows and stockholders' equity of the Company from inception and also include the consolidated financial statements of CBRE from the date of the 2001 Merger, including all material adjustments required under the purchase method of accounting. For purposes of Regulation S-X, CBRE is considered the predecessor to the Company. As such, the historical financial statements of CBRE prior to the 2001 Merger are included in the accompanying consolidated financial statements, including the consolidated statements of operations, cash flows and stockholders' equity for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 (collectively "Predecessor financial statements"). The Predecessor financial statements have not been adjusted to reflect the acquisition of CBRE by the Company. As such, the consolidated financial statements of the Company after the 2001 Merger are not directly comparable to the Predecessor financial statements prior to the 2001 Merger.

     Unaudited pro forma results of the Company, assuming the 2001 Merger had occurred as of January 1, 2001, are presented below. These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense as a result of debt acquired to finance the 2001 Merger. The 2001 proforma information excludes $18.3 million of merger-related and other nonrecurring charges. These pro forma results do not purport to be indicative of what operating results would have been and may not be indicative of future operating results (dollars in thousands, except share data):




                                                                             TWELVE MONTHS
                                                                                 ENDED
                                                                             DECEMBER 31,
                                                                                 2001
                                                                            --------------
Revenue .................................................................    $ 1,170,762
Operating income ........................................................    $    76,496
Net loss ................................................................    $    (1,640)
Basic and diluted loss per share ........................................    $     (0.11)
Weighted average shares outstanding for basic and diluted loss per share      15,025,308

6. ACQUISITIONS AND DISPOSITIONS

     During 2001, the Company acquired a professional real estate services firm in Mexico for an aggregate purchase price of approximately $1.7 million in cash. The Company also purchased the remaining ownership interests that it did not already own in CB Richard Ellis/Hampshire, L.L.C. for a purchase price of approximately $1.8 million in cash.

     During 2000, the Company acquired five companies with an aggregate purchase price of approximately $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill when paid, as applicable. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation (Boston Mortgage) by L.J. Melody for approximately $2.1 million, plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

provides further mortgage banking penetration into the northeastern part of the US. It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

     In February 2000, the Company sold certain non-strategic assets for cash proceeds of $8.4 million, resulting in a pre-tax gain of $4.7 million.


7. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (dollars in thousands):




                                                              DECEMBER 31
                                                      ----------------------------
                                                          2002            2001
                                                      ------------   -------------
Leasehold improvements ............................    $  20,000      $   19,710
Furniture and equipment ...........................      116,268         126,864
Equipment under capital leases ....................       13,925          27,541
                                                       ---------      ----------
                                                         150,193         174,115
Accumulated depreciation and amortization .........      (83,559)       (105,664)
                                                       ---------      ----------
 Property and equipment, net ......................    $  66,634      $   68,451
                                                       =========      ==========

     Depreciation expense was $20.8 million for the twelve months ended December 31, 2002, $9.1 million for the period from February 20, 2001 (inception) through December 31, 2001, $12.6 million for the period from January 1, 2001 through July 20, 2001 and $19.2 million for the twelve months ended December 31, 2000.


8. GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 replaces APB Opinion No. 16, "Business Combinations," and requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests, on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill might be impaired. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."


     The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully adopted SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including existing goodwill and intangible assets, to those units for purposes of performing the required transitional goodwill impairment assessment.

     In June 2002, the Company completed the first step of the transitional goodwill impairment test, which entailed comparing the fair value of each reporting unit to its carrying value. The Company determined that no impairment existed at the effective date of the implementation of the new standard. The Company also completed its required annual goodwill impairment test as of October 1, 2002 and determined that no impairment existed as of that date.

     Had the Company accounted for goodwill consistent with the provisions of SFAS No. 142 in prior periods, the Company's net income (loss) would have been affected as follows (dollars in thousands, except share data):

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                              COMPANY        COMPANY       PREDECESSOR       PREDECESSOR
                                                          -------------- -------------- ----------------- ----------------
                                                               CBRE           CBRE          CB RICHARD       CB RICHARD
                                                             HOLDING,       HOLDING,     ELLIS SERVICES,   ELLIS SERVICES,
                                                               INC.           INC.             INC.             INC.
                                                          -------------- -------------- ----------------- ----------------
                                                                          FEBRUARY 20,
                                                              TWELVE          2001                             TWELVE
                                                              MONTHS       (INCEPTION)     PERIOD FROM         MONTHS
                                                               ENDED         THROUGH     JANUARY 1, 2001        ENDED
                                                           DECEMBER 31,   DECEMBER 31,       THROUGH        DECEMBER 31,
                                                               2002           2001        JULY 20, 2001         2000
                                                          -------------- -------------- ----------------- ----------------
Reported net income (loss) ..............................    $ 18,727       $ 17,426        $ (34,020)        $ 33,388
Add back amortization of goodwill, net of taxes .........          --             --            7,701           14,054
                                                             --------       --------        ---------         --------
Adjusted net income (loss) ..............................    $ 18,727       $ 17,426        $ (26,319)        $ 47,442
                                                             ========       ========        =========         ========
BASIC EARNINGS (LOSS) PER SHARE:
Reported earnings (loss) per share ......................    $   1.25       $   2.22        $   (1.60)        $   1.60
Add back goodwill amortization per share ................          --             --             0.36             0.67
                                                             --------       --------        ---------         --------
Adjusted basic earnings (loss) per share ................    $   1.25       $   2.22        $   (1.24)        $   2.27
                                                             ========       ========        =========         ========
DILUTED EARNINGS (LOSS) PER SHARE:
Reported earnings (loss) per share ......................    $   1.23       $   2.20        $   (1.60)        $   1.58
Add back goodwill amortization per share ................          --             --             0.36             0.67
                                                             --------       --------        ---------         --------
Adjusted diluted earnings (loss) per share ..............    $   1.23       $   2.20        $   (1.24)        $   2.25
                                                             ========       ========        =========         ========

     The Company has finalized the fair value of all assets and liabilities as of the 2001 Merger date. The resulting changes in the carrying amount of goodwill for the twelve months ended December 31, 2002, are as follows (dollars in thousands):

                                                      AMERICAS        EMEA       ASIA PACIFIC       TOTAL
                                                    ------------   ----------   --------------   -----------
Balance at January 1, 2002 ......................    $ 510,188      $ 96,637        $2,718        $ 609,543
 Reclassed (to) from intangible assets ..........      (57,841)        3,617            --          (54,224)
 Purchase accounting adjustments related to prior
   acquisitions .................................       15,321         5,809           688           21,818
                                                     ---------      --------        ------        ---------
Balance at December 31, 2002 ....................    $ 467,668      $106,063        $3,406        $ 577,137
                                                     =========      ========        ======        =========

     Intangible assets totaled $91.1 million, net of accumulated amortization of $7.7 million, as of December 31, 2002 and are comprised of the following (dollars in thousands):

                                    AS OF DECEMBER 31, 2002
                                 ------------------------------
                                  GROSS CARRYING   ACCUMULATED
                                      AMOUNT       AMORTIZATION
                                 ---------------- -------------
Amortizable intangible assets
 Management contracts ..........      $18,887         $5,605
 Loan servicing rights .........       16,234          2,134
                                      -------         ------
 Total .........................      $35,121         $7,739
                                      =======         ======
Unamortizable intangible assets
Trademark ......................      $63,700
                                      =======

     In accordance with SFAS No. 141, the trademark was separately identified as a result of the 2001 Merger and has an indefinite life. The management contracts are being amortized over their weighted average useful lives of approximately 8.6 years and the loan servicing rights are being amortized over their weighted average useful lives of approximately 10.0 years. Amortization expense related to these

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

intangible assets was $3.8 million for the year ended December 31, 2002. The estimated amortization expense for the five years ending December 31, 2007 approximates $3.8 million, $3.7 million, $3.7 million, $3.4 million and $3.4 million, respectively.

9. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

     Investments in and advances to unconsolidated subsidiaries as of December 31, 2002 and 2001 are as follows (dollars in thousands):

                                                                       DECEMBER 31
                                                                  ----------------------
                                                      INTEREST       2002         2001
                                                     ----------   ----------   ---------
CB Richard Ellis Strategic Partners, LP ..........       2.9%      $10,690      $ 8,490
CB Commercial/Whittier Partners, LP ..............      50.0%        8,816       10,159
Global Innovation Partners, LLC ..................       4.9%        6,228        1,468
Strategic Partners II, LP. .......................       3.4%        5,965           --
Ikoma CB Richard Ellis KK ........................      20.0%        4,782        4,132
KB Opportunity Investors .........................      45.0%        1,857        4,499
CB Richard Ellis/Pittsburgh, LP ..................      50.0%        1,461        1,108
CB Richard Ellis Corporate Partners, LLC .........       9.1%           --        3,855
Other ............................................         *        10,409        8,824
                                                                   -------      -------
Total ............................................                 $50,208      $42,535
                                                                   =======      =======

----------
*     Various interests with varying ownership rates.

     Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

     Condensed Balance Sheets Information:

                                          DECEMBER 31
                                   -------------------------
                                       2002          2001
                                   ------------   ----------
Current assets .................   $ 127,635       $ 92,427
Noncurrent assets ..............   1,552,546        866,224
Current liabilities ............     108,463         51,064
Noncurrent liabilities .........     664,241        392,357
Minority interest ..............       3,938            265

     Condensed Statements of Operations Information:

                                        YEAR ENDED            YEAR ENDED           YEAR ENDED
                                    DECEMBER 31, 2002     DECEMBER 31, 2001     DECEMBER 31, 2000
                                   -------------------   -------------------   ------------------
Net revenue ....................         $349,121              $286,138             $241,902
Income from operations .........           78,171                60,259               59,936
Net income .....................           81,498                30,098               50,183

     Included in other current assets in the accompanying consolidated balance sheets is a note receivable from the Company's equity investment in Investor 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bears interest at 20.0% per annum and is due for repayment on July 15, 2003.

     The Company's investment management business involves investing the Company's own capital in certain real estate investments with clients, including its equity investments in CB Richard Ellis Strategic

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Partners, LP, Global Innovation Partners, LLC and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $22.4 million, $15.4 million and $7.3 million during the years ended December 31, 2002, 2001 and 2000, respectively.

10. OTHER ASSETS

     The following table summarizes the items included in other assets (dollars in thousands):




                                                DECEMBER 31
                                          -----------------------
                                             2002         2001
                                          ----------   ----------
Property held for sale ................    $45,883      $ 42,456
Deferred financing costs, net .........     20,467        23,346
Deposits ..............................      8,714         6,505
Cost investments ......................      6,524         5,768
Notes receivable ......................      4,943         4,895
Employee loans (1) ....................      4,089            --
Deferred compensation assets ..........      1,440         3,520
Prepaid pension costs .................         --        13,588
Miscellaneous .........................      1,797         2,754
                                           -------      --------
Total .................................    $93,857      $102,832
                                           =======      ========

----------
(1)   See Note 22 for additional information.

11. EMPLOYEE BENEFIT PLANS

CBRE HOLDING, INC., THE COMPANY

     Option Plans and Warrants. As part of the 2001 Merger, the Company issued 255,477 warrants to purchase shares of Class B common stock with an exercise price of $30.00 per share. These warrants do not vest until August 26, 2007 and expire on August 27, 2007. The Company also issued 1,520,207 options to acquire Class A common stock at an exercise price of $16.00 per share. These options vest and are exercisable in 20% increments over a five-year period ending on July 20, 2006. All options and warrants will become fully vested and exercisable upon change in control of the Company.

CB RICHARD ELLIS SERVICES, INC., THE PREDECESSOR

     Option Plans and Warrants. At the effective time of the 2001 Merger, each holder of an option to acquire CBRE's common stock, whether or not vested, had the right to receive, in consideration for the cancellation of his or her options, an amount per share of common stock equal to the greater of (i) the amount by which $16.00 exceeded the exercise price of the option, if any, or
(ii) $1.00, reduced in each case by applicable withholding taxes. Employees holding warrants to acquire shares of CBRE received $1.00 per share of common stock underlying the warrant. Warrants held by non-employees, other than FS Equity Partners III, L.P. and FS Equity Partners International, L.P. who received warrants to acquire shares of the Company's Class B common stock, were cancelled and no payments were made to such shareholders. As of December 31, 2001, there were no options or warrants outstanding to acquire CBRE's stock.

     The options and warrants outstanding prior to the 2001 Merger were issued in connection with various acquisitions and employee stock-based compensation plans, had exercise prices that ranged from $10.00 to $36.75, with vesting periods that ranged up to 5 years and expired at various dates through August 2010.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     A summary of the status of the Company's and the Predecessor's option plans and warrants is presented in the tables below:

                                                                     COMPANY
                                             --------------------------------------------------------
                                                                CBRE HOLDING, INC.
                                             --------------------------------------------------------
                                                              WEIGHTED                      WEIGHTED
                                                               AVERAGE                      AVERAGE
                                                              EXERCISE     EXERCISABLE      EXERCISE
                                                 SHARES         PRICE         SHARES         PRICE
                                             -------------   ----------   -------------   -----------
Outstanding at February 20, 2001 .........            --       $   --             --        $    --
Granted ..................................     1,775,684        18.01
Forfeited ................................       (17,186)       16.00
                                               ---------       ------             --        -------
Outstanding at December 31, 2001 .........     1,758,498        18.03             --             --
Granted ..................................       123,873        16.00
Forfeited ................................      (175,295)       16.00
                                               ---------       ------             --        -------
Outstanding at December 31, 2002 .........     1,707,076      $ 18.10        277,575        $ 16.00
                                               =========      =======        =======        =======

                                                                                     PREDESSOR
                                                        --------------------------------------------------------------------
                                                                          CB RICHARD ELLIS SERVICES, INC.
                                                        --------------------------------------------------------------------
                                                                              WEIGHTED                           WEIGHTED
                                                                               AVERAGE        EXERCISABLE        AVERAGE
                                                             SHARES        EXERCISE PRICE        SHARES       EXERCISE PRICE
                                                        ---------------   ----------------   -------------   ---------------
Outstanding at December 31, 1999 ....................       3,075,356         $  20.71           770,756        $  21.86
Granted .............................................         487,710            24.81
Forfeited/Expired ...................................        (223,056)           19.84
                                                            ---------         --------           -------        --------
Outstanding at December 31, 2000 ....................       3,340,010            21.25         1,824,665           23.90
Exercised ...........................................         (86,521)           12.89
Forfeited/Expired ...................................         (93,370)           20.27
Paid and/or cancelled as a result of the merger .....      (3,160,119)           21.50
                                                           ----------         --------         ---------        --------
Outstanding at July 20, 2001 ........................              --         $     --                --        $     --
                                                           ==========         ========         =========        ========

     Option plans and warrants outstanding at December 31, 2002 and their related weighted average price and life information is presented below:

                                                                           EXERCISABLE OPTIONS
                            OUTSTANDING OPTIONS AND WARRANTS                  AND WARRANTS
                    ------------------------------------------------   ---------------------------
                                          WEIGHTED         WEIGHTED                      WEIGHTED
                                          AVERAGE           AVERAGE                      AVERAGE
                        NUMBER           REMAINING         EXERCISE        NUMBER        EXERCISE
EXERCISE PRICES      OUTSTANDING     CONTRACTURAL LIFE       PRICE      EXERCISABLE       PRICE
-----------------   -------------   -------------------   ----------   -------------   -----------
$16.00 ..........     1,451,599     8.59                   $  16.00       277,575        $ 16.00
$30.00 ..........       255,477     4.66                      30.00            --             --
                      ---------                            --------       -------        -------
                      1,707,076                            $  18.10       277,575        $ 16.00
                      =========                            ========       =======        =======

     Deferred Compensation Plan (the DCP). In 1994, CBRE implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive at some future date these deferred amounts invested in interest bearing accounts, which are an unsecured liability of the Company, in shares of common stock of the Company, where elections are recorded to additional paid-in capital or in insurance

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

products which function like mutual funds. The Company has elected to fund a portion of its obligation for deferrals in these insurance products, but is not obligated to do so in the future.

     As part of the 2001 Merger, the DCP was amended so that each stock fund unit was converted to the right to receive one share of Class A common stock of the Company. Each participant in the DCP who was a US employee or an independent contractor in specified states and had vested stock fund units prior to the 2001 Merger was permitted to make one of the following elections:
(i) convert the value of his or her vested stock fund units, based upon the value of $16.00 per stock unit, into any of the insurance mutual fund alternatives or the Interest Index Fund II provided under the DCP, (ii) continue to hold the vested stock fund units in his or her account under the DCP or (iii) transfer amounts invested in insurance mutual fund alternatives into DCP stock fund units. In accordance with a change in control provision included in the terms of the DCP, stock fund units associated with the 1999 Company matching contribution, which were unvested prior to the 2001 Merger, became vested upon completion of the 2001 Merger, but remained as stock fund units.

     Each stock fund unit that was unvested prior to the 2001 Merger remained in participants' accounts, but after the 2001 Merger was converted to the right to receive one share of Class A common stock of the Company. These unvested stock fund units have been accounted for as a deferred compensation asset. The deferred compensation asset will be amortized as compensation expense over the remaining vesting period for such stock fund units in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," with $1.8 million charged to compensation expense for the twelve months ended December 31, 2002 and $0.9 million charged to compensation expense for the period from February 20, 2001 (inception) through December 31, 2001. The accompanying consolidated balance sheets include the unamortized balances totaling $1.9 million and $1.4 million in other current assets and other assets, respectively, as of December 31, 2002. Subsequent to the 2001 Merger, no new deferrals are allowed in stock fund units.

     In 2001, the Company announced a match for the Plan Year 2000, effective July 2001, in the amount of $8.0 million to be invested in an interest bearing account on behalf of participants. The 2000 Company Match vests at 20% per year, and will be fully vested by December 2005. The related compensation expense will be amortized over the vesting period. The amounts charged to expense for the 2000 Company match were $1.7 million for the twelve months ended December 31, 2002, $0.7 million for the period from February 20, 2001 (inception) through December 31, 2001 and $0.2 million for the period from January 1, 2001 through July 20, 2001.

     Included in the Company's accompanying consolidated balance sheets is the accumulated non-stock liability of $106.3 million and $105.1 million at December 31, 2002 and 2001, respectively, and the assets (in the form of insurance) set aside to cover the liability of $63.6 million and $69.4 million as of December 31, 2002 and 2001, respectively. In addition, the Company's deferred stock liability, included in additional paid-in capital, totaled $18.2 million and $18.8 million at December 31, 2002 and 2001, respectively.

     Stock Purchase Plans. Prior to the 2001 Merger, CBRE had restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock were reserved for issuance under CBRE's 1999 and 1996 Equity Incentive Plans, respectively. The shares were issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. The purchase price for these shares was paid either in cash or by delivery of a full recourse promissory note. All promissory notes related to the 1999 Equity Incentive Plan were repaid as part of the 2001 Merger. The majority of the notes related to the 1996 Equity Incentive Plan were also repaid, with the remaining unpaid outstanding balances of $0.6 million and $1.0 million as of December 31, 2002 and 2001, respectively, included in notes receivable from sale of stock in the accompanying consolidated statements of stockholders' equity. As part of the 2001 Merger, the CBRE shares related to these outstanding promissory notes were exchanged for shares of Class B common stock of the Company.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Bonuses. The Company has bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $40.2 million for the twelve months ended December 31, 2002, $18.0 million for the period from February 20, 2001 (inception) through December 31, 2001, $16.5 million for the period from January 1, 2001 through July 20, 2001 and $49.8 million for the twelve months ended December 31, 2000.

     Capital Accumulation Plan (the Cap Plan). The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Generally, a US employee of the Company is eligible to participate in the plan if the employee is at least 21 years old. The Cap Plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the Cap Plan from 1% to 15%, in whole percentages of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Each year, the Company determines the amount of employer contributions, if any, it will contribute to the Cap Plan based on the performance and profitability of the Company's consolidated U.S. operations. The Company's contributions for the year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant's pre-tax contributions for that year, up to 5% of the participant's compensation. In connection with the Cap Plan, the Company incurred no expense for the twelve months ended December 31, 2002, $0.8 million for the period from February 20, 2001 (inception) through December 31, 2001, no expense for the period from January 1, 2001 through July 20, 2001 and $2.2 million for the twelve months ended December 31, 2000.

     In connection with the 2001 Merger, each share of common stock of CBRE formerly held by the Cap Plan and credited to participant accounts was exchanged for $16.00 in cash. In addition, the Cap Plan was amended to eliminate the common stock of CBRE as an investment option within the Cap Plan after July 20, 2001. The cash received for the shares of CBRE common stock was available for reinvestment in one or more of the investment alternatives available within the Cap Plan in accordance with the terms of the plan, including a new company stock fund in which employees could invest on a one-time basis in Class A shares of common stock of the Company. Subsequent to the 2001 Merger, participants are no longer entitled to purchase additional shares of CBRE Holding Class A or Class B common stock for allocation to their account balance.

     Pension Plan. The Company, through the acquisition of Hillier Parker in the UK, maintains a contributory defined benefit pension plan to provide retirement benefits to existing and former Hillier Parker employees participating in the plan. It is the Company's policy to fund the minimum annual contributions required by applicable regulations. Pension expense totaled $3.6 million for the twelve months ended December 31, 2002, $1.4 million for the period February 20, 2001 (inception) through December 31, 2001, $0.9 million for the period from January 1, 2001 through July 20, 2001 and $0.9 million for the twelve months ended December 31, 2000.

     As a result of the plan's under-funded status in 2002, the Company recorded a charge to accumulated other comprehensive loss, net of the related deferred tax impact, appropriately eliminating the prepaid pension asset and establishing a minimum liability for under-funding. This non-cash charge had no impact on net income or cash flow. The following sets forth a reconciliation of the benefit obligation, plan assets, plan's funded status and amounts recognized in the accompanying consolidated balance sheets (dollars in thousands):

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                 COMPANY               COMPANY           PREDECESSOR
                                                           ------------------- ---------------------- ----------------
                                                                   CBRE                 CBRE             CB RICHARD
                                                                 HOLDING,             HOLDING,         ELLIS SERVICES,
                                                                   INC.                 INC.                INC.
                                                           ------------------- ---------------------- ----------------
                                                                                  FEBRUARY 20, 2001      PERIOD FROM
                                                              TWELVE MONTHS          (INCEPTION)       JANUARY 1, 2001
                                                                  ENDED         THROUGH DECEMBER 31,       THROUGH
                                                            DECEMBER 31, 2002           2001            JULY 20, 2001
                                                           ------------------- ---------------------- ----------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period ................      $  74,418             $ 75,453           $  71,076
Service cost .............................................          5,578                2,325               2,875
Interest cost ............................................          4,764                2,059               2,316
Plan participant contributions ...........................          1,226                  234                 641
Actuarial loss (gain) ....................................          3,997               (6,558)              2,990
Benefits paid ............................................         (1,939)                (408)             (1,109)
Foreign currency translation .............................          8,690                1,313              (3,336)
                                                                ---------             --------           ---------
Benefit obligation at end of period ......................      $  96,734             $ 74,418           $  75,453
                                                                =========             ========           =========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period .........      $  80,950             $ 87,603           $ 103,688
Actual return on plan assets .............................        (13,777)              (8,430)            (12,675)
Company contributions ....................................          2,299                  438               1,740
Plan participant contributions ...........................          1,226                  234                 641
Benefits paid ............................................         (1,939)                (408)             (1,109)
Foreign currency translation .............................          7,671                1,513              (4,682)
                                                                ---------             --------           ---------
Fair value of plan assets at end of period ...............      $  76,430             $ 80,950           $  87,603
                                                                =========             ========           =========
Funded status ............................................      $ (20,304)            $  6,533           $  12,150
Unrecognized net actuarial loss ..........................         33,350                6,566              12,106
Company contributions in the post-measurement
 period ..................................................            530                  489                  --
                                                                ---------             --------           ---------
Net amount recognized ....................................      $  13,576             $ 13,588           $  24,256
                                                                =========             ========           =========
NET AMOUNT RECOGNIZED IN THE CONSOLIDATED
 BALANCE SHEETS
Accrued benefit liability ................................      $ (10,766)            $     --           $      --
Prepaid benefit cost .....................................             --               13,588              24,256
Accumulated other comprehensive loss .....................         24,342                   --                  --
                                                                ---------             --------           ---------
                                                                $  13,576             $ 13,588           $  24,256
                                                                =========             ========           =========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Weighted average assumptions used in developing the projected benefit obligation were as follows:

                                               COMPANY               COMPANY            PREDECESSOR
                                         ------------------- ---------------------- ------------------
                                                 CBRE                 CBRE              CB RICHARD
                                               HOLDING,             HOLDING,          ELLIS SERVICES,
                                                 INC.                 INC.                 INC.
                                         ------------------- ---------------------- ------------------
                                                                FEBRUARY 20, 2001
                                            TWELVE MONTHS          (INCEPTION)         TWELVE MONTHS
                                                ENDED         THROUGH DECEMBER 31,         ENDED
                                          DECEMBER 31, 2002           2001           DECEMBER 31, 2000
                                         ------------------- ---------------------- ------------------
Discount rate ..........................         5.60%                 6.00%                6.00%
Expected return on plan assets .........         8.20%                 8.00%                7.75%
Rate of compensation increase ..........         4.30%                 4.50%                5.00%

     Net periodic pension cost consisted of the following (dollars in thousands):

                                               COMPANY               COMPANY           PREDECESSOR        PREDECESSOR
                                         ------------------- ---------------------- ----------------- ------------------
                                                 CBRE                 CBRE              CB RICHARD        CB RICHARD
                                               HOLDING,             HOLDING,         ELLIS SERVICES,    ELLIS SERVICES
                                                 INC.                 INC.                 INC.              INC.
                                         ------------------- ---------------------- ----------------- ------------------
                                                                FEBRUARY 20, 2001      PERIOD FROM
                                            TWELVE MONTHS          (INCEPTION)       JANUARY 1, 2001     TWELVE MONTHS
                                                ENDED         THROUGH DECEMBER 31,       THROUGH             ENDED
                                          DECEMBER 31, 2002           2001            JULY 20, 2001    DECEMBER 31, 2000
                                         ------------------- ---------------------- ----------------- ------------------
Employer service cost ..................      $  5,578              $  2,325            $  2,875           $  5,728
Interest cost on projected benefit
 obligation ............................         4,764                 2,059               2,316              4,026
Expected return on plan assets .........        (6,767)               (2,945)             (4,257)            (8,395)
Unrecognized net gain ..................            --                    --                  --               (425)
                                              --------              --------            --------           --------
Net periodic pension cost ..............      $  3,575              $  1,439            $    934           $    934
                                              ========              ========            ========           ========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12. DEBT

     Total debt consists of the following (dollars in thousands):




                                                                                        DECEMBER 31
                                                                                 -------------------------
                                                                                     2002          2001
                                                                                 -----------   -----------
LONG-TERM DEBT:
111/4% Senior Subordinated Notes, net of unamortized discount of $3.1 million and $3.3 million at December 31, 2002 and 2001, respectively, due
 in 2011 .....................................................................    $225,943      $225,737
Senior secured term loans, with interest ranging from 5.07% to 7.50%, due
 from 2002 through 2008 ......................................................     220,975       230,325
16% Senior Notes, net of unamortized discount of $5.1 million and $5.3
 million at December 31, 2002 and 2001, respectively, due in 2011 ............      61,863        59,656
Westmark Senior Notes, with interest at 9.0% through December 31, 2004 and at variable rates depending on the Company's credit facility rate
 thereafter, due from 2008 through 2010 ......................................      12,129        14,863
Capital lease obligations, mainly for automobiles and telephone equipment,
 with interest ranging from 6.50% to 9.74%, due through 2007 .................         763         1,438
Other ........................................................................         171           267
                                                                                  --------      --------
 Sub-total ...................................................................     521,844       532,286
 Less current maturities of long-term debt ...................................      10,711        10,223
                                                                                  --------      --------
 TOTAL LONG-TERM DEBT ........................................................     511,133       522,063
SHORT-TERM BORROWINGS:
Warehouse Line of Credit, with interest at 1.0% over the Residential
 Funding Corporation base rate with a maturity date of August 31, 2003 .......      63,140       106,790
Non-recourse secured debt related to property held for sale with interest at
 one-month Yen LIBOR plus 4.95% and a maturity date of June 18, 2003 .........      40,005        37,179
Euro cash pool loan, with interest ranging from 4.37% to 6.60% and no
 stated maturity date ........................................................       7,904        11,162
Other ........................................................................          16           487
                                                                                  --------      --------
 TOTAL SHORT-TERM BORROWINGS .................................................     111,065       155,618
 Add current maturities of long-term debt ....................................      10,711        10,223
                                                                                  --------      --------
 Total current debt ..........................................................     121,776       165,841
                                                                                  --------      --------
 TOTAL DEBT ..................................................................    $632,909      $687,904
                                                                                  ========      ========

     Future annual aggregate maturities of total consolidated debt at December 31, 2002 are as follows (dollars in thousands): 2003--$121,776; 2004--$10,640;
2005--$10,623; 2006--$10,619; 2007--$6,244; and $473,007 thereafter.

     The Company issued $229.0 million in aggregate principal amount of 111/4% Senior Subordinated Notes due June 15, 2011 (the Notes), which were issued and sold by Blum CB Corp. for approximately $225.6 million, net of discount, on June 7, 2001 and assumed by CBRE in connection with the 2001 Merger. The Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to 35.0% of the originally issued amount of the Notes at 1111/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest.

     The Company also entered into a $325.0 million Senior Credit Facility (the Credit Facility) with CSFB and other lenders. The Credit Facility is jointly and severally guaranteed by the Company and its domestic subsidiaries and is secured by substantially all of their assets. The Credit Facility includes the Tranche A term facility of $50.0 million, maturing on July 20, 2007; the Tranche B term facility of $185.0 million, maturing on July 18, 2008; and the revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company's option at either three-month LIBOR plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25% as determined by reference to the Company's ratio of total debt less available cash to EBITDA, which is defined in the debt agreement. Borrowings under the Tranche B facility bear interest at varying rates based on the Company's option at either three-month LIBOR plus 3.75% or the alternate base rate plus 2.75%. The alternate base rate is the higher of (1) CSFB's prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

     The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility requires quarterly principal payments of approximately $0.5 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and December 1, 2001 and at December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

     The Company issued an aggregate principal amount of $65.0 million of 16.0% Senior Notes due on July 20, 2011 (the Senior Notes). The Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in cash in arrears. Interest may be paid in kind to the extent CBRE's ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company's option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002 and October 20, 2002. The Senior Notes are redeemable at the Company's option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of December 31, 2002, the redemption price was 112.8% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding Senior Notes at 101.0% of par.

     The Senior Notes are solely the Company's obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the Senior Notes and is not obligated to provide cashflow to the Company for repayment of these Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the Senior Notes. The Company will depend on CBRE's cash flows to fund principal and interest payments as they come due.

     The Notes, the Credit Facility and the Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility requires the Company to pay a facility fee based on the total amount of the unused commitment.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The Company has short-term borrowings of $111.1 million and $155.6 million with related weighted average interest rates of 3.9% and 4.5% as of December 31, 2002 and 2001, respectively.

     A subsidiary of the Company has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. The credit agreement in 2001 initially provided for a revolving line of credit of $150.0 million, bore interest at the greater of one-month LIBOR or 3.0% (RFC Base Rate), plus 1.0%, and expired on August 31, 2001. Through various executed amendments and extension letters in 2001, the revolving line of credit was increased to $350.0 million and the maturity date was extended to January 22, 2002.

     Effective January 23, 2002, the Company entered into a Second Amended and Restated Warehousing Credit and Security Agreement. This agreement provided for a revolving line of credit in the amount of $350.0 million until February 28, 2002 and $150.0 million for the period from March 1, 2002 through August 31, 2002. Additionally, on February 1, 2002, the Company executed a Letter Agreement with RFC that redefined the RFC Base Rate to the greater of one-month LIBOR or 2.25% per annum. On April 20, 2002, the Company obtained a temporary revolving line of credit increase of $210.0 million that resulted in a total line of credit equaling $360.0 million, which expired on July 31, 2002. Upon expiration of the temporary increase and through various executed amendments and extension letter agreements, the Company established a revolving line of credit of $200.0 million, redefined the RFC Base Rate to the greater of one-month LIBOR or 2.0% and extended the maturity date of the agreement to December 20, 2002. On December 16, 2002, the Company entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the RFC Base Rate plus 1.0% and expires on August 31, 2003.

     During the years ended December 31, 2002 and 2001, respectively, the Company had a maximum of $309.0 million and $164.0 million revolving line of credit principal outstanding with RFC. At December 31, 2002 and 2001, respectively, the Company had a $63.1 million and a $106.8 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $63.1 million and a $106.8 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively.

     A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% of the bank's cost of funds and expires on May 28, 2003. At December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

     During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. In September 2002, the maturity date on this non-recourse debt was extended to June 18, 2003.


13. COMMITMENTS AND CONTINGENCIES

     The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

     The following is a schedule by year of future minimum lease payments for noncancelable leases as of December 31, 2002 (dollars in thousands):

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                       CAPITAL     OPERATING
                                                        LEASES      LEASES
                                                      ---------   ----------
          2003 ....................................      $731      $ 66,632
          2004 ....................................        29        58,320
          2005 ....................................         9        50,966
          2006 ....................................         4        42,924
          2007 ....................................         3        35,090
          Thereafter ..............................        --       233,379
                                                         ----      --------
          Total minimum payments required .........      $776      $487,311
                                                         ====      ========

     The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at the Company's incremental borrowing rate at the inception of the leases. This totaled approximately $.01 million at December 31, 2002, resulting in a present value of net minimum lease payments of $.76 million. At December 31, 2002, $.72 million and $.04 million were included in current maturities of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancelable operating leases were not reduced by the minimum sublease rental income of $4.3 million due in the future under noncancelable subleases.


     Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five-year periods. The composition of total rental expense under noncancelable operating leases consisted of the following (dollars in thousands):

                                    COMPANY           COMPANY         PREDECESSOR       PREDECESSOR
                                --------------- ------------------ ----------------- ----------------
                                      CBRE             CBRE            CB RICHARD       CB RICHARD
                                    HOLDING,         HOLDING,       ELLIS SERVICES,   ELLIS SERVICES,
                                      INC.             INC.               INC.             INC.
                                --------------- ------------------ ----------------- ----------------
                                                   FEBRUARY 20,
                                 TWELVE MONTHS   2001 (INCEPTION)     PERIOD FROM      TWELVE MONTHS
                                     ENDED            THROUGH       JANUARY 1, 2001        ENDED
                                  DECEMBER 31,     DECEMBER 31,         THROUGH        DECEMBER 31,
                                      2002             2001          JULY 20, 2001         2000
                                --------------- ------------------ ----------------- ----------------
Minimum rentals ...............    $ 68,711          $27,203            $32,831          $ 56,243
Less sublease rentals .........      (1,157)            (500)              (551)           (1,387)
                                   --------          -------            -------          --------
                                   $ 67,554          $26,703            $32,280          $ 54,856
                                   ========          =======            =======          ========

     A subsidiary of the Company has an agreement with Fannie Mae to fund the purchase of a $104.6 million loan portfolio using proceeds from its RFC line of credit. A 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The Company has collateralized a portion of its obligation to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million.

     At December 31, 2002, the Company had outstanding letters of credit totaling $7.8 million, including the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through December 2004.

     An important part of the strategy for the Company's investment management business involves investing the Company's own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2002, the Company had committed an additional $22.6 million to fund future co-investments.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. INCOME TAXES

     The Company's tax provision (benefit) consisted of the following (dollars in thousands):

                                     COMPANY           COMPANY         PREDECESSOR       PREDECESSOR
                                 --------------- ------------------ ----------------- ----------------
                                       CBRE             CBRE            CB RICHARD       CB RICHARD
                                     HOLDING,         HOLDING,       ELLIS SERVICES,   ELLIS SERVICES,
                                       INC.             INC.               INC.             INC.
                                 --------------- ------------------ ----------------- ----------------
                                                    FEBRUARY 20,
                                  TWELVE MONTHS   2001 (INCEPTION)     PERIOD FROM      TWELVE MONTHS
                                      ENDED            THROUGH       JANUARY 1, 2001        ENDED
                                   DECEMBER 31,     DECEMBER 31,         THROUGH        DECEMBER 31,
                                       2002             2001          JULY 20, 2001         2000
                                 --------------- ------------------ ----------------- ----------------
Federal:
 Current .......................    $ 10,204          $ 11,747           $   --           $ 24,924
 Deferred tax ..................       6,232            (3,252)            (911)               921
 Change in valuation allowances           --               796               --             (3,000)
                                    --------          --------           ------           --------
                                      16,436             9,291             (911)            22,845
State:
 Current .......................       1,824             3,173            1,600              6,895
 Deferred tax ..................         378              (494)            (658)            (1,243)
                                    --------          --------           ------           --------
                                       2,202             2,679              942              5,652
Foreign:
 Current .......................      12,920            10,137            1,079              7,015
 Deferred tax ..................      (1,452)           (4,091)              --               (761)
                                    --------          --------           ------           --------
                                      11,468             6,046            1,079              6,254
                                    --------          --------           ------           --------
                                    $ 30,106          $ 18,016           $1,110           $ 34,751
                                    ========          ========           ======           ========

     The following is a reconciliation, stated as a percentage of pre-tax income, of the US statutory federal income tax rate to the Company's effective tax rate on income from operations:

                                                          COMPANY             COMPANY           PREDECESSOR         PREDECESSOR
                                                      ---------------   ------------------   -----------------   ----------------
                                                            CBRE               CBRE              CB RICHARD         CB RICHARD
                                                          HOLDING,           HOLDING,         ELLIS SERVICES,     ELLIS SERVICES,
                                                            INC.               INC.                 INC.               INC.
                                                      ---------------   ------------------   -----------------   ----------------
                                                                           FEBRUARY 20,
                                                       TWELVE MONTHS     2001 (INCEPTION)       PERIOD FROM        TWELVE MONTHS
                                                           ENDED              THROUGH         JANUARY 1, 2001          ENDED
                                                        DECEMBER 31,       DECEMBER 31,           THROUGH          DECEMBER 31,
                                                            2002               2001            JULY 20, 2001           2000
                                                      ---------------   ------------------   -----------------   ----------------
Federal statutory tax rate ........................          35%                 35%                 (35)%             35%
Permanent differences .............................          15                   5                   25               11
State taxes, net of federal benefit ...............           3                   5                    2                6
Foreign income taxes in excess of US rate .........           9                   4                   11                4
Change in valuation allowances ....................          --                   2                   --                 (5)
                                                             --                  --                  ---               -----
Effective tax rate ................................          62%                 51%                   3%              51%
                                                             ==                  ==                  ===               ====

     The domestic component of income (loss) before provision for income taxes included in the accompanying consolidated statements of operations was $31.0 million for the twelve months ended December 31, 2002, $22.5 million for the period from February 20, 2001 (inception) through December 31, 2001, $(23.0) million for the period January 1, 2001 to July 20, 2001 and $63.2 million for the twelve months ended December 31, 2000. The international component of income (loss) before provision for income taxes was $17.8 million for the twelve months ended December 31, 2002, $12.9 million for the

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

period from February 20, 2001 (inception) through December 31, 2001, $(9.9) million for the period from January 1, 2001 through July 20, 2001 and $4.9 million for the twelve months ended December 31, 2000.

     Cumulative tax effects of temporary differences are shown below at December 31, 2002 and 2001 (dollars in thousands):

                                                                          DECEMBER 31
                                                                  ---------------------------
                                                                      2002           2001
                                                                  ------------   ------------
   ASSET (LIABILITY)
   Property and equipment .....................................    $  10,960      $  16,665
   Bad debts and other reserves ...............................       12,459         10,225
   Intangible amortization ....................................      (26,065)        (2,311)
   Bonus, unexercised restricted stock, deferred compensation         57,780         53,418

   Investment .................................................        4,189          5,045
   Net operating loss (NOL) and alternative minimum tax
     credit carryforwards .....................................            5          3,778
   Unconsolidated affiliates ..................................        5,283          7,568
   Pension obligation .........................................        7,303             --
   All other, net .............................................       (2,923)         3,312
                                                                   ---------      ---------
   Net deferred tax asset before valuation allowances .........       68,991         97,700
   Valuation allowances .......................................      (13,892)       (11,543)
                                                                   ---------      ---------
     Net deferred tax asset ...................................    $  55,099      $  86,157
                                                                   =========      =========

     The Company had no federal income tax NOLs at December 31, 2002.

     Management has determined that as of December 31, 2002, $13.9 million of deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded for this amount. Approximately $13.1 million of this valuation allowance relates to deferred tax assets acquired in the 2001 Merger. Accordingly, goodwill will be reduced at such time as these deferred tax assets are realized.

     A deferred US tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is the intent of the Company to permanently reinvest these earnings. Undistributed earnings of foreign subsidiaries, which have been, or are intended to be, permanently invested in accordance with APB No. 23, "Accounting for Income Taxes--Special Areas," aggregated $52.0 million at December 31, 2002. The determination of the tax liability upon repatriation is not practicable.


15. STOCKHOLDERS' EQUITY

     The Company is authorized to issue 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, both with $0.01 par value per share. The holders of Class A common stock are entitled to one vote for each share. Holders of Class B common stock are entitled to ten votes for each share. There are no differences between the two classes of common stock other than number of votes. The holders of Class A and Class B common stock shall share equally on a per-share basis all dividends and other cash, stock or property distributions.

     Upon written request of any holder of Class B common stock, any shares will be automatically converted on a share-for-share basis into the same number of shares of Class A common stock. In addition, upon any transfer, sale or other disposition of the Company, shares of Class B common stock shall be converted into shares of Class A common stock on a share-for-share basis, excluding the transfer to certain permitted Class B common stockholders. Also, upon completion of an underwritten public

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

offering in which the Company becomes listed on a national securities exchange, all outstanding shares of Class B common stock shall automatically be converted into shares of Class A common stock on a share-for-share basis.

     As long as Class B common stock is outstanding, if a holder of Class B common stock purchases any shares of Class A common stock, the holder may convert the Class A common shares on a share-for-share basis into the same number of shares of Class B common stock.


16. EARNINGS (LOSS) PER SHARE INFORMATION

     The following is a calculation of earnings (loss) per share (dollars in thousands, except share data):

                                                       COMPANY                            COMPANY
                                          ---------------------------------- ---------------------------------
                                                  CBRE HOLDING, INC.                CBRE HOLDING, INC.
                                          ---------------------------------- ---------------------------------
                                                                               FEBRUARY 20, 2001 (INCEPTION)
                                                 TWELVE MONTHS ENDED                      THROUGH
                                                  DECEMBER 31, 2002                  DECEMBER 31, 2001
                                          ---------------------------------- ---------------------------------
                                                                     PER-                              PER-
                                                                     SHARE                             SHARE
                                            INCOME      SHARES      AMOUNT     INCOME      SHARES     AMOUNT
                                          ---------- ------------ ---------- ---------- ----------- ----------
BASIC EARNINGS PER SHARE:
 Net income applicable to common
   stockholders .........................  $18,727    15,025,308    $ 1.25    $17,426    7,845,004    $ 2.22
                                           =======    ==========    ======    =======    =========    ======
DILUTED EARNINGS PER SHARE:
 Net income applicable to common
   stockholders .........................  $18,727    15,025,308              $17,426    7,845,004
 Dilutive effect of contingently issuable
   shares ...............................                196,803                            64,793
                                           -------    ----------              -------    ---------
Net income applicable to common
 stockholders ...........................  $18,727    15,222,111    $ 1.23    $17,426    7,909,797    $ 2.20
                                           =======    ==========    ======    =======    =========    ======


                                                        PREDECESSOR                          PREDECESSOR
                                           -------------------------------------- ----------------------------------
                                                      CB RICHARD ELLIS                     CB RICHARD ELLIS
                                                       SERVICES, INC.                       SERVICES, INC.
                                           -------------------------------------- ----------------------------------
                                                PERIOD FROM JANUARY 1, 2001              TWELVE MONTHS ENDED
                                                   THROUGH JULY 20, 2001                  DECEMBER 31, 2000
                                           -------------------------------------- ----------------------------------
                                                                          PER-                               PER-
                                                                         SHARE                               SHARE
                                                LOSS        SHARES       AMOUNT     INCOME      SHARES      AMOUNT
                                           ------------- ------------ ----------- ---------- ------------ ----------
BASIC (LOSS) EARNINGS PER SHARE:
 Net (loss) income applicable to
   common stockholders ...................   $ (34,020)   21,306,584    $ (1.60)   $33,388    20,931,111    $ 1.60
                                             =========    ==========    =======    =======    ==========    ======
DILUTED (LOSS) EARNINGS PER SHARE:
 Net (loss) income applicable to
   common stockholders ...................   $ (34,020)   21,306,584               $33,388    20,931,111
 Dilutive effect of exercise of options
   outstanding ...........................                        --                              35,594
 Dilutive effect of stock-based
   compensation programs .................                        --                             130,535
                                           -----------    ----------              --------    ----------
 Net (loss) income applicable to
   common stockholders ...................   $ (34,020)   21,306,584    $ (1.60)   $33,388    21,097,240    $ 1.58
                                           ===========    ==========    =======   ========    ==========    ======

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following items were not included in the computation of diluted earnings (loss) per share because their effect, in aggregate, was anti-dilutive:

                                   COMPANY             COMPANY           PREDECESSOR        PREDECESSOR
                             ------------------- ------------------- ------------------ ------------------
                                     CBRE                CBRE
                                   HOLDING,            HOLDING,       CB RICHARD ELLIS   CB RICHARD ELLIS
                                     INC.                INC.          SERVICES, INC.     SERVICES, INC.
                             ------------------- ------------------- ------------------ ------------------
                                                  FEBRUARY 20, 2001      PERIOD FROM
                                TWELVE MONTHS        (INCEPTION)       JANUARY 1, 2001     TWELVE MONTHS
                                    ENDED              THROUGH             THROUGH             ENDED
                              DECEMBER 31, 2002   DECEMBER 31, 2001     JULY 20, 2001    DECEMBER 31, 2000
                             ------------------- ------------------- ------------------ ------------------
Stock options
 Outstanding ...............       1,451,599     1,503,021                2,562,150          2,574,029
 Price ranges .............. $         16.00     $ 16.00             $  0.38-$36.75     $ 11.81-$36.75
 Expiration ranges ......... 7/20/11-7/31/12     7/20/11             6/8/04-8/31/10     6/8/04-8/31/10
Stock warrants
 Outstanding ...............         255,477     255,477                    597,969            598,387
 Price ..................... $         30.00     $ 30.00             $        30.00     $        30.00
 Expiration date ...........         8/27/07     8/27/07                    8/28/04            8/28/04

     All options and warrants for the period from January 1, 2001 to July 20, 2001 were anti-dilutive as the Company reported a net loss. Any assumed exercise of options or warrants would have been anti-dilutive as they would have resulted in a lower loss per share.


17. FIDUCIARY FUNDS

     The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $414.6 million and $373.2 million at December 31, 2002 and 2001, respectively.


18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Value is defined as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash and Cash Equivalents: Includes cash and cash equivalents with maturities of less than three months. The carrying amount approximates fair value due to the short maturity of these instruments.

     Short-Term Borrowings: The majority of this balance represents the warehouse line of credit and non recourse debt related to a property held for sale. Due to their short-term maturities and variable interest rates, fair value approximates carrying value (See Note 12).

     Senior Subordinated Notes: Based on dealers' quotes, the estimated fair value of the Company's 111/4% Senior Subordinated Notes is $208.4 million and $199.5 million at December 31, 2002 and 2001, respectively. Their actual carrying value totaled $225.9 million and $225.7 million at December 31, 2002 and 2001, respectively (See Note 12).

     16% Senior Notes: There was no trading activity for the 16% Senior Notes, which are due in 2011. Their carrying value totaled $61.9 million and $59.7 million at December 31, 2002 and 2001, respectively (see Note 12).

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Senior Secured Terms Loans & Other Long-Term Debt: Estimated fair values approximate respective carrying values because the majority of these instruments are based on variable interest rates (see Note 12).


19. NONRECURRING CHARGES

     During the period from February 20, 2001 (inception) through December 31, 2001, the Company recorded nonrecurring pre-tax charges totaling $6.4 million which mainly related to the write-off of e-business investments. During the period from January 1, 2001 through July 20, 2001, CBRE recorded merger-related and other nonrecurring charges of $22.1 million, which included merger-related costs incurred of $16.4 million, severance costs incurred of $2.8 million related to CBRE's cost reduction program implemented in May 2001, as well as the write-off of an e-investment of $2.9 million.


20. GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the 2001 Merger with Blum CB and as part of the financing of the 2001 Merger, CBRE assumed an aggregate of $229.0 million in Senior Subordinated Notes (the Notes) due June 15, 2011. These Notes are unsecured and rank equally in right of payment with any of the Company's future senior subordinated unsecured indebtedness. The Notes are effectively subordinated to indebtedness and other liabilities of the Company's subsidiaries that are not guarantors of the Notes. The Notes are guaranteed on a full, unconditional, joint and several basis by the Company, CBRE and CBRE's wholly owned domestic subsidiaries.

     The following condensed consolidating financial information includes:

     (1) Condensed consolidating balance sheets as of December 31, 2002 and December 31, 2001; condensed consolidating statements of operations for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000; and condensed consolidating statements of cash flows for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000 of: (a) Holding, the Parent, (b) CBRE, which is the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis.

     (2) Elimination entries necessary to consolidate CBRE Holding, Inc., the Parent, with CBRE and its guarantor and nonguarantor subsidiaries.

     Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                            (DOLLARS IN THOUSANDS)



                                                                                   GUARANTOR
                                                           PARENT       CBRE     SUBSIDIARIES
                                                         ---------- ----------- --------------
Current Assets:
 Cash and cash equivalents .............................  $    127   $     54      $ 74,173
 Receivables, less allowance for doubtful
  accounts .............................................        --         40        61,624
 Warehouse receivable ..................................        --         --        63,140
 Prepaid and other current assets ......................    18,723     22,201         8,432
                                                          --------   --------      --------
  Total current assets .................................    18,850     22,295       207,369
Property and equipment, net ............................        --         --        51,419
Goodwill ...............................................        --         --       442,965
Other intangible assets, net ...........................        --         --        89,075
Cash surrender value of insurance policies, deferred
 compensation plan .....................................        --     63,642            --
Investment in and advances to unconsolidated
 subsidiaries ..........................................        --      4,782        39,205
Investment in consolidated subsidiaries ................   302,593    322,794        66,162
Inter-company loan receivable ..........................        --    429,396            --
Deferred tax assets, net ...............................    36,376         --            --
Other assets ...........................................     4,896     17,464        20,453
                                                          --------   --------      --------
 Total assets ..........................................  $362,715   $860,373      $916,648
                                                          ========   ========      ========
Current Liabilities:
 Accounts payable and accrued expenses .................  $  2,137   $  4,610      $ 36,895
 Inter-company payable .................................    20,199         --            --
 Compensation and employee benefits payable ............        --         --        40,938
 Accrued bonus and profit sharing ......................        --         --        59,942
 Income taxes payable ..................................    15,451         --            --
 Short-term borrowings:
  Warehouse line of credit .............................        --         --        63,140
  Other ................................................        --         --            16
                                                          --------   --------      --------
  Total short-term borrowings ..........................        --         --        63,156
 Current maturities of long-term debt ..................        --      9,975            --
                                                          --------   --------      --------
  Total current liabilities ............................    37,787     14,585       200,931
Long-Term Debt:
 111/4% senior subordinated notes, net of
  unamortized discount .................................        --    225,943            --
 Senior secured term loans .............................        --    211,000            --
 16% senior notes, net of unamortized discount .........    61,863         --            --
 Other long-term debt ..................................        --         --        12,129
 Inter-company loan payable ............................        --         --       362,344
                                                          --------   --------      --------
  Total long-term debt .................................    61,863    436,943       374,473
Deferred compensation liability ........................        --    106,252            --
Other liabilities ......................................    11,724         --        18,450
                                                          --------   --------      --------
 Total liabilities .....................................   111,374    557,780       593,854
Minority interest ......................................        --         --            --
Commitments and contingencies
Stockholders' equity ...................................   251,341    302,593       322,794
                                                          --------   --------      --------
 Total liabilities and stockholders' equity ............  $362,715   $860,373      $916,648
                                                          ========   ========      ========



                                                          NONGUARANTOR                    CONSOLIDATED
                                                          SUBSIDIARIES     ELIMINATION       TOTAL
                                                         -------------- ---------------- -------------
Current Assets:
 Cash and cash equivalents .............................    $  5,347      $         --    $   79,701
 Receivables, less allowance for doubtful
  accounts .............................................     104,549                --       166,213
 Warehouse receivable ..................................          --                --        63,140
 Prepaid and other current assets ......................       7,729           (20,199)       36,886
                                                            --------      ------------    ----------
  Total current assets .................................     117,625           (20,199)      345,940
Property and equipment, net ............................      15,215                --        66,634
Goodwill ...............................................     134,172                --       577,137
Other intangible assets, net ...........................       2,007                --        91,082
Cash surrender value of insurance policies, deferred
 compensation plan .....................................          --                --        63,642
Investment in and advances to unconsolidated
 subsidiaries ..........................................       6,221                --        50,208
Investment in consolidated subsidiaries ................          --          (691,549)           --
Inter-company loan receivable ..........................          --          (429,396)           --
Deferred tax assets, net ...............................          --                --        36,376
Other assets ...........................................      51,044                --        93,857
                                                            --------      ------------    ----------
 Total assets ..........................................    $326,284      $ (1,141,144)   $1,324,876
                                                            ========      ============    ==========
Current Liabilities:
 Accounts payable and accrued expenses .................    $ 58,773      $         --    $  102,415
 Inter-company payable .................................          --           (20,199)           --
 Compensation and employee benefits payable ............      22,796                --        63,734
 Accrued bonus and profit sharing ......................      43,916                --       103,858
 Income taxes payable ..................................          --                --        15,451
 Short-term borrowings:
  Warehouse line of credit .............................          --                --        63,140
  Other ................................................      47,909                --        47,925
                                                            --------      ------------    ----------
  Total short-term borrowings ..........................      47,909                --       111,065
 Current maturities of long-term debt ..................         736                --        10,711
                                                            --------      ------------    ----------
  Total current liabilities ............................     174,130           (20,199)      407,234
Long-Term Debt:
 111/4% senior subordinated notes, net of
  unamortized discount .................................          --                --       225,943
 Senior secured term loans .............................          --                --       211,000
 16% senior notes, net of unamortized discount .........          --                --        61,863
 Other long-term debt ..................................         198                --        12,327
 Inter-company loan payable ............................      67,052          (429,396)           --
                                                            --------      ------------    ----------
  Total long-term debt .................................      67,250          (429,396)      511,133
Deferred compensation liability ........................          --                --       106,252
Other liabilities ......................................      13,127                --        43,301
                                                            --------      ------------    ----------
 Total liabilities .....................................     254,507          (449,595)    1,067,920
Minority interest ......................................       5,615                --         5,615
Commitments and contingencies
Stockholders' equity ...................................      66,162          (691,549)      251,341
                                                            --------      ------------    ----------
 Total liabilities and stockholders' equity ............    $326,284      $ (1,141,144)   $1,324,876
                                                            ========      ============    ==========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                            (DOLLARS IN THOUSANDS)

                                                                                   GUARANTOR
                                                           PARENT       CBRE     SUBSIDIARIES
                                                         ---------- ----------- --------------
Current Assets:
 Cash and cash equivalents .............................  $      3   $    931      $ 42,204
 Receivables, less allowance for
  doubtful accounts ....................................        47         71        70,343
 Warehouse receivable ..................................        --         --       106,790
 Prepaid and other current assets ......................    32,155     12,465         6,321
  Total current assets .................................    32,205     13,467       225,658
                                                          --------   --------      --------
Property and equipment, net ............................        --         --        51,314
Goodwill ...............................................        --    197,748       208,432
Other intangible assets, net ...........................        --         --        31,219
Cash surrender value of insurance policies, deferred
 compensation plan .....................................        --     69,385            --
Investment in and advances to unconsolidated
 subsidiaries ..........................................        --      4,132        34,296
Investment in consolidated subsidiaries ................   271,615     65,690       168,974
Inter-company loan receivable ..........................        --    465,173            --
Deferred tax assets, net ...............................    54,002         --            --
Prepaid pension costs ..................................        --         --            --
Other assets ...........................................     5,266     21,600        14,739
                                                          --------   --------      --------
  Total assets .........................................  $363,088   $837,195      $734,632
                                                          ========   ========      ========
Current Liabilities:
 Accounts payable and accrued expenses .................  $  2,022   $  4,236      $ 37,325
 Inter-company payable .................................    10,321         --            --
 Compensation and employee benefits ....................        --         --        44,192
 Accrued bonus and profit sharing ......................        --         --        56,821
 Income taxes payable ..................................    21,736         --            --
 Short-term borrowings:
  Warehouse line of credit .............................        --         --       106,790
  Other ................................................        --        178           309
                                                          --------   --------      --------
  Total short-term borrowings ..........................        --        178       107,099
 Current maturities of long-term debt ..................        --      9,350           129
                                                          --------   --------      --------
  Total current liabilities ............................    34,079     13,764       245,566
Long-Term Debt:
 111/4 % senior subordinated notes, net of
  unamortized discount .................................        --    225,737            --
 Senior secured term loans .............................        --    220,975            --
 16% senior notes, net of unamortized discount .........    59,656         --            --
 Other long-term debt ..................................        --         --        14,974
 Inter-company loan payable ............................        --         --       393,827
                                                          --------   --------      --------
  Total long-term debt .................................    59,656    446,712       408,801
Deferred compensation liability ........................        --    105,104            --
Other liabilities ......................................    16,830         --        14,575
                                                          --------   --------      --------
  Total liabilities ....................................   110,565    565,580       668,942
Minority interest ......................................        --         --            --
Commitments and contingencies ..........................
Stockholders' equity ...................................   252,523    271,615        65,690
                                                          --------   --------      --------
  Total liabilities and stockholders' equity . .........  $363,088   $837,195      $734,632
                                                          ========   ========      ========



                                                          NONGUARANTOR                   CONSOLIDATED
                                                          SUBSIDIARIES    ELIMINATION       TOTAL
                                                         -------------- --------------- -------------
Current Assets:
 Cash and cash equivalents .............................    $ 14,312      $        --    $   57,450
 Receivables, less allowance for
  doubtful accounts ....................................      85,973               --       156,434
 Warehouse receivable ..................................          --               --       106,790
 Prepaid and other current assets ......................       8,353          (10,321)       48,973
  Total current assets .................................     108,638          (10,321)      369,647
                                                            --------      -----------    ----------
Property and equipment, net ............................      17,137               --        68,451
Goodwill ...............................................     203,363               --       609,543
Other intangible assets, net ...........................       6,898               --        38,117
Cash surrender value of insurance policies, deferred
 compensation plan .....................................          --               --        69,385
Investment in and advances to unconsolidated
 subsidiaries ..........................................       4,107               --        42,535
Investment in consolidated subsidiaries ................          --         (506,279)           --
Inter-company loan receivable ..........................          --         (465,173)           --
Deferred tax assets, net ...............................          --               --        54,002
Prepaid pension costs ..................................      13,588               --        13,588
Other assets ...........................................      47,639               --        89,244
                                                            --------      -----------    ----------
  Total assets .........................................    $401,370      $  (981,773)   $1,354,512
                                                            ========      ===========    ==========
Current Liabilities:
 Accounts payable and accrued expenses .................    $ 39,399      $        --    $   82,982
 Inter-company payable .................................          --          (10,321)           --
 Compensation and employee benefits ....................      23,926               --        68,118
 Accrued bonus and profit sharing ......................      28,367               --        85,188
 Income taxes payable ..................................          --               --        21,736
 Short-term borrowings:
  Warehouse line of credit .............................          --               --       106,790
  Other ................................................      48,341               --        48,828
                                                            --------      -----------    ----------
  Total short-term borrowings ..........................      48,341               --       155,618
 Current maturities of long-term debt ..................         744               --        10,223
                                                            --------      -----------    ----------
  Total current liabilities ............................     140,777          (10,321)      423,865
Long-Term Debt:
 111/4 % senior subordinated notes, net of
  unamortized discount .................................          --               --       225,737
 Senior secured term loans .............................          --               --       220,975
 16% senior notes, net of unamortized discount .........          --               --        59,656
 Other long-term debt ..................................         721               --        15,695
 Inter-company loan payable ............................      71,346         (465,173)           --
                                                            --------      -----------    ----------
  Total long-term debt .................................      72,067         (465,173)      522,063
Deferred compensation liability ........................          --               --       105,104
Other liabilities ......................................      15,256               --        46,661
                                                            --------      -----------    ----------
  Total liabilities ....................................     228,100         (475,494)    1,097,693
Minority interest ......................................       4,296               --         4,296
Commitments and contingencies ..........................
Stockholders' equity ...................................     168,974         (506,279)      252,523
                                                            --------      -----------    ----------
  Total liabilities and stockholders' equity . .........    $401,370      $  (981,773)   $1,354,512
                                                            ========      ===========    ==========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
                            (DOLLARS IN THOUSANDS)
                                   (COMPANY)




                                                                        GUARANTOR    NONGUARANTOR                 CONSOLIDATED
                                                 PARENT      CBRE     SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                               ---------- ---------- -------------- -------------- ------------- -------------
Revenue ......................................  $     --   $    --      $849,563       $320,714      $      --    $1,170,277
Costs and expenses:
 Commissions, fees and other incentives               --        --       413,830        141,112             --       554,942
 Operating, administrative and other .........       415     1,186       345,231        147,117             --       493,949
 Depreciation and amortization ...............        --        --        15,833          8,781             --        24,614
 Equity income from unconsolidated
   subsidiaries ..............................        --      (662)       (7,449)        (1,215)            --        (9,326)
 Merger-related and other nonrecurring
   charges ...................................        --        36            --             --             --            36
                                                --------   -------      --------       --------      ---------    ----------
Operating (loss) income ......................      (415)     (560)       82,118         24,919             --       106,062
Interest income ..............................       158    42,845         2,079            916        (42,726)        3,272
Interest expense .............................    11,344    42,731        39,742          9,410        (42,726)       60,501
Equity income from consolidated
 subsidiaries ................................    27,306    32,898         4,957             --        (65,161)           --
                                                --------   -------      --------       --------      ---------    ----------
Income before (benefit) provision for
 income taxes ................................    15,705    32,452        49,412         16,425        (65,161)       48,833
(Benefit) provision for income taxes .........    (3,022)    5,146        16,514         11,468             --        30,106
                                                --------   -------      --------       --------      ---------    ----------
Net income ...................................  $ 18,727   $27,306      $ 32,898       $  4,957      $ (65,161)   $   18,727
                                                ========   =======      ========       ========      =========    ==========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
               FOR THE PERIOD FROM FEBRUARY 20, 2001 (INCEPTION)
                           THROUGH DECEMBER 31, 2001
                            (DOLLARS IN THOUSANDS)
                                   (COMPANY)




                                                                         GUARANTOR    NONGUARANTOR                 CONSOLIDATED
                                                 PARENT       CBRE     SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                               ---------- ----------- -------------- -------------- ------------- -------------
Revenue ......................................  $     --   $     --      $416,446       $146,382      $      --     $562,828
Costs and expenses:
 Commissions, fees and other incentives               --         --       207,019         59,745             --      266,764
 Operating, administrative and other .........       500      3,589       145,145         67,012             --      216,246
 Depreciation and amortization ...............        --         --         8,523          3,675             --       12,198
 Equity income from unconsolidated
   subsidiaries ..............................        --       (198)       (1,290)           (66)            --       (1,554)
 Merger-related and other nonrecurring
   charges ...................................        --      2,144         3,530            768             --        6,442
                                                --------   --------      --------       --------      ---------     --------
Operating (loss) income ......................      (500)    (5,535)       53,519         15,248             --       62,732
Interest income ..............................     1,135     19,270           370            561        (18,909)       2,427
Interest expense .............................     8,199     20,353        17,091          2,983        (18,909)      29,717
Equity income from consolidated
 subsidiaries ................................    22,721     27,713         8,605             --        (59,039)          --
                                                --------   --------      --------       --------      ---------     --------
Income before (benefit) provision for
 income taxes ................................    15,157     21,095        45,403         12,826        (59,039)      35,442
(Benefit) provision for income taxes .........    (2,269)    (1,626)       17,690          4,221             --       18,016
                                                --------   --------      --------       --------      ---------     --------
Net income ...................................  $ 17,426   $ 22,721      $ 27,713       $  8,605      $ (59,039)    $ 17,426
                                                ========   ========      ========       ========      =========     ========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
           FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH JULY 20, 2001
                            (DOLLARS IN THOUSANDS)
                                 (PREDECESSOR)




                                                             GUARANTOR    NONGUARANTOR                 CONSOLIDATED
                                                 CBRE      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                             ------------ -------------- -------------- ------------- -------------
Revenue ....................................  $      --     $ 465,280      $  142,654     $      --    $  607,934
Costs and expenses:
 Commissions, fees and other incentives              --       217,799          63,014            --       280,813
 Operating, administrative and other .......      1,155       216,063          79,168            --       296,386
 Depreciation and amortization .............         --        17,021           8,635            --        25,656
 Equity income from unconsolidated
   subsidiaries . ..........................       (492)       (2,141)           (241)           --        (2,874)
 Merger-related and other nonrecurring
   charges .................................     19,260         2,867              --            --        22,127
                                              ---------     ---------      ----------     ---------    ----------
Operating (loss) income ....................    (19,923)       13,671          (7,922)           --       (14,174)
Interest income ............................     16,757           952             615       (16,757)        1,567
Interest expense ...........................     18,014        14,952           4,094       (16,757)       20,303
Equity losses from consolidated
 subsidiaries ..............................    (14,587)      (12,480)             --        27,067            --
                                              ---------     ---------      ----------     ---------    ----------
Loss before (benefit) provision for
 income taxes ..............................    (35,767)      (12,809)        (11,401)       27,067       (32,910)
(Benefit) provision for income taxes .......     (1,747)        1,778           1,079            --         1,110
                                              ---------     ---------      ----------     ---------    ----------
Net loss ...................................  $ (34,020)    $ (14,587)     $  (12,480)    $  27,067    $  (34,020)
                                              =========     =========      ==========     =========    ==========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                            (DOLLARS IN THOUSANDS)
                                 (PREDECESSOR)




                                                                  GUARANTOR      NONGUARANTOR                     CONSOLIDATED
                                                     CBRE       SUBSIDIARIES     SUBSIDIARIES     ELIMINATION        TOTAL
                                                 -----------   --------------   --------------   -------------   -------------
Revenue ......................................    $     --       $1,027,35         $296,245        $      --      $1,323,604
 Costs and expenses:
 Commissions, fees and other incentives                 --         507,061          121,036               --         628,097
 Operating, administrative and other .........       3,375         396,027          152,126               --         551,528
 Depreciation and amortization ...............          --          26,604           16,595               --          43,199
 Equity (income) losses from
   unconsolidated subsidiaries ...............        (995)         (5,615)             105               --          (6,505)
                                                  --------       ---------         --------        ---------      ----------
Operating (loss) income ......................      (2,380)        103,282            6,383               --         107,285
Interest income ..............................      32,969           1,389              876          (32,680)          2,554
Interest expense .............................      37,980          29,151            7,249          (32,680)         41,700
Equity income (losses) from consolidated
 subsidiaries ................................      39,157          (5,300)              --          (33,857)             --
                                                  --------       ---------         --------        ---------      ----------
Income before (benefit) provision for
 income taxes ................................      31,766          70,220               10          (33,857)         68,139
(Benefit) provision for income taxes .........      (1,622)         31,063            5,310               --          34,751
                                                  --------       ---------         --------        ---------      ----------
Net income (loss) ............................    $ 33,388       $  39,157         $ (5,300)       $ (33,857)     $   33,388
                                                  ========       =========         ========        =========      ==========

                               CBRE HOLDING INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
                            (DOLLARS IN THOUSANDS)
                                   (COMPANY)

                                                                                   GUARANTOR      NONGUARANTOR     CONSOLIDATED
                                                      PARENT         CBRE        SUBSIDIARIES     SUBSIDIARIES        TOTAL
                                                    ----------   ------------   --------------   --------------   -------------
CASH FLOWS PROVIDED BY (USED IN)
 OPERATING ACTIVITIES: ..........................    $   509      $   (7,905)     $  42,090        $  30,188       $   64,882
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of concessions
 received .......................................         --              --        (10,049)          (4,217)         (14,266)
Proceeds from sale of properties, businesses
 and servicing rights ...........................         --              --          2,515            3,863            6,378
Acquisition of businesses including net assets
 acquired, intangibles and goodwill .............         --         (11,588)           (35)          (3,188)         (14,811)
Other investing activities, net .................         --              44            196           (1,671)          (1,431)
                                                     -------      ----------      ---------        ---------       ----------
 Net cash used in investing activities ..........         --         (11,544)        (7,373)          (5,213)         (24,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline
 credit facility ................................         --         238,000             --               --          238,000
Repayment of revolver and swingline
 credit facility ................................         --        (238,000)            --               --         (238,000)
Repayment of senior notes and other
 loans, net .....................................         --            (189)        (3,116)          (4,900)          (8,205)
Repayment of senior secured term loans ..........         --          (9,351)            --               --           (9,351)
Decrease (increase) in intercompany
 receivables, net ...............................         --          28,284            462          (28,746)              --
Other financing activities, net .................       (385)           (172)           (94)             369             (282)
                                                     -------      ----------      ---------        ---------       ----------
 Net cash (used in) provided by financing
   activities ...................................       (385)         18,572         (2,748)         (33,277)         (17,838)
                                                     -------      ----------      ---------        ---------       ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ...............................        124            (877)        31,969           (8,302)          22,914
CASH AND CASH EQUIVALENTS, AT BEGINNING
 OF PERIOD ......................................          3             931         42,204           14,312           57,450
Effect of currency exchange rate changes on
 cash ...........................................         --              --             --             (663)            (663)
                                                     -------      ----------      ---------        ---------       ----------
CASH AND CASH EQUIVALENTS, AT END
 OF PERIOD ......................................    $   127      $       54      $  74,173        $   5,347       $   79,701
                                                     =======      ==========      =========        =========       ==========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
   Interest (net of amount capitalized) .........    $ 8,509      $   38,751      $   1,635        $   3,752       $   52,647
   Income taxes, net of refunds .................    $19,142      $       --      $      --        $      --       $   19,142

                               CBRE HOLDING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM FEBRUARY 20, 2001 (INCEPTION)
                           THROUGH DECEMBER 31, 2001
                            (DOLLARS IN THOUSANDS)

                                   (COMPANY)



                                                       PARENT          CBRE
                                                   ------------- ---------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ......  $       310    $    5,947
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions
 received ........................................           --            --
Proceeds from sale of properties, businesses
 and servicing rights ............................           --            --
Purchase of investments ..........................           --            --
Investment in property held for sale .............           --            --
Contribution to CBRE .............................     (154,881)           --
Acquisition of businesses including net assets
 acquired, intangibles and goodwill ..............           --      (212,369)
Other investing activities, net ..................           --              (1)
                                                    -----------    -------------
 Net cash used in investing activities ...........     (154,881)     (212,370)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit
 facility ........................................           --       113,750
Repayment of revolver and swingline credit
 facility ........................................           --      (113,750)
Proceeds from senior secured term loans ..........           --       235,000
Repayment of senior secured term loans ...........           --        (4,675)
Proceeds from non recourse debt related to
 property held for sale ..........................           --            --
Repayment of 87/8% senior subordinated
 notes ...........................................           --      (175,000)
Proceeds from 111/4% senior subordinated
 notes ...........................................           --       225,629
Proceeds from 16% senior notes ...................       65,000            --
Repayment of revolving credit facility ...........           --      (235,000)
Repayment of senior notes and other loans,
 net .............................................           --            --
Payment of deferred financing fees ...............       (2,582)      (19,168)
Proceeds from issuance of stock ..................       92,156       154,881
Decrease (increase) in intercompany
 receivables, net ................................           --        30,263
Other financing activities, net ..................           --        (5,535)
                                                    -----------    ------------
 Net cash provided by (used in) financing
  activities .....................................      154,574       206,395
                                                    -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .....................................            3           (28)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF
 PERIOD ..........................................           --           959
Effect of currency exchange rate changes on
 cash ............................................           --            --
                                                    -----------    ------------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD
                                                    $         3    $      931
                                                    ===========    ============
SUPPLEMENTAL DATA:
 Cash paid during the period for:
  Interest (net of amount capitalized) ...........  $     2,600    $   22,562
  Income taxes, net of refunds ...................  $     5,061    $       --



                                                      GUARANTOR    NONGUARANTOR                 CONSOLIDATED
                                                    SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                                   -------------- -------------- ------------- -------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ......    $ 56,478      $  28,599     $        --   $    91,334
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions
 received ........................................      (4,246)        (2,255)             --        (6,501)
Proceeds from sale of properties, businesses
 and servicing rights ............................       1,996            112              --         2,108
Purchase of investments ..........................        (250)          (831)             --        (1,081)
Investment in property held for sale .............          --        (40,174)             --       (40,174)
Contribution to CBRE .............................          --             --         154,881            --
Acquisition of businesses including net assets
 acquired, intangibles and goodwill ..............      (1,850)          (483)             --      (214,702)
Other investing activities, net ..................      (1,700)           658              --        (1,043)
                                                      --------      ---------     -----------   -----------
 Net cash used in investing activities ...........      (6,050)       (42,973)        154,881      (261,393)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit
 facility ........................................          --             --              --       113,750
Repayment of revolver and swingline credit
 facility ........................................          --             --              --      (113,750)
Proceeds from senior secured term loans ..........          --             --              --       235,000
Repayment of senior secured term loans ...........          --             --              --        (4,675)
Proceeds from non recourse debt related to
 property held for sale ..........................          --         37,179              --        37,179
Repayment of 87/8% senior subordinated
 notes ...........................................          --             --              --      (175,000)
Proceeds from 111/4% senior subordinated
 notes ...........................................          --             --              --       225,629
Proceeds from 16% senior notes ...................          --             --              --        65,000
Repayment of revolving credit facility ...........          --             --              --      (235,000)
Repayment of senior notes and other loans,
 net .............................................      (1,185)              (3)           --        (1,188)
Payment of deferred financing fees ...............          --             --              --       (21,750)
Proceeds from issuance of stock ..................          --             --        (154,881)       92,156
Decrease (increase) in intercompany
 receivables, net ................................      (6,981)       (23,282)             --            --
Other financing activities, net ..................        (103)         2,118              --        (3,520)
                                                      --------      -----------   -----------   -----------
 Net cash provided by (used in) financing
  activities .....................................      (8,269)        16,012        (154,881)      213,831
                                                      --------      -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .....................................      42,159          1,638              --        43,772
CASH AND CASH EQUIVALENTS, AT BEGINNING OF
 PERIOD ..........................................          45         12,658              --        13,662
Effect of currency exchange rate changes on
 cash ............................................          --             16              --            16
                                                      --------      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD
                                                      $ 42,204      $  14,312     $        --   $    57,450
                                                      ========      ===========   ===========   ===========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
  Interest (net of amount capitalized) ...........    $    874      $      90     $        --   $    26,126
  Income taxes, net of refunds ...................    $     --      $      --     $        --   $     5,061

                              CBRE HOLDING, INC.

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH JULY 20, 2001
                            (DOLLARS IN THOUSANDS)
                                 (PREDECESSOR)



                                                                          GUARANTOR      NONGUARANTOR      CONSOLIDATED
                                                          CBRE          SUBSIDIARIES     SUBSIDIARIES          TOTAL
                                                    ----------------   --------------   --------------   ----------------
CASH FLOWS USED IN OPERATING ACTIVITIES .........      $ (37,633)        $ (53,363)       $ (29,234)        $(120,230)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions
 received .......................................             --           (11,309)          (3,505)          (14,814)
Proceeds from sale of properties, businesses and
 servicing rights ...............................             --             9,105              439             9,544
Purchases of investments ........................             --            (2,500)            (702)           (3,202)
Investment in property held for sale ............             --                --           (2,282)           (2,282)
Acquisition of businesses including net assets
 acquired, intangibles and goodwill .............             --               (31)          (1,893)           (1,924)
Other investing activities, net .................            251              (524)             812               539
                                                       ---------         ---------        ---------         ---------
 Net cash provided by (used in) investing
   activities ...................................            251            (5,259)          (7,131)          (12,139)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility .........        195,000                --               --           195,000
Repayment of revolving credit facility ..........        (70,000)               --               --           (70,000)
(Repayment of) proceeds from senior notes and
 other loans, net ...............................         (2,490)           (1,656)           4,592               446
Payment of deferred financing fees ..............               (8)             --               --                  (8)
(Increase) decrease in intercompany receivables,
 net ............................................        (85,712)           52,846           32,866                --
Other financing activities, net .................          1,489               (81)            (616)              792
                                                       -----------       ---------        ---------         -----------
 Net cash provided by financing activities ......         38,279            51,109           36,842           126,230
                                                       -----------       ---------        ---------         -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ....................................            897            (7,513)             477            (6,139)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF
 PERIOD .........................................             62             7,558           13,234            20,854
Effect of currency exchange rate changes on
 cash ...........................................             --                --           (1,053)           (1,053)
                                                       -----------       ---------        ---------         -----------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD .....      $     959         $      45        $  12,658         $  13,662
                                                       ===========       =========        =========         ===========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
   Interest (net of amount capitalized) .........      $  17,194         $   1,165        $      98         $  18,457
   Income taxes, net of refunds .................      $  19,083         $      --        $      --         $  19,083

                              CBRE HOLDING, INC.

                              CBRE HOLDING, INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                            (DOLLARS IN THOUSANDS)
                                 (PREDECESSOR)



                                                                        GUARANTOR      NONGUARANTOR     CONSOLIDATED
                                                         CBRE         SUBSIDIARIES     SUBSIDIARIES        TOTAL
                                                    --------------   --------------   --------------   -------------
CASH FLOWS (USED IN) PROVIDED BY OPERATING
 ACTIVITIES .....................................     $  (30,270)      $ 106,234        $   4,895       $   80,859
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions
 received .......................................             --         (14,575)          (9,093)         (23,668)
Proceeds from sale of properties, businesses and
 servicing rights ...............................             --          16,926              569           17,495
Purchases of investments ........................             --         (20,316)          (3,097)         (23,413)
Acquisition of businesses including net assets
 acquired, intangibles and goodwill .............             --          (4,959)          (1,602)          (6,561)
Other investing activities, net .................           (177)          6,336           (2,481)           3,678
                                                      ----------       ---------        ---------       ----------
 Net cash used in investing activities ..........           (177)        (16,588)         (15,704)         (32,469)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility .........        179,000              --               --          179,000
Repayment of revolving credit facility ..........       (229,000)             --               --         (229,000)
Decrease (increase) in intercompany
 receivables, net ...............................         81,779         (82,424)             645               --
Other financing activities, net .................         (2,134)         (5,951)           4,562           (3,523)
                                                      ----------       ---------        ---------       ----------
 Net cash provided by (used in) financing
   activities ...................................         29,645         (88,375)           5,207          (53,523)
                                                      ----------       ---------        ---------       ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ....................................           (802)          1,271           (5,602)          (5,133)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF
 PERIOD .........................................            864           6,287           20,693           27,844
Effect of currency exchange rate changes on
 cash ...........................................             --              --           (1,857)          (1,857)
                                                      ----------       ---------        ---------       ----------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD .....     $       62       $   7,558        $  13,234       $   20,854
                                                      ==========       =========        =========       ==========
SUPPLEMENTAL DATA:
 Cash paid during the period for:
   Interest (net of amount capitalized) .........     $   35,464       $   2,606        $     282       $   38,352
   Income taxes, net of refunds .................     $   27,607       $      --        $      --       $   27,607

21. INDUSTRY SEGMENTS

     In the third quarter of 2001, subsequent to the 2001 Merger transaction, the Company reorganized its business segments as part of its efforts to reduce costs and streamline its operations. The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations located in the US, Canada, Mexico, Central and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The Americas results for the period from February 20, 2001 (inception) through December 31, 2001 include merger-related and other nonrecurring charges of $5.4 million. The Americas results for the period from January 1, 2001 through July 20, 2001

                              CBRE HOLDING, INC.

include $21.5 million in merger-related and other nonrecurring charges as well as a nonrecurring sale of mortgage fund contracts of $5.6 million. The Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. The following table summarizes the revenue and operating income
(loss) by operating segment (dollars in thousands):

                                               COMPANY           COMPANY         PREDECESSOR         PREDECESSOR
                                           ---------------   --------------   -----------------   ----------------
                                                 CBRE             CBRE            CB RICHARD         CB RICHARD
                                               HOLDING,         HOLDING,       ELLIS SERVICES,     ELLIS SERVICES,
                                                 INC.             INC.               INC.               INC.
                                           ---------------   --------------   -----------------   ----------------
                                                              FEBRUARY 20,
                                                                  2001
                                            TWELVE MONTHS      (INCEPTION)       PERIOD FROM        TWELVE MONTHS
                                                ENDED            THROUGH       JANUARY 1, 2001          ENDED
                                             DECEMBER 31,     DECEMBER 31,         THROUGH          DECEMBER 31,
                                                 2002             2001          JULY 20, 2001           2000
                                           ---------------   --------------   -----------------   ----------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE
 Americas ..............................       $  896,064         $440,349          $ 488,450          $1,074,080
 EMEA ..................................          182,222           83,012             78,294            164,539
 Asia Pacific ..........................           91,991           39,467             41,190             84,985
                                               ----------         --------          ---------          ----------
                                               $1,170,277         $562,828          $ 607,934          $1,323,604
                                               ==========         ========          =========          ==========
OPERATING INCOME (LOSS)
 Americas ..............................       $   81,341         $ 49,110          $  (8,336)         $  98,051
 EMEA ..................................           17,287           11,463             (2,169)             9,339
 Asia Pacific ..........................            7,434            2,159             (3,669)              (105)
                                               ----------         --------          ---------          ----------
                                                  106,062           62,732            (14,174)           107,285
INTEREST INCOME ........................            3,272            2,427              1,567              2,554
INTEREST EXPENSE .......................           60,501           29,717             20,303             41,700
                                               ----------         --------          ---------          ----------
INCOME (LOSS) BEFORE PROVISION FOR
 INCOME TAXES ..........................       $   48,833         $ 35,442          $ (32,910)         $  68,139
                                               ==========         ========          =========          ==========
DEPRECIATION AND AMORTIZATION
 Americas ..............................       $   16,958         $  9,221          $  18,231          $  28,600
 EMEA ..................................            4,579            1,763              4,729              9,837
 Asia Pacific ..........................            3,077            1,214              2,696              4,762
                                               ----------         --------          ---------          ----------
                                               $   24,614         $ 12,198          $  25,656          $  43,199
                                               ==========         ========          =========          ==========
CAPITAL EXPENDITURES, NET OF CONCESSIONS
 RECEIVED
 Americas ..............................       $   10,999         $  4,692          $  12,237          $  16,158
 EMEA ..................................            2,018              694              1,557              3,829
 Asia Pacific ..........................            1,249            1,115              1,020              3,681
                                               ----------         --------          ---------          ----------
                                               $   14,266         $  6,501          $  14,814          $  23,668
                                               ==========         ========          =========          ==========
EQUITY (INCOME) LOSSES FROM
 UNCONSOLIDATED SUBSIDIARIES
 Americas ..............................       $   (8,425)        $ (1,343)         $  (2,465)         $  (5,553)
 EMEA ..................................              (82)             (22)                20                   (3)
 Asia Pacific ..........................             (819)            (189)              (429)              (949)
                                               ----------         --------          ---------          -----------
                                               $   (9,326)        $ (1,554)         $  (2,874)         $  (6,505)
                                               ==========         ========          =========          ===========

                              CBRE HOLDING, INC.

                                   DECEMBER 31
                          -----------------------------
                               2002            2001
                          -------------   -------------
                             (DOLLARS IN THOUSANDS)
IDENTIFIABLE ASSETS
 Americas .............    $  868,990      $  941,732
 EMEA .................       198,027         171,621
 Asia Pacific .........       123,059          97,552
 Corporate ............       134,800         143,607
                           ----------      ----------
                           $1,324,876      $1,354,512
                           ==========      ==========

     Identifiable assets by industry segment are those assets used in the Company's operations in each segment. Corporate identifiable assets are primarily cash and cash equivalents and net deferred tax assets.




                                                                   DECEMBER 31
                                                             -----------------------
                                                                2002         2001
                                                             ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES
 Americas ................................................    $44,294      $37,585
 EMEA ....................................................      1,058          751
 Asia Pacific ............................................      4,856        4,199
                                                              -------      -------
                                                              $50,208      $42,535
                                                              =======      =======

GEOGRAPHIC INFORMATION:




                                     COMPANY           COMPANY         PREDECESSOR         PREDECESSOR
                                 ---------------   --------------   -----------------   ----------------
                                       CBRE             CBRE            CB RICHARD         CB RICHARD
                                     HOLDING,         HOLDING,       ELLIS SERVICES,     ELLIS SERVICES,
                                       INC.             INC.               INC.               INC.
                                 ---------------   --------------   -----------------   ----------------
                                                    FEBRUARY 20,
                                                        2001
                                  TWELVE MONTHS      (INCEPTION)       PERIOD FROM        TWELVE MONTHS
                                      ENDED            THROUGH       JANUARY 1, 2001          ENDED
                                   DECEMBER 31,     DECEMBER 31,         THROUGH          DECEMBER 31,
                                       2002             2001          JULY 20, 2001           2000
                                 ---------------   --------------   -----------------   ----------------
                                                         (DOLLARS IN THOUSANDS)
REVENUE
 United States ...............      $  849,563        $416,445           $465,281          $1,027,359
 All other countries .........         320,714         146,383            142,653             296,245
                                    ----------        --------           --------          ----------
                                    $1,170,277        $562,828           $607,934          $1,323,604
                                    ==========        ========           ========          ==========


                                       DECEMBER 31
                                 -----------------------
                                    2002         2001
                                 ----------   ----------
                                 (DOLLARS IN THOUSANDS)
LONG-LIVED ASSETS
 United States ...............    $51,419      $51,314
 All other countries .........     15,215       17,137
                                  -------      -------
                                  $66,634      $68,451
                                  =======      =======

     The long-lived assets shown in the table above include property and equipment.

22. RELATED PARTY TRANSACTIONS

     Included in other current and long-term assets in the accompanying consolidated balance sheets are employee loans of $5.9 million and $1.6 million as of December 31, 2002 and 2001, respectively. The

                              CBRE HOLDING, INC.

majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, the Company. As of December 31, 2002, the outstanding employee loan balances included a $0.3 million loan to Raymond Wirta, the Company's Chief Executive Officer, and a $0.2 million loan to Brett White, the Company's President. These non-interest bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

     The accompanying consolidated balance sheets also include $4.8 million and $5.9 million of notes receivable from sale of stock as of December 31, 2002 and 2001, respectively. These notes are primarily composed of full-recourse loans to employees, officers and certain shareholders of the Company, which are secured by the Company's common stock that is owned by the borrowers. These full-recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

     Pursuant to the Company's 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full recourse promissory note bearing interest at 7.40%. As part of the 2001 Merger, the 30,000 shares of

     CBRE common stock were exchanged for 30,000 shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta's performance produces a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta's promissory note for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

     Pursuant to the Company's 1996 EIP, Mr. White purchased 25,000 shares of CBRE common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full recourse promissory notes bearing interest at 7.40%. As part of the 2001 Merger, Mr. White's shares of CBRE common stock were exchanged for a like amount of shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the notes. A First Amendment to Mr. White's 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of the Company or its subsidiaries on November 16, 2002 and the fair market value of a share of the Company's common stock was less than $38.50 on November 16, 2002. Mr. White's 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White's performance produces a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White's promissory notes for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, respectively, Mr. White had outstanding loan balances of $257,300 and $657,300, which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

     As of December 31, 2002 and 2001, Mr. White had an outstanding loan of $164,832, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets. This outstanding loan relates to the acquisition of 12,500 shares of CBRE's common stock prior to the 2001 Merger. Subsequent to the 2001 Merger, these shares were converted into shares of the Company's common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is

                              CBRE HOLDING, INC.

payable at the earlier of: (i) October 14, 2003, (ii) the date of the sale of shares held by the Company pursuant to the related security agreement or (iii) the date of the termination of Mr. White's employment.

     At the time of the 2001 Merger, Mr. Wirta delivered to the Company an $80,000 promissory note, which bore interest at 10% per year, as payment for the purchase of 5,000 shares of the Company's Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of the shares purchased in connection with the 2001 Merger. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. As of December 31, 2002, Mr. Wirta has an outstanding loan of $472,500, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheet.

     In the event that the Company's common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, the Company has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by the Company at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by the Company without cause or by him for good reason, (2) seven months following the date the Company's common stock becomes freely tradable as described above or (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of the Company's common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.


23. SUBSEQUENT EVENT

     On February 17, 2003, the Company, CBRE, Apple Acquisition Corp. (the Merger Sub) and Insignia Financial Group, Inc. (Insignia) entered into an Agreement and Plan of Merger (the Insignia Acquisition Agreement). Pursuant to the terms and subject to the conditions of the Insignia Acquisition Agreement, the Merger Sub will merge with and into Insignia, the separate existence of the Merger Sub will cease and Insignia will continue its existence as a wholly owned subsidiary of CBRE (the Insignia Acquisition).

     When the Insignia Acquisition becomes effective, each outstanding share of common stock of Insignia (other than the cancelled shares, dissenting shares and shares held by wholly owned subsidiaries of Insignia) will be converted into the right to receive $11.00 in cash, without interest, from the Merger Sub, subject to adjustments as provided in the Insignia Acquisition Agreement. At the same time, each outstanding share of common stock of the Merger Sub will be converted into one share of common stock of the surviving entity in the Insignia Acquisition.

     As of February 17, 2003, the transaction was valued at approximately $415.0 million, including the repayment of net debt and the redemption of preferred stock. In addition to Insignia shareholder approval, the transaction, which is expected to close in June 2003, is subject to the receipt of financing and regulatory approvals. The sale by Insignia on March 14, 2003 of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group, Inc., to Montauk Battery Realty, LLC and Insignia's receipt of the cash proceeds from such sale will not affect the consideration to be paid in the Insignia Acquisition.

                               CBRE HOLDING INC.

                        QUARTERLY RESULTS OF OPERATIONS
                                  (UNAUDITED)

     The following table sets forth the Company's unaudited quarterly results of operations. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                           COMPANY          COMPANY           COMPANY         COMPANY
                                       --------------   ---------------   --------------   -------------
                                            CBRE              CBRE             CBRE             CBRE
                                          HOLDING,          HOLDING,         HOLDING,         HOLDING,
                                            INC.              INC.             INC.             INC.
                                       --------------   ---------------   --------------   -------------
                                        THREE MONTHS      THREE MONTHS     THREE MONTHS     THREE MONTHS
                                            ENDED            ENDED             ENDED           ENDED
                                        DECEMBER 31,     SEPTEMBER 30,       JUNE 30,        MARCH 31,
                                            2002              2002             2002             2002
                                       --------------   ---------------   --------------   -------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenue ............................    $   376,466       $   284,928      $   284,893     $  223,990
Operating income ...................    $    52,168       $    21,162      $    29,263     $    3,469
Net income (loss) ..................    $    15,097       $     1,881      $     7,289     $   (5,540)
Basic EPS (1) ......................    $      1.01       $      0.13      $      0.48     $    (0.37)
Weighted average shares
 outstanding for basic EPS (1) .....     15,000,576        15,016,044       15,034,616     15,050,633
Diluted EPS (1) ....................    $      0.99       $      0.12      $      0.48     $    (0.37)
Weighted average shares
 outstanding for
 diluted EPS (1) ...................     15,238,038        15,225,788       15,217,186     15,050,633

----------
(1)   EPS is defined as earnings (loss) per share



                           COMPANY        COMPANY         COMPANY
                       -------------- --------------- --------------
                            CBRE            CBRE           CBRE
                          HOLDING,        HOLDING,       HOLDING,
                            INC.            INC.           INC.
                       -------------- --------------- --------------
                        THREE MONTHS    THREE MONTHS   THREE MONTHS
                            ENDED          ENDED           ENDED
                        DECEMBER 31,   SEPTEMBER 30,     JUNE 30,
                            2001            2001           2001
                       -------------- --------------- --------------
                         (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenue ..............  $    337,262   $    225,566            --
Merger-related and
 other non re-
 curring charges .....  $      3,166   $      3,276            --
Operating income
 (loss) ..............  $     46,949   $     15,783            --
Net income (loss) ....  $     16,178   $      1,978     $    (730)
Basic EPS(1) .........  $       1.09   $       0.17    $   (11.45)
Weighted average
 shares
 outstanding for
 basic EPS(1) ........    14,781,088     11,865,459        63,801
Diluted EPS(1) .......  $       1.09   $       0.17    $   (11.45)
Weighted average
 shares
 outstanding for
 diluted EPS(1) ......    14,905,538     11,865,459        63,801



                          COMPANY       PREDECESSOR       PREDECESSOR       PREDECESSOR
                       ------------- ----------------- ----------------- ----------------
                            CBRE         CB RICHARD        CB RICHARD       CB RICHARD
                          HOLDING,    ELLIS SERVICES,   ELLIS SERVICES,   ELLIS SERVICES,
                            INC.            INC.              INC.             INC.
                       ------------- ----------------- ----------------- ----------------
                        FEBRUARY 20,
                            2001        PERIOD FROM
                        (INCEPTION)     JULY 1, 2001      THREE MONTHS     THREE MONTHS
                          THROUGH         THROUGH            ENDED             ENDED
                         MARCH 31,        JULY 20,          JUNE 30,         MARCH 31,
                            2001            2001              2001             2001
                       ------------- ----------------- ----------------- ----------------
                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenue ..............      $--        $     50,587      $    284,849      $    272,498
Merger-related and
 other non re-
 curring charges .....      $--        $     16,519      $      5,608      $         --
Operating income
 (loss) ..............      $--        $    (19,954)     $      3,455      $      2,325
Net income (loss) ....      $--        $    (29,653)     $     (1,521)     $     (2,846)
Basic EPS(1) .........      $--        $      (1.40)     $      (0.07)     $      (0.13)
Weighted average
 shares
 outstanding for
 basic EPS(1) ........       10          21,194,674        21,328,247        21,309,550
Diluted EPS(1) .......      $--        $      (1.40)     $      (0.07)     $      (0.13)
Weighted average
 shares
 outstanding for
 diluted EPS(1) ......       10          21,194,674        21,328,247        21,309,550

----------
(1)   EPS is defined as earnings (loss) per share

                               CBRE HOLDING INC.


                        QUARTERLY RESULTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 COMPANY
                                            -------------------------------------------------
                                                           CBRE HOLDING, INC.,
                                            -------------------------------------------------
                                             ALLOWANCE
                                              FOR BAD       LEGAL         LEASE       OTHER
                                               DEBTS       RESERVE      RESERVES     RESERVES
                                            ----------   -----------   ----------   ---------
Balance, February 20, 2001 ..............    $     --     $     --      $    --      $   --
Acquired due to the 2001 Merger with
 CB Richard Ellis Services, Inc .........      12,074        2,943       11,111         894
Purchase accounting adjustments .........          --        2,000        8,823          --
Charges to expense ......................       1,317        1,086           --         311
Write-offs, payments and other ..........      (1,643)        (506)        (178)       (201)
                                             --------     --------      -------      ------
Balance, December 31, 2001 ..............      11,748        5,523       19,756       1,004
Purchase accounting adjustments .........          --       (1,093)       5,014          --
Charges to expense ......................       3,415        1,236           --       2,998
Write-offs, payments and other ..........      (4,271)      (2,100)         406        (782)
                                             --------     --------      -------      ------
Balance, December 31, 2002 ..............    $ 10,892     $  3,566      $25,176      $3,220
                                             ========     ========      =======      ======


                                                               PREDECESSOR
                                            -------------------------------------------------
                                                     CB RICHARD ELLIS SERVICES, INC.
                                            -------------------------------------------------
                                             ALLOWANCE
                                              FOR BAD       LEGAL         LEASE       OTHER
                                               DEBTS       RESERVE      RESERVES     RESERVES
                                            ----------   -----------   ----------   ---------
Balance, December 31, 1999 ..............    $ 15,560     $  8,263      $ 13,994     $  573
 Charges to expense .....................       3,061        2,015            24         25
 Write-offs, payments and other .........      (5,990)      (5,139)       (1,988)       129
                                             --------     --------      --------     ------
Balance, December 31, 2000 ..............      12,631        5,139        12,030        727
 Charges to expense .....................       3,387           69            --        416
 Write-offs, payments and other .........      (3,944)      (2,265)         (919)      (249)
                                             --------     --------      --------     ------
Balance, July 20, 2001 ..................    $ 12,074     $  2,943      $ 11,111     $  894
                                             ========     ========      ========     ======

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF


                        INSIGNIA FINANCIAL GROUP, INC.


     The undersigned hereby appoints Andrew L. Farkas and Adam B. Gilbert, or any of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters, not known or determined as of the date of the proxy statement, as to which stockholders may be entitled to vote at the special meeting of the stockholders of Insignia
Financial Group, Inc. to be held at          on         , 2003 at      , local
time, and at any adjournment or postponement of the special meeting.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INSIGNIA FINANCIAL GROUP, INC. This proxy, when properly executed, will be voted in a manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE MERGER and by the persons named as proxies to vote in accordance with their judgment with respect to matters which the Board of Directors of Insignia did not know as of the date of the proxy statement would be presented at the special meeting.



     A proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Services, Inc., CBRE Holding, Inc. and Apple Acquisition Corp. and approve the merger of Apple Acquisition Corp. with and into Insignia Financial Group, Inc. as provided therein.


                   [ ]   FOR   [ ]   AGAINST   [ ]   ABSTAIN


     The undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

                    PLEASE SIGN AND DATE THIS PROXY BELOW.

                                              Date:           , 2003

                                              ---------------------------------

                                              ---------------------------------

                                              Please sign exactly as your name
                                              appears at left. When signing as
                                              attorney, executor,
                                              administrator, guardian or
                                              corporate official, please give
                                              full title.

                        INSIGNIA FINANCIAL GROUP, INC.

                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON           , 2003

To the Stockholders of Insignia Financial Group, Inc.:

     A special meeting of the stockholders of Insignia Financial Group, Inc.
will be held at        on           , 2003 at      , local time, to consider
and vote upon the following matter:


    o A proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CBRE Holding, Inc., CB Richard Ellis Services, Inc., a direct wholly owned subsidiary of CBRE Holding, and Apple Acquisition Corp., a direct wholly owned subsidiary of CB Richard Ellis Services, and approve the merger of Apple Acquisition with and into Insignia Financial Group, with Insignia Financial Group being the surviving corporation, in accordance with the terms and subject to the conditions of the merger agreement.

    o Such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     The board of directors has specified May 19, 2003, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 200 Park Avenue, New York, New York, during ordinary business hours.


     Please read the proxy statement and other materials concerning Insignia Financial Group, Inc. and the merger, which are mailed with this notice, for a more complete statement regarding the proposals to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the proxy statement and Appendix D thereto.


     BOTH OUR BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS. Accordingly, our board of directors has approved the merger agreement and the merger and our board of directors and the special committee recommend that you vote "FOR" adoption of the merger agreement and approval of the merger.


     Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may also vote by telephone by calling 1-866-580-7645 or through the Internet at http://www.proxyvotenow.com/ifs. Failure to return a properly executed proxy card, to vote by telephone or through the Internet or to vote at the special meeting will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or through the Internet. Your prompt cooperation will be greatly appreciated.


                                              By Order of the Board of Directors



                                              /s/ Adam B. Gilbert
                                              -------------------------------
                                              Adam B. Gilbert
                                              Secretary